As filed with the Securities and Exchange Commission on January 16, 2008
Registration No. 333-148512

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATA Inc.
(Exact name of Registrant as Specified in its Charter)

Cayman Islands	8200	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8th Floor, Tower E
6 Gongyuan West Street,
Jian Guo Men Nei
Beijing 100005, China
Telephone: 86-10-6518-1122
(Address and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940

Copies to:

Howard Zhang, Esq. O’Melveny & Myers LLP 37th Floor, Yin Tai Centre, Office Tower No. 2 Jianguomenwai Avenue Beijing 100022, China 86-10-6563-4200	David Johnson, Esq. O’Melveny & Myers LLP 1999 Avenue of the Stars, 7th Floor Los Angeles CA 90067-6035 (310) 553-6700	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong SAR, China 852-2514-7600
          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered(1)(2)	Registered(2)(3)	Unit(3)	Offering Price(3)	Fee

Common shares, par value $0.01 per share	11,210,226	$5.75	$64,458,800	$2,533(4)

(1)	American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the common shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents two common shares.

(2)	Includes (a) common shares represented by ADSs that may be purchased by the underwriters pursuant to their overallotment option and (b) all common shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4)	Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion,
Preliminary Prospectus dated January 16, 2008
PROSPECTUS
4,874,012 American Depositary Shares
ATA Inc.
Representing 9,748,024 Common Shares

          This is ATA Inc.’s initial public offering. ATA Inc., or ATA, is offering 4,874,012 American depositary shares, or ADSs. Each ADS represents two common shares.
          We expect the public offering price to be between $9.50 and $11.50 per ADS. Currently, no public market exists for the ADSs or the common shares. We have applied to have our ADSs listed on the Nasdaq Global Market under the symbol “ATAI.”
          Investing in the ADSs involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

	Per ADS	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ATA	$	$
          The underwriters may also purchase up to an additional 731,101 ADSs from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.
          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The ADSs are expected to be delivered against payment on or about                     , 2008.

Merrill Lynch & Co.

Piper Jaffray

Susquehanna Financial Group, LLLP

The date of this prospectus is                     , 2008

Testing Services
Educational Programs
Test Preparation

11
39
2
84
1
44
3
19
1
95
6
37
155
1
13
25
104
3
13
35
116
3
32
10
130
26
2
25
8
142
56
50
27
101
9
18
3
36
10
136
8
49
4
35
1
78
31
16
2
51
1
107
11
1
11
Test Centers (total 1,810 centers)
Schools (total 227 schools)
(As of September 30, 2007)

ATA

          You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

          Through and including                     , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

(i)

Conventions That Apply to This Prospectus
          Unless we indicate otherwise, information is presented in this prospectus assuming that:

•	the underwriters will not exercise their option to purchase additional ADSs to cover overallotments; and

•	all of our outstanding preferred shares will be converted into common shares immediately prior to the completion of this offering.
          In this prospectus,

•	all references to years are to the calendar year from January 1 to December 31 unless specifically stated otherwise, and references to our fiscal year or years are to the fiscal year or years ended March 31;

•	“we,” “us,” “our company,” “our” and “ATA” refer to ATA Inc., and its subsidiaries and affiliated PRC entity as the context requires;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China, excluding for purposes of this prospectus Taiwan, Hong Kong and Macau;

•	“RMB” and “Renminbi” refer to the legal currency of China, and “U.S. dollars,” “dollars,” and “$” refer to the legal currency of the United States; and

•	“U.S. GAAP” refers to generally accepted accounting principles in the United States.
          This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates. Unless otherwise noted, all translations from Renminbi to U.S. dollar amounts were made at the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York, as of September 28, 2007, which was RMB7.4928 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The Chinese government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On January 15, 2008, the noon buying rate was RMB7.2345 to $1.00.
          This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by Chinese governmental entities and other third parties which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such third-party sources may not be consistent with other information compiled in or outside China.
          We commissioned International Data Corporation, or IDC, a leading provider of global IT research and advice, to prepare a report for the purpose of providing various industry and other information and illustrating our position in the computer-based testing services market in China. Information from this report appears in Industry, Business and other sections of this prospectus. We have taken such care as we consider reasonable in the reproduction and extraction of information from the IDC report and other third-party sources.

(ii)

SUMMARY
          This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and the accompanying notes, before making an investment decision.
ATA Inc.
Our Business
          We are the leading provider of computer-based testing services in China, with the largest market share, 30.9%, in terms of revenue in 2006, according to IDC. We also provide career-oriented, test-based educational programs and test preparation solutions in China. To comply with PRC law, we operate the online portion of our test preparation solutions business through a series of contractual arrangements with ATA Online (Beijing) Education Technology Limited, or ATA Online, a PRC entity owned by two of our founders and over which we do not have direct control or direct oversight. Our clients include professional associations, such as the China Banking Association and the Securities Association of China, which accounted for 19.5% and 4.2%, respectively, of our net revenues for the six months ended September 30, 2007, Chinese governmental agencies, including the PRC Ministry of Labor, which accounted for 8.5% of our net revenues for the same period, well-known IT vendors, Chinese educational institutions, distributors of our test preparation software products, and individual test preparation services consumers. During the six months ended September 30, 2007, approximately two million tests were delivered using our computer-based testing technologies and services.
          We began providing computer-based testing services in 1999. We offer comprehensive services for the creation and delivery of computer-based tests based on our proprietary testing technologies and test delivery platform. Our computer-based testing services are used for professional licensure and certification tests in various industries, including information technology, or IT, services, banking, teaching, securities, insurance and accounting. Our test center network comprised 1,810 authorized test centers located throughout China as of September 30, 2007, which we believe is the largest test center network of any commercial testing service provider in China based on client feedback and our market experience. Combined with our test delivery technologies, this network allows our clients to administer large-scale nationwide tests in a consistent, secure and cost-effective manner. We have delivered over 23 million tests since 1999, and in July 2007 delivered tests to more than 200,000 test takers in a single day for the China Banking Association, through our test delivery platform.
          Leveraging our testing expertise, we have expanded into providing career-oriented educational services and test preparation solutions. In 2002, we began offering career-oriented course programs, which we market to Chinese educational institutions. We develop our course programs by integrating our testing technologies and services with IT learning content authorized by major IT vendors such as Microsoft China, Borland and Adobe. In March 2006, we began offering pre-occupational training programs, which allow students to obtain practical skills for specific job requirements. By integrating our testing technologies with test preparation content, we began offering targeted test preparation solutions for certain professional licensure and certification tests in the securities, insurance and teaching industries in 2006. ATA Online has launched online test preparation Internet web sites in coordination with the Securities Association of China and the China Banking Association to help candidates across China prepare for these organizations’ professional licensure and certification tests, which are delivered through our test delivery platform. We also offer our NTET Tutorial Platform software for training teachers for certification under the National Teachers’ Skill Test of Applied Educational Technology in Secondary and Elementary School, or NTET test, which is delivered nationwide through our test delivery platform.
          Our proprietary technologies and know-how for the creation and delivery of computer-based tests are important to our service capabilities. Our E-testing platform is composed of a set of self-developed tools and applications for facilitating the computer-based testing process, and is capable of handling large-scale tests and quickly and securely transmitting, processing and storing large amounts of data. We have also developed proprietary technologies for the creation and operation of advanced performance-based tests, such as our self-developed Dynamic Simulation Technology, which leading IT certification sponsors, such as Microsoft, have adopted for their computer-simulated tests given around the world. We have also developed content creation technologies for the conversion of paper-based tests into computer-based formats.
          Our total net revenues have increased from RMB69.0 million for the fiscal year ended March 31, 2006 to RMB84.9 million ($11.3 million) for the fiscal year ended March 31, 2007 and from RMB32.4 million for the six months ended September 30, 2006 to RMB76.2 million ($10.2 million) for the six months ended September 30, 2007. We had net losses of RMB24.8 million and RMB16.8 million for the fiscal years ended March 31, 2006 and 2007, respectively, and net income of RMB8.5 million ($1.1 million) for the six months ended September 30, 2007.
China’s Testing and Education Markets
          China has one of the fastest growing economies in the world. As China’s economy continues to develop, its service industries are playing an increasingly important role. We believe this will increase opportunities in the testing and education markets as people continue to seek advanced skills and professional licenses and certifications.
          China has one of the world’s largest testing markets in terms of test takers, with 122.7 million test candidates in 2006, according to IDC. Testing has played a prominent role in Chinese society for centuries, and this long tradition of testing extends to professional associations and businesses in China that rely on tests to issue professional licenses and certifications, assess ongoing professional skills and select job candidates. As China’s economy has modernized and become more dependent on technology, a growing number of test sponsors have adopted computer-based tests in place of traditional paper-based tests. Computer-based tests offer key advantages over traditional paper-based tests, including easier administration, reduced scoring errors, greater data security and quicker results analysis. Test sponsors are increasingly outsourcing the design and delivery of computer-based tests to third-party service providers.
          China’s education market is experiencing rapid growth in terms of both the number of schools and the number of students, especially at the post-secondary higher education level. However, a growing number of students who are unable to reach China’s universities are seeking alternative means to obtain the skills necessary to succeed in the job market. Moreover, as Internet usage becomes increasingly common, people are turning to online resources as a means of furthering their education and to prepare for various types of tests. Online education and test preparation provide students the flexibility to take interactive courses at times and in locations most convenient to them. Online education and test preparation are particularly attractive to working adults, and their employers, as they seek to combine work with the pursuit of higher level licenses and certifications.
Our Strengths, Strategies and Risks
          We believe the following competitive strengths have been instrumental in achieving our current market position and provide the basis for our continued growth:

•	our early mover advantage and leadership position in the computer-based testing services industry in China;

•	our experience in delivering sophisticated and large-scale computer-based tests;

•	our large test center network and scalable test delivery platform;

•	the flexibility and customizability of our testing services;

•	our performance-based testing and test security technologies;

•	our established relationships with key test sponsors and leading IT vendors; and

•	our experienced management team.
          Our mission is to extend our position as the leading provider of computer-based testing services in China, and expand our career-oriented, test-based educational programs and test preparation solutions businesses in China, by pursuing the following strategies:

•	continue to seek opportunities in licensure and certification testing services;

•	further enhance our technology and expand our test center network reach;

•	leverage our testing service strengths to expand our test preparation and educational program offerings;

•	increase recognition of our “ATA” brand; and

•	pursue selective strategic acquisitions and alliances, if and when attractive opportunities arise.
          The successful execution of our strategies is subject to risks and uncertainties, including:

•	our ability to maintain profitability, as we only achieved profitability recently and had previously been loss-making since our inception, in addition to having an accumulated deficit of RMB135.1 million and RMB126.6 million ($16.9 million) as of March 31, 2007 and September 30, 2007, respectively;

•	our ability to meet challenges associated with our rapid expansion, including our expansion into the test preparation market;

•	market acceptance of our technologies, products and services;

•	our ability to maintain relationships with key governmental agencies, test sponsors, educational institutions and IT vendors; and

•	governmental policies, including policies regarding funding for governmental agencies that sponsor tests, policies promoting vocational education, tuition policies and policies relating to foreign investment in Internet content distribution.
          See “Risk Factors” for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.
Corporate Structure
          Our predecessor company, American Testing Authority, Inc., a New York company, began operations in 1999, and in that same year established ATA Testing Authority (Beijing) Limited, or ATA Testing, as a wholly owned subsidiary in China. In November 2001, our founders established ATA Testing Authority (Holdings) Limited, or ATA BVI, in the British Virgin Islands. The following year American Testing Authority, Inc. merged into ATA BVI and ATA BVI became our holding company. In June 2003, we established a Chinese joint venture company, ATA Learning (Beijing) Inc., or ATA Learning, with Yinchuan Economic and Technological Development Zone Investment Holding Co. Ltd., or Yinchuan Holding. In May 2005, we exercised our call option to acquire the remaining interest from Yinchuan Holding and converted ATA Learning into a wholly owned subsidiary of ATA BVI.
          We incorporated ATA Inc. in the Cayman Islands in September 2006 as our listing vehicle. ATA Inc. became our ultimate holding company in November 2006 when it issued shares to the existing shareholders of ATA BVI in exchange for all of the outstanding shares of ATA BVI.
          Due to PRC regulatory restrictions on foreign ownership of Internet content businesses in China, we operate the online portion of our test preparation solutions business through a series of contractual arrangements entered into among us, ATA Learning and ATA Online, a PRC entity owned by two of our founders. We do not have any direct ownership interest or direct shareholding rights in ATA Online and as a result do not have direct control or direct oversight over ATA Online. For a description of these contractual arrangements, see “Our Corporate Structure” and “Related Party Transactions.” If the Chinese government determines that the contractual arrangement structure through which we operate our online test preparation business does not comply with Chinese laws and regulations, we could be subject to penalties and may not be able to continue that business. Moreover, any conflicts between us and the shareholders of ATA Online, or any failure by ATA Online or its shareholders to perform their obligations under our contractual arrangements with them, may materially and adversely affect our online test preparation business and financial condition. For a detailed discussion of the various risks and uncertainties related to these contractual arrangements and the structure we use to operate our online test preparation business, see “Risk Factors — Risks Relating to Regulation of Our Business.”
Recent Developments
          The following is an estimate of certain unaudited selected consolidated financial data for the three months ended December 31, 2007. Because our financial statements for the three months ended December 31, 2007 have not been finalized and are subject to completion of our normal quarter-end closing procedures, the unaudited selected consolidated financial data for the three months ended December 31, 2007 set forth below may be subject to change.
          We estimate:

•	total net revenues were between RMB63.0 million ($8.4 million) and RMB67.5 million ($9.0 million), compared to RMB36.3 million for the three months ended December 31, 2006;

•	gross profit was between RMB42.8 million ($5.7 million) and RMB46.0 million ($6.1 million), compared to RMB25.9 million for the three months ended December 31, 2006;

•	income from operations was between RMB14.8 million ($2.0 million) and RMB16.0 million ($2.1 million), compared to RMB6.6 million for the three months ended December 31, 2006; and

•	net income was between RMB10.6 million ($1.4 million) and RMB12.0 million ($1.6 million), compared to RMB6.9 million for the three months ended December 31, 2006.
          Our preliminary consolidated financial data for the quarter ended December 31, 2007 are subject to adjustment based upon, among other things, completion of our reporting processes. Actual results could differ materially from the estimates provided above. For additional information regarding the various risks and uncertainties inherent in such estimates, see “Special Note Regarding Forward-Looking Statements.” Financial results for the three months ended December 31, 2007 may not be indicative of our full year results for the fiscal year ending March 31, 2008 or future quarterly periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information regarding trends and other factors that may influence our financial results.
          Our quarterly results of operations are subject to seasonal fluctuations. In particular, net revenues from testing services and test preparation solutions are typically lowest in the quarter ending March 31. As a result, we expect our total net revenues, gross profit, income from operations and net income to be significantly lower during the three months ending March 31, 2008 than they were for the three months ended December 31, 2007, which we estimate will result in a net loss from operations and a net loss for the three months ending March 31, 2008. In addition, we may also incur a net loss from operations and a net loss for the three months ending June 30, 2008 depending on whether certain large-scale tests, such as the banking licensure test, are scheduled in the quarter ending September 30, 2008 instead of the prior quarter. For more information, see the section entitled “Recent Developments.”

Our Offices
          Our principal executive offices are located at 8th Floor, Tower E, 6 Gongyuan West Street, Jian Guo Men Nei, Beijing 100005, the People’s Republic of China. Our telephone number at this address is 86-10-6518-1122, and our fax number is 86-10-6517-9517. Our web site is www.ata.net.cn. The information contained on our web site is not part of this prospectus.
          Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York 10011.
The Offering

ADSs offered by us:	4,874,012 ADSs.

The ADSs	Each ADS represents two common shares, par value $0.01 per share. The ADSs will be evidenced by American depositary receipts, or ADRs.

• A nominee of the depositary will be the registered holder of the common shares underlying your ADSs, and you will have rights of an ADR holder as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of ADSs from time to time.

• Although we do not expect to pay cash dividends in the foreseeable future, in the event we declare dividends on our common shares, the depositary will pay you the cash dividends and other distributions it receives on our common shares, after deducting its fees and expenses, and subject to any tax withholding requirements and whether the depositary can convert the currency on a reasonable basis into U.S. dollars and transfer the U.S. dollars to the United States.

• You may surrender your ADSs to the depositary for cancellation in exchange for common shares underlying your ADSs. The depositary will charge you fees for such cancellations.

• Under certain circumstances, we may amend or terminate the deposit agreement for any reason without your consent, and if you continue to hold our ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

ADSs outstanding immediately after the offering	4,874,012 ADSs.

Common shares outstanding immediately after this offering	43,378,710 common shares.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 731,101 additional ADSs at the initial public offering price, less underwriting discounts, solely to cover overallotments of ADSs, if any.

Depositary	Citibank, N.A.

Timing and settlement for ADSs	The ADSs are expected to be delivered against payment on or around , 2008. The ADRs evidencing the ADSs purchased in this offering will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Use of proceeds	Our net proceeds from this offering are expected to be approximately $43.8 million (assuming an initial public offering price of $10.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us). If the underwriters exercise their overallotment option in full, we estimate that our net proceeds will be approximately $50.9 million. We anticipate using a portion of these net proceeds to develop and expand our test preparation solutions business, to license course content from IT vendors to expand our degree major and single course program offerings, for marketing costs related to enhancing our “ATA” brand, to fund working capital and for other general corporate purposes, including incremental costs associated with being a public company, and for acquisitions of complementary assets, technologies and businesses. See “Use of Proceeds.”

Lock-up agreements	We and our executive officers, directors and shareholders have agreed, with exceptions, not to sell or transfer any of our common shares or ADSs for 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Listing	We have applied to have our ADSs listed on the Nasdaq Global Market. Our common shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Nasdaq Global Market symbol	We have applied to have our ADSs listed on the Nasdaq Global Market under the symbol “ATAI.”

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
          You should read the following information with our consolidated financial statements and related notes, “Selected Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
          The following summary consolidated statements of operations data for the fiscal years ended March 31, 2006 and 2007 (other than pro forma (loss) earnings per common share and ADS data), and the summary consolidated balance sheets data as of March 31, 2006 and 2007, are derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes.
          The summary consolidated statements of operations data for the six months ended September 30, 2006 and 2007 and the summary consolidated balance sheets data as of September 30, 2007 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The unaudited results for the six months ended September 30, 2007 may not be indicative of our results for the full year ending March 31, 2008.

	For the Year Ended
	March 31,		For the Six Months Ended September 30,

	2006	2007	2006	2007	2007

	RMB	RMB	RMB	RMB	$
	(In thousands, except for per share and per ADS data)
Consolidated Statements of Operations Data:
Total net revenues	69,037	84,881	32,368	76,248	10,176
Gross profit	35,049	43,779	13,618	43,471	5,802
(Loss) income from operations(1)	(1,091)	(19,596)	(13,559)	8,736	1,166
Interest expense	(22,713)	—	—	—	—
Net (loss)income(2)	(24,809)	(16,790)	(11,857)	8,530	1,138
Accretion of Series A redeemable convertible preferred shares to redemption value	(13,889)	—	—	—	—
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares	3,269	—	—	—	—
Net (loss) income (applicable) available to common shareholders	(35,429)	(16,790)	(11,857)	8,530	1,138
Basic (loss) earnings per common share	(2.16)	(0.82)	(0.61)	0.39	0.05
Diluted (loss) earnings per common share	(2.16)	(0.82)	(0.61)	0.23	0.03
Pro forma basic (loss) earnings per common share(3)		(0.52)		0.25	0.03
Pro forma diluted (loss) earnings per common share(3)		(0.52)		0.23	0.03
Basic (loss) earnings per ADS(4)	(4.32)	(1.64)	(1.22)	0.78	0.10
Diluted (loss) earnings per ADS(4)	(4.32)	(1.64)	(1.22)	0.46	0.06
Pro forma basic (loss) earnings per ADS (3)(4)		(1.04)		0.50	0.06
Pro forma diluted (loss) earnings per ADS (3)(4)		(1.04)		0.46	0.06

(1)	Includes non-cash share-based compensation expenses of RMB4.2 million, RMB2.5 million, RMB1.2 million and RMB1.1 million ($0.1 million) for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively.

(2)	Our PRC subsidiaries, ATA Testing and ATA Learning, enjoy tax holidays provided by local and national PRC tax authorities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation.” If our PRC

subsidiaries had not enjoyed these tax holidays, they would have had a preferential enterprise income tax rate of 15%. The following table shows the effects of the tax holidays for the periods indicated:

	For the Year Ended		For the Six Months Ended
	March 31,		September 30,

	2006	2007	2006	2007	2007

	RMB	RMB	RMB	RMB	$
	(In thousands, except for per share data)
Effect on net (loss) income (applicable) available to common shareholders	(544)	155	183	231	31
Effect on basic (loss) earnings per common share	(0.033)	0.008	0.009	0.011	0.001
Effect on diluted (loss) earnings per common share	(0.033)	0.008	0.009	0.006	0.001

(3)	Gives effect to the full conversion of preferred shares into 11,730,554 of our common shares, as if the conversion had taken place on April 1, 2006.

(4)	Each ADS represents two common shares.

	As of March 31,		As of September 30,

	2006	2007	2007	2007

	RMB	RMB	RMB	$
	(In thousands)
Consolidated Balance Sheets Data:
Cash	44,624	45,019	52,567	7,016
Total current assets	67,989	76,656	97,744	13,045
Total assets	88,384	108,165	131,034	17,488
Total current liabilities	53,937	45,620	59,257	7,909
Total liabilities	62,492	53,517	66,804	8,916
Accumulated deficit	(118,292)	(135,082)	(126,552)	(16,890)
Total shareholders’ equity	25,892	54,648	64,230	8,572

	For the Year Ended		For the Six Months Ended
	March 31,		September 30,

	2006	2007	2006	2007

Other Key Operating Data:
Testing services:
Number of tests delivered(1)	2,583,712	3,335,701	2,004,640	2,065,249
Test-based educational services:
Number of degree major course programs offered	36	74	74	74
Number of schools offering degree major course programs	117	137	128	135
Degree major student-months(2)	401,415	465,856	215,650	198,178
Number of single course programs offered	58	73	58	49
Number of schools offering single course programs	129	132	119	118
Single course student-months(3)	107,891	133,562	68,740	101,603
Test preparation solutions:
Number of copies of NTET software sold	—	11,022	—	19,514

(1)	Includes tests delivered through our test delivery platform and tests using our Dynamic Simulation Technology.

(2)	Degree major student-months are calculated by (i) multiplying the number of students in each degree major by the number of months of that degree major course program in the relevant period and then (ii) aggregating the number of student-months for all of our degree major course programs during the period.

(3)	Single course student-months are calculated by (i) multiplying the number of students in each single course program by the number of months of that single course program in the relevant period and then (ii) aggregating the number of student-months for all of our single course programs during the period.

RISK FACTORS
          An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risk factors described below, before making an investment in our ADSs. The following risk factors describe events, uncertainties or circumstances that create or enhance risks to our business, financial condition and results of operations or otherwise to the value of your investment in our ADSs. Any of these risks could result in a decline in the market price of our ADSs, in which case you may lose all or part of your investment.
Risks Relating to Our Business

We have only recently achieved profitability, and we may not be able to maintain or increase profitability in the future.
          Although we were profitable for the six months ended September 30, 2007, we have not yet been profitable for any full fiscal year up to and including the fiscal year ended March 31, 2007. It has taken us many years to develop a revenue base strong enough to realize profitability. Although we have experienced significant growth in our revenues in recent years, we may face difficulties maintaining or increasing profitability as we seek to continue to expand our client base, sell more of our products and services to our existing clients and develop new products and services. In addition, we expect our profitability for the fiscal year ending March 31, 2008 and future fiscal years to be negatively affected by a share-based compensation charge in relation to our issuance of options to certain employees in October 2007. We expect to incur compensation expenses of RMB18.5 million ($2.5 million) over the vesting schedule of the options. Twenty-five percent (25%) of the October 2007 options granted vested on January 1, 2008, while the remaining seventy-five (75%) vest ratably at the end of each month over the following 30-month period. Failure to maintain or increase our profitability could result in a decline in the market price of our ADSs, in which case you may lose all or part of your investment in our ADSs.

We have been growing rapidly and plan to expand our operations significantly over the next few years. If we fail to address risks or meet new challenges associated with this rapid expansion, we may not meet internal and external expectations of our future performance.
          We are experiencing rapid growth in our operations and technology and services development, which has placed a significant strain on our management, administrative, operational and financial infrastructure. This rapid expansion may have caused us to overlook or fail to properly address latent problems. Rapid expansion also may have led to inefficiencies in our administrative systems or business operations that have not yet been discovered or addressed.
          Furthermore, we anticipate expanding the scope of our operations significantly in the coming years. Our future success will depend in part upon the ability of our senior management to manage this growth effectively. In particular, our management may face the following challenges managing this growth:

•	controlling our costs and expenses and maintaining or increasing our margins and profitability;

•	retaining existing clients and expanding service offerings to those clients;

•	acquiring and retaining new clients, especially for our test preparation business;

•	retaining our key relationships with governmental agencies, obtaining any governmental approvals required for new service offerings and responding to changes in the regulatory and policy environment;

•	attracting, training and retaining qualified personnel;

•	improving our operating, administrative and financial systems and internal controls and maintaining close cooperation between members of management and heads of individual departments;

•	increasing the awareness of our brand name and protecting our reputation;

•	keeping up with evolving industry standards, technologies and market developments; or

•	integrating any acquired business into our business operations and realizing the potential benefits of our acquisition.
          We rely on a handful of relatively senior managers for much of our marketing and business development, which includes, among other things, site visits with prospective clients followed by the signing of non-binding memoranda of understanding or other preliminary arrangements. Since the number of our senior managers is still small, we may not have a sufficient number of marketing and business development professionals with the experience and talent to quickly and effectively follow up with such clients and convert these memoranda of understanding and preliminary arrangements into final agreements and revenue-generating relationships. If we fail to successfully address these and other challenges as we expand our operations, we may not meet internal and external expectations of our future performance, which could result in a decline in the market price of our ADSs, in which case you may lose all or part of your investment in our ADSs.

Our financial results are subject to fluctuations and seasonality related to the revenue cycles for our products and services, our relatively long and unpredictable sales cycle and other factors beyond our control, any of which may decrease our revenues in a particular period. As a result, it is difficult for us to predict our results of operations and you should not rely on our historical operating results as an indication of our future financial performance.
          Our results of operations have varied in the past from period to period, and are likely to vary in the future, due to the fact that our main sources of revenues, licensing fees from test sponsors and licensing fees from educational institutions, are seasonal. We have experienced seasonality and expect in the future to continue to experience seasonality in net revenues and accounts receivable related to our test delivery services, with the quarter ending December 31 typically having the highest net revenues from testing services and the quarter ending March 31 typically having the lowest net revenues from testing services. Under our contracts with test sponsors, we typically have the right to receive payment approximately one month after a test is delivered, and our clients typically pay us within three to six months of delivery. We therefore may experience substantial increases in our accounts receivable balance at the end of the quarter ending December 31 of each year. Also, revenues from our degree major and single course programs may experience seasonal declines during the quarter ending September 30 of each fiscal year, which includes the summer holiday months of July and August, since we do not recognize revenues in July and August for the last year of each degree major course program and for most single course programs. We also expect some seasonality in our accounts receivable related to degree major programs, because we collect from our clients typically around the months of October to November, and a large portion of our clients settle payment with us two to three months after that time.
          In addition, our sales cycles are generally long and unpredictable. A client’s decision to purchase our products and services often involves a lengthy evaluation process. Throughout the sales cycle, we often spend considerable time educating and providing information to prospective clients regarding the use and benefits of our products and services. Moreover, budget constraints and the need for multiple approvals within large enterprises, governmental agencies and educational institutions may also delay purchasing decisions. The inability to obtain the required approval for a course taught using one of our course programs or for procurement of our other products or services may not be known until the negotiation process has progressed for many months. As a result, the sales cycle for our computer-based testing services and career-oriented educational services may last a year or longer. Such a lengthy sales cycle, and any future increases in our sales cycle, could lead to higher sales and marketing expenses and adversely affect our cash flow from operations. In addition, the lengthy sales cycle has made, and may continue to make, our financial results prone to fluctuations or decrease our revenues in a particular period.
          If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which could negatively affect our operating results for that quarter. As a result, you should not rely on our quarter-to-quarter comparisons of our operating results as indicators of likely future performance. Our operating results may be below the expectations of public market analysts and investors in one or more future quarters. If that occurs, the market price of our ADSs could decline and you could lose part or all of your investment. Fluctuations of our quarterly financial results may also lead to increased volatility in the market price of our ADSs.

The Chinese market for computer-based testing services and career-oriented educational services is still emerging and evolving rapidly. If market acceptance of our products and services declines or fails to grow, our revenue growth may slow or we may experience a decrease in revenues.
          As the Chinese market for computer-based testing services and career-oriented educational services is still emerging, our success will depend to a large extent on our ability to convince our clients that our technologies and services are valuable and that it is more cost-effective for them to utilize our services than for them to develop similar services in-house. We must address the following concerns with our clients as they decide to implement computer-based testing and career-oriented educational services and to use our technologies and services:

•	concern over the commitment of time, personnel and funding necessary to implement our computer-based testing services and career-oriented educational services;

•	ability of clients to develop their own computer-based testing services or career-oriented educational services;

•	possible perceived security and academic integrity risks associated with computer-based testing services and third-party curriculum providers;

•	reluctance of the academic community to adopt computer-based learning materials and computer-based tests; and

•	reluctance of educational institutions to depend on third-party providers of curricula and academic certifications.
          A decline in the demand for computer-based testing and education services by test sponsors or educational institutions would negatively affect demand for our computer-based testing services and technologies, as well as our degree major and course programs, which incorporate computer-based tests. Even if test sponsors and educational institutions continue to show demand for computer-based testing services and career-oriented educational services, this demand may not grow as quickly as we anticipate.
          If demand for computer-based testing services or career-oriented educational services does not grow to the extent we anticipate, our revenue growth may slow or we may experience a decrease in revenues.

If we are not successful in achieving market acceptance for our test preparation solutions, our revenues may grow more slowly or decline.
          In order to increase our revenue sources, we have allocated, and intend to continue to allocate, time, effort and capital to expand our test preparation solutions offerings. For example, our NTET Tutorial Platform accounted for 11.7% and 26.3% of our net revenues in the fiscal year ended March 31, 2007 and the six months ended September 30, 2007, respectively, and we expect revenues from this and our other test preparation solutions to grow further. However, the market for these offerings is still relatively new for us and we cannot assure you that we will succeed in adapting to client needs in this market or effectively deal with risks associated with this expansion. It may be difficult for us to accurately predict demand for our test preparation solutions, the potential size of the market or the sustainability of fees for our test preparation solutions. Furthermore, as this market develops, the Chinese government may enact unforeseen regulations and policies that could limit our ability to provide or expand our test preparation solutions, such as prohibitions on foreign-invested entities engaging in test preparation services. Additional risks which we face expanding in this market include the following:

•	we may underestimate the amount of capital, personnel and other resources required to carry out our expansion plans, which may affect the success of our expansion and/or negatively impact the quality of our other product and service offerings;

•	if we are unsuccessful in this market, it may negatively affect our reputation and the status of our brand in our other markets;

•	we face additional regulatory risks in relation to the ATA Online’s online test preparation business due to restrictions imposed by the Chinese government on Internet content services. See “— Risks Relating to Regulation of Our Business — Substantial uncertainties and restrictions exist with respect to the application and implementation of Chinese laws and regulations relating to Internet content distribution. If the Chinese government finds that the structure for our online test preparation services and other services we provide through the Internet do not comply with Chinese laws and regulations, we could be subject to penalties and may not be able to continue those businesses;” and

•	we may fail to develop sufficient payment collection, technical support and other administrative capabilities necessary to successfully develop and manage our test preparation solutions on an increasingly large scale.
          The success of our test preparation solutions also depends on our ability to gain and maintain licenses from test sponsors for learning materials. Obtaining and maintaining these licenses from test sponsors for which we also provide testing content creation or delivery services will require us to convince them that our test preparation solutions will not compromise the integrity of the tests that we deliver for them.
          A failure to achieve market acceptance for our test preparation solutions may have an adverse impact on our revenues and results of operations.

Breaches or perceived breaches of our security measures relating to test collection, scoring and storage or unauthorized disclosure or misuse of personal data through breach of our computer systems or otherwise could cause us to receive negative publicity, and lose clients and expose us to protracted and costly litigation.
          As part of our service offerings, we collect, process, transmit and store highly confidential information, including personal information and test questions, answers and scores. Maintaining the security and confidentiality of the information we handle as part of our testing services is essential to protecting the integrity and accuracy of the test taking process and retaining our client base. Any breach or perceived breach in our security measures pertaining to the collection, processing, transmission or storage of such information as a result of third-party action, employee error, malfeasance or otherwise could result in liability claims and have a negative impact on our reputation. Additionally, we could be subject to liability claims or regulatory penalties for misuses of information collected from clients or students or for the unauthorized disclosure or unauthorized or inappropriate use of such information. Any such negative publicity or liability claims could have a significant negative impact on our future business, cause us to lose clients and expose us to costly litigation.

Any failure by us to obtain new business from our existing clients or maintain our relationships with key Chinese governmental agencies may decrease our market share and revenues.
          The success of our business going forward will rely in large part on our ability to continue to obtain business from our existing clients and maintain our relationships with key Chinese governmental agencies. For the fiscal year ended March 31, 2007 and the six months ended September 30, 2007, 46.9% and 20.6%, respectively, of our total net revenues were generated from licensing and service fees from Chinese governmental agencies and educational institutions controlled by the PRC government. Our contracts for computer-based testing services generally allow for termination without cause on three months to one year’s written notice. Furthermore, educational institutions offering our career-oriented educational programs are under no contractual obligation to enroll students in our programs. We must therefore market our technologies and services to new and existing clients not only to expand our operations, but also to maintain our existing client base and revenues.
          The willingness of Chinese test sponsors and educational institutions to use our technologies and services is to some extent a result of our longstanding relationships with the PRC Ministries of Labor and Education, which significantly enhance our name brand and reputation among our client base. At the same time, maintaining a strong relationship with the Ministry of Education is important for marketing our career-oriented educational services, as each program requires approval by the Ministry of Education before it may be introduced into schools in China. If our relationships with these two ministries or their local branches were to deteriorate, it could significantly reduce our revenues and harm our brand and reputation.

A limited number of our clients have accounted and are expected to continue to account for a high percentage of our revenues. The loss of or significant reduction in orders from any of these clients could significantly reduce our revenues and have a material adverse effect on our results of operations.
          Our largest client in the six months ended September 30, 2007, the China Banking Association, accounted for 19.5% of our net revenues for that period. In addition, Chengdu Shiguang Co. Ltd., a distributor of our test preparation solutions software products, accounted for 10.8% of our net revenues for the six months ended September 30, 2007, while the PRC Ministry of Labor accounted for 12.3% and 8.5% of our net revenues for the fiscal year ended March 31, 2007 and the six months ended September 30, 2007, respectively. Our top five clients for the six months ended September 30, 2007, which included the China Banking Association, the PRC Ministry of Labor and three distributors of our test preparation solutions software products, accounted for 52.8% of our net revenues for the six months ended September 30, 2007. Due to our dependence on a limited number of clients, any one of the following events, among others, could cause material fluctuations or declines in our revenues and have a material adverse effect on our results of operations:

•	a reduction, delay or cancellation of contracts or product or service orders from one or more of our significant clients;

•	a decision by one or more of our significant clients to award contracts or orders to one of our competitors; and

•	a decision by one or more of our major clients to significantly reduce the price they are willing to pay for our services or products.
          Any of these events could occur due to causes outside of our control, such as macro-economic conditions, changes in a client’s management or the personnel with whom we interact, changes in technology, the actions of our competitors, changes in governmental regulations and policies and changes in a client’s budgeting or financial prospects.

A significant portion of our revenues are dependent on market acceptance of our E-testing platform and other computer-based testing technologies, and if we are unable to anticipate and meet our client’s technological needs and challenges from new technologies and industry standards, our products and services may lose market acceptance or become obsolete, and our margins and results of operations may be adversely affected.
          Our advanced technologies for the creation and delivery of computer-based tests, including our E-testing platform and our performance-based testing technologies, are a key factor in growing and maintaining our relationships with test sponsors, educational institution clients and educational program content providers. Our future success depends on our ability to upgrade our systems, develop new technologies and anticipate and meet the technical needs of our clients on a regular basis. The emergence in the market of new test creation and delivery technologies or substitute products and services could reduce the competitiveness or result in the obsolescence of our current technologies and services. Moreover, if other companies develop similar technologies offering functionality comparable to that of our technologies, pricing pressure may increase and our margins and results of operations may be adversely affected. Additionally, industry standards such as standard interfaces and data exchange protocols may be developed for testing technologies, and if these industry standards are incompatible with our technologies, demand for our technologies, products and services may decline significantly. To the extent we are unable to maintain our market leadership position in key testing technologies or anticipate and respond to technological developments and changes in industry standards in a timely and cost-effective manner, our products and services may lose market acceptance or become obsolete.

We derive a substantial portion of our revenues from course programs using materials licensed from Microsoft China and Adobe, and the loss of the right to use these course materials could materially harm our revenues and results of operations.
          A substantial portion of our single course programs and the individual courses that comprise our degree major course programs use course materials licensed from IT vendors including Microsoft China and Adobe. Moreover, our degree major and single course programs are attractive to our educational institution clients and their students largely because they offer students the opportunity to obtain a professional certification, such as a Microsoft Certified Professional or Delphi certification, at the same time that they earn academic credit from their school. We expect our revenues from these sources to continue to account for a substantial portion of our revenues. Our contracts for providing course programs and delivering certification exams in China for Microsoft China and Adobe generally have a term of one or two years and are automatically renewable for an additional one or two years. However, our Microsoft China contract is terminable at will without cause by either party with 90 days prior written notice, while our Adobe contract is terminable upon breach or mutual agreement of the parties. We cannot assure you that these IT vendors will renew or will not terminate these contracts and licenses, as they may decide in the future to work with other testing service providers, provide the testing services themselves or license course materials to another course program developer or to the schools directly. If we were to lose the right to offer certification tests or course programs for these IT vendors, our revenues and results of operations could be materially harmed.

We do not have any control over the business activities of the independent distributors of our NTET Tutorial Platform software after our sale of the software to them, and actions by them could harm our reputation and negatively impact the image of and demand for our NTET Tutorial Platform software and other test preparation solutions.
          We offer our NTET Tutorial Platform software through independent distributors. We sell all title and distribution rights to the distributors upon delivery. We do not provide upgrades or any additional post-contract services, which are the responsibility of the distributors who sell our NTET Tutorial Platform. We do not have any control over the business activities of the independent distributors after our sale of the software to them. If one or more of our distributors engages in activities that violate applicable laws and regulations or that are otherwise harmful to our business or our reputation in the market, it could expose us to negative publicity and damage our brand image. Moreover, if our distributors fail to provide adequate, satisfactory and effective after-sales support, our brand image may suffer, and our business and results of operations could be materially adversely affected.

If Microsoft exercises its contractual option to acquire the source code of our Dynamic Simulation Technology, or DST, Microsoft or a company to which Microsoft licenses or sells such technology may be able to more effectively compete with us.
          Under our Simulation Technology License Agreement with Microsoft, Microsoft has the right to acquire for $3.0 million a perpetual royalty-free license to the source code of our DST, along with the right to freely sell, license or sublicense the DST source code to third parties. The contract does not restrict which entities to which Microsoft may sell, license or sublicense the DST source code. While Microsoft’s exercise of this option would generate $3.0 million in revenue to us upon exercise, it may materially adversely affect our future revenues if Microsoft or any company to which Microsoft sells or licenses the technology uses it to directly compete with us.
          In addition, Microsoft has the right to obtain more limited rights to the source code in the event ATA is in continuing breach of any of its obligations regarding technical support and correction of programming errors. Upon the occurrence of a continuing breach, Microsoft would obtain the right to freely install, make, use, reproduce, copy, modify, translate, edit and otherwise create derivative works of the DST source code and to sublicense any of the foregoing rights to third parties, excluding certain of our competitors in the computer-based testing services market.

Technical errors or failures in relation to computer-based tests delivered through our test delivery platform could result in negative publicity, loss of clients, liability claims and costly and disruptive litigation.
          Due to the complexity of the technologies we have developed and use to create and deliver computer-based tests for our clients, there is a risk that technical errors or failures may occur in relation to these services. These may include errors, failures or bugs in our self-developed software applications and test security technologies, breakdowns or failures of our servers and computer networks, and connectivity failures between our networks. While we have not to date experienced major problems due to errors, breakdowns, failures, bugs or defects, we cannot assure you that we will not experience such problems in the future. If such a problem were to occur, it could disrupt or compromise the integrity of the test taking process or of test content and results, which could lead to negative publicity and loss of clients and may subject us to liability claims. Although we have established a formal crisis management system to respond to technical problems, it has never been tested in a real crisis situation. Any litigation or negative publicity resulting from an error or failure, with or without merit, could result in substantial costs and divert management’s attention and resources from our business and operations.

Reductions in public funding available to our clients that are governmental agencies could adversely impact demand by these agencies and institutions for our products and services.
          We derived 46.9% and 20.6% of our total net revenues for the fiscal year ended March 31, 2007 and the six months ended September 30, 2007, respectively, from licensing and services fees from Chinese governmental agencies and educational institutions controlled by the Chinese government. Demand and ability to pay for our products and services by these agencies and institutions are affected by government budgetary cycles, funding availability and government policies. Funding reductions, reallocations or delays could adversely impact demand for our products and services by our clients or reduce the fees these clients are willing to pay for our products and services.

If we fail to maintain a strong brand identity, our business may not grow and our financial results may be adversely impacted.
          We believe that maintaining and enhancing the value of the “ATA” brand is important to attracting clients. Our success in maintaining brand awareness will depend on our ability to consistently provide high quality, value-adding, user-friendly and secure products and services. As we develop our test preparation solutions, we plan to accelerate our efforts to establish a wider recognition of the “ATA” brand to attract students from all over China and around the world to our test preparation solutions. To establish a wider recognition of our “ATA” brand among students and test takers, we may need to spend significant resources on advertising and distribution channels. As we have limited experience with advertising and other activities required to establish a widely recognized brand, we cannot assure you that we will effectively allocate our resources for these activities or succeed in maintaining and broadening our brand recognition and appeal. If we fail to maintain a strong brand identity, our business may not grow and our financial results may be adversely impacted.

Actions by our authorized test centers could lead to damage to our brand and reputation, which could cause us to incur substantial costs and strain our relationships with our clients.
          As of September 30, 2007, we had contractual relationships with 1,810 authorized test centers. We do not own these centers and their employees are not our employees. Under our contracts with these test centers, we require them to provide sufficient facilities to properly administer computer-based tests and to follow prescribed guidelines for facility maintenance and test administration. We also conduct regular reviews of their facilities and operations and provide consulting services on test administration. However, our contractual arrangements with the test centers provide us with only limited ability to oversee their activities, and most test centers engage in other activities, such as serving as classrooms, when not administering tests. If a test center were to engage in unauthorized or unlawful conduct, whether related to administering computer-based tests or otherwise, our clients, prospective clients and the general public may associate this conduct with our brand, and negative publicity associated with this conduct could harm our reputation and lessen overall demand for computer-based testing services. Furthermore, our business may also be adversely affected if our authorized test centers do not maintain their premises, administer our computer-based tests in a manner consistent with our standards and requirements, or hire qualified personnel and train them properly. In addition, a liability claim against an ATA authorized test center or any center personnel may result in unfavorable publicity for us, our products and services and our other test centers, and could damage our brand and reputation, whether or not the claim is successful. While we may terminate our contracts and relationships with our authorized test centers if any of these events were to occur, we may not be able to identify problems or take action quickly enough to prevent harm to our reputation.

We may face increasing competition from international and Chinese competitors, and may face increasing competition from domestic rivals. If we fail to successfully compete, our revenues and market share may decrease, and our results of operations may be adversely affected.
          We face a number of international competitors in the Chinese and international markets for computer-based testing services, career-oriented educational services and test preparation solutions. Some of these competitors have longer operating histories, better recognized brands, larger technical staffs, stronger relationships with our existing IT industry clients and/or greater financial, technical and marketing resources than we possess. There are also a number of smaller Chinese firms that compete with us in our markets. In addition, because the markets for the services we offer are relatively new and growing rapidly, we anticipate that new entrants, both domestic and international, will try to gain market share from us, some of which may have closer relationships with Chinese educational institutions or IT vendors. These new entrants may include our current clients, such as Chinese governmental agencies and educational institutions, as well as IT vendors that provide us with course material content. In the future, competitors may introduce new technologies, products and services that have better performance, offer lower prices and gain broader acceptance than our technologies, products and services. Such new products may reduce the overall market for our products and services.
          In the computer-based testing services market, Prometric and Pearson VUE are our main competitors. We compete with these and other computer-based testing services providers primarily on the basis of technology, price, management experience and established infrastructure. In the future, as more companies enter this market, we believe pricing may become increasingly competitive as well. In relation to our career-oriented educational services, we face competition from international companies, such as Aptech Limited and NIIT Limited. Aptech Limited operates in China primarily through its joint venture with BeiDa Jade Bird. Although these two companies offer IT-related courses to post-secondary educational institutions in China, based on our market experience and client communications we believe they do not directly compete with our products and services. For example, these two companies design their own course content and exams and provide passing students with their own proprietary certifications, rather than offering course content and certifications designed by well-known IT vendors, as we do. Traditional Chinese test preparation material providers, such as publishing companies, indirectly compete with our test preparation solutions. Increased competition could cause us to lose clients or make it necessary for us to reduce our prices in order to retain our clients, which may negatively affect our revenues and results of operations.

We depend on our key personnel and our business may be severely disrupted if we lose their services and are unable to replace them.
          Our future success is dependent upon the continued services of our key executives, as we rely on their industry experience and expertise in our business operations. In particular, we rely heavily on our co-founders Kevin Xiaofeng Ma, our chairman and chief executive officer, and Walter Lin Wang, our president, for their business vision, management skills, technical expertise, experience in the testing, IT and education industries and working relationships with many of our clients, shareholders and other participants in the testing, IT and education industries. If either Mr. Ma or Mr. Wang were unable or unwilling to continue in their present positions, or if they joined a competitor or formed a competing company in violation of their employment agreements, we may not be able to replace them easily and our business may be severely disrupted. We do not maintain key-man life insurance for Mr. Ma or Mr. Wang or for any of our other employees.

Because competition for highly skilled employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth.
          Due to intense market competition for highly skilled workers, we have faced difficulties locating experienced and skilled personnel in certain areas, such as administration, marketing, product development, sales, finance and accounting. In particular, we have had difficulty finding personnel with experience in the relatively new computer-based testing services market. We cannot assure you that we will be able to attract or retain the key personnel that we will need to achieve our business objectives. Even if we can find qualified candidates, they may be subject to non-competition agreements with their prior employers that prevent us from hiring them. In addition, we cannot assure you that we will be able to retain our current skilled personnel. According to our contracts with our employees, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment and for two years after termination of their employment with us. Furthermore, all employees are prohibited, for a period of two years following termination, from soliciting other employees to leave us and, for a period of five years following termination, from soliciting our existing clients. However, we may have difficulty enforcing these non-competition and non-solicitation provisions in China because the Chinese legal system, especially with respect to the enforcement of such provisions, is still developing.

Many of our contracts with governmental agencies and public educational institutions take the form of framework agreements and offer little contractual or legal protections, and it may be impractical for us to pursue or obtain legal remedies against these clients.
          Many governmental agencies and other public sector entities in China require the use of simple framework agreements for the procurement of products and services from us that lack many of the detailed aspects of our business arrangement. For example, the terms of service may lack the clarity we would normally have in our contracts with commercial enterprises, or contract terms to protect our intellectual property may not be as clear and detailed as we would normally have in our contracts with commercial enterprises. Moreover, it may not be feasible or practicable under current Chinese law and practice for us to take legal action against our government and public sector clients to enforce our contractual rights. As a result, we may lack the same contractual or legal protections, or ability to enforce such protections, that we would normally have under the contracts we typically enter into with our other clients.

Unauthorized use of our intellectual property by third parties, including infringement of our “ATA” brand, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.
          Our copyrights, trademarks, trade secrets and other intellectual property are important to our success. In particular, we believe that our “ATA” brand name represents a valuable asset as we have sought to gain a reputation for high quality and secure testing services and advanced testing technologies within our markets. Unauthorized use of any of our intellectual property may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, clients, business partners and others to protect our intellectual property rights. Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is common and widespread in China and enforcement of intellectual property rights by Chinese regulatory agencies is inconsistent. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt the unauthorized use of our intellectual property through litigation.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.
          We cannot assure you that our software and other technologies do not or will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses, and may be forced to divert management and other resources from our business operations, to defend against these third-party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

We may be subject to liability claims for any inaccurate or inappropriate content in our course programs, which could cause us to incur legal costs and damage our reputation.
          For some IT vendors we license the content for our course programs from the IT vendor, while for others we develop the content ourselves in cooperation with IT vendors and other subject-matter experts. We generally do not require that these content development partners indemnify or otherwise compensate us for inaccurate or inappropriate materials included in the course programs. Furthermore, our agreements for delivery of our course programs do not exclude or limit our liability for inaccurate or inappropriate course content. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our course programs violates any laws, regulations or governmental policies or infringes upon its legal rights. Even if such a claim were not successful, defending such a claim may cause us to incur substantial costs. Moreover, any accusation of inaccurate or inappropriate conduct could lead to significant negative publicity, which could harm our reputation and future business prospects.

Because there is limited business insurance coverage in China, any business disruption or litigation we experience might result in our incurring substantial costs and diverting significant resources to handle such disruption or litigation.
          The insurance industry in China is not fully developed. Insurance companies in China offer limited business insurance products. While business disruption insurance may be available to a limited extent in China, we have determined that the risks of disruption and the difficulties and costs associated with acquiring such insurance render it commercially impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation might result in our incurring substantial costs and the diversion of resources.

We may face difficulties implementing our acquisition strategy, including identifying suitable opportunities and integrating acquired businesses and assets with our existing operations, which could interrupt our business operations or adversely affect our results of operations.
          As part of our business strategy, we may seek to broaden our service offerings, obtain additional clients and strengthen our service quality by acquiring other companies or businesses. However, our ability to implement our acquisition strategy will depend on a number of factors, including the availability of suitable acquisition candidates at an acceptable cost or at all, our ability to compete effectively to attract and reach agreement with acquisition candidates or joint venture partners on commercially reasonable terms, and the availability of financing to complete acquisitions or joint ventures as well as our ability to obtain any required government approvals or licenses. In addition, we cannot assure you that any particular acquisition or joint venture transaction will produce the intended benefits or synergies. For example, we may not be successful in integrating acquisitions with our existing operations and personnel. Moreover, the acquisitions we pursue may require us to expend significant management and other resources, which may result in interruption to our business operations.
          There are other risks associated with acquisitions, including:

•	unforeseen or hidden liabilities, including exposure to legal proceedings, associated with newly acquired companies;

•	failure to generate sufficient revenues to offset the costs and expenses of acquisitions;

•	integration of the management of the acquired business into our own;

•	potential impairment losses or amortization expenses relating to goodwill and intangible assets arising from any of such acquisitions, which may materially reduce our net income or result in a net loss;

•	potential conflicts with our existing employees as a result of our integration of newly acquired companies; and

•	possible contravention of Chinese regulations applicable to such acquisitions.
          Furthermore, raising capital to finance acquisitions could cause earnings or ownership dilution to your shareholding interests, which in turn could result in losses to you. Any one or a combination of the above risks could interrupt our business operations and adversely affect our results of operations.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.
          Capital requirements are difficult to plan in our rapidly changing industry. Currently, we expect that we will need capital to fund:

•	developing and expanding our test preparation solutions business;

•	marketing costs related to enhancing our “ATA” brand;

•	licensing course content from IT vendors in order to expand our degree major and single course program offerings; and

•	incremental costs associated with being a public company.

          We believe that our current cash, expected future cash flows from operations, particularly from testing services and test preparation solutions, will be sufficient to meet our anticipated working capital and capital expenditures for the next 12 months and the foreseeable future beyond that point. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our sources of liquidity are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of computer-based testing and education companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations and financial condition;

•	Chinese government regulation of foreign investment in China;

•	economic, political and other conditions in China; and

•	Chinese government policies relating to the borrowing and remittance outside China of foreign currency.
          We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

Our independent registered public accounting firm, in the course of auditing our consolidated financial statements, noted material weaknesses in our internal control over financial reporting. If we fail to establish an effective system of internal control over financial reporting, we may not be able to accurately and timely report our financial results or detect or prevent fraud. In addition, investor confidence in us and the market price of our ADSs may be adversely impacted if we find that, or our independent registered public accounting firm reports that, our internal control over financial reporting is ineffective in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
          We will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must report on our internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on March 31, 2009. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may report that our internal control over financial reporting is not effective.
          Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company with limited accounting and other resources with which to adequately address our internal controls and procedures. In connection with the audit of our prior consolidated financial statements (not included in this prospectus), our independent registered public accounting firm informed us that we lacked sufficient personnel with the appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP, which deficiency amounted to a “material weakness” as defined under the standards established by the Public Company Accounting Oversight Board. In response to this material weakness and other internal control deficiencies previously reported to us by our independent registered public accounting firm we undertook certain remedial steps to improve our internal controls. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Controls Over Financial Reporting.”
          Despite these efforts, in connection with the audit of our consolidated financial statements for the years ended March 31, 2006 and 2007, our independent registered public accounting firm reported to us that we had two material weaknesses in our internal controls over financial reporting. One of the material weaknesses communicated to us was our inability to provide objectively verifiable evidence to apply cash collections against our accounts receivable balance following the implementation of a new operational system in December 2006. These cash collections were initially incorrectly recorded as deferred revenue, resulting in an audit adjustment to remove the overstatement of both accounts receivable and deferred revenue by RMB6.4 million as of March 31, 2007. The second material weakness communicated to us was our continuing lack of sufficient personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP. As a result of this material weakness, the following audit adjustments to our consolidated financial statements for the years ended March 31, 2006 and 2007 were required by our independent registered public accounting firm to be recorded by us: (1) adjustments to recognize additional revenue of RMB14.3 million and RMB2.2 million for the years ended March 31, 2006 and 2007, respectively, due to our initial inappropriate application of our revenue recognition policy; (2) an adjustment to charge to expense RMB9.2 million for the year ended March 31, 2007 due to the initial incorrect deferral of certain costs relating to our planned initial public offering that do not qualify for deferral; (3) adjustments to charge to expense RMB4.1 million and RMB2.5 million for the years ended March 31, 2006 and 2007, respectively, due to the initial improper recognition of share-based compensation; (4) adjustments to increase the income tax benefit by RMB0.5 million and RMB1.8 million for the years ended March 31, 2006 and 2007, respectively, due to the improper amount of valuation allowance initially recorded on deferred income tax assets; (5) an adjustment of RMB13.9 million to increase the net loss applicable to common shareholders for the year ended March 31, 2006 due to an error in the initial recording of the accretion of redeemable convertible preferred shares to redemption value; and (6) an adjustment to increase net loss for the year ended March 31, 2006 by RMB22.4 million due to an error in the initial recording of the extension of common share warrant. Certain of these errors also impacted, and required us to make adjustments to, our consolidated financial statements for periods prior to our fiscal year ended March 31, 2006.
          Our independent registered public accounting firm also communicated to us other deficiencies in our internal control over financial reporting that required improvement. These deficiencies included (1) insufficient training of our newly adopted accounting system, resulting in various accounting errors; (2) lack of physical control over inventory items resulting from non-sequential numbering of goods delivery and receipt; (3) lack of performance review for obsolete inventory information; (4) insufficient management review and authorization of employee bonuses; (5) lack of accountability of recorded transactions resulting from insufficient documentation for client acceptance of goods and services received; (6) lack of sufficient reconciliation of bank account information; (7) lack of management review and authorization of classification and recording of certain expenses; (8) insufficient performance review for information on collectibility of accounts receivable; and (9) insufficient management review and authorization of applicability of value-added tax and business tax.
          If we fail to timely establish and maintain internal controls, we may not be able to conclude that we have effective internal control over financial reporting. Moreover, effective internal control over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our ADSs.

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the market price of our ADSs to decline.
          As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements, and such personnel may command high salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.
          Depending upon the value of our shares and ADSs and the nature of our assets and income over time, we could be classified as a PFIC by the United States Internal Revenue Service, or IRS, for U.S. federal income tax purposes. Based on assumptions as to our projections of the value of our outstanding shares during the taxable year, which runs from January to December, and our use of the proceeds of the initial public offering of our ADSs or shares and of the other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2008, we do not expect to be a PFIC for the taxable year 2008. However, we cannot assure you that we will not be a PFIC for the taxable year 2008 and/or later taxable years, as PFIC status is tested each year and depends on our assets and income in such year. Our PFIC status for the current taxable year 2008 will not be determinable until the close of the taxable year ending December 31, 2008.
          We will be classified as a PFIC in any taxable year if either: (1) the average percentage value of our gross assets during the taxable year that produce passive income or are held for the production of passive income is at least 50% of the value of our total gross assets or (2) 7% or more of our gross income for the taxable year is passive income. In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. Additionally, our goodwill (determined by the sum of our market capitalization plus liabilities, less the value of known assets) should be treated as a non-passive asset. Therefore, a drop in the market price of our ADSs and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash or cash equivalents.
          If we were classified as a PFIC in any taxable year in which you hold our ADSs or shares and you are a U.S. holder, you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, if you dispose of ADSs or shares for a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or in the following year. Finally, you would also be subject to special U.S. tax reporting requirements. For more information on the United States federal income tax consequences to you that would result from our classification as a PFIC, please see “Taxation — United States Federal Income Taxation — U.S. Holders — Status as a PFIC.”

Risks Relating to Regulation of Our Business

Changes to Chinese government regulation of, or policies relating to, tuition fees may have a material and adverse effect on our business and results of operations.
          During the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2007, 50.9%, 50.4% and 27.4%, respectively, of our total net revenues came from license fees charged to vocational schools and other educational institutions in China for our career-oriented test-based educational services. We receive license fees for our educational services on a per-student basis. If the tuition fees chargeable by our educational institution clients were to decline, we may have difficulty maintaining or raising the per-student fees we charge for our educational services. As tuition fees are heavily regulated in China, any change in policy lowering or eliminating tuition fees chargeable by vocational schools or other educational institutions may have a negative impact on our pricing power and revenues generated from the license of our educational services. The Chinese government has tightened controls on tuition and other fees collected by certain types of educational institutions in China. While this has not had a noticeable impact on tuition fees chargeable for courses taught using our educational services, in the future there may be changes to Chinese policies and regulations regarding tuition fees that will have a negative impact on our business and results of operations.

Changes to preferential policies adopted by the Chinese government related to vocational education may negatively affect our business and results of operations.
          The Chinese government has adopted preferential policies for the development of vocational schools in China, including “The Decision to Enhance the Promotion of the Reform and Development of Vocational Education” and “The Decision to Enhance the Development of Vocational Education” published by the State Council in September 2002 and October 2005, respectively. These decisions require all levels of government in China to intensify their support for vocational education and to gradually increase the financial resources that local and provincial governments allocate to vocational education. We believe that these governmental policies have encouraged clients to purchase our services and increased the funding available for purchasing our course programs. If these preferential policies were to be reduced or eliminated, it may negatively affect our business and results of operations.

Substantial uncertainties and restrictions exist with respect to the application and implementation of Chinese laws and regulations relating to Internet content distribution. If the Chinese government finds that the structure for our online test preparation services and other services we provide through the Internet do not comply with Chinese laws and regulations, we could be subject to penalties and may not be able to continue those businesses.
          The Chinese government regulates Internet access, the distribution of online information, the conduct of online commerce and the provision of online services through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of Chinese companies that provide Internet content. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any Chinese company engaging in Internet content provision.
          Because we are a Cayman Islands company, we and our Chinese subsidiaries and their branch companies in China are treated as foreign or foreign-invested enterprises under Chinese laws and regulations. To comply with Chinese laws and regulations, we conduct our online businesses in China through a series of contractual arrangements entered into among us, ATA Learning and ATA Online, which is a domestic Chinese company incorporated in the PRC and owned by Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer and Walter Lin Wang, our co-founder, director and president. Our contractual arrangements with ATA Online include a technical support agreement and a strategic consulting service agreement. These contractual arrangements also include an equity pledge agreement entered into with each of the shareholders of ATA Online and a call option and cooperation agreement entered into with ATA Online and its shareholders. Under recently issued PRC law, a pledge of equity interests can only be valid after such pledge is registered at the relevant agency. However, we are not aware that any application for registration of an equity pledge has been processed by the local administration for industry and commerce in Beijing due to the lack of registration procedures, and we have therefore not yet registered our equity pledge over ATA Online’s equity. ATA Online intends to register the equity pledge once the local registration authority implements registration procedures.
          ATA Online holds a Telecommunications and Information Services Operating License, or ICP license, issued by the Beijing Telecommunications Administration Bureau, a local branch of the Ministry of Information Industry, or MII, which allows ATA Online to provide Internet content distribution services. This license is essential to the operation of our online test preparation services business which accounted for 2.1% of our total net revenues for the six months ended September 30, 2007.
          The relevant Chinese regulatory authorities have broad discretion in determining whether a particular contractual structure is in violation of Chinese law. On July 26, 2006, MII publicly released the Notice on Strengthening the Administration of Foreign Investment in Operating Value-added Telecom Business, dated July 13, 2006, or the MII Notice, which reiterates certain provisions under the 2002 Administrative Rules on Foreign-Invested Telecommunications Enterprises prohibiting, among other things, the renting, transferring or sale of a telecommunications license to foreign investors in any form. There is currently no official interpretation or implementation practice under the MII Notice. It remains uncertain how the MII Notice will be enforced and whether or to what extent the MII Notice may affect the legality of the corporate and contractual structures adopted by foreign-invested Internet companies that operate in China, such as ours. We have made inquiries with officials at MII but have not yet been able to obtain a definitive answer regarding implementation of the MII Notice and any implications on the legality of our corporate and contractual structures. If our ATA Online corporate and contractual structure is deemed by MII to be illegal, either in whole or in part, we may have to modify such structure to comply with regulatory requirements. However, we cannot assure you that we can achieve this without material disruption to our business. Further, if our ATA Online corporate and contractual structure is found to be in violation of any existing or future Chinese laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down a portion or all of our servers or blocking a portion or all of our web site;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to restructure our corporate and contractual structure;

•	restricting or prohibiting our use of the proceeds from this offering to finance ATA Online’s business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.
          Realization of any of these events could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with ATA Online may be subject to scrutiny by the Chinese tax authorities and create a potential double layer of taxation for our revenue-generating services conducted by ATA Online.
          We could face material and adverse tax consequences if the Chinese tax authorities determine that our contractual arrangements with ATA Online were not priced at arm’s length for purposes of determining tax liability. If the Chinese tax authorities determine that these contracts were not entered into on an arm’s-length basis, they may adjust our income and expenses for Chinese tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of deductions recorded by ATA Online, which could adversely affect us by increasing the tax liabilities of ATA Online. This increased tax liability could further result in late payment fees and other penalties to ATA Online for underpaid taxes. Any payments we make under these arrangements or adjustments in payments under these arrangements that we may decide to make in the future will be subject to the same risk.
          To date, no specific prices for the services to be performed by ATA Testing under the contractual arrangements have been set, no such services have been performed, and no payments have been invoiced or made under any of the contracts between ATA Testing and ATA Online. Prices for such services will be set prospectively and therefore we do not currently have a basis to believe that any of the payments to be made under the contracts will or will not be considered arm’s length for purposes of determining tax liability. Prior to setting prices and terms under the contracts, we intend to engage a third party to review any proposed prices and terms to determine whether they would qualify as arm’s-length.

Our contractual arrangements with ATA Online and its shareholders do not provide us with ownership interest in ATA Online. If ATA Online or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.
          We rely on contractual arrangements with ATA Online and its shareholders for operating, and for receiving the economic benefits from, our online test preparation services. However, these contractual arrangements do not provide us with ownership interest in ATA Online.
          These contractual arrangements are governed by Chinese or Hong Kong law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with Chinese or Hong Kong law and any disputes would be resolved in accordance with Chinese or Hong Kong legal procedures. If ATA Online or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under Chinese or Hong Kong law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. For example, if Kevin Xiaofeng Ma were to terminate his employment with us, he would be obligated pursuant to these contractual arrangements to transfer his share ownership in ATA Online to us or our designee. If he were to refuse to effect such a transfer, or if he were otherwise to act in bad faith toward us, then we may have to take legal action to compel him to fulfill his contractual obligations. However, the legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

The shareholders of ATA Online may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.
          The shareholders of ATA Online, Kevin Xiaofeng Ma and Walter Lin Wang, are also beneficial holders of our common shares. They are also directors of both ATA Online and our company. Conflicts of interests between their dual roles as shareholders and directors of both ATA Online and our company may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause ATA Online to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from ATA Online. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the Cayman Islands and China, both of which provide that directors owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of ATA Online, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by ATA Online that are important to the operation of our business if ATA Online goes bankrupt or becomes subject to a dissolution or liquidation proceeding.
          To comply with PRC laws and regulations relating to foreign ownership restrictions in the Internet content distribution businesses, we currently conduct our operations in China through contractual arrangements with ATA Online. As part of these arrangements, ATA Online holds certain of the assets that are important to the operation of our online test preparation business. If ATA Online goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our online test preparation business operations, which could materially and adversely affect our business, financial condition and results of operations. If ATA Online undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our online test preparation business, which could materially and adversely affect our business, financial condition and result of operations.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.
          On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that has acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006 the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.
          In the opinion of our PRC counsel, Jincheng & Tongda Law Firm, CSRC approval is not required for this offering because the CSRC approval required under the M&A Rule only applies to an offshore company that has acquired a domestic PRC company for the purpose of listing the domestic PRC company’s equity interest on an overseas stock exchange, while (i) we obtained our equity interest in each of our PRC subsidiaries by means of direct investment other than by acquisition of the equity or assets of a PRC domestic company and (ii) our contractual arrangements with ATA Online do not constitute the acquisition of ATA Online. However, if the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of this offering, this offering will be delayed until we obtain CSRC approval, which may take many months. If during or following our offering it is determined that CSRC approval is required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
          The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Because we rely principally on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for our cash requirements, restrictions under Chinese law on their ability to make such payments could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.
          We have adopted a holding company structure, and our holding companies rely principally on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for their cash requirements, including the funds necessary to service any debt we may incur or financing we may need for operations other than through our Chinese subsidiaries. Chinese legal restrictions permit payments of dividends by our Chinese subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with Chinese accounting standards and regulations. Our Chinese subsidiaries are also required under Chinese laws and regulations to allocate at least 10% of their after-tax profits determined in accordance with PRC GAAP to statutory reserves until such reserves reach 50% of the company’s registered capital. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. As of March 31, 2007, our Chinese subsidiaries had not allocated anything to these reserves and funds because both of our Chinese subsidiaries have cumulative deficits under PRC GAAP. The total amount of our restricted net assets was RMB39.8 million ($5.3 million) as of March 31, 2007. Any limitations on the ability of our Chinese subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

The discontinuation of any of the preferential tax treatments currently enjoyed by our subsidiaries in the PRC could materially increase our tax obligations.
          Under the old PRC Enterprise Income Tax Law for Foreign-Invested Enterprises and Foreign Enterprises, effective until December 31, 2007, our Chinese subsidiaries, ATA Testing and ATA Learning, had been granted preferential tax treatment by local and national Chinese tax authorities. For example, as foreign-invested productive enterprises and new technology enterprises formed in the Zhongguancun Science Park, a high-technology zone in Beijing, ATA Testing and ATA Learning were given tax incentives that have the effect of (i) exempting them from enterprise income tax for their first three tax years following establishment; (ii) providing them a reduced enterprise income tax rate of 7.5% for the fourth through sixth tax years following establishment; and (iii) providing them a preferential enterprise income tax rate of 15% for tax years thereafter. ATA Testing, established in 1999, enjoyed a preferential enterprise income tax rate of 15% for the taxable year 2007, while ATA Learning was exempted from enterprise income tax for the tax years 2003, 2004 and 2005 and enjoyed a 7.5% enterprise income tax rate for the tax years 2006 and 2007.
          In March 2007, the National People’s Congress of China enacted a new Enterprise Income Tax Law, or the New EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The New EIT Law, however, (i) reduces the top rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, ATA Testing is expected to be subject to a reduced 18% enterprise income tax rate for the taxable year 2008, a 20% rate for 2009, a 22% rate for 2010, a 24% rate for 2011, and a normal 25% rate from 2012 onwards. ATA Learning is expected to be subject to a reduced 7.5% enterprise income tax rate for the taxable year 2008, and the same tax rates as those applicable to ATA Testing from 2009 onwards. The New EIT Law and its implementing rules permit certain “high-technology enterprises” to enjoy a reduced 15% enterprise income tax rate, although they do not specify the qualification criteria. Pending promulgation of detailed qualification criteria, we cannot assure you that ATA Testing or ATA Learning will qualify as high-technology enterprises under the New EIT Law. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation.” In addition, national PRC tax authorities have indicated that preferential tax treatment granted to companies registered in high-technology zones, such as the Zhongguancun Science Park, should only apply if a beneficiary company’s operations are located within the high-technology zone. From their inception, the main offices of ATA Testing and ATA Learning and their employees have been located outside of the Zhongguancun Science Park. However, to date, the PRC tax authorities have not indicated, through their periodic audits or otherwise, that our PRC subsidiaries are ineligible for their preferential tax treatments. In the event the preferential tax treatment for any of ATA Testing or ATA Learning is discontinued, or if ATA Online is not granted or loses preferential tax treatment, the affected entity will become subject to the standard PRC enterprise income tax rate. We cannot assure you that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Under China’s new EIT Law, we may be classified as a “resident enterprise” of China. Such classification would likely result in unfavorable tax consequences to us.
          Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a PRC resident enterprise and will normally be subject to enterprise income tax at the rate of 25% on its global income.” The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties.” Currently no further interpretation or application of the New EIT Law and its implementing rules is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case. If Chinese tax authorities determine that our ultimate holding company is a PRC resident enterprise, we may be subject to enterprise income tax at the rate of 25% on our global income. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

Chinese regulation of loans and direct investments by offshore holding companies or their Chinese subsidiaries or affiliates may restrict our ability to use the proceeds of this offering as planned and our ability to execute our business strategy.
          In order to use our net proceeds from this offering in the manner as described under “Use of Proceeds,” we must invest the funds in our Chinese subsidiaries, through loans or capital contributions, and in our affiliated PRC entity, ATA Online, through loans. Under applicable Chinese laws, any loan made by us to ATA Testing or ATA Learning, both of which are foreign-invested enterprises, cannot exceed statutory limits tied to each company’s registered capital and total investment as approved by the Ministry of Commerce or its local counterpart, and all such loans must be registered with China’s State Administration of Foreign Exchange, or SAFE, or its local counterpart. Loans by us to ATA Online, as a domestic PRC enterprise, must be approved by the relevant government authority and must also be registered with SAFE. We may also decide to finance ATA Testing or ATA Learning by increasing their registered capital through capital contributions. The Ministry of Commerce or its local counterpart must approve any capital contributions to ATA Testing or ATA Learning.
          A failure by us to obtain the necessary government approvals or complete any required registrations for a capital contribution, an increase in approved total investment or a loan on a timely basis, may restrict our ability to use the proceeds of this offering as planned and our ability to execute our business strategy.

A failure by our shareholders who are Chinese citizens or resident in China to comply with regulations issued by SAFE could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under Chinese laws, which could adversely affect our business and prospects.
          In October 2005, SAFE, issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. Notice 75 states that Chinese residents must register with the relevant local SAFE branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a round-trip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the Chinese residents.
          Our shareholders who are Chinese residents did not establish our offshore companies as part of a round-trip investment to acquire or control through our offshore companies onshore assets or equity interests originally held by such Chinese resident shareholders. Nevertheless, in order to ensure that we remain in full compliance with all Chinese foreign exchange-related regulations, in 2006 our Chinese resident shareholders applied for registration with the Beijing branch of SAFE under Notice 75, but were orally informed that the application could not be accepted because Notice 75 does not apply to them. On May 29, 2007, SAFE issued the Notice of Operation Guidance for Notice 75, or Notice 106, according to which Chinese resident shareholders in an offshore company which has at least two years operating history and has made investment in China can apply for registration under Notice 75. There is no deadline for such registration. We have urged our Chinese resident shareholders to register under Notice 75 and they are preparing for such application. However, we cannot assure you that the application will be accepted by SAFE. Failure by such shareholders to comply with Notice 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See “Risks Relating to Regulation of Our Business — Because we rely principally on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for our cash requirements, restrictions under Chinese law on their ability to make such payments could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.”
Risks Relating to the People’s Republic of China
          Substantially all of our operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

Chinese economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the prospects of the industries in which we operate, which in turn could reduce our net revenues.
          The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our products and services depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause potential clients to delay or cancel computer-based testing and IT and vocational education projects, which in turn could reduce our net revenues.
          Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the overall economy in China or the prospects of the industries in which we operate, which could harm our business.
          The Chinese government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the Chinese government will not repeal or alter these measures or introduce new measures that will have a negative effect on us.
          China’s social and political conditions are also not as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, China has contentious relations with some of its neighbors, most notably Taiwan. A significant further deterioration in such relations could have negative effects on the Chinese economy and lead to changes in governmental policies that would be adverse to our business interests.

The Chinese legal system embodies uncertainties that could limit the legal protections available to you and us.
          Unlike common law systems, the Chinese legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. Our Chinese operating subsidiaries, ATA Testing and ATA Learning, are wholly foreign-owned enterprises, which are enterprises incorporated in China and wholly owned by foreign investors, and both are subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. Our affiliated entity, ATA Online, is subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant Chinese laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Such uncertainties, including the inability to enforce our contracts and intellectual property rights, could materially and adversely affect our business and operations. In addition, confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Chinese legal system, particularly with regard to the computer-based testing services sectors, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively and the ability of our Chinese subsidiaries to obtain financing.
          A substantial majority of our revenues and operating expenses are denominated in Renminbi. Restrictions on currency exchange imposed by the Chinese government may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Under current Chinese regulations, Renminbi may be freely converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our Chinese subsidiaries may also retain foreign exchange in their respective current account bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions. Although the Renminbi has been fully convertible for current account transactions since 1996, we cannot assure you that the relevant Chinese government authorities will not limit or eliminate our ability to purchase and retain foreign currencies for current account transactions in the future.
          Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to “capital account transactions,” which principally include investments and loans, generally requires the approval of SAFE and other relevant Chinese governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our Chinese subsidiaries to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Fluctuations in exchange rates could result in foreign currency exchange losses.
          Because substantially all of our revenues and expenditures are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.
          Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.5% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.
          Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Any future outbreak of severe acute respiratory syndrome or avian flu in China, or similar adverse public health developments, may disrupt our business and operations.
          Our business and operations could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or other similar adverse public health development. In recent years, there have been reports on the occurrences of avian influenza in various parts of China and neighboring countries, including a few confirmed human cases. Any prolonged recurrence of an adverse public health development may result in health or other government authorities requiring the closure of our offices or the offices of our clients, or the cancellation of exams or classes to avoid students and others from congregating in closed spaces. Such occurrences would disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.
Risks Relating to This Offering

An active trading market for our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.
          Prior to this offering, there has been no public market for our ADSs or our common shares underlying the ADSs. If an active public market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be adversely affected. We have applied to list our ADSs on the Nasdaq Global Market. We can provide no assurances that a liquid public market for our ADSs will develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the price at which the ADSs are traded after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a decrease in the value of their ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

Stock prices of companies with business operations primarily in China have fluctuated widely in recent years, and the trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.
          The trading prices of our ADSs are likely to be volatile and could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other technology companies with business operations mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. In recent years, a number of Chinese companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards Chinese companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance.
          In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our services could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
          Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our future ability to raise capital through offerings of our ADSs.

          There will be 43,378,710 common shares outstanding immediately after this offering, or 44,840,912 common shares if the underwriters exercise their option to purchase additional ADSs in full. In addition, there are outstanding options and warrants to purchase an aggregate of 5,114,411 common shares, including options and warrants to purchase an aggregate of 3,604,041 common shares immediately exercisable as of the date of this prospectus. All of the ADSs sold in this offering will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, or the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Subject to the 180-day lock-up restrictions described below and applicable restrictions and limitations under Rule 144 of the Securities Act of 1933, all of our shares outstanding prior to this offering will be eligible for sale in the public market. In addition, the common shares subject to options and warrants for the purchase of our common shares will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements described below and Rules 144 and 701 under the Securities Act of 1933. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our common shares could decline.
          In connection with this offering, we and our directors, officers and shareholders have agreed, subject to some exceptions, not to sell any common shares or ADSs for 180 days after the date of this prospectus without the written consent of the underwriters. However, the underwriters may release these securities from these lock-up restrictions at any time. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

A significant percentage of our outstanding common shares are held by a small number of our existing shareholders, and these shareholders may have significantly greater influence on us and our corporate actions by nature of the size of their shareholdings relative to our public shareholders.
          Following this offering, four of our existing shareholders, Kevin Xiaofeng Ma, Lijun Mai, Walter Lin Wang and SB Asia Investment Fund II, will beneficially own, collectively, approximately 61.8% of our outstanding common shares (assuming the conversion of all outstanding preferred shares into common shares) or 59.7% if the underwriters exercise their option to purchase additional ADSs in full. Each of these shareholders is expected to be an affiliate within the meaning of the Securities Act after this offering, due to the size of their respective shareholdings in us after the offering. Following this offering, SB Asia Investment Fund II, L.P. is expected to have one board representative on our five-director board, and will beneficially own approximately 29.3% of our outstanding common shares (assuming the conversion of all outstanding preferred shares into common shares) or 28.3% if the underwriters exercise their option to purchase additional ADSs in full. Accordingly, these shareholders have had, and may continue to have, significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.
          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their common shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $8.12 per ADS (assuming the conversion of all outstanding preferred shares into common shares and no exercise of outstanding options to acquire common shares), representing the difference between our pro forma net tangible book value per ADS as of September 30, 2007, after giving effect to this offering and the assumed initial public offering price of $10.50 per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). In addition, you may experience further dilution to the extent that our common shares are issued upon the exercise of share options. Substantially all of the common shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering.

Anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.
          Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, the following:

•	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings; and

•	provisions that authorize our board of directors, without action by our shareholders, to issue preferred shares and to issue additional common shares, including common shares represented by ADSs.
          These provisions could have the effect of depriving you of an opportunity to sell your ADSs at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.
          We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that may lose value.

The voting rights of holders of ADSs must be exercised in accordance with the terms of the deposit agreement, the ADRs, and the procedures established by the depositary. The process of voting through the depositary may involve delays that limit the time available to you to consider proposed shareholders’ actions and also may restrict your ability to subsequently revise your voting instructions.
          A holder of ADSs may exercise its voting rights with respect to the underlying common shares only in accordance with the provisions of the deposit agreement and the ADRs. We do not recognize holders of ADSs representing our common shares as our shareholders, and instead we recognize the ADS depositary as our shareholder.
          When the depositary receives from us notice of any shareholders meeting, it will distribute the information in the meeting notice and any proxy solicitation materials to you. The depositary will determine the record date for distributing these materials, and only ADS holders registered with the depositary on that record date will, subject to applicable laws, be entitled to instruct the depositary to vote the underlying common shares. The depositary will also determine and inform you of the manner for you to give your voting instructions, including instructions to give discretionary proxies to a person designated by us. Upon receipt of voting instructions of a holder of ADSs, the depositary will endeavor to vote the underlying common shares in accordance with these instructions. You may not receive sufficient notice of a shareholders’ meeting for you to withdraw your common shares and cast your vote with respect to any proposed resolution, as a holder of our common shares. In addition, the depositary and its agents may not be able to send materials relating to the meeting and voting instruction forms to you, or to carry out your voting instructions, in a timely manner. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. The additional time required for the depositary to receive from us and distribute to you meeting notices and materials, and for you to give voting instructions to the depositary with respect to the underlying common shares, will result in your having less time to consider meeting notices and materials than holders of common shares who receive such notices and materials directly from us and who vote their common shares directly. If you have given your voting instructions to the depositary and subsequently decide to change those instructions, you may not be able to do so in time for the depositary to vote in accordance with your revised instructions. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote our common shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.
          Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our common shares underlying your ADSs at shareholders’ meetings if you do not vote, unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the subject of the particular question would have a material adverse impact on our shareholders.
          The effect of this discretionary proxy is that, absent the situations described above, you cannot prevent our common shares underlying your ADSs from being voted and it may make it more difficult for shareholders to influence the management of our company. Holders of our common shares are not subject to this discretionary proxy.

You may not receive distributions on our common shares or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.
          The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian for our ADSs receives on our common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our common shares your ADSs represent. However, the depositary is not responsible to make a distribution available to any holders of ADSs if it decides that it is unlawful to make such distribution. For example, it would be unlawful to make a distribution to a holder of ADSs if it consisted of securities that required registration under the Securities Act but that were not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, common shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our common shares or any value for them if it is unlawful or unreasonable from a regulatory perspective for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.
          Your ADSs represented by ADRs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or government body, or under any provision of the deposit agreement, or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. federal or state laws, you may have less protection of your shareholder rights than you would under U.S. federal or state laws.
          Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some jurisdictions, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Certain judgments obtained against us by our shareholders may not be enforceable.
          We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Nearly all of our current operations are conducted in China. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. court judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom is resident in the United States and the substantial majority of whose assets is located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Cayman Islands or Chinese courts would be competent to hear original actions brought in the Cayman Islands or China against us or such persons predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.
          We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus and in particular the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Recent Developments,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry,” “Business” and “Regulation” contain forward-looking statements. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. In some cases, these forward-looking statements can be identified by words and phrases such as “may, “should,” “intend,” “predict,” “potential,” “continue,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is /are likely to” or the negative form of these words and phrases or other comparable expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;

•	our future prospects and market acceptance of our technologies, products and services;

•	our future business development and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand and enhance our other existing products and services;

•	competition in the computer-based testing, educational services and test preparation markets; and

•	Chinese laws, regulations and policies, including those applicable to the education industry, Internet content providers, Internet content and foreign exchange.
          These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from or worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are set forth in the “Risk Factors,” “Recent Developments,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.
          This prospectus also contains data relating to the testing and education markets in China and internationally that includes projections based on a number of assumptions. These markets may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business prospects, results of operations and the market price of our ADSs. In addition, the relatively new and rapidly changing nature of these markets subjects any projections or estimates relating to the growth prospects or future condition of these markets to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.
          The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise any forward-looking statements after the date of this prospectus.

OUR CORPORATE STRUCTURE
Corporate History
          Our predecessor company, American Testing Authority, Inc., a New York company, began operations in 1999, and in that same year established ATA Testing Authority (Beijing) Limited, or ATA Testing, as a wholly owned subsidiary in China. In November 2001 our founders established ATA Testing Authority (Holdings) Limited, or ATA BVI, in the British Virgin Islands. The following year American Testing Authority, Inc. merged into ATA BVI and ATA BVI became our holding company.
          In June 2003, we established a Chinese joint venture company, ATA Learning (Beijing) Inc., or ATA Learning, with Yinchuan Holding. Initially, we held a 40% equity interest in ATA Learning. We also had a call option to acquire Yinchuan Holding’s 60% equity interest for RMB30 million, and Yinchuan Holding had a put option that would have obligated us, if exercised, to purchase Yinchuan Holding’s 60% equity interest for RMB30 million. In May 2005, we exercised our call option and converted ATA Learning into a wholly owned subsidiary of ATA BVI. As the primary beneficiary of ATA Learning, we have consolidated ATA Learning’s results of operations in our U.S. GAAP consolidated financial statements since ATA Learning’s establishment.
          We incorporated ATA Inc. in the Cayman Islands in September 2006 as our listing vehicle. ATA Inc. became our ultimate holding company in November 2006 when it issued shares to the existing shareholders of ATA BVI in exchange for all of the outstanding shares of ATA BVI.
          We and our subsidiaries also previously held equity interests in the following entities:

•	In December 2001, ATA Testing established and held a 50% interest in a Chinese joint venture company, Beijing Sai Er Xingyuan Leadership Ability Testing Technologies Development Co. Ltd., or Sai Er Testing, with one other joint venture partner. In October 2005, ATA Testing sold its 50% equity interest in Sai Er Testing.

•	In April 2002, ATA Testing established a Chinese joint venture company, Jiangsu ATA Software Co. Ltd., or ATA Jiangsu, with two other joint venture partners, with ATA Testing holding 30% of the equity interest in ATA Jiangsu. In May 2006, ATA Jiangsu completed a voluntary winding up.

•	In April 2005, ATA Learning established Xiamen Wendu Software Education Investment Co. Ltd., or Wendu Education, with two other partners. ATA Learning is in the process of disposing its 40% equity interest holding in Wendu Education, which we expect to be completed in the fiscal year ending March 31, 2008.
          We disposed or are in the process of disposing of these interests to eliminate these entities from our corporate structure and streamline our operations.
Corporate Structure and Arrangements with Our Affiliated PRC Entity
          In connection with the launch of our test preparation solutions in November 2006, we have, for the first time, become a distributor of Internet content, which subjects us to significant restrictions on foreign investment in this sector under current PRC laws and regulations. See “Regulation.” To comply with PRC laws and regulations, our online test preparation business in China is conducted through a series of contractual arrangements entered into among ATA BVI, ATA Learning and ATA Online (Beijing) Education Technology Limited, ATA Online, a PRC entity incorporated in the PRC and owned by Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer and Walter Lin Wang, our co-founder, director and president, in the percentages described in the diagram below. ATA Online holds the license required to operate the online portion of our test preparation solutions business.
          Our contractual arrangements with ATA Online include a technical support agreement and a strategic consulting service agreement pursuant to which ATA Learning is entitled to receive service and license fees from ATA Online. In addition, we have entered into an equity pledge agreement with each of the shareholders of ATA Online pursuant to which each of the shareholders has pledged all of his or her interest in ATA Online to ATA Learning as security for the performance of ATA Online’s obligations under the technical support agreement and the strategic consulting service agreement. Pursuant to a call option and cooperation agreement with ATA Online and its shareholders, ATA BVI or any third party designated by ATA BVI has the right to acquire, in whole or in part, the equity interest of ATA Online or ATA Online’s assets, when permitted by applicable PRC laws and regulations. We do not have any direct ownership interest or direct shareholding rights in ATA Online and as a result do not have direct control or direct oversight over ATA Online. For a detailed description of these contractual arrangements, see “Related Party Transactions.” As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of ATA Online. Accordingly, we consolidate ATA Online’s results in our consolidated financial statements.
          The following diagram illustrates our corporate and share ownership structure. Except for ATA BVI, all of our subsidiaries and our affiliated PRC entity are incorporated in the PRC.
          Our subsidiaries or ATA Online enter into commercial contracts with third party customers and clients based upon a judgment we make as to which entity is the appropriate entity for the provision of the type of service being offered. We primarily sell our testing services and the non-online portion of our test preparation solutions business through ATA Testing, our education services through ATA Learning and our online test preparation services through ATA Online.
          For risks associated with our contractual arrangements with ATA Online and its shareholders, see “Risk Factors — Risks Relating to Regulation of Our Business — Substantial uncertainties and restrictions exist with respect to the application and implementation of Chinese laws and regulations relating to Internet content distribution. If the Chinese government finds that the structure for our online test preparation services and other services we provide through the Internet do not comply with Chinese laws and regulations, we could be subject to penalties and may not be able to continue those businesses.” and “— Our contractual arrangements with ATA Online and its shareholders do not provide us with ownership interest in ATA Online. If ATA Online or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.”

USE OF PROCEEDS
          We estimate that we will receive net proceeds from this offering of approximately $43.8 million, or approximately $50.9 million if the underwriters exercise their overallotment option in full, after deducting underwriting discounts and other estimated offering expenses payable by us and assuming an initial public offering price of $10.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.
          As of the date of this prospectus, we anticipate using the net proceeds from this offering as follows:

•	approximately $2 million to develop and expand our test preparation solutions business;

•	approximately $2 million to license course content from IT vendors to expand our degree major and single course program offerings;

•	approximately $1 million for marketing costs related to enhancing our “ATA” brand; and

•	the balance to fund working capital and for other general corporate purposes, including incremental costs associated with being a public company, and for acquisitions of or investments in other businesses, products or technologies that we believe are complementary to our own business or that otherwise extend our business or brand. We do not currently have any agreements or understandings to make any material acquisitions of, or investments in, other businesses.
          The industries in which we operate are evolving rapidly which could cause significant and rapid changes to our strategies and business plans. The foregoing represents our current intentions with respect to the use and allocation of the net proceeds from this offering based upon our present plans and business conditions, but our management will have broad flexibility and discretion in applying the net proceeds from this offering. The occurrence of new business opportunities, unforeseen events or changed business conditions may result in application of the proceeds from this offering in a manner other than as described in this prospectus.
          To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, investment grade, debt securities or to deposit the proceeds into interest-bearing bank accounts. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a PFIC for U.S. federal income taxpayers, which could result in negative tax consequences to you. See “Taxation — United States Federal Income Taxation — U.S. Holders — Status as a PFIC.”

DIVIDEND POLICY
          In March 2005, our board of directors approved the issuance of 3,584,680 treasury shares to our shareholders. The estimated fair value of the issuance was RMB26.4 million. Out of the total number of shares issued, 2,730,739 shares were allocated and distributed on a pro rata basis to all shareholders and were accounted for as a share split-up effected in the form of a share dividend. The remaining 853,941 shares were distributed to one shareholder and were accounted for as a share-based compensation expense. See “Related Party Transactions — Share Repurchases and Private Placement.” We have never declared cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to finance our business and to fund the growth and expansion of our business, and, therefore, do not expect to pay any cash dividends on our common shares, including those represented by ADSs, in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will be based upon our future operations and earnings, capital requirements and surplus, general financial condition, shareholders’ interests, contractual restrictions and other factors our board of directors may deem relevant.
          Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our common shares. Cash dividends will be paid to the depositary in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares — Other Distributions.”

CAPITALIZATION
          The following table sets forth our capitalization as of September 30, 2007 presented on:

•	an actual basis;

•	a pro forma basis to reflect the automatic conversion of all of our Series A and Series A-1 convertible preferred shares into an aggregate of 11,730,554 of our common shares; and

•	a pro forma as adjusted basis to give effect to (1) the issuance and sale of 4,874,012 ADSs in this offering, assuming an initial public offering price of $10.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and assuming the underwriters do not exercise their overallotment option, and after deducting estimated underwriting discounts and estimated offering expenses payable by us; and (2) the automatic conversion of all of our Series A and Series A-1 convertible preferred shares into an aggregate of 11,730,554 of our common shares.

          There has been no material change in our consolidated capitalization since September 30, 2007.
          You should read this section in conjunction with “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and corresponding notes thereto included elsewhere in this prospectus.

	As of September 30, 2007

					Pro forma as
	Actual		Pro forma		adjusted(1)

	RMB	$	RMB	$	RMB	$
	(In thousands except for share and per share data)
Shareholder’s equity:
Convertible preferred shares, $0.01 par value; 10,000,000 shares authorized, including:
Series A convertible preferred shares; 6,628,369 shares issued on an actual basis and nil shares issued on a pro forma and pro forma as adjusted basis	533	71	—	—	—	—
Series A-1 convertible preferred shares; 883,783 shares issued on an actual basis and nil shares issued on a pro forma and pro forma as adjusted basis	71	10	—	—	—	—
Common shares, $0.01 par value; 40,000,000 shares authorized, 25,479,452, 37,210,006 and 46,958,030 shares issued on an actual, proforma and pro forma as adjusted basis(2)	2,094	279	2,967	396	3,703	494
Treasury shares — 3,579,320 common shares, at cost	(16,107)	(2,150)	(16,107)	(2,150)	(16,107)	(2,150)
Additional paid-in capital(3)	204,191	27,252	203,922	27,216	531,049	70,875
Accumulated deficit	(126,552)	(16,890)	(126,552)	(16,890)	(126,552)	(16,890)

Total shareholders’ equity(3)	64,230	8,572	64,230	8,572	392,093	52,329

Total capitalization(3)	64,230	8,572	64,230	8,572	392,093	52,329

(1)	Assumes that the underwriters do not exercise their option to purchase additional ADSs.

(2)	Excludes 4,047,863 common shares issuable upon the exercise of options under our share option plans and 547,945 common shares issuable upon the exercise of warrants as of September 30, 2007, 391,800 common shares issuable upon exercise of options granted on October 1, 2007, and 126,803 common shares issuable upon exercise of warrants granted on October 15, 2007.

(3)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of US$10.50 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by approximately US$4.5 million.

DILUTION
          If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the pro forma net tangible book value per ADS after this offering. Our net tangible book value as of September 30, 2007 was approximately $7.7 million, or $0.35 per common share outstanding on that date, or $0.70 per ADS. Net tangible book value represents total consolidated tangible assets minus the amount of our total consolidated liabilities. Our pro forma net tangible book value as of September 30, 2007 was approximately $0.23 per common share, or $0.46 per ADS. Pro forma net tangible book value adjusts net tangible book value to give effect to the conversion of all of our outstanding preferred shares into our common shares. See “Capitalization.” Assuming we had sold the ADSs offered in this offering at an assumed initial public offering price of $10.50 per ADS, and after deducting underwriting discounts and estimated expenses of this offering payable by us, our pro forma net tangible book value as of September 30, 2007 would have been $1.19 per common share, or $2.38 per ADS. This represents an immediate increase in pro forma net tangible book value of $0.96 per common share, or $1.92 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $4.06 per common share, or $8.12 per ADS, to new investors purchasing ADSs at the initial public offering price.
          The following table illustrates such per ADS dilution. The assumed initial public offering price per share set forth below of $5.25 is based on the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Assumed initial public offering price per common share	$5.25
Net tangible book value per common share as of September 30, 2007	$0.35
Increase in pro forma net tangible book value per common share attributable to existing shareholders	$0.96
Pro forma net tangible book value per common share after this offering	$1.19
Dilution in pro forma net tangible book value per common share to new investors	$4.06
Dilution in pro forma net tangible book value per ADS to new investors	$8.12
          The following table summarizes, on a pro forma basis as of September 30, 2007, the differences between our existing shareholders and the new investors with respect to the number of common shares purchased from us, the total consideration paid to us and the average price per common share paid by our existing shareholders and by the new investors purchasing common shares evidenced by ADS in this offering at the initial public offering price of $10.50 per ADS and without giving effect to underwriting discounts and estimated offering expenses payable by us.

	Common Shares				Average Price
	Purchased		Total Consideration		Per Ordinary	Average Price
					Share	Per ADS
	Number	Percent	Amount	Percent	Equivalent	Equivalent

	(In thousands)		(In thousands)
Existing shareholders	33,631	78%	$22,080	30%	$0.66	$1.32
New investors	9,748	22%	51,177	70%	5.25	10.50

Total	43,379	100%	$73,257	100%

          The foregoing discussion and tables assume no exercise of any outstanding options or warrants to purchase our common shares. As of September 30, 2007, there were options and warrants outstanding to purchase an aggregate of 4,595,808 common shares at a weighted average exercise price of $1.94 per share. In addition, options to purchase 391,800 common shares were granted on October 1, 2007 and warrants to purchase 126,803 common shares were granted on October 15, 2007. If all of the options and warrants outstanding as of September 30, 2007 (excluding the options to purchase 391,800 common shares granted on October 1, 2007 and the warrants to purchase 126,803 common shares granted on October 15, 2007) had been exercised on September 30, 2007, after giving effect to this offering, our pro forma net tangible book value would have been approximately $1.26 per common share or $2.52 per ADS, the increase in pro forma net tangible book value attributable to existing shareholders would have been $0.07 per common share, or $0.14 per ADS, and the dilution in pro forma net tangible book value to new investors would have been $3.99 per common share, or $7.98 per ADS. In addition, the dilution would have been $3.89 per common share, or $7.78 per ADS, if the underwriters exercise their option to purchase additional ADSs in full.

ENFORCEABILITY OF CIVIL LIABILITIES
          Our ultimate holding company, ATA Inc., is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated ATA Inc. in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
          Substantially all of our assets are located outside the United States. In addition, most of our directors and officers may be nationals or residents of jurisdictions other than the United States and a substantial portion of their assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
          We have appointed CT Corporation System as ATA Inc.’s agent to receive service of process with respect to any action brought against ATA Inc. in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against ATA Inc. in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
          Conyers, Dill & Pearman, Cayman, our counsel as to Cayman Islands law, and Jincheng & Tongda Law Firm, our counsel as to Chinese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively, (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
          Conyers, Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation, provided that (a) such federal or state courts of the United States had proper jurisdiction over the parties subject to such judgment; (b) such federal or state courts of the United States did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.
          Jincheng & Tongda Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

EXCHANGE RATE INFORMATION
          Our business is primarily conducted in China and a substantial majority of our revenues and expenses are denominated in Renminbi. For your convenience, this prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates. Unless otherwise noted, all translations from Renminbi to U.S. dollar amounts were made at the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York, as of September 28, 2007, which was RMB7.4928 to $1.00. On January 15, 2008, the noon buying rate was RMB7.2345 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The Chinese government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.
          The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. Dollar Noon Buying Rate

	Average(1)	High	Low	Period-end

Fiscal year ended March 31, 2003	8.2773	8.2800	8.2700	8.2774
Fiscal year ended March 31, 2004	8.2770	8.2798	8.2765	8.2770
Fiscal year ended March 31, 2005	8.2767	8.2773	8.2764	8.2765
Fiscal year ended March 31, 2006	8.1234	8.2765	8.0167	8.0167
Fiscal year ended March 31, 2007	7.8843	8.0300	7.7232	7.7232
Most recent six months:
July 2007	7.5757	7.6055	7.5580	7.5720
August 2007	7.5734	7.6181	7.5420	7.5462
September 2007	7.5196	7.5540	7.4928	7.4928
October 2007	7.5016	7.5158	7.4682	7.4682
November 2007	7.4212	7.4582	7.3800	7.3850
December 2007	7.3682	7.4120	7.2946	7.2946
January 2008 (period through January 15)	7.2658	7.2946	7.2345	7.2345

Source: Federal Reserve Bank of New York

(1)	Annual averages are calculated using the exchange rates for the last day of each month during the calendar year. Monthly averages are calculated using daily exchange rates during the month.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
          You should read the following information with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
          The following selected consolidated statements of operations data for the fiscal years ended March 31, 2006 and 2007 (other than pro forma (loss) earnings per common share and ADS data), and the selected consolidated balance sheets data as of March 31, 2006 and 2007, are derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes. Our selected consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 (other than ADS data) and the selected consolidated balance sheets data as of December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements, which are not included in this prospectus. Our previously issued consolidated financial statements for the years ended and as of December 31, 2003 and 2004 have been restated. Our selected consolidated statements of operations data for the three months ended March 31, 2005 (other than ADS data) and the selected consolidated balance sheets data as of March 31, 2005 are derived from our unaudited consolidated financial statements, which are not included in this prospectus.
          The selected consolidated statements of operations data for the six months ended September 30, 2006 and 2007 and the selected consolidated balance sheets data as of September 30, 2007 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The unaudited results for the six months ended September 30, 2007 may not be indicative of our results for the full year ending March 31, 2008.

				For the Three
				Months Ended	For the Year Ended		For the Six Months Ended
	For the Year Ended December 31,			March 31,	March 31,		September 30,

	2002	2003	2004	2005	2006	2007	2006	2007	2007

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	$
		(Restated)(1)	(Restated)(1)
	(In thousands, except for per share and per ADS data)
Selected Consolidated Statements of Operations Data:
Net Revenues
Testing services	7,746	9,975	17,351	1,977	18,170	24,628	10,622	29,472	3,933
Test-based educational services	354	5,489	18,369	6,684	35,138	42,804	18,749	20,891	2,788
Test preparation solutions	134	82	407	17	340	10,076	5	21,632	2,887
Other(2)	5,260	7,073	8,394	1,780	15,389	7,373	2,992	4,253	568

Total net revenues	13,494	22,619	44,521	10,458	69,037	84,881	32,368	76,248	10,176
Gross profit	1,717	8,829	21,388	3,527	35,049	43,779	13,618	43,471	5,802
Total operating expenses	21,023	26,762	24,967	13,266	36,140	63,375	27,177	34,735	4,636
(Loss) income from operations(3)	(19,306)	(17,933)	(3,579)	(9,739)	(1,091)	(19,596)	(13,559)	8,736	1,166
Interest expense(4)	(2,729)	(9,093)	(9,690)	(1,143)	(22,713)	—	—	—	—
Foreign currency exchange losses, net	(1)	(2)	(2)	(66)	(1,050)	(909)	(519)	(186)	(25)
Net (loss) income	(25,681)	(26,874)	(12,198)	(8,683)	(24,809)	(16,790)	(11,857)	8,530	1,138

				For the Three
				Months Ended	For the Year Ended		For the Six Months Ended
	For the Year Ended December 31,			March 31,	March 31,		September 30,

	2002	2003	2004	2005	2006	2007	2006	2007	2007

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	$
		(Restated)(1)	(Restated)(1)
	(In thousands, except for per share and per ADS data)
Accretion of Series A redeemable convertible preferred shares to redemption value	—	—	—	—	(13,889)	—	—	—	—
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares	—	—	—	—	3,269	—	—	—	—
Net (loss) income (applicable) available to common shareholders(5)	(25,681)	(26,874)	(12,198)	(8,683)	(35,429)	(16,790)	(11,857)	8,530	1,138
Basic (loss) earnings per common share(5)	(1.28)	(1.34)	(0.61)	(0.50)	(2.16)	(0.82)	(0.61)	0.39	0.05
Diluted (loss) earnings per common share(5)	(1.28)	(1.34)	(0.61)	(0.50)	(2.16)	(0.82)	(0.61)	0.23	0.03
Pro forma basic (loss) earnings per common share (6)	—	—	—	—	—	(0.52)	—	0.25	0.03
Pro forma diluted (loss) earnings per common share (6)	—	—	—	—	—	(0.52)	—	0.23	0.03
Basic (loss) earnings per ADS(7)	(2.56)	(2.68)	(1.22)	(1.00)	(4.32)	(1.64)	(1.22)	0.78	0.10
Diluted (loss) earnings per ADS(7)	(2.56)	(2.68)	(1.22)	(1.00)	(4.32)	(1.64)	(1.22)	0.46	0.06
Pro forma basic (loss) earnings per ADS(6)(7)	—	—	—	—	—	(1.04)	—	0.50	0.06
Pro forma diluted (loss) earnings per ADS(6)(7)	—	—	—	—	—	(1.04)	—	0.46	0.06

	As of December 31,			As of March 31,			As of September 30,

	2002	2003	2004	2005	2006	2007	2007	2007

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	$
		(Restated)(1)	(Restated)(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash	3,344	12,852	11,827	93,030	44,624	45,019	52,567	7,016
Accounts receivable, net	1,482	5,142	10,967	4,354	12,984	16,978	29,612	3,952
Due from related parties	295	323	21,381	23,798	4,368	20	—	—
Total current assets	6,631	21,614	50,189	125,881	67,989	76,656	97,744	13,045
Total assets	16,768	53,924	63,986	139,260	88,384	108,165	131,034	17,488
Note payable, current(8)	—	—	17,940	18,666	19,000	—	—	—
Due to related parties	9,033	50,804	54,576	46,277	1,644	—	—	—
Deferred revenues, current	9,109	10,640	23,288	20,564	22,340	26,341	27,177	3,627
Total current liabilities	25,013	74,185	113,575	112,453	53,937	45,620	59,257	7,909
Note payable, non-current(8)	18,570	15,384	—	—	—	—	—	—
Deferred revenues, non-current	7,426	14,377	10,442	8,585	8,555	7,897	7,547	1,007
Total liabilities	51,009	103,946	124,017	121,038	62,492	53,517	66,804	8,916
Accumulated deficit	(45,728)	(72,602)	(84,800)	(93,483)	(118,292)	(135,082)	(126,552)	(16,890)
Total shareholders’ (deficit) equity	(34,241)	(50,022)	(60,031)	(94,444)	25,892	54,648	64,230	8,572

(1)	During the course of preparing our consolidated financial statements for the years ended March 31, 2006 and 2007, we discovered that in certain cases prior to December 31, 2005, we recognized revenue prior to obtaining signed contracts from our customers. Consequently, because we did not have proper evidence of an arrangement at the time we recognized such revenue, our previously-issued consolidated financial statements for the years ended December 31, 2003 and 2004 have been restated to correct the errors in revenue recognition and, depending on the billing and customer payment status, corresponding corrections were made to accounts receivable, prepaid business tax (included in total current assets), deferred revenues and current taxes payable (included in total current liabilities). The following table summarizes the effects of the restatements on our selected consolidated operations data and consolidated balance sheet data as of and for the years ended December 31, 2003 and 2004.

	For the Year Ended December 31,

	2003			2004

	As			As
	Previously		As	Previously		As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated

	RMB	RMB	RMB	RMB	RMB	RMB
Consolidated statements of operations data
Net revenues
Test-based educational services	5,849	(360)	5,489	18,000	369	18,369

Total net revenue	22,979	(360)	22,619	44,152	369	44,521
Gross profit	9,190	(360)	8,829	21,019	369	21,388
Loss from operations	(17,573)	(360)	(17,933)	(3,948)	369	(3,579)
Net loss	(26,514)	(360)	(26,874)	(12,567)	369	(12,198)
Net loss applicable to to common Shareholders	(26,514)	(360)	(26,874)	(12,567)	369	(12,198)
Basic loss per common share	(1.32)	(0.02)	(1.34)	(0.63)	0.02	(0.61)
Diluted loss per common share	(1.32)	(0.02)	(1.34)	(0.63)	0.02	(0.61)

	As of December 31,

	2003			2004

	As			As
	Previously		As	Previously		As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated

	RMB	RMB	RMB	RMB	RMB	RMB
Consolidated balance sheet data
Accounts receivable, net	5,282	(140)	5,142	12,022	(1,055)	10,967
Total current assets	21,725	(110)	21,614	51,197	(1,008)	50,189
Total assets	54,034	(110)	53,924	64,994	(1,008)	63,986
Deferred revenue, current	10,394	246	10,640	24,399	(1,111)	23,288
Total current liabilities	73,915	270	74,185	114,573	(997)	113,575
Total liabilities	103,676	270	103,946	125,014	(997)	124,017
Accumulated deficit	(72,222)	(380)	(72,602)	(84,789)	(11)	(84,800)
Total shareholders’ deficit	(49,642)	(380)	(50,022)	(60,020)	(11)	(60,031)
As a result of the correction of the error, accumulated deficit as of January 1, 2003 decreased from RMB45,708,000 to RMB45,728,000.

(2)	In March 2002, our subsidiary ATA Testing entered into an agreement with ATA Jiangsu to assign ATA Testing’s rights and interests in a number of test delivery service contracts to ATA Jiangsu. ATA Testing collected a RMB6.5 million payment under this agreement in the year ended December 31, 2002. We initially anticipated that the test delivery service contracts would generate revenues and ATA Testing would provide ancillary services under the agreement for a period of ten years. We therefore deferred the recognition of revenue upon receipt of the payment, and began to recognize the payment into income over a ten year period for the years ended December 31, 2002, 2003 and 2004. However, on December 27, 2005, the board of directors of ATA Jiangsu resolved to commence a voluntary winding up of ATA Jiangsu. As a result, we recognized the remaining deferred revenue of RMB3.9 million into income in December 2005.

(3)	Includes non-cash share-based compensation expenses of nil, RMB1.3 million, RMB1.1 million, RMB6.4 million, RMB4.2 million, RMB2.5 million, RMB1.2 million and RMB1.1 million ($0.1 million) for the years ended December 31, 2002, 2003 and 2004, the three months ended March 31, 2005, the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively. Our non-cash share-based compensation expense for the three months ended March 31, 2005 includes an expense of RMB6.3 million resulting from the issuance of 853,941 of our common shares to Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer, to reward his past performance.

(4)	Includes interest expense and loan discount charged for the years ended December 31, 2002, 2003 and 2004, the three months ended March 31, 2005 and the fiscal year ended March 31, 2006 of RMB2.7 million, RMB3.0 million, RMB2.6 million, RMB0.7 million and RMB22.7 million, respectively, in connection with a RMB19.0 million loan from a third party that was repaid in full on May 19, 2006. Also includes earnings attributable and payable to an investor of ATA Learning of RMB6.1 million and RMB7.1 million for the years ended December 31, 2003 and 2004, respectively.

(5)	Our PRC subsidiaries, ATA Testing and ATA Learning, enjoy tax holidays provided by local and national PRC tax authorities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation.” If our PRC subsidiaries had not enjoyed these tax holidays they would have had a preferential enterprise income tax rate of 15%. The following table shows the effects of the tax holidays for the periods indicated:

				For the
				Three
				Months
				Ended	For the Year		For the Six Months
	For the Year Ended December 31,			March 31,	Ended March 31,		Ended September 30,

	2002	2003	2004	2005	2006	2007	2006	2007	2007

	RMB	RMB	RMB		RMB	RMB	RMB	RMB	$
		(Restated)	(Restated)	RMB
	(In thousands, except for per share)
Effect on net (loss) income (applicable) available to common shareholders	1.260	399	(19)	90	(544)	155	183	231	31
Effect on basic (loss) earnings per common share	0.063	0.020	(0.001)	0.005	(0.033)	0.008	0.009	0.011	0.001
Effect on diluted (loss) earnings per common share	0.063	0.020	(0.001)	0.005	(0.033)	0.008	0.009	0.006	0.001

(6)	Gives effect to the full conversion of preferred shares into 11,730,554 of our common shares, as if the conversion had taken place on April 1, 2006.

(7)	Each ADS represents two common shares.

(8)	Note payable to a third party was repaid in full on May 19, 2006

				For the
				Three
				Months
				Ended	For the Year Ended		For the Six Months Ended
	For the Year Ended December 31,			March 31,	March 31,		September 30,

	2002	2003	2004	2005	2006	2007	2006	2007

		(Restated)	(Restated)
Key Operating Data:
Testing services:
Number of tests delivered(1)	848,840	1,399,170	1,851,476	245,012	2,583,712	3,335,701	2,004,640	2,065,249
Test-based educational services:
Number of degree major course programs offered	6	13	25	23	36	74	74	74
Number of schools offering degree major course programs	4	41	85	82	117	137	128	135
Degree major student-months(2)	4,520	52,348	181,072	75,978	401,415	465,856	215,650	198,178
Number of single course programs offered	19	24	43	42	58	73	58	49
Number of schools offering single course programs	30	89	136	86	129	132	119	118
Single course student-months(3)	846	34,005	71,355	29,371	107,891	133,562	68,740	101,603
Test preparation solutions:
Number of copies of NTET software sold	—	—	—	—	—	11,022	—	19,514

(1)	Includes tests delivered through our test delivery platform and tests using our Dynamic Simulation Technology.

(2)	Degree major student-months are calculated by (i) multiplying the number of students in each degree major by the number of months of that degree major course program in the relevant period and then (ii) aggregating the number of student-months for all of our degree major course programs during the period.

(3)	Single course student-months are calculated by (i) multiplying the number of students in each single course program by the number of months of that single course program in the relevant period and then (ii) aggregating the number of student-months for all of our single course programs during the period.

RECENT DEVELOPMENTS
          The following is an estimate of certain unaudited selected consolidated financial data for the three months ended December 31, 2007. Because our financial statements for the three months ended December 31, 2007 have not been finalized and are subject to completion of our normal quarter-end closing procedures, the unaudited selected consolidated financial data for the three months ended December 31, 2007 set forth below may be subject to change.
          We estimate:

•	total net revenues were between RMB63.0 million ($8.4 million) and RMB67.5 million ($9.0 million), compared to RMB36.3 million for the three months ended December 31, 2006;

•	gross profit was between RMB42.8 million ($5.7 million) and RMB46.0 million ($6.1 million), compared to RMB25.9 million for the three months ended December 31, 2006;

•	income from operations was between RMB14.8 million ($2.0 million) and RMB16.0 million ($2.1 million), compared to RMB6.6 million for the three months ended December 31, 2006; and

•	net income was between RMB10.6 million ($1.4 million) and RMB12.0 million ($1.6 million), compared to RMB6.9 million for the three months ended December 31, 2006.
          We estimate that our total net revenues, gross profit, income from operations and net income for the three months ended December 31, 2007 reached their highest quarterly levels in our operating history, primarily due to a large increase in net revenues from testing services, which we estimate were between RMB34.8 million ($4.6 million) and RMB37.3 million ($5.0 million), compared to RMB10.9 million for the three months ended December 31, 2006. This increase in testing services net revenues was driven to a large degree by significant increases in the number of finance industry-related tests, principally banking and securities licensure tests, that we delivered during the three months ended December 31, 2007. The large increase in testing services net revenues was partially offset by slower growth in net revenues from test-based educational services, which was primarily due to a decline in net revenues from degree major course programs. We estimate that our cost of revenues and operating expenses also increased significantly during this quarter, generally in line with our revenue growth. We estimate our cost of revenues and operating expenses included approximately RMB9.3 million ($1.2 million) in share-based compensation expenses, the substantial majority of which relate to our October 2007 grant of share options to employees.
          Our preliminary consolidated financial data for the quarter ended December 31, 2007 are subject to adjustment based upon, among other things, completion of our reporting processes. Actual results could differ materially from the estimates provided above. For example, total net revenues are subject to finalization of our determination of revenues to be recognized in the quarter or deferred to future periods and the amount of accrued business tax, income from operations is also subject to finalization of our share-based compensation expenses and other operating expenses, and net income is further subject to finalization of our determination of income tax expense for the quarter. For additional information regarding the various risks and uncertainties inherent in such estimates, see “Special Note Regarding Forward-Looking Statements.” Financial results for the three months ended December 31, 2007 may not be indicative of our full year results for the fiscal year ending March 31, 2008 or future quarterly periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information regarding trends and other factors that may influence our financial results.
          Our quarterly results of operations are subject to seasonal fluctuations. In particular, net revenues from testing services and test preparation solutions are typically highest in the quarter ending December 31 due to a generally higher number of tests delivered by our clients during that quarter and lowest in the quarter ending March 31. Principally due to this seasonal decline in net revenues from testing services and test preparation solutions, we expect our total net revenues, gross profit, income from operations and net income to be significantly lower during the three months ending March 31, 2008 than they were for the three months ended December 31, 2007. As a result, we currently estimate that we may incur a net loss from operations and a net loss for the three months ending March 31, 2008. In addition, we may also incur a net loss from operations and a net loss for the three months ending June 30, 2008 depending on whether certain large-scale tests, such as the banking licensure test, are scheduled in the quarter ending September 30, 2008 instead of the prior quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes for the fiscal years ended March 31, 2006 and 2007 included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The discussion in this section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Overview

Our Business
          We are the leading provider of computer-based testing services in China, with the largest market share, 30.9%, in terms of revenue in 2006, according to IDC. We also provide career-oriented test-based educational programs and test preparation solutions. To comply with PRC law, we operate the online portion of our test preparation solutions business through a series of contractual arrangements with ATA Online (Beijing) Education Technology Limited, or ATA Online, a PRC entity owned by two of our founders and over which we do not have direct control or direct oversight. We have experienced significant growth in our business during the fiscal year ended March 31, 2007. Our total net revenues have increased from RMB69.0 million for the fiscal year ended March 31, 2006 to RMB84.9 million ($11.3 million) for the fiscal year ended March 31, 2007, and from RMB32.4 million for the six months ended September 30, 2006 to RMB76.2 million ($10.2 million) for the six months ended September 30, 2007. We had net losses of RMB24.8 million and RMB16.8 million for the fiscal years ended March 31, 2006 and 2007, respectively, and net income of RMB8.5 million ($1.1 million) for the six months ended September 30, 2007.
          We started our business in 1999 focusing on providing computer-based testing services to test sponsors. Our revenues from the licensing of testing services, which we provide to test sponsors, have grown primarily as a result of increases in the number of test takers who take tests created and delivered using our testing technologies as well as our ability to secure increasing numbers of new contracts from test sponsors for the creation and delivery of new computer-based test titles. Testing services revenues accounted for 32.8% and 38.7% of our total net revenues for the six months ended September 30, 2006 and 2007, respectively. In the near term, we expect our testing services revenues to continue to be the largest source of our total net revenues as a result of new contracts with test sponsors in the banking, securities and insurance sectors. Our testing services are also important for reasons other than the revenues they generate. The expertise we have developed in the creation and delivery of large scale tests covering a wide variety of test topics and industries contributes to our ability to create and offer career-oriented course programs and test preparation solutions.

          The following graph shows the growth in the number of tests delivered using our testing technologies for the twelve months ended March 31, 2003, 2004, 2005, 2006 and 2007.

(1)	Includes tests delivered through our E-testing platform and tests using our Dynamic Simulation Technology.
          Leveraging our testing expertise, in 2002 we began offering our career-oriented course programs, which we market to Chinese educational institutions. We develop our course programs by integrating our testing technologies and services with IT learning content authorized by major IT vendors. Many of our course programs allow students to earn an IT vendor certificate upon completion of the program and the successful passage of related tests in addition to earning credits toward graduation. In March 2006, we began to offer pre-occupational training programs, which are programs with trained instructors that allow students to obtain practical skills through exercises designed to more closely align their skills with specific job requirements. Licensing fees from test-based educational services accounted for 57.9% and 27.4% of our total net revenues for the six months ended September 30, 2006 and 2007, respectively.
          By integrating our testing technologies with targeted test preparation content for certain professional licensure and certification tests, in 2006 we began offering test preparation solutions for the securities, insurance and teaching industries. ATA Online, our affiliated PRC entity, launched online test preparation Internet web sites in coordination with the Securities Association of China, the China Futures Association and the China Banking Association to help candidates across China practice and prepare for these organizations’ professional licensure and certification tests, which tests are delivered by us through our test delivery platform. We also offer our NTET Tutorial Platform software, which comprises a comprehensive set of training materials to prepare teachers for certification under the National Teachers’ Skill Test of Applied Educational Technology in Secondary and Elementary Schools, or NTET test, which is delivered nationwide through our test delivery platform. Revenues from our test preparation solutions increased as a percentage of our total net revenues from 0.5% for the fiscal year ended March 31, 2006 to 28.4% for the six months ended September 30, 2007.
          On October 15, 2007, we entered into definitive agreements to purchase the entire equity interests of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited, which are related companies incorporated in China and the British Virgin Islands, respectively, engaged in the development and marketing of software for computer-based tests. The aggregate cash consideration for the acquisition is RMB10.0 million. On October 15, 2007, we made a deposit of RMB2.0 million in the aggregate to the sellers with the remainder of the consideration due upon closing. The transaction is expected to close in March 2008, subject to satisfaction of customary closing conditions. In conjunction with the acquisition, we also issued to certain of the sellers warrants for the purchase of an aggregate of 126,803 of our common shares at a strike price of $5.25 per share, which warrants are exercisable upon the closing of the transaction and expire on April 30, 2008. On the date of issuance, the estimated intrinsic value of the warrants granted to certain of the sellers approximated RMB4.1 million ($0.5 million) based on the estimated fair market value of underlying shares of $9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability).

Factors Affecting Our Results of Operations
          Some of the key factors affecting our results of operations are:

•	growth in China’s professional services sector resulting in increasing demand for qualified and certified talent in China;

•	overall economic growth and rising income levels in China contributing to increased spending on education, testing and test preparation;

•	government and industry initiatives to standardize and license professionals in industries such as securities, futures, banking, law and accounting;

•	growth in the use of computer-based tests and performance-based tests and willingness of test sponsors and educational program providers to outsource test content development and delivery for sophisticated computer-based and performance-based tests;

•	emphasis on, and government encouragement for, career-oriented and IT-related educational programs in China;

•	the increasing importance of identifying qualified talent contributing to increasing demand for testing and certification programs that can confirm the qualifications of the applicant or job seeker;

•	acceptance by educational institutions of our career-oriented and IT-related educational programs; and

•	our introduction of new services, such as our pre-occupational training programs launched in March 2006 and our test preparation solutions launched in November 2006.
          Although we anticipate the above factors will continue to increase demand for our products and services in China, a slowing or reversal of any of the above factors could cause our revenue growth to slow or stop, or to not grow as fast as we might expect.
          In addition, our results of operations for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2007 have been significantly affected by the following factors:

•	share-based compensation;

•	the impact of certain preferential tax rates and tax holidays;

•	valuation of tax loss carryforwards;

•	foreign currency exchange losses;

•	accretion of, and foreign currency exchange translation adjustment on, our Series A redeemable convertible preferred shares, or preferred shares, to redemption value;

•	interest expense relating to extension of a warrant to a third-party lender;

•	recognition into income in the fiscal year ended March 31, 2006 of previously deferred revenue of RMB3.9 million from ATA Jiangsu as a result of its voluntary winding up;

•	gain on disposal of Xiamen Wendu Software Education Investment Co. Ltd., or Wendu Education, in the amount of RMB2.8 million, which was consummated during the six months ended September 30, 2007; and

•	the relative proportion of our net revenues derived from higher-gross margin and lower-gross margin product and service offerings.

          Going forward, we expect our results of operations to be affected by the following:

•	share-based compensation;

•	the impact of certain preferential tax rates and tax holidays;

•	valuation of tax loss carryforwards;

•	foreign currency exchange losses; and

•	the relative proportion of our net revenues derived from higher-gross margin and lower-gross margin product and service offerings.
Net Revenues
          We derive revenues from licensing of fees for computer-based testing services, licensing fees for test-based educational services, sales of test preparation solutions, and other products and services. Our net revenues are presented net of PRC business taxes. The following table sets forth a breakdown of our total net revenues for the periods indicated:

	For the Fiscal Year Ended March 31,				For the Six Months Ended September 30,

	2006		2007		2006		2007

	RMB	%	RMB	%	RMB	%	RMB	$	%
	(In thousands, except for percentages)
Net revenues:
Testing services	18,170	26.3%	24,628	29.0%	10,622	32.8%	29,472	3,933	38.6%
Test-based educational services	35,138	50.9%	42,804	50.4%	18,749	57.9%	20,891	2,788	27.4%
Test preparation solutions	340	0.5%	10,076	11.9%	5	0.1%	21,632	2,887	28.4%
Other	15,389	22.3%	7,373	8.7%	2,992	9.2%	4,253	568	5.6%

Total net revenues	69,037	100.0%	84,881	100.0%	32,368	100.0%	76,248	10,176	100.0%

Testing Services
          We derive testing services revenues from licensing fees charged to test sponsors for our test delivery services and from simulation testing technology licensing. Revenues from testing services accounted for 26.3%, 29.0%, 32.8% and 38.7% of our total net revenues for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively.
          Test delivery services. We generate test delivery services revenues through licensing fees charged for providing computer-based testing services to test sponsors such as governmental agencies, IT vendors and other sponsors of licensure and certification tests. We offer our clients a comprehensive set of services for the compilation, delivery and analysis of computer-based tests using our E-testing platform, as well as logistical services such as test registration and fee collection. Tests delivered through our E-testing platform may be conducted at our ATA authorized test centers or at other locations at the test sponsor’s discretion. We generate revenues from our test delivery services through technology licensing fees charged to test sponsors based on the total number of test takers taking a requested test. Our clients typically pay us within three to six months of delivery of the test. We recognize revenue for test delivery services upon completion of the relevant test.
          We have experienced seasonality and expect in the future to continue to experience seasonality in revenues and accounts receivable related to our test delivery services. We typically have higher net revenues from test delivery services in the quarter ending December 31 than in other quarters due to a generally higher number of tests delivered by our clients during that quarter. Net revenues from test delivery services are typically lowest in the quarter ending March 31. Our second largest quarter in terms of number of tests delivered may vary between the quarters ending June 30 and September 30 depending on whether certain large-scale tests, such as the banking licensure test, are scheduled in one or the other quarter. Depending on when we receive payment from our test sponsor clients, we may experience substantial increases in our accounts receivable balance at the end of the quarter ending December 31 of each fiscal year.
          Simulation testing technology licensing. We license our Dynamic Simulation Technology and other simulation testing technologies to IT certification sponsors, such as Microsoft, and international test preparation service providers. Our technology licensing arrangements include annual license fees and royalty fees. Annual license fees are prepaid at the end of the quarter ending June 30 of each year, while royalty fees are payable quarterly. We recognise revenue from royalty fees in the quarter in which our simulation testing technology licenses are delivered, which is evidenced by the quarterly usage reports received from the licensees. Annual license fee revenues are recognized over the year on a straight-line basis. We have not experienced significant seasonality in revenues or accounts receivable in relation to our simulation testing technology licensing.
Significant Factors Affecting Testing Services
          The most significant factor directly affecting our revenues from licensing fees charged for our testing services are the number of test takers. The number of test takers for a test is driven by our ability to secure contracts with test sponsors for the creation and delivery of computer-based test titles popular with test takers. The volume of tests we offer is determined by the willingness of test sponsors to use our services. We believe test sponsors choose our services because (i) for all test sponsors, our testing services provide a proven and technologically advanced computer-based and performance-based testing format that is stable, cost-effective, secure, accurate and better able to assess the real-world, practical skills of test takers, (ii) for government test sponsors, our testing services allow governmental agencies to outsource the burden and difficulty of administering large-scale tests to a third-party service provider better equipped to handle the testing process, and (iii) for IT vendors, our testing services help perpetuate the market prevalence of their products and technologies and help identify technical talent from across China. Our revenues from licensing fees charged for our testing services revenues are also affected by the price we can charge per test, which generally remains fairly stable once we are engaged by a test sponsor to help deliver a particular test.
          Demand and pricing for a test is affected by whether a certain profession, career or job position for which the certification, licensure or qualification test is being given is considered desirable by potential test takers. Some industries may experience fluctuations in the numbers of people attempting to become qualified to participate in the industry, depending on the overall health of the relevant industry, changes in average salary levels in the relevant industry, the popularity of certain types of careers and employers, governmental policies that impact the relevant industry, or other factors. Tests that test proficiency in specific IT-related skill sets are particularly sensitive to changes in or the obsolescence of the relevant technologies.
          In addition, obtaining contracts from test sponsors for new test titles and for upgrading existing test titles often requires us to expend considerable time and resources. Many of our clients administer tests to a large number of people on a regular basis, and maintaining consistency and stability from year to year in the test delivery format is important to them. The decision process involved in adopting a new type of test or a new test delivery format can be difficult and complex. These factors often result in significant delays in our ability to secure contracts, which can make it difficult for us to predict our revenues from licensing fees from test sponsors in any given year. On the other hand, for test sponsors that administer many tests on a regular basis, our ability to secure an initial contract and to effectively meet their test delivery requirements under the contract can help us obtain future test title contracts from that test sponsor, which enables us to increase and diversify our revenues and to hinder the ability of competitors to secure contracts with the test sponsor. In addition, our ability to license our simulation technology to leading IT vendors and other clients that require cutting-edge computer-based simulation testing technologies depends largely on our ability to maintain and extend our technology leadership in this area.

In this regard, our revenues from licensing fees from test sponsors may be negatively affected if Microsoft exercises its contractual option to purchase the source code of our Dynamic Simulation Technology. See “Risk Factors — Risks Relating to Our Business — If Microsoft exercises its contractual option to acquire the source code of our Dynamic Simulation Technology, or DST, Microsoft or a company to which Microsoft licenses or sells such technology may be able to more effectively compete with us.” We have not received any indication from Microsoft that it intends to exercise this purchase option.
          Finally, our ability to roll out the delivery of new tests, particularly large-scale tests delivered nationwide through our network of ATA authorized test centers, can be complicated and time consuming, which may delay our ability to generate revenues under some of our contracts for delivery of tests that have not been delivered previously.

Test-Based Educational Services
          We receive licensing fees from test-based educational services charged to educational institutions for our degree major course programs, single course programs and pre-occupational training programs. Revenues from these licensing fees accounted for 50.9%, 50.4%, 57.9% and 27.4% of our total net revenues for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively.
          Degree major course programs. Our degree major course programs are comprised of a series of individual course programs designed to help students acquire a cluster of skill sets that can best prepare them for specific job types and careers, and, in some cases, allow them to acquire certifications from well-known IT vendors. Our degree major course programs are designed to be completed within one to five years, with the majority being completed in two to three years. Our course content and related tests for each course in the degree major course program integrate our computer-based simulation and other testing technologies with IT learning content and certifications authorized by the IT vendors. Revenues from our degree major course program offerings accounted for 49.2% and 20.3%, respectively, of our total net revenues, and 84.9% and 73.9%, respectively, of our test-based educational services net revenues, in the six months ended September 30, 2006 and 2007. We expect our degree major course programs to continue to contribute a substantial majority of our revenues from licensing fees from test-based educational services as these programs become more popular with educational institutions across China.
          We generate revenues from our degree major course programs through licensing fees charged to educational institutions. Our licensing fees are charged per student per year and are agreed upon prior to delivery of any course or test materials. Our fee is payable shortly after confirmation by the educational institution of the number of students enrolled in each degree major course program near the beginning of each school year. For first-year courses, confirmation of the number of students enrolled in each degree major course program usually occurs one to two months into the school year because a small percentage of first-year students change their degree major in the first couple months after commencement of the school year. Therefore, billing and payment collection for our first-year courses often does not occur until later in the school year. The fees are not refundable if the student fails to complete one or more of the courses or the entire degree major course program or fails any of the tests. We charge schools based on our perceived market value of both the individual certifications to be awarded at the completion of each course and the overall degree to be awarded to the student at the completion of the degree major course program.
          Revenues from our degree major course programs may fluctuate because revenues from the final year of the degree major course program are recognized over a ten-month period (generally September through June) while revenues from the first through the next-to-last years of the program are recognized over a 12-month period (generally September through August). In the fiscal year ended March 31, 2007, we experienced lower revenues from these programs in the quarter ended September 30, 2006 as final year students comprise a material amount of the revenue contributing student population and we do not recognize revenues in July and August for these students. We expect this seasonal fluctuation to continue while the magnitude of the fluctuation depends on the proportion of students in early years of the programs as compared to students in the latter years of the program.

          We also expect some seasonality in our billing and accounts receivable related to degree major course programs. Our contractual right to collect from our clients typically falls around the months of October to November when the number of enrolled students is confirmed. A large portion of our clients settle payment with us two to three months after that time, around the months of December and January. Depending on the mix of clients that pay us in December or January each year, we may experience fluctuations in our accounts receivable balance and cash booked. As a result, our accounts receivable have historically been highest at the end of the quarter ending December 31 of each fiscal year.
          Single course programs. Our single course programs typically center around a specific type of computer software application or other technology that requires significant training and practice to master and for which certification is offered. Our single course programs integrate our testing technologies and services with IT learning content and certifications authorized by well-known IT vendors. Chinese universities, vocational colleges and other educational institutions offer these course programs to non-IT major students as elective courses. In order to receive certification from IT vendors, students must pass a computer-based test administered at the end of the single course program. Revenues from our single course program offerings accounted for 7.7% and 5.3%, respectively, of our total net revenues, and 13.2% and 19.5%, respectively, of our test-based educational services net revenues, for the six months ended September 30, 2006 and 2007.
          We generate revenues from our single course programs through licensing fees charged to educational institutions. We charge licensing fees for our single course programs based on a pre-agreed fee per student taking each course. A portion of the per-student fee, generally 30% to 50% of the total, is due prior to delivery of the course materials at the beginning of the course period based on the number of students who enroll in the course. The remainder of the per-student fee is due prior to delivery of the final test and is based on the number of students taking the final test. We charge schools based on our perceived market value of the certification to be awarded to the student at the completion of the course.
          Our contracts for single course programs entered into prior to January 2006 were silent as to the term or period that we are required to provide services. Beginning in January 2006, we have revised the standard terms of our single course program contracts to stipulate that we have no obligations to provide future services after a definitive term even if the course has not been completed. We are also in the process of amending or replacing our single course program contracts entered into prior to January 2006 to stipulate that we have no obligations to provide future services after six or 12 months from the commencement of our services. As of September 30, 2007, approximately 20% of our effective single course program contracts entered into prior to January 2006 have been amended to include the contractual term of service period. Upon commencement of a single course program that does not have a definitive term, we estimate, based on our historical experience, the percentage of contracts that will be completed within 12 months, and recognize revenue for such contracts on a straight-line basis over a period of five months, which is the expected service period based on historical averages. For the percentage of contracts that are not expected to be completed within 12 months, we do not recognize revenue until the course is completed or we otherwise obtain confirmation from the educational institution that we no longer have any future obligations.
          For all single course programs that have a definitive term of service period, we recognize revenue on a straight-line basis over the service period or the contractual period, whichever is longer.
          At the end of each reporting period upon the closing of our financial records, we compare the revenue recognized at the onset of the contracts to the actual completion status of each contract, on a contract by contract basis, and make any revenue adjustments to reflect the actual completion status of the contracts. Given that substantially all course programs are delivered during a school year, which spans from September of each year to June of the following year, we will experience a substantial decrease in single course program revenues for the months of July and August each year. We do not expect significant accounts receivable from our single course program clients due to the fact that we bill and receive cash prior to delivery of a large portion of the relevant services.

          Pre-occupational training programs. Our pre-occupational training programs provide trained instructors to teach students practical skills through exercises designed to more closely align their skills with specific job requirements. We generate revenues by licensing our pre-occupational training programs to educational institutions and from fees charged to educational institutions for arranging deployment of training instructors.
          We currently run two models for our pre-occupational training programs: the co-operated model and the self-operated model. Under the co-operated model, we provide pre-occupational training personnel and programs, while the educational institutions provide the facilities, equipment and operational staff and are responsible for student in-take. We charge either on a consumption basis by referencing the number of enrolled students or by course hours consumed over the typical training period of two to three months or on a license basis by referencing the number of licenses purchased per year, which is determined by the number of courses that comprise the training program and working units in the training center. Alternatively, we also receive instructor deployment revenue based on the length of the program if a client requires us to deploy training instructors. Under the self-operated model, the training center is invested and operated by us. Participating schools send students to our training facilities and we collect fees based on the number of class units taken over the typical training period of two to three months.
          We recognize revenue from licensing our pre-occupational training programs over the service delivery period on a straight-line basis, either over the typical training period of two to three months, or if the license fee charged is on a per-year basis, over the 12-month period from the commencement date. We typically collect cash either in full prior to delivery of the service, or 50% at the time when the service is first delivered and 50% just prior to completion of services. Instructor deployment revenue is collected prior to instructor deployment, and is recognized on straight-line basis over the service delivery period. Revenues from our pre-occupational training program offerings accounted for 1.1% and 1.8%, respectively, of our total net revenues, and 1.9% and 6.6%, respectively, of our test-based educational services net revenues, in the six months ended September 30, 2006 and 2007.

Significant Factors Affecting Test-Based Educational Services
          We use the concept of “student-months” to track growth in our test-based educational services revenues from licensing fees charged to educational institutions for our degree major course programs, single course programs and pre-occupational training programs. Degree major student-months are calculated by first multiplying the number of students in each degree major by the number of months of that degree major course program in the relevant period and then adding the resulting numbers for all of our degree major course programs together to reach an aggregate degree major student-months figure for the period. Single course student-months are calculated by first multiplying the number of students in each single course program by the number of months of that single course program in the relevant period and then adding the resulting numbers for all of our single course programs together to reach an aggregate single course student-months figure for the period.
          A number of factors affect our degree major, single course and pre-occupational training student-months, as follows:
          Our ability to add schools that offer our course programs. Our ability to increase student-months and grow revenues from licensing fees from test-based educational services depends on our ability to continue to add new educational institutions to our client list, expand our program offerings from existing and new IT vendors, expand program offerings to subjects outside of the IT sector and maintain our relationships with our existing educational institution clients. As schools continue to offer our programs to enable students to obtain vocational skills, our number of student-months and our revenues from licensing fees from educational institutions will increase. Schools in China are required by national policy initiatives to provide more career-oriented courses and practical skills training to assist students entering the IT industry. In addition, we believe employers and industry associations in China are increasingly requiring job applicants and industry participants to obtain professional certifications and licenses to qualify for increasing numbers of positions in various industries.

          Our experience has been that schools typically take a conservative and incremental approach to new technologies and teaching methods, preferring to start small with the adoption of two or three degree major course programs to allow teachers to be properly trained to administer the courses and to test the receptiveness of students to the courses. In addition, educational institutions generally make purchasing decisions for our course programs during the latter part of the school year, typically from April to July of each year, to allow sufficient time for integration of the course programs into their school curriculum, training of teachers, and marketing of the new course program offerings to returning and incoming new students, prior to the beginning of the new school year each fall. If there is a significant delay by a school in making the decision to integrate our course programs, and such decision is not made by August, our course program revenues from that school will likely be delayed for a year or more, which can make it difficult for us to predict these revenues in any given year.
          Once a school decides to adopt one or more of our course programs, our revenues are further affected by our ability to roll out these programs in the school in a timely manner. Each roll-out involves several important steps, including assessing and improving the educational institution’s infrastructure to ensure that it can support our computer-based testing and course materials and training a sufficient number of teachers to be able to offer the course programs. For our most basic single course programs, this process can usually be completed in a matter of days, but for more complicated course programs and for degree major course programs, it can take several months or more before the programs will be ready for introduction into the school’s curriculum.
          Our ability to add new course programs to existing educational institution clients. Because of the nature of school enrollment generally, we often generate revenues quickly in the first several years following introduction of our single course and degree major course programs in a particular educational institution. For example, if we offer a three-year degree program, we may experience fast initial growth in the number of students in the first year, second year and third year the educational institution offers the program as we move from offering the program to one class year to offering it to students in all three class years. However, starting in the fourth year after the initial introduction of the program in the school’s curriculum, we may experience a leveling off, or decline, in the number of students enrolled in the course as new first-year student enrollments will be offset by graduated students. Thus, our ability to continue introducing new course programs to existing educational institution clients is a significant factor in driving revenue growth from each individual educational institution.
          Our ability to secure rights from IT vendors. Our degree major and single course programs are more attractive if they offer skills or certifications from well-known international and domestic IT vendors. We believe that such IT vendors typically offer certification programs for skills that are readily marketable, which provides students that acquire such skills and certifications with advantages in the job market. As a result, we are able to charge educational institutions higher licensing fees per student for course content and certifications provided by well-known IT vendors.

Test Preparation Solutions
          We derive test preparation solutions revenues from the sale of teacher training software products and online test preparation services. We historically also generated some revenues from sales of software to schools to conduct computer-based exercises and tests. Test preparation solutions accounted for 0.5%, 11.9%, 0.1% and 28.4% of our total net revenues for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively.
          NTET Tutorial Platform. We offer, through independent sales agents, our NTET Tutorial Platform software, which comprises a comprehensive set of training materials for preparing teachers for certification under the NTET test. We began offering our NTET Tutorial Platform in November 2006. We sell all title and distribution rights to the distributor upon delivery. We do not provide upgrades or any additional post-contract services, which are the responsibility of the sales agents who sell or otherwise dispose of our NTET Tutorial Platform. We recognize this revenue upon delivery of the software and once collectibility is reasonably assured. We expect seasonal fluctuations in the sales of these software products because we typically negotiate with our independent sales agents the right to distribute our software on a provincial basis in the quarters ending March 31 and June 30 of each fiscal year. Sales of our NTET Tutorial Platform accounted for 92.5% of our test preparation solutions revenues in the six months ended September 30, 2007.
          Online test preparation services. ATA Online provides online test preparation for professional licensure and certification tests delivered through our testing platform for the Securities Association of China, the China Futures Association and the China Banking Association. Revenues from online test preparation services are generated by selling online point cards to end users directly or through distributors on a consignment basis. The online point cards entitle end users to unlimited use of online mock testing during a specified service period, which normally ranges from 90 to 180 days from the activation of the online point cards. Sales proceeds from the online point cards, net of the discounts granted to distributors, are recognized on a straight-line basis ratably over the service period commencing at the point of time the card is activated as online test preparation service fees. If the cards sold to end users are not activated before the expiration date, all online service fees received will be recognized on the expiration date. ATA Online is not contractually obligated to accept, nor has it historically accepted, returns from end users.

Significant Factors Affecting Test Preparation Solutions
          A number of factors affect our revenues from test preparation solutions. One of the most important of these is our ability to grow the number of test titles we deliver through our test delivery platform. Because we only offer test preparation solutions for tests that are delivered through our test delivery platform, the number of test titles we deliver through our test delivery platform directly impacts the potential number of tests for which we can offer test preparation solutions. However, the demand for test preparation solutions is not the same for all tests. Demand for test preparation solutions for a particular test depends on the relative level of importance or difficulty of the test, with greater demand for test preparation solutions for more important and more difficult tests. Therefore, our ability to secure test delivery services contracts for more important and more difficult tests may affect our test preparation solutions business. Our ability to grow our test preparation solutions business is also affected by the willingness of our test sponsor clients to permit us to provide test preparation solutions for their tests. Some test sponsor clients may not permit us to provide test preparation solutions in relation to tests for which we provide test delivery and other services due to a perceived conflict of interest. In addition, because we generally do not develop the learning content used in our test preparation solutions, our ability to license test preparation learning content and materials from the relevant test sponsor or third party content provider is critical to the expansion of the number of tests for which we offer test preparation solutions.
          In addition, our revenues from existing test preparation solutions depend on the number of users of our test preparation solutions and the price we can charge for them. These in turn depend on a number of factors, including whether test takers are aware of our test preparation solutions and the timing of the test being delivered. We market our current test preparation solutions through either distributors or the test sponsor and the number of test preparation solutions users depends on the effectiveness of these marketing channels.

Other Revenue
          We derive other revenues from licensing fees paid to us by operators of our ATA authorized test centers, issuance of certificates delivered to passing candidates, test content creation services, teacher training, sales of educational compact discs and textbooks, sales of testing peripherals, and other fees and services. Our other revenues accounted for 22.3%, 8.7%, 9.2% and 5.6% of our total net revenues for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007, respectively.
          Licensing fees from ATA authorized test centers. We have established our nationwide network of ATA authorized test centers by contracting with qualified independent operators that act as ATA authorized test centers for us. Under our contracts with test center operators, we license our ATA name and ATA E-testing platform technology and provide ongoing technical support, upgrades and training during the contract period in exchange for license fees. Each test center is obligated to provide testing venues, computers with Internet access for use as testing terminals, other testing equipment and test monitoring services as specified by us. We have ongoing obligations to provide technical support and system upgrades during the licensing period. Although we generate a small but steady stream of licensing revenue from test center operators, we view our network of ATA authorized test centers primarily as a channel for the nationwide delivery of our tests, which is an important consideration for many of our test sponsor clients, as well as a means to build our brand by placing ATA signage in our numerous test centers across China. We do not provide loan guarantees, asset pledges or any other financial support to the ATA authorized test centers.
          We receive license fees from our test center operators in the form of either a single initial license fee or a combination of initial license fee and annual continuing license fees. Under either fee arrangement, our licensees can extend their licensing agreement with us indefinitely. We recognize revenue from initial license fees on a straight-line basis over the expected licensing period, which currently is ten years. We recognize revenue from annual license fees once collectibility is reasonably assured, which has generally been once we receive cash payment, over the remaining months of the year to which the annual license fees relate.
          Certificates. Many of our testing services clients, including well-known test sponsors, charge passing candidates a separate fee to receive a certificate for a test passed. We produce and deliver these certificates to these candidates upon request. We charge a per-certificate price for the certificates and recognize revenues from certificate issuances upon delivery of the certificate.
          Test content creation services. Our test content creation services include the installation of our technology on client testing platforms, the conversion of paper-based tests into computer-based tests, and other related services. We build test items for computer-based tests using our advanced testing technologies and we license our testing technologies to clients to enable them to create and administer their own tests. We have also developed other advanced testing technologies for creating sophisticated computer-based tests. We generate revenues from our test content creation services through service fees charged to governmental agencies, IT vendors and other sponsors of licensure, certification and qualification tests. We recognize revenue from our test content creation services upon the acceptance of the services by the client.
          Teacher training services. Through our teacher training services, we organize training events for teachers to improve their understanding of our course program content and our E-testing platform as used in the context of our degree major and single course programs. We charge schools a fixed price per teacher attending our training sessions, which typically take one week to complete. For course content training, we generally outsource the training presentation to the IT vendors that provided the content for the specific course program, or to college professors or other instructors or trainers with expertise in the course program subject matter. We recognize revenue from teacher training services upon completion of the services, which usually occurs within several weeks.
          Educational compact discs and textbooks. We do not market our educational materials, such as compact discs and textbooks, separately from the course programs to which they relate. However, our clients, mainly educational institutions, may request additional copies of course program compact discs and textbooks to replace those lost by students or to provide additional copies for instructors. We recognize revenue from sales of educational compact discs and textbooks upon receiving cash payment at delivery.
          Other fees and services. From time to time and as requested by our clients, we may perform certain IT consulting or system integration work for our test sponsor clients. These are typically short one-time contracts from which we recognize revenue upon completion of the services, which usually occurs within a short period of time. We also, from time to time, receive revenue from content providers for our test-based educational services course programs in the form of marketing fees charged to these content providers to host conferences and events to promote the course programs. We recognize revenue from these marketing fees upon receiving cash payment.
Cost of Revenues
          Our cost of revenues consists primarily of royalty fees, payroll compensation, the cost of inventory sold and test delivery monitoring costs, all of which are directly attributable to the provision of our testing services, test-based educational services, test preparation solutions and our other products and services. The following table shows our cost of revenues and gross profit for the periods indicated:

	For the Fiscal Year Ended March 31,				For the Six Months Ended September 30,

	2006		2007		2006		2007

	RMB	%	RMB	%	RMB	%	RMB	$	%
	(In thousands, except for percentages)
Net revenues	69,037	100.0%	84,881	100.0%	32,368	100.0%	76,248	10,176	100.0%
Cost of revenues	33,988	49.2%	41,102	48.4%	18,750	57.9%	32,777	4,374	43.0%

Gross profit	35,049	50.8%	43,779	51.6%	13,618	42.1%	43,471	5,802	57.0%

Royalty Fees
          The largest component of our cost of revenues is attributable to royalty fees paid to IT vendors for the use of their proprietary content in our course programs and our computer-based tests. We pay substantially all of these royalty fees under an enrollment model, whereby royalty fees are determined based on the number of students who enroll in the course. Under limited circumstances, an IT vendor may also charge an annual royalty cost regardless of the number of students enrolled in, or that take the final test for, the course.

Payroll Compensation
          The second largest component of our cost of revenues relates to payroll compensation. Payroll consists of base salary and related welfare benefits paid to staff in our services implementation and customer support departments.

Cost of Inventory Sold
          Our cost of inventory sold is comprised of printed learning material that are pre-printed by third parties and that we record as inventory. When a school contracts with us for degree major and single course programs, we deliver the related compact discs and textbooks and other course materials prior to the start of the course programs. Cost of inventory is recognized on a first-in-first-out basis.

Test Delivery Monitoring Costs
          Our test delivery monitoring costs consist of fees paid to hire test proctors, rental of testing facilities and peripheral items used for the provision of our testing services, such as USB flash drives used for security control keys, computer cameras used during testing for communication and identification, compact discs used to store and deliver our testing software, and signage used to identify and brand our ATA authorized test centers.

Factors Affecting Gross Margin
          Our gross margin is affected by changes in our net revenues and cost of revenues. Our net revenues are determined by the number of schools or IT vendors to which we provide services, the number of test sponsors we provide testing services to and the number of test takers per test title, the amount of software products we sell and the number of test preparation users that purchase our online point cards, as well as by the amounts we can charge for our services. Our cost of revenues are affected by the size of, and increases or decreases in, royalty payments to IT vendors and other content providers for our course programs. Degree major and single course program licensing fees are subject to mutual negotiation between us and the content providers. While we may be able to negotiate better royalty fees with some content providers as our business grows larger, we may also experience cases where content provider licensing fees may increase. For example, we may need to pay larger-than-average license fees for the right to create new, or update existing, course program titles for more popular IT career paths and technologies. These licensing fees may also increase over time, but we may feel compelled to continue providing these course programs to schools, despite increasing costs, in order to support existing degree major course programs and course offerings at various schools.
          Our gross margin is also affected by the mix of our service offerings. For example, the introduction of test preparation solutions such as our NTET Tutorial Platform and ATA Online’s online test preparation services in November 2006, which both involve relatively low direct costs of service, contributed to our higher gross margin in the fiscal year ended March 31, 2007 and the six months ended September 30, 2007. Our gross margin will, in part, be affected by how successful we are in increasing the proportion of our revenues derived from services that have a lower direct cost of service.
          In addition, our cost of revenues is recognized as incurred, typically at the beginning of the revenue recognition period. Therefore, a significant amount of our degree major course program revenues is recognized ratably over the course period or school year while related costs are generally incurred up front. We expect our gross margin to fluctuate from quarter to quarter due to this cost recognition policy. We expect gross margin to be lower in the quarters ending September 30 and March 31 of each fiscal year as these are times when school starts, educational materials are distributed to the schools and we recognize the majority of our course program costs.
Operating Expenses
          Our operating expenses consist of research and development expenses, sales and marketing expenses and general and administrative expenses.

Research and Development Expenses
          Our research and development expenses consist primarily of costs of equipment used in our research and development activities, salaries and benefits for our research and development personnel, cost of outsourcing services and other costs relating to the design, development, testing and enhancement of our products and services.

Sales and Marketing Expenses
          Our sales and marketing expenses consist primarily of sales commissions paid to our sales personnel, cost of hosting conferences, advertising expense, travel and entertainment expenses, salaries and benefits for our sales and marketing personnel, and other sales and marketing expenses.

General and Administrative Expenses
          Our general and administrative expenses consist primarily of salaries and benefits for our administrative and finance personnel, professional fees, office expenses, rental costs, provisions for uncollectible accounts receivable, travel and entertainment expenses, and share-based compensation expense.
Taxation
          Under the current laws of the Cayman Islands and the British Virgin Islands, neither we nor ATA BVI is subject to tax on its income or capital gains. In addition, payment of dividends by either company is not subject to withholding tax in those jurisdictions.
          Until December 31, 2007, our subsidiaries incorporated in China, ATA Testing and ATA Learning, were governed by the PRC Enterprise Income Tax Law for Foreign-Invested Enterprises and

Foreign Enterprises. Our affiliated PRC entity, ATA Online, was subject to the PRC Enterprise Income Tax Provisional Regulations. Under those laws and regulations, foreign-invested enterprises, such as ATA Testing and ATA Learning, and domestic Chinese companies, such as ATA Online, were generally subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax). However, ATA Testing and ATA Learning have enjoyed preferential tax treatments provided by local and national Chinese tax authorities. In addition, under the PRC Enterprise Income Tax Law for Foreign-Invested Enterprises and Foreign Enterprises, dividends paid to us by ATA Testing and ATA Learning were exempt from withholding tax. As foreign-invested productive enterprises and new technology enterprises located in Beijing, ATA Testing and ATA Learning were given tax incentives that have the effect of (i) exempting the company from enterprise income tax for their first three tax years following establishment; (ii) providing the company a reduced enterprise income tax rate of 7.5% for the fourth through sixth tax years following establishment; and (iii) providing the company a preferential enterprise income tax rate of 15% for tax years thereafter. ATA Testing, established in 1999, enjoyed a preferential enterprise income tax rate of 15% for the taxable year 2007, while ATA Learning was exempted from enterprise income tax for the tax years 2003, 2004 and 2005 and enjoyed a 7.5% enterprise income tax rate for the years 2006 and 2007.
          On March 16, 2007, the National People’s Congress of China enacted a new Enterprise Income Tax Law, or New EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. Unlike the Income Tax Law for Foreign-Invested Enterprises and Foreign Enterprises, the New EIT Law does not specifically exempt withholding tax on dividends paid by foreign-invested enterprises to foreign investors. The implementing rules of the New EIT Law set the rate of such withholding tax at 10%. The ultimate withholding tax rate on dividends is subject to reduction by applicable tax treaty between the PRC and the tax residence of the foreign investor. We are actively monitoring the withholding tax on dividends and are evaluating appropriate organizational changes to minimize any unfavorable tax consequences, to the extent practicable.
          In addition, the New EIT Law imposes a unified enterprise income tax rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify for certain tax incentives. Under the New EIT Law, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them (1) in the case of reduced tax rates, for a period of five years from January 1, 2008, or (ii) in the case of fixed-term tax holidays, until the expiration of such term, subject to certain phase-out rules. Under the phase-out rules, ATA Testing is expected to be subject to a reduced 18% enterprise income tax rate for the taxable year 2008, a 20% rate for 2009, a 22% rate for 2010, a 24% rate for 2011, and a normal 25% rate from 2012 onwards. ATA Learning is expected to be subject to a reduced 7.5% enterprise income tax rate for the taxable year 2008, and the same tax rates as those applicable to ATA Testing from 2009 onwards. The New EIT Law permits certain “high-technology enterprises” to enjoy a reduced 15% enterprise tax rate. If ATA Testing and ATA Learning qualify as high-technology enterprises and are eligible for preferential tax treatments under the New EIT Law during the phase-out period of their current tax preferential treatment, they may be allowed to choose the more favorable treatment between the phase-out treatment and the 15% reduced-rate treatment under the New EIT Law. Neither the New EIT Law nor its implementing rules specify the qualification criteria. Pending promulgation of the qualification criteria, which are yet to be formulated by the finance and tax authorities of the State Council, we cannot assure you that ATA Testing or ATA Learning will qualify as high-technology enterprises under the New EIT Law.
          Under applicable Chinese tax laws, foreign-invested enterprises and domestic chinese companies may carry forward losses up to five years. As a result of accumulated operating losses by our PRC subsidiaries, and our affiliated PRC entity, as of March 31, 2007, we had RMB15.6 million ($2.1 million), respectively, in gross operating loss carryforwards that could be used to offset taxable income in future tax years.

          ATA Testing, ATA Learning and ATA Online are also subject to Chinese business tax. We pay business tax on gross revenues generated from service and license fees in China at a rate of 5%. This business tax is included as a reduction of revenue in our consolidated statements of operations.
Critical Accounting Policies
          We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities, disclosure of contingent assets and liabilities on the date of each set of consolidated financial statements and the reported amounts of revenues and expenses during each financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates or changes in the facts or circumstances underlying our estimates and assumptions.
          An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places the most significant demands on our management’s judgment. When reviewing our consolidated financial statements, you should take into account:

•	our critical accounting policies discussed below;

•	the related judgments made by us and other uncertainties affecting the application of these policies;

•	the sensitivity of our reported results to changes in prevailing facts and circumstances and our related estimates and assumptions; and

•	the risks and uncertainties described under “Risk Factors.”
          See note 2 to our audited consolidated financial statements for additional information regarding our significant accounting policies.

Revenue Recognition
          Critical determinations made in connection with our revenue recognition policies are set forth below.
          Determination of applicability of VSOE. In determining our revenue recognition model for license fees from educational institutions, we have concluded, based on our past experience with our educational institution clients and our anticipated service model, that vendor specific objective evidence, or VSOE, does not exist for the post-contract services, or PCS, and other services provided in the degree major and single course programs, which are the only undelivered elements subsequent to the beginning of the programs. If the licensing and service arrangements with schools change from our current model to such where significant evidence for VSOE does exist for the PCS and services provided then we may no longer recognize revenue from educational institutions ratably over the service period on a straight-line basis. In such a case, we may instead recognize revenue on a relative fair value basis.
          Determination of single course program service period. Some of our current single course program contracts do not have a fixed contract term. Upon commencement of a single course program that does not have a definitive term, we estimate, based on our historical experience, the percentage of contracts that will be completed within 12 months, and recognize revenue for such contracts on a straight-line basis over a period of five months, which is the expected service period, based on our historical experience of the average length of the course period and our regular evaluation of such estimate. Such estimate is consistent with our understanding of educational institutions’ course schedules. If the course program service period for revenue recognition increased or decreased by one month, our net revenues from course programs in the fiscal year ended March 31, 2007 would not have been significantly impacted.
          Determination of single course program deferred revenue. For the percentage of single course program contracts that are not expected to be completed within 12 months, we do not recognize revenue until the course is completed or we otherwise obtain confirmation from the school that we no longer have any future obligation. Based on historical trend analysis and our expectation that in the future the number of courses that are not completed within 12 months will gradually decrease, each year we estimate a certain percentage of all new courses started during that year but were not expected to be completed within 12 months. If the actual number of courses that have a delivery period of greater than 12 months is materially higher than our estimate, we may need to revise our revenue deferral policy for future periods. If the percentage of estimated deferred revenue for new courses started during the fiscal year ended March 31, 2007 and not completed within 12 months changed by 10%, our net revenues in the fiscal year ended March 31, 2007 would not have been significantly impacted.

Income Taxes
          We assess the likelihood that our net deferred income tax assets will be realized from future taxable income. To the extent that we believe that it is more likely than not that some portion or the entire amount of deferred income tax assets will not be realized, we establish a valuation allowance. In assessing the need for a valuation allowance, we consider all available evidence, including projected future taxable income, tax planning strategies, historical taxable income (losses), and the expiration period of the operating loss carryforwards.
          In assessing the realizability of deferred income tax assets, we consider whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or tax carryforwards are utilized. We consider projected future taxable income and tax planning strategies in making this assessment. The largest component of deferred income tax assets is the net operating loss carryforwards generated by ATA Testing. ATA Testing incurred operating losses through 2004. ATA Testing utilized tax loss carryforwards, which were previously provided for, amounting to RMB1.2 million and RMB1.0 million, respectively, in the years ended March 31, 2006 and 2007. We believe that ATA Testing’s cumulative operating losses for the three-year period ended March 31, 2006 constituted significant evidence that deferred income tax assets would not be realizable and this evidence outweighed our expectations that ATA Testing would generate future taxable income. Therefore, a valuation allowance of RMB2.3 million has been provided against ATA Testing’s deferred income tax assets as of March 31, 2006. The deferred income tax assets of RMB0.4 million recognized on net operating loss generated during the three months ended March 31, 2006 was expected to be recovered within the tax year of 2006, thus no valuation allowance was provided. For the year ended March 31, 2007, we considered the continuous realization of tax loss carryforwards, the marginal cumulative operating losses for the three-year period ended March 31, 2007, the level of non-deductible permanent differences and our expectations of ATA Testing’s generation of future taxable income, and concluded that ATA Testing’s deferred income tax assets as of March 31, 2007 are more likely than not realizable. Therefore, we released the valuation allowance of RMB1.4 million attributable to ATA Testing’s tax loss carryforwards and recognized an income tax benefit in the consolidated statements of operations. The valuation allowance of RMB0.1 million as of March 31, 2007 was provided for the net operating loss carryforwards of ATA Online. Due to the short operating history of ATA Online, we do not believe that its deferred income tax assets are more likely than not realizable and therefore, a full valuation allowance was provided against ATA Online’s deferred income tax assets as of March 31, 2007. The amount of the net deferred income tax assets considered realizable as of March 31, 2007 could be reduced in the near term if estimates of future taxable income are reduced.

Allowance for Doubtful Accounts
          We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. We review the accounts receivable on a periodic basis and make specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, we consider many factors, including the age of the balance, the customer’s past payment history and current credit-worthiness and current economic trends. To date, we have not written-off any customer receivable, although we have recognized provisions for doubtful accounts of RMB0.9 million and RMB0.5 million during the years ended March 31, 2006 and 2007, respectively.
          If our assumptions regarding the financial condition of our customers and their ability and willingness to pay us are incorrect, our actual bad debt provisions may be higher than estimated, which could result in a charge against our income and a higher level of allowance for doubtful accounts in the future, either of which could have a material adverse effect on our financial condition and results of operations.

Share-Based Compensation to Employees
          As further described in Note 12 to our Consolidated Financial Statements, we have elected to adopt the Statement of Financial Accounting Standards No. 123-R, “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, the cost of all share-based payment transactions are recognized in our consolidated financial statements based on their grant-date fair value over the required period, which is generally the period from the date of grant to the date when the share compensation is no longer contingent upon additional service from the employee, or the vesting period. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award (as measured based on the grant-date fair value of the equity instrument) is expensed on the grant date.
          The determination of fair value of equity awards such as options requires making complex and subjective judgments about the projected financial and operating results of the subject company. It also requires making certain assumptions relating to cost of capital, general market and macroeconomic conditions, industry trends, comparable companies, share price volatility of the subject company, expected lives of options and discount rates. These assumptions are inherently uncertain. Changes in these assumptions could significantly affect the amount of employee share-based compensation expense we recognize in our consolidated financial statements.
          We determined the estimated fair value of our employees’ share options granted in April 2005, December 2005, May 2006, December 2006 and October 2007 based on retrospective valuations conducted by Sallmanns (Far East) Limited, an independent third-party valuation firm. In determining the per share value of our common shares for purposes of determining the fair value of the options, we considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used. The fair value of our common shares was determined in a two-step process. In the first step, the equity value of our company was determined based on a valuation performed by Sallmanns (Far East) Limited. Sallmanns (Far East) Limited considered both the market approach and income approach to arrive at the fair value of our equity value. Sallmanns (Far East) Limited considered the market approach in the form of guideline company method and in the context of an equity transaction with unrelated third parties in exchange for cash consideration. Due to lack of general consistency in the guideline companies’ valuation ratios, Sallmanns (Far East) Limited did not apply any weight to the guideline company to arrive at the fair value of our equity. In accordance with the Practice Aid, because we had an equity transaction in March 2005 with an unrelated party in consideration for cash, we believed this equity transaction established a reference to determine a fair value of our equity value for option grants proximate to this transaction. Therefore, for the valuation of options granted in April 2005, December 2005 and May 2006, which were in the 12-month proximity with the March 2005 transaction, income approach (discounted cash flow method) was used with the discount rate referencing the recent equity transaction to arrive at the value of our equity value for these respective grants. For option grants after May 2006, without available reference of an equity transaction, income approach served as the method to determine our equity value. For the October 2007 grant, the fair value of the 391,800 stock options granted was determined by using the binomial option-pricing model with an estimated fair market value of underlying shares of $9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability).
          For the income approach, Sallmanns (Far East) Limited utilized a discounted cash flow method based on our projected cash flows from 2006 through 2011, including the following factors:

•	analysis of our industry and comparable listed companies;

•	our business and future development plan which includes estimated revenue volume and average unit price;

•	our historical financial results;

•	our projections of gross margins, earnings before income tax margin, capital expenditures and working capital changes from 2006 through 2011; and

•	appropriate discount rate to bring the projected future net cash flows available for payment of shareholders’ interest to their present worth.
          Sallmanns (Far East) Limited used a weighted average cost of capital, or WACC, of 11.68% as the discount rate to determine the enterprise value in May 2006, which was near a 12-month proximity to an equity transaction with unrelated third parties in exchange for cash consideration. The near-term equity transaction established a fair value basis for us and an implied discount rate of 11.68% in the transaction was resolved to reflect expectations of free cash flows at that point of time. We believe that such discount rate represented the fair value risk perception of the unrelated investors. Our operations had not undergone major changes from the near-term equity transaction to May 2006 and therefore the same discount rate was applied in the May 2006 valuation. Sallmanns (Far East) Limited used a discount rate of 16% to determine the enterprise value of our company in December 2006. There were no equity transactions objectively establishing our discount rate near a 12-month proximity of this issuance and the discount rate was derived using the WACC formula.
          In the second step, since our capital structure comprised a warrant, preferred shares and common shares at the grant date, Sallmanns (Far East) Limited allocated our equity value between each class of equity securities using the option pricing method. The option pricing method treats the warrant, common shares and preferred shares as call options on our company’s equity value, with exercise prices based on the warrant’s exercise price and liquidation preference of the preferred shares. We determined the fair value of the options on the date of grant by using the binomial option pricing method under the following assumptions.

	May 2006	December 2006	October 2007
	options	options	options

Expected volatility of future common share price	57%	56%	43%
Expected dividend rate	—	—	—
Expected term of the options	9.3 years	8.9 years	1.8 years
Risk-free interest rate (per annum)	5.06%	4.66%	4.56%
Estimated fair value of each common share at grant date	$1.14	$1.66	$9.52
          We estimate the expected volatility of our future common share price based on the price volatility of the publicly traded common shares of comparable companies in the United States over the most recent period to be equal to the expected option life of our employees’ share options. The maturity of the option is estimated based on the contractual terms of our employees’ share options. To determine the estimated fair value of our share options, we believe that the expected volatility and the fair value of our common shares are the most subjective assumptions, as we are a private company prior to the completion of this offering. The fair value of the 330,400, 250,000 and 391,800 options granted as of May 26, 2006, December 27, 2006 and October 1, 2007 was $140,800, $171,500 and $2,473,437 respectively.
          We believe that the increase in the fair value of our common shares between the May 2006 and December 2006 grant date was attributable to the following significant factors and events. We experienced strong growth in testing services and test-based educational services in the fiscal quarter ended December 31, 2006. In addition, we launched our NTET test preparation software and our online service platform in the same quarter. Further, in the same quarter, we hired a new vice president responsible for product and service development. However, the valuation did not increase more significantly because we incurred negative operating cashflows during the period from May to December 2006 and we expected our operating cash flow to remain negative in the fiscal quarter ended March 31, 2007. Finally, new revenue contributors such as test preparation were still in the relatively early stages of development and subject to significant uncertainty which is also reflected in the increased discount rate applied as discussed in the preceding paragraphs.
          We believe that the increase in the fair value of our common shares between December 2006 and the present is attributable to the following significant factors and events:

•	In January 2007, we underwent an organizational restructuring to realign resources to focus on development of testing services and test-based preparation solutions. In addition, operating resources were realigned to minimize duplicate sales and marketing, research and development and administrative efforts.

•	Since June 2007, our test preparation business model has become more mature, developing an established distribution channel, clear pricing structure, stable product and service offerings and support from test sponsors in marketing and distribution.

•	Since June 2007, we have experienced and we expect to continue to experience rapid and substantial growth in test volume due to significant new contracts from the China Banking Association, Securities Association of China and Ministry of Culture to test and certify professionals working in their respective industries.
          We had 4,052,863 employee share options outstanding, including 2,694,026 immediately exercisable employee share options, as of March 31, 2007. The following table sets out information regarding our outstanding employee share options as of March 31, 2007:

Options Outstanding as of March 31, 2007			Options Exercisable as of March 31, 2007

		Remaining			Remaining
Number	Exercise Price	Contractual	Number of	Exercise Price	Contractual
of Shares	per Share	Life	Shares	per Share	Life

	($)			($)
1,369,863	0.545	6.1 years	1,369,863	0.545	6.1 years
1,312,600	2.263	8.0 years	1,077,288	2.263	8.0 years
790,000	3.600	8.7 years	246,875	3.600	8.7 years
330,400	3.600	9.2 years
250,000	3.600	9.7 years

4,052,863	2.134	7.7 years	2,694,026	1.512	7.1 years

          For our share options issued in 2005 and 2006, we used an expected volatility that ranged from 56% to 64% and estimated fair values for our common shares that ranged from $0.89 to $1.66 per share, resulting in estimated weighted average fair values of $0.378 and $0.538 per option, respectively. We recorded non-cash share-based compensation expenses of RMB4.2 million and RMB2.5 ($0.3 million) million in the fiscal years ended March 31, 2006 and 2007, respectively. As of March 31, 2007, there were

RMB2.6 million of total unrecognized compensation costs related to non-vested share options. These costs are expected to be recognized over the next four years. Further, in connection with the October 2007 grant of 391,800 options, an additional RMB18.5 million in unrecognized compensation costs are expected to be recognized as compensation expense over the vesting period. Twenty-five percent (25%) of the October 2007 options granted vested on January 1, 2008, while the remaining seventy-five percent (75%) vest ratably at the end of each month over the following 30-month period.
          Changes in our estimates and assumptions regarding the expected volatility and valuation of our common shares could significantly impact the estimated fair values of our share options determined under the binomial valuation model and, as a result, our net loss and the net loss applicable to our common shareholders.

Fair Value of Equity Instruments Issued to Third Parties
          On May 23, 2005, as a result of a modification of a note payable and extension of a warrant’s maturity, we re-determined the fair value of the warrant to be RMB22.4 million, based on an independent valuation by Sallmanns (Far East) Limited using the Black-Scholes option pricing model. The assumptions used in determining the fair value of the warrant were: expected dividend yield of 0%, risk-free interest rate of 3.35%, maturity life of one year, volatility of 64% and fair value of underlying common shares of $0.89. We believe that the use of the Black-Scholes option pricing model for the issuance of the warrants in May 2005, in the absence of an exchange of certain rights or privileges which could be valued in direct relation to monetary amounts, was the most appropriate valuation technique. The model was considered to be appropriate to value the issuance of the warrants in May 2005 because of the development of our business model between 2003 and 2005, which provided a more reliable basis upon which to estimate certain key assumptions used, in particular, the long-term growth rate and discount rate. In addition, the existence of unrelated share issuances in March 2005 to third parties in exchange for cash consideration provided a basis to correlate the enterprise value underlying the Black-Scholes model to that implicit in the issuance of warrants for cash. The warrant was exercised in full in June 2006.
          Changes in our estimates and assumptions regarding the expected volatility and valuation of our common shares could have significantly impacted the estimated fair values of the warrant determined under the Black-Scholes option pricing model and, as a result, our net loss and the net loss applicable to our common shareholders for the fiscal years ended March 31, 2006.
Results of Operations
          The following table sets forth a summary, for the periods indicated, of our consolidated results of operations and each item expressed as a percentage of our total net revenues. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the Fiscal Year Ended March 31,				For the Six Months Ended September 30,

	2006		2007		2006		2007

	RMB	%	RMB	%	RMB	%	RMB	$	%
	(In thousands, except for percentages and per share data)
Net revenues:
Testing services	18,170	26.3%	24,628	29.0%	10,622	32.8%	29,472	3,933	38.6%
Test-based educational services	35,138	50.9%	42,804	50.4%	18,749	57.9%	20,891	2,788	27.4%
Test preparation solutions	340	0.5%	10,076	11.9%	5	0.1%	21,632	2,887	28.4%
Other	15,389	22.3%	7,373	8.7%	2,992	9.2%	4,253	568	5.6%

Total net revenues	69,037	100.0%	84,881	100.0%	32,368	100.0%	76,248	10,176	100.0%
Cost of revenues	33,988	49.2%	41,102	48.4%	18,750	57.9%	32,777	4,374	43.0%

Gross profit	35,049	50.8%	43,779	51.6%	13,618	42.1%	43,471	5,802	57.0%

	For the Fiscal Year Ended March 31,				For the Six Months Ended September 30,

	2006		2007		2006		2007

	RMB	%	RMB	%	RMB	%	RMB	$	%
	(In thousands, except for percentages and per share data)
Operating expenses:
Research and development	4,854	7.0%	9,322	11.0%	4,018	12.4%	5,286	706	6.9%
Sales and marketing	12,263	17.8%	22,029	26.0%	10,843	33.5%	12,094	1,614	15.8%
General and administrative	19,023	27.6%	32,024	37.7%	12,316	38.1%	17,355	2,316	22.8%

Total operating expenses	36,140	52.4%	63,375	74.7%	27,177	84.0%	34,735	4,636	45.5%

(Loss) income from operations	(1,091)	(1.6%)	(19,596)	(23.1%)	(13,559)	(41.9%)	8,736	1,166	11.5%
Equity in net losses of affiliates	(561)	(0.8%)	(187)	(0.2%)	(320)	(1.0%)	—	—	—
Gain from sale of an affiliate	—	—	—	—	—	—	2,837	379	3.7%
Gain from liquidation of an affiliate	—	—	1,509	1.8%	1,509	4.7%	988	132	1.3%
Interest income	332	0.5%	600	0.7%	349	1.1%	270	36	0.3%
Interest expense	(22,713)	(32.9%)	—	—	—	—	—	—	—
Loss from revaluation of preferred share warrant	(211)	(0.3%)	—	—	—	—	—	—	—
Foreign currency exchange losses, net	(1,050)	(1.5%)	(909)	(1.1%)	(519)	(1.6%)	(186)	(25)	(0.2%)

(Loss) income before income tax	(25,294)	(36.6%)	(18,583)	(21.9%)	(12,540)	(38.7%)	12,645	1,688	16.6%

Income tax benefit (expense)	485	0.7%	1,793	2.1%	683	2.1%	(4,115)	(550)	(5.4%)

Net (loss) income	(24,809)	(35.9%)	(16,790)	(19.8%)	(11,857)	(36.6%)	8,530	1,138	11.2%

Accretion of Series A redeemable convertible preferred shares to redemption value	(13,889)		—		—		—	—
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares	3,269		—		—		—	—

Net (loss) income (applicable) available to common shareholders	(35,429)		(16,790)		(11,857)		8,530	1,138

	For the Fiscal Year Ended March 31,				For the Six Months Ended September 30,

	2006		2007		2006		2007

	RMB	%	RMB	%	RMB	%	RMB	$	%
	(In thousands, except for percentages and per share data)
Basic (loss) earnings per common share	(2.16)		(0.82)		(0.61)		0.39	0.05
Diluted (loss) earnings per common share	(2.16)		(0.82)		(0.61)		0.23	0.03
Six Months Ended September 30, 2007 Compared to Six Months Ended September 30, 2006

Net Revenues
          Our total net revenues increased by RMB43.9 million, or 135.6%, to RMB76.2 million ($10.2 million) in the six months ended September 30, 2007 from RMB32.4 million in the six months ended September 30, 2006, primarily as a result of increases in revenues from our testing services and significant sales of our NTET Tutorial Platform, which was launched in November 2006. Our test preparation solutions revenue increased to RMB21.6 million ($2.9 million) in the six months ended September 30, 2007 from RMB5,000 in the six months ended September 30, 2006.
          Testing services. Testing services revenues increased by RMB18.9 million, or 177.5%, to RMB29.5 million ($3.9 million) in the six months ended September 30, 2007 from RMB10.6 million in the six months ended September 30, 2006. This increase was primarily driven by test delivery revenue, which increased by RMB18.8 million, or 188.9%, to RMB28.7 million ($3.8 million) in the six months ended September 30, 2007 from RMB9.9 million in the six months ended September 30, 2006. The total number of tests delivered increased to 2,065,249 in the six months ended September 30, 2007 from 2,004,640 in the six months ended September 30, 2006. Our average revenue per test delivered also increased to RMB14.3 ($1.9) in the six months ended September 30, 2007 from RMB5.3 in the six months ended September 30, 2006. This increase in both the average revenue per test and the number of tests delivered was due, in part, to a significant increase in the number of finance industry-related tests delivered, which tests also have a higher than average revenue per test. Our net revenues from the China Banking Association, the Securities Association of China and the China Futures Association grew to an aggregate of RMB19.5 million ($2.6 million) in the six months ended September 30, 2007 from RMB1.2 million in the six months ended September 30, 2006. The number of tests delivered for these three clients increased to 334,869 in the six months ended September 30, 2007 from 32,333 tests in the six months ended September 30, 2006. We expect growth from testing services revenues to continue to increase, driven significantly by increases in the volume of finance industry-related tests and the introduction of new test titles for the finance industry and other clients.
          Test-based educational services. Revenues from test-based educational services increased by RMB2.1 million, or 11.4%, to RMB20.9 million ($2.8 million) in the six months ended September 30, 2007 from RMB18.7 million in the six months ended September 30, 2006. This increase was driven by increases in revenues from single course programs and pre-occupational training programs. Single course program revenue increased RMB1.6 million, or 64.0%, to RMB4.1 million ($0.5 million) in the six months ended September 30, 2007 from RMB2.5 million in the six months ended September 30, 2006. We experienced an increase of 47.8% in the number of student-months for single course programs to 101,603 in the six months ended September 30, 2007 from 68,740 in the six months ended September 30, 2006, while the effective average price of our single course programs increased by 11.1% to RMB40.1 ($5.4) in the six months ended September 30, 2007 from RMB36.1 in the six months ended September 30, 2006 due to a higher contribution to revenues from higher-priced single course programs in the six months ended September 30, 2007. Pre-occupational training program revenues increased to RMB1.4 million ($0.2 million) in the six months ended September 30, 2007 from RMB0.4 million in the six months ended September 30, 2006 as a result of an increase in the number of students participating in these programs. Increases in revenues from our single course programs and pre-occupational programs were partially offset by a decrease of RMB0.5 million, or 3.1%, in revenues from our degree major course program to RMB15.4 million ($2.1 million) in the six months ended September 30, 2007 from RMB15.9 million in the six months ended September 30, 2006. The number of degree major student-months decreased 8.1% to 198,178 in the six months ended September 30, 2007 from 215,650 in the six months ended September 30, 2006, while the average price per student-month of our degree major course programs increased by 5.6% to RMB77.9 from RMB73.8 during the same periods. The decrease in the degree major student-months was due primarily to an increasing number of students graduating from our existing degree major course programs not being fully offset by new student intake into the programs. We anticipate stable growth from our test-based education services as we offer more degree major course programs with licensed content from Tsinghua University and as pre-occupational training programs become more popular, as partially offset by an increase in the number of students that graduate from our current degree major course programs.
          Test preparation solutions. Our revenues from test preparation solutions increased to RMB21.6 million ($2.9 million) in the six months ended September 30, 2007 from RMB5,000 in the six months ended September 30, 2006, primarily as a result of rapid increases in the sales of our NTET Tutorial Platform and our online test preparation services. Sales of our NTET Tutorial Platform contributed RMB20.0 million, or 92.5%, of our test preparation solutions revenues in the six months ended September 30, 2007. We believe that sales of our NTET Tutorial Platform will continue to accelerate as more teachers plan to complete their qualification tests in the coming years and as more schools purchase our NTET Tutorial Platform to help teachers prepare for the test. Revenues from our online test preparation services for finance industry-related tests accounted for the remainder of our test preparation solutions revenue in the six months ended September 30, 2007. We expect our online test preparation services revenues to increase as increasing numbers of banking and securities industry professionals and test takers use our online services to prepare for their licensure tests or to satisfy their continuous professional training requirements as required by industry rules.
          Other revenue increased by RMB1.3 million, or 42.1%, to RMB4.3 million ($0.6 million) in the six months ended September 30, 2007 from RMB3.0 million in the six months ended September 30, 2006, primarily due to a significant increase in revenues from test content creation services. We expect other revenue to continue to grow in the future as growth in testing services and test-based educational services continues to drive demand for our ancillary services for which we charge service fees.

Gross Profit
          Our gross profit increased by RMB29.9 million to RMB43.5 million ($5.8 million) in the six months ended September 30, 2007 from RMB13.6 million in the six months ended September 30, 2006. Our gross margin increased to 57.0% in the six months ended September 30, 2007 from 42.1% in the six months ended September 30, 2006. This increase in our gross margin was principally due to the significantly higher gross margins of our NTET Tutorial Platform and ATA Online’s online test preparation services, both of which were introduced in November 2006 and have a much lower cost structure relative to our testing services and test-based educational services. These test preparation services contain a much lower relative cost structure because they do not require us to pay royalty fees to content providers and the operation of an Internet-based delivery platform does not require high marginal operating costs. Offsetting this was an increase in our test monitoring costs, due principally to higher monitoring costs related to the initial national banker licensure tests that we delivered. We expect that our cost of revenues related to our revenues from test sponsors, educational institutions and test preparation customers will remain stable or increase slightly, but at a slower rate than the overall growth of our revenues as we increase our test preparation revenues and enjoy the operating economies of scale from test delivery services.

Operating Expenses
          Our operating expenses increased by RMB7.5 million, or 27.8%, to RMB34.7 million ($4.6 million) in the six months ended September 30, 2007 from RMB27.2 million in the six months ended September 30, 2006, primarily resulting from a substantial increase in our general and administrative expenses. In connection with our grant of share options to certain employees in October 2007, we expect to incur operating expenses of RMB17.6 million ($2.3 million) over the vesting schedule of the options. Twenty-five percent (25%) of the October 2007 options granted vested on January 1, 2008, while the remaining seventy-five percent (75%) vest ratably at the end of each month over the following 30-month period.
          Research and development expenses. Our research and development expenses increased by RMB1.3 million, or 31.6%, to RMB5.3 million ($0.7 million) in the six months ended September 30, 2007 from RMB4.0 million in the six months ended September 30, 2006. This increase was due primarily to increases in salaries and other compensation expenses relating to our research and development professionals. Research and development expenses as a percentage of our total net revenues decreased significantly during this period. We expect our research and development expenses in future periods to rise steadily but to continue to decrease as a percentage of our total revenues, as we do not expect to utilize outsourced development of new course content for test-based educational services to the same extent as we have in the past.
          Sales and marketing expenses. Our sales and marketing expenses increased by RMB1.3 million, or 11.5%, to RMB12.1 million ($1.6 million) in the six months ended September 30, 2007 from RMB10.8 million in the six months ended September 30, 2006. Sales and marketing expenses as a percentage of our total net revenues decreased to 15.9% in the six months ended September 30, 2007 from 33.5% in the six months ended September 30, 2006. This percentage decrease was primarily related to our increase in revenues from testing services and test preparation solutions, as business development activities for testing services and test preparation solutions require less sales and marketing outlays compared to business development activities for test-based educational services. We expect that our sales and marketing expenses will increase in the near term as we increase our incentive pay to our sales team, increase our sales efforts, hire additional sales personnel, target new educational institution clients and initiate additional marketing programs to build our “ATA” brand. However, we expect that the rate of growth in our overall revenues will continue to outpace the rate of growth in our sales and marketing expenses.
          General and administrative expenses. Our general and administrative expenses increased by RMB5.0 million, or 40.9%, to RMB17.3 million ($2.3 million) in the six months ended September 30, 2007 from RMB12.3 million in the six months ended September 30, 2006. This increase was primarily due to an increase of RMB2.4 million in certain professional fees which we incurred in connection with our preparation for operating as a publicly listed company and an increase of RMB1.3 million related to the hiring of new management staff. Although our general and administrative expenses increased significantly over this period, general and administrative expenses as a percentage of our total net revenues decreased to 22.8% in the six months ended September 30, 2007 from 38.0% in the six months ended September 30, 2006. We expect our general and administrative expenses to continue to increase as we hire additional personnel and incur expenses to support our operations as a U.S. publicly traded company, including compliance-related costs. However, we also expect our general and administrative expenses to continue to decrease as a percentage of revenues as we achieve greater efficiency in our operations.

Equity in Net Loss of an Affiliate
          Our equity in income of affiliates was nil in the six months ended September 30, 2007, compared with loss in affiliates of RMB0.3 million in the six months ended September 30, 2006, all of which derived from our 40% equity interest in Wendu Education, which was sold during the six months ended September 30, 2007.

Gain from Sale of an Affiliate
          We sold 100% of our equity interest in Wendu Education during the six months ended September 30, 2007 and recognized RMB2.8 million ($0.4 million) in income in relation to the sale.

Gain from Liquidation of an Affiliate
          We recognized a gain in relation to proceeds received upon completion of the liquidation of ATA Jiangsu of RMB1.5 million and RMB1.0 million ($0.1 million) for the six months ended September 30, 2006 and 2007, respectively.

Interest Income
          Our interest income was RMB0.3 million ($36,048) in the six months ended September 30, 2007 and RMB0.3 million in the six months ended September 30, 2006. Our interest income was slightly lower in the six months ended September 30, 2007 largely as a result of a decrease in cash balance in higher interest earning U.S. dollar bank accounts offset by an overall higher cash balance.

Foreign Currency Exchange Losses, Net
          Our net foreign currency exchange losses decreased to RMB0.2 million ($24,864) in the six months ended September 30, 2007 from RMB0.5 million in the six months ended September 30, 2006 primarily due to a decrease in our U.S. dollar assets offset by the effect of the appreciation of the Renminbi versus the U.S. dollar during 2006 and 2007.

Income Tax Benefit (Expense)
          We had an income tax expense of RMB4.1 million ($0.5 million) in the six months ended September 30, 2007, compared with an income tax benefit of RMB0.7 million in the six months ended September 30, 2006. Our effective tax rate increased from 5.4% in the six months ended September 30, 2006 to 32.5% in the six months ended September 30, 2007. This increase was mainly due to the fact that we turned from a loss before income tax in the six months ended September 30, 2006 to a profit before income tax in the six months ended September 30, 2007 and the impact from non-tax-deductible expenses, which decrease the income tax benefit in loss-making periods and increase the income tax expenses in profit-making periods.
          The tax holiday increased the actual income tax benefit by RMB0.2 million and decreased the actual income tax expense by RMB0.2 million for the six months ended September 30, 2006 and 2007, respectively. The effect of the tax holiday on basic earnings per common share for the six months ended September 30, 2006 and 2007 were RMB0.009 and RMB0.011, respectively. The effect on diluted earnings per common share of the tax holiday for the six months ended September 30, 2006 and 2007 were RMB0.009 and RMB0.006, respectively.

Net (Loss) Income
          As a result of the above factors, we had net income of RMB8.5 million ($1.1 million) in the six months ended September 30, 2007 as compared to a net loss of RMB11.9 million in the six months ended September 30, 2006.
          The basic (loss) earnings per common share were RMB(0.61) and RMB0.39 for the six months ended September 30, 2006 and 2007, respectively. The diluted (loss) earnings per common share were RMB(0.61) and RMB0.23 for the six months ended September 30, 2006 and 2007, respectively. The Company’s dilutive common equivalent shares for the six months ended September 30, 2006 and 2007 consisted of 920,119 and 3,118,875 common shares issuable upon exercise of outstanding share options, respectively (using the treasury stock method), 2,294,549 and 516,576 common shares issuable upon exercise of warrants, respectively (using the treasury stock method), and 11,593,077 and 11,730,554 common shares issuable upon the conversion of the convertible preferred shares, respectively (using the as-converted method). These potentially dilutive securities were not included in the calculation of dilutive loss per share for the period ended September 30, 2006 due to their anti-dilutive effect.

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006

Net Revenues
          Our total net revenues increased by RMB15.9 million, or 22.9%, to RMB84.9 million ($11.3 million) in the fiscal year ended March 31, 2007 from RMB69.0 million in the fiscal year ended March 31, 2006, largely as a result of significant sales of our NTET Tutorial Platform, which was launched in November 2006. Our test preparation solutions revenue increased to RMB10.1 million ($1.3 million) in the fiscal year ended March 31, 2007 from RMB0.3 million in the fiscal year ended March 31, 2006, making this our fastest growing source of revenue. Offsetting this increase was a decrease in other revenue from ATA Jiangsu in the fiscal year ended March 31, 2006. We recognized RMB4.4 million from ATA Jiangsu in the fiscal year ended March 31, 2006 and nil in the fiscal year ended March 31, 2007.
          Testing services. Testing services revenues increased by RMB6.4 million, or 35.5%, to RMB24.6 million ($3.3 million) in the fiscal year ended March 31, 2007 from RMB18.2 million in the fiscal year ended March 31, 2006. This increase was primarily driven by test delivery revenue that increased by RMB6.4 million, or 37.5%, to RMB23.4 million ($3.1 million) in the fiscal year ended March 31, 2007 from RMB17.0 million in the fiscal year ended March 31, 2006. The total number of tests delivered increased from 2,583,712 in the fiscal year ended March 31, 2006 to 3,335,701 in the fiscal year ended March 31, 2007. Our average revenue per test delivered also increased to RMB7.0 ($0.9) in the fiscal year ended March 31, 2007 from RMB6.57 in the fiscal year ended March 31, 2006. This increase in both the average revenue per test and the number of tests delivered was due, in part, to an increase in the number of finance industry-related tests delivered, which tests also have a higher than average per test revenue. In addition, with the recent growth in trading activity in China’s securities markets, an increasing number of people took tests to obtain the necessary securities professional licenses. We experienced an increase of 66.6% in volume to 185,156 finance industry-related tests, most of which were related to the securities industry, delivered in the fiscal year ended March 31, 2007, which tests are mainly comprised of securities industry-related tests, which increased to 134,907 test takers in the fiscal year ended March 31, 2007 from 94,359 test takers in the fiscal year ended March 31, 2006. In addition, new tests, such as the NTET test, contributed an additional 93,073 test takers in the fiscal year ended March 31, 2007.
          Test-based educational services. Revenues from test-based educational services increased by RMB7.7 million, or 21.8%, to RMB42.8 million ($5.7 million) in the fiscal year ended March 31, 2007 from RMB35.1 million in the fiscal year ended March 31, 2006. This increase was mainly due to an increase in degree major course program revenue. Degree major course program revenue increased RMB6.2 million, or 20.7%, to RMB36.0 million ($4.8 million) in the fiscal year ended March 31, 2007 from RMB29.8 million in the fiscal year ended March 31, 2006. The number of major student-months increased 16.1% to 465,856 in the fiscal year ended March 31, 2007 from 401,415 in the fiscal year ended March 31, 2006. This growth was a result of an increase in the number of schools offering our degree major course programs to 137 in the fiscal year ended March 31, 2007 from 117 in the fiscal year ended March 31, 2006. Single course program revenue increased RMB0.4 million, or 8.1%, to RMB5.7 million ($0.8 million) in the fiscal year ended March 31, 2007 from RMB5.3 million in the fiscal year ended March 31, 2006. Although we experienced a 23.8% increase in student-months to 133,562 in the fiscal year ended March 31, 2007 from 107,891 in the fiscal year ended March 31, 2006, the average price of our single course programs declined from RMB49 in the fiscal year ended March 31, 2006 to RMB43 ($5.7) in the fiscal year ended March 31, 2007. This decrease in the average selling price for our single course programs was due to the launch of a new course program in April 2006 that has a RMB37.0 ($4.9) fee per student-month. This course program had a lower fee per student-month principally because we did not license third-party course content for this course program. Pre-occupational training program revenues increased to RMB1.1 million ($0.1 million) in the fiscal year ended March 31, 2007 from RMB7,283 in the fiscal year ended March 31, 2006, as a result of increased marketing of this program in key cities and provinces such as Beijing, Henan and Anhui.

          Test preparation solutions. The significant increase in our revenues from test preparation solutions to RMB10.1 million ($1.3 million) in the fiscal year ended March 31, 2007 from RMB0.3 million in the fiscal year ended March 31, 2006 was mainly a result of the successful launch and sales of over 11,000 copies of our NTET Tutorial Platform in the fiscal quarter ended December 31, 2006. Sales of our NTET Tutorial Platform contributed 98.6% of our test preparation solutions revenues in the fiscal year ended March 31, 2007. This software test preparation product was popular among schools across China as teachers in these schools sought to prepare for the National Teachers’ Skill Test of Applied Educational Technology in Secondary and Elementary School qualification test. In November 2006, ATA Online launched online test preparation services, generating revenue of RMB0.1 million ($17,842) from sales of 4,019 online point cards during the fiscal year ended March 31, 2007.
          Other. Other revenue declined by RMB8.0 million, or 52.1%, to RMB7.4 million ($1.0 million) in the fiscal year ended March 31, 2007 from RMB15.4 million in the fiscal year ended March 31, 2006. This was largely due to the ending of recognition of licensing fee revenue from ATA Jiangsu in the fiscal year ended March 31, 2006. Licensing fees from ATA Jiangsu were RMB4.4 million in the fiscal year ended March 31, 2006 as a result of recognition of all remaining deferred revenue resulting from an upfront payment of RMB6.5 million made to ATA Testing in 2002 by ATA Jiangsu. In 2002, ATA Jiangsu made a RMB6.5 million payment to ATA Testing in exchange for assigning ATA Testing’s rights and interests in a number of test delivery service contracts to ATA Jiangsu. We initially anticipated that the service contracts would generate revenues and that ATA Testing would provide ancillary services under the contract with ATA Jiangsu for a period of ten years. We therefore deferred revenue recognition of the initial RMB6.5 million payment upon receipt in 2002, and began to recognize the amount into income over a ten-year period on a straight-line basis. However, in 2005, the board of directors of ATA Jiangsu resolved to commence a voluntary winding up of ATA Jiangsu. Therefore, we recognized the remaining deferred revenue into income as ATA Testing had no further obligations to ATA Jiangsu as a result of their voluntary wind-up. In addition, test content creation revenue declined by RMB1.9 million, or 52.8% to RMB1.7 million ($0.2 million) in the fiscal year ended March 31, 2007 from RMB3.6 million in the fiscal year ended March 31, 2006. This was because a higher percentage of our test content was up to date and did not require any new chargeable test content to be created. Other service fees also decreased by RMB0.5 million to RMB0.3 million ($39,388) in the fiscal year ended March 31, 2007 from RMB0.8 million in the fiscal year ended March 31, 2006 as the content providers for our test-based educational course programs required less promotional activities during the fiscal year ended March 31, 2007.

Gross Profit
          Our gross profit increased by RMB8.8 million, or 24.9%, to RMB43.8 million ($5.8 million) in the fiscal year ended March 31, 2007 from RMB35.0 million, which included RMB4.4 million in revenue from ATA Jiangsu, in the fiscal year ended March 31, 2006. Our gross margin increased to 51.6% in the fiscal year ended March 31, 2007 from 50.8% in the fiscal year ended March 31, 2006. This increase in our gross margin was primarily due to a decline in the marginal costs required to generate additional revenue. The test preparation services we launched in the fiscal year ended March 31, 2007, including our NTET Tutorial Platform and online test preparation services, contain a much lower cost structure relative to our testing services and test-based educational services because they do not require us to pay royalty fees to content providers and the operation of an Internet-based delivery platform does not require high marginal operating costs. In addition, the decline in our marginal costs was a result of our being able to deliver larger numbers of tests to greater numbers of test takers without significantly increasing our personnel or peripheral costs related to our test delivery services.

Operating Expenses
          Our operating expenses increased by RMB27.3 million, or 75.3%, to RMB63.4 million ($8.5 million) in the fiscal year ended March 31, 2007 from RMB36.1 million in the fiscal year ended March 31, 2006 as a result of substantial increase in our research and development expenses sales and marketing expenses and, as well as a less pronounced increase in general and administrative expenses. We believe that our substantial increase in spending on research and development and sales and marketing in the fiscal year ended March 31, 2007 was important to building the foundation for accelerating our future revenue growth, and to achieving and increasing profitability in the future. We also substantially increased our general and administrative spending to enhance the quality of our management team in anticipation of the rapid growth of our business and to prepare to become a U.S. publicly listed company. In connection with our grant of share options to certain employees in October 2007, we expect to incur operating expenses of RMB17.6 million ($2.3 million) over the vesting schedule of the options. Twenty-five percent (25%) of the October 2007 options granted vested on January 1, 2008, while the remaining seventy-five percent (75%) vest ratably at the end of each month over the following 30-month period.
          Research and development expenses. Our research and development expenses increased by RMB4.4 million, or 92.1%, to RMB9.3 million ($1.2 million) in the fiscal year ended March 31, 2007 from RMB4.9 million in the fiscal year ended March 31, 2006. Research and development expenses as a percentage of our total net revenues increased to 11.0% in the fiscal year ended March 31, 2007 from 7.0% in the fiscal year ended March 31, 2006. This increase resulted, in part, from increased average salaries for our research and development personnel, which was offset by a decrease in the number of our in-house research and development personnel from 56 as of March 31, 2006 to 53 as of March 31, 2007. In addition, we incurred additional expenses in connection with the substantial increase in the use of outside technical consultants to develop new content for our test-based educational services in the fiscal year ended March 31, 2007.
          Sales and marketing expenses. Our sales and marketing expenses increased by RMB9.7 million, or 79.6%, to RMB22.0 million ($2.9 million) in the fiscal year ended March 31, 2007 from RMB12.3 million in the fiscal year ended March 31, 2006. Sales and marketing expenses as a percentage of our total net revenues increased to 26.0% in the fiscal year ended March 31, 2007 from 17.8% in the fiscal year ended March 31, 2006. This increase resulted primarily from increases in sales commission, entertainment, conferences and travel expenses as we continued to expand our sales and marketing efforts in the fiscal year ended March 31, 2007. In addition, we increased our sales and marketing staff from 70 as of March 31, 2006 to 96 as of March 31, 2007 to intensify our efforts to acquire new clients and contracts in test-based educational services.
          General and administrative expenses. Our general and administrative expenses increased by RMB13.0 million, or 68.3%, to RMB32.0 million ($4.3 million) in the fiscal year ended March 31, 2007 from RMB19.0 million in the fiscal year ended March 31, 2006. General and administrative expenses as a percentage of our total net revenues increased to 37.7% in the fiscal year ended March 31, 2007 from 27.6% in the fiscal year ended March 31, 2006. This increase was due to an increase from 44 administrative staff as of March 31, 2006 to 62 administrative staff as of March 31, 2007, including staff increases in our finance and legal departments, and our senior management in product development. This increase also resulted from an increase in IPO-related professional fees from RMB1.2 million in the fiscal year ended March 31, 2006 to RMB9.2 million ($1.2 million) in the fiscal year ended March 31, 2007.

Gain from Liquidation of an Affiliate
          Our gain from liquidation of an affiliate was RMB1.5 million ($0.2 million) in the fiscal year ended March 31, 2007 primarily due to a forgiveness of a liability upon the completion of ATA Jiangsu’s liquidation on May 10, 2006.

Interest Income
          Our interest income was RMB0.6 million ($80,060) in the fiscal year ended March 31, 2007, compared with RMB0.3 million in the fiscal year ended March 31, 2006. Our higher interest income in the fiscal year ended March 31, 2007 was attributable to interest earned on higher cash balance deposited with financial institutions.

Interest Expenses
          Our interest expense was nil in the fiscal year ended March 31, 2007. We incurred RMB22.7 million of interest expense in the fiscal year ended March 31, 2006 due to RMB22.7 million of the loan discount on the RMB19 million note payable to a third party. Under the original loan agreement, the note payable was due, with interest, on April 11, 2004. However, in March 2003, the third-party lender agreed to extend the maturity of the loan to May 2005 and forgive all previously accrued interest on the loan and to waive all future interest on the loan through the date of maturity. In exchange, we issued a warrant to the third party to purchase up to 20% of our common shares. In May 2005, the note payable and warrant were each extended, and the number of common shares the third party was entitled to purchase under the loan was determined to be 5,479,452 shares. In May 2006, ATA Testing repaid the loan in its entirety, and the third-party lender exercised its warrant in full in June 2006. We recognized RMB22.7 million in loan discount in relation to this loan in the fiscal year ended March 31, 2006.

Foreign Currency Exchange Losses, Net
          Our foreign currency exchange losses, net, decreased to RMB0.9 million ($0.1 million) in the fiscal year ended March 31, 2007 from RMB1.1 million in the fiscal year ended March 31, 2006 primarily due a decrease in our U.S. dollar assets offset by the effect of the appreciation of the Renminbi versus the U.S. dollar during 2006. We had significant U.S. dollar assets due to the proceeds from our March 2005 sale of our preferred shares. See “— Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Risk.”

Income Tax Benefit
          We incurred current income tax expenses of nil in the fiscal year ended March 31, 2006 and incurred RMB26,187 ($3,495) current income tax expenses in the fiscal year ended March 31, 2007. One of our PRC subsidiaries, ATA Learning, was enjoying a tax holiday during the tax year ended December 31, 2005 and a reduced enterprise income tax rate of 7.5% during the tax years ended or ending December 31, 2006 and 2007. The current income tax expense of RMB26,187 was attributable to our PRC operations during the year ended March 31, 2007. Our other PRC subsidiary, ATA Testing, and affiliated PRC entity, ATA Online, had accumulated losses prior to and as of March 31, 2007. ATA Testing utilized tax loss carryforwards, which were previously provided for, amounting to RMB1,185,570 and RMB957,566, respectively, in the years ended March 31, 2006 and 2007. We believe that ATA Testing’s cumulative operating losses for the three-year period ended March 31, 2006 constituted significant evidence that deferred income tax assets would not be realizable and this evidence outweighed our expectations that ATA Testing would generate future taxable income. Therefore, a full valuation allowance has been provided against ATA Testing’s deferred income tax assets as of March 31, 2006. In the fiscal year ended March 31, 2007, we considered the continuous realization of tax loss carryforwards, the marginal cumulative operating losses for the three-year period ended March 31, 2007, the level of non-deductible permanent differences and our expectations of ATA Testing’s generation of future taxable income, and concluded that ATA Testing’s deferred income tax assets as of March 31, 2007 are more likely than not realizable. Therefore, we released the valuation allowance of RMB1,391,220 attributable to ATA Testing’s tax loss carryforwards and recognized an income tax benefit in the consolidated statements of operations. Without the income tax holiday, the total income tax expense in the fiscal year ended March 31, 2006 would have been RMB58,857.

Net Loss
          As a result of the above factors, our net loss decreased to RMB16.8 million ($2.2 million) in the fiscal year ended March 31, 2007 from a net loss of RMB24.8 million in the fiscal year ended March 31, 2006.

Accretion of Preferred Shares
          We recorded an accretion to the redemption value of our preferred shares in the amount of RMB13.9 million as a reduction to earnings to arrive at net loss applicable to common shareholders in our consolidated statements of operations for the fiscal year ended March 31, 2006. Upon the elimination of the redemption feature on our preferred shares on March 9, 2006, our preferred shares were reclassified to permanent equity and as a result we ceased recording such accretion.

Foreign Currency Exchange Translation Adjustment on Preferred Shares
          Prior to March 9, 2006, we re-measured the effects of currency exchange rate movements on the carrying value of our preferred shares, which were classified outside of permanent equity since issuance and we recorded a foreign currency exchange loss of RMB3.3 million as a reduction to earnings to arrive at net loss applicable to common shareholders in our consolidated statements of operations for the fiscal year ended March 31, 2006. Upon the elimination of the redemption feature on March 9, 2006, our preferred shares were reclassified to permanent equity and as a result we ceased recording such re-measurement.

Net Loss Applicable to Common Shareholders
          As a result of the above factors, our net loss applicable to common shareholders decreased to a net loss of RMB16.8 million ($2.2 million) in the fiscal year ended March 31, 2007 from RMB35.4 million in the fiscal year ended March 31, 2006. Without the income tax holiday, our net loss applicable to common shareholders in the fiscal year ended March 31, 2006 would have further increased to RMB36.0 million.

Basic and Diluted Loss Per Share Applicable to Common Shareholders
          As a result of the above factors, our basic and diluted loss applicable to common shareholders decreased to RMB0.82 ($0.11) in the fiscal year ended March 31, 2007 from RMB2.16 in the fiscal year ended March 31, 2006. Without the income tax holiday, our basic and diluted loss per share applicable to common shareholders in the fiscal year ended March 31, 2006 would have further increased to RMB2.19.

Quarterly Financial Information
          The following table sets forth condensed consolidated results of operations data, each derived from our unaudited condensed consolidated financial statements for the three-month periods ended on the dates indicated. You should read the following table in conjunction with the audited consolidated financial statements and related notes contained elsewhere in this prospectus.

	For the Three Months Ended

	December 31, 2006		March 31, 2007		June 30, 2007		September 30, 2007

	RMB	%	RMB	%	RMB	%	RMB	%
	(in thousands, except for percentages)
Net revenues:
Testing services	10,875	30.0	3,131	19.3	8,088	30.6	21,384	43.0
Test-based educational services	11,964	33.0	12,091	74.5	10,690	40.4	10,201	20.5
Test preparation solutions	10,022	27.6	49	0.3	5,675	21.4	15,957	32.0
Other	3,427	9.4	954	5.9	2,016	7.6	2,237	4.5
Total net revenues	36,288	100.0	16,225	100.0	26,469	100.0	49,779	100.0
Cost of revenues	10,418	28.7	11,934	73.6	12,717	48.0	20,060	40.3
Gross profit	25,870	71.3	4,291	26.4	13,752	52.0	29,719	59.7
Operating expenses:
Research and development	2,742	7.6	2,562	15.8	2,551	9.6	2,735	5.5
Sales and marketing	5,597	15.4	5,589	34.4	5,927	22.4	6,167	12.4
General and administrative	10,968	30.2	8,740	53.9	6,539	24.7	10,816	21.7
Total operating expenses	19,307	53.2	16,891	104.1	15,017	56.7	19,718	39.6
Income (loss) from operations	6,563	18.1	(12,600)	(77.7)	(1,265)	(4.7)	10,001	20.1
Equity in income (loss) of an affiliate	170	0.5	(37)	(0.2)	—	—	—	—
Gain from sale of an affiliate	—	—	—	—	—	—	2,837	5.7
Gain from liquidation of an affiliate	—	—	—	—	988	3.7	—	—
Interest income	133	0.3	118	0.7	121	0.4	149	0.3
Foreign currency exchange losses, net	(279)	(0.8)	(111)	(0.6)	(92)	(0.3)	(94)	(0.2)
Income (loss) before income tax	6,587	18.1	(12,630)	(77.8)	(248)	(0.9)	12,893	25.9
Income tax benefit (expense)	316	0.9	794	4.9	(523)	(2.0)	(3,592)	(7.2)
Net income (loss)	6,903	19.0%	(11,836)	(72.9%)	(771)	(2.9%)	9,301	18.7%

	For the Three Months Ended

	December 31, 2005		March 31, 2006		June 30, 2006		September 30, 2006

	RMB	%	RMB	%	RMB	%	RMB	%
	(In thousands, except for percentages)
Net revenues:
Testing services	8,152	33.5	2,417	15.5	8,171	38.8	2,451	21.7
Test-based educational services	10,035	41.3	10,196	65.2	11,442	54.4	7,307	64.5
Test preparation solutions	147	0.6	—	—	5	—	—	—
Other	5,988	24.6	3,011	19.3	1,431	6.8	1,561	13.8
Total net revenues	24,322	100.0	15,624	100.0	21,049	100.0	11,319	100.0
Cost of revenues	6,640	27.3	11,183	71.6	8,683	41.3	10,067	88.9
Gross profit	17,682	72.7	4,441	28.4	12,366	58.7	1,252	11.1
Operating expenses:
Research and development	1,077	4.4	1,767	11.3	1,943	9.2	2,075	18.3
Sales and marketing	3,303	13.6	3,266	20.9	5,195	24.7	5,648	50.0
General and administrative	4,981	20.5	3,567	22.8	5,885	27.9	6,431	56.8
Total operating expenses	9,361	38.5	8,600	55.0	13,023	61.8	14,154	125.1
Income (loss) from operations	8,321	34.2	(4,159)	(26.6)	(657)	(3.1)	(12,902)	(114.0)
Equity in income (losses) of affiliates	108	0.4	(650)	(4.1)	(133)	(0.6)	(187)	(1.6)
Gain from liquidation of an affiliate	—	—	—	—	1,509	7.1	—	—
Interest income	111	0.5	81	0.5	135	0.6	214	1.9
(Loss) gain from revaluation of preferred share warrant	(697)	(2.8)	502	3.2	—	—	—	—
Foreign currency exchange losses, net	(171)	(0.7)	(29)	(0.2)	(111)	(0.5)	(408)	(3.6)
Income (loss) before income tax	7,672	31.6	(4,255)	(27.2)	743	3.5	(13,283)	(117.3)
Income tax (expense) benefit	(478)	(2.0)	391	2.5	(258)	(1.2)	941	8.3
Net income (loss)	7,194	29.6%	(3,864)	(24.7%)	485	2.3%	(12,342)	(109.0%)
Liquidity and Capital Resources
          Historically, we have financed our working capital and capital expenditure requirements primarily through debt financing and more recently through the sale of our preferred shares. As of September 30, 2007, we had RMB52.6 million ($7.0 million) in cash. Our cash was primarily deposited with banks in China and Hong Kong. We intend to finance our future additional working capital and capital expenditure needs from cash flow provided by operations.

          The following table summarizes our net cash flows with respect to operating activities, investing activities and financing activities in the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2007:

			For the Six
	For the Fiscal Year		Months Ended
	Ended March 31,		September 30,

	2006	2007	2007	2007

	RMB	RMB	RMB	$
	(In thousands)
Net cash (used in) provided by operating activities	(16,548)	(16,524)	6,057	808
Net cash provided by investing activities	12,158	1,052	2,483	331
Net cash (used in) provided by financing activities	(43,942)	16,030	(829)	(111)
Effect of foreign exchange rate changes on cash	(74)	(163)	(163)	(21)
Net (decrease) increase in cash	(48,406)	395	7,548	1,007
Cash at beginning of year/period	93,030	44,624	45,019	6,008
Cash at end of year/period	44,624	45,019	52,567	7,015
          Net cash used in operating activities was RMB16.5 million ($2.2 million) in the fiscal year ended March 31, 2007 compared to net cash used in operating activities of RMB16.5 million in the fiscal year ended March 31, 2006. In the fiscal year ended March 31, 2006, we paid RMB7.6 million to a related party, Yinchuan Holding, in connection with our exercise of a call option to purchase Yinchuan Holding’s 60% equity interest in ATA Learning. We did not incur a similar interest payment in the fiscal year ended March 31, 2007. Without taking into account the effect of interest payment, our cash used in operating activities in the fiscal year ended March 31, 2007 was RMB7.6 million higher than that in the fiscal year ended March 31, 2006 primarily because we paid RMB8.0 million professional service fees in connection with our initial public offering process and we increased our pre-payments under our license from Microsoft China, paying a substantially higher prepaid royalty in anticipation of growth in the number of students participating in test-based educational programs involving Microsoft content. Our pre-payment to Microsoft China was RMB4.5 million as of March 31, 2007 as compared to nil as of March 31, 2006. Net cash provided by operating activities in the six months ended September 30, 2007 turned positive, at RMB6.1 million ($0.8 million), primarily due to a significant increase in cash collected from our testing services and test preparation solutions, including RMB31.5 million cash collected from test takers in relation to tests delivered for the China Banking Association. Our current testing services and test preparation solutions clients generally have a shorter accounts receivable cycle than our test-based educational services clients. Offsetting this cash inflow were cash expenditures on test monitoring costs, license fees paid to IT vendors and other operating expenses.
          Net cash provided by investing activities was RMB1.1 million ($0.1 million) in the fiscal year ended March 31, 2007 and was affected principally by the deposit of RMB2.0 million received from the sale of Wendu Education, and RMB5.1 million received from the collection of loans and advances to shareholders and management in connection with a new policy implemented by us to eliminate personal loans and minimize operations-related loans and advances available to shareholders and management. Offsetting these cash increases was a capital expenditure of RMB4.7 million mainly used to purchase computers and servers to support our new business initiatives such as online test preparation services. Net cash provided by investing activities in the fiscal year ended March 31, 2006 was RMB12.2 million, principally due to RMB20.0 million loan collected from Yinchuan Holding, which was partially offset by a RMB4.0 million investment in Wendu Education and RMB2.7 million used in capital expenditures on computer equipment and servers. Net cash provided by investing activities in the six months ended September 30, 2007 of RMB2.5 million ($0.3 million) was primarily attributable to the proceeds from disposal of our interest in Wendu Education and from the liquidation of ATA Jiangsu, offset by RMB2.5 million spent on capital equipment, including computers and servers.

          Net cash provided by financing activities was RMB16.0 million ($2.1 million) in the fiscal year ended March 31, 2007. This was primarily attributable to the cash proceeds from the exercise of a warrant held by SB Asia Investment Fund II, L.P. to purchase preferred shares for RMB24.0 million. Offsetting these proceeds was RMB8.0 million paid in connection with preparations for our initial public offering incurred in the fiscal year ended March 31, 2007. Net cash used by financing activities was RMB43.9 million in the fiscal year ended March 31, 2006. This was primarily attributable to repayment of a financial arrangement to acquire the remaining equity ownership interest in ATA Learning for RMB30.0 million. We also paid RMB9.9 million to repay advances and loans from both related and third parties, and RMB4.1 million in connection with the issuance of our preferred shares and preferred share related warrants and in preparation of our initial public offering. Net cash used in financing activities in the six months ended September 30, 2007 was RMB0.8 million ($0.1 million), attributable to cash paid in connection with preparations for our initial public offering.
          We believe that, without giving effect to this offering, our current cash and expected future cash flows from operations, particularly from testing services and test preparation solutions, will be sufficient to meet our anticipated working capital and capital expenditures through the fiscal year ending March 31, 2009, and that giving effect to this offering, our cash flows will also be sufficient to carry out the activities described in “Use of Proceeds.” Our current expansion plans do not require significant capital commitments. Obtaining and performing new computer-based testing contracts does not involve significant new costs or capital outlays and are generally handled by our existing facilities, resources and systems. Our expansion into test preparation solutions is also not cash-intensive as these solutions may be implemented to a large extent using our existing technologies and service know-how. We do, however, expect to spend money on the development of our “ATA” brand and the licensing of new course content for our test-based educational programs. We do not expect our short-term and long-term cash requirements to be materially different.
          Nevertheless, we may require additional sources of liquidity in the event of changes in business conditions or other future developments. Factors affecting our sources of liquidity include our sales performance and changes in working capital. Any changes in the significant factors affecting our revenues from testing services, test-based educational services and test preparation solutions may cause material fluctuations in our cash generated from operations. See “— Net Revenues” for a description of these significant factors. Changes in working capital, including any significant shortening or lengthening of our accounts receivable cycle or client prepayment cycles, may also cause fluctuations in our cash generated from operations. If our sources of liquidity are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities to meet our cash needs. The sale of convertible debt securities or additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
          From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment. We generally deposit our excess cash in interest-bearing bank accounts located at banks in China and Hong Kong.
Contractual Obligations and Commercial Commitments
          The following table sets forth our contractual obligations as of fiscal year ended March 31, 2007:

	Payment Due by Period

					More
		Within	1-3	3-5	than 5
	Total	1 Year	Years	Years	Years

	(In thousands of RMB)
Operating lease obligations	14,745	4,110	10,635	—	—
          Our operating lease obligations are comprised of our office lease obligations for our offices in China, including an increase in lease payments for the lease of an additional floor at our current principal office location to cope with growth in our business and headcount. These office leases expire at different times over the period from the date of this prospectus through April 2011, and will become subject to renewal. We will evaluate the need to renew each office lease on a case-by-case basis prior to its expiration.
          Under our cooperation agreement with Tsinghua University, entered into in August 2007, for the development and delivery of course programs using course content provided by Tsinghua University, we are obligated to pay Tsinghua University at least RMB15.0 million in license fees for Tsinghua University course content by the end the third anniversary of the date of the contract, of which RMB5.0 million was payable prior to October 31, 2007. The license fees are paid to Tsinghua University quarterly based on actual usage.
          On October 15, 2007, we entered into definitive agreements to purchase the entire equity interests of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited for an aggregate consideration of RMB10.0 million. On October 15, 2007, we made a deposit of RMB2.0 million in the aggregate to the sellers with the remainder of the consideration due upon closing. The transaction is expected to close in March 2008, subject to satisfaction of customary closing conditions.

Indebtedness
          We currently do not have any outstanding debt, debt securities, contingent liabilities, mortgages, or liens.
Capital Expenditures
          The following table sets forth our historical capital expenditures for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

			For the Six
	For the Year Ended		Months Ended
	March 31,		September 30,

	2006	2007	2007	2007

	RMB	RMB	RMB	$
	(In thousands)
Total capital expenditures	2,699	4,721	2,558	341
          In the past, our capital expenditures were made primarily for the purchase of computer equipment and servers. Our capital expenditures for the fiscal year ended March 31, 2008 are expected to be higher than in the past due to additional purchases of computer equipment and servers. We also expect to incur capital expenditures in the form of leasehold improvements.
Foreign Exchange
          We maintain our accounts in Renminbi, Hong Kong dollars and U.S. dollars. A substantial majority of our revenues and expenditures are denominated in Renminbi. The non-Renminbi portion of our revenues have primarily consisted of U.S. dollar-denominated licensing fees and royalty payments, while the non-Renminbi portion of our expenditures have primarily consisted of professional fees, both denominated in U.S. dollars, as well as certain Hong Kong dollar-denominated general and administrative expenses. Fluctuations in exchange rates, primarily those involving the U.S. dollar against the Renminbi, may affect our costs and operating margins and our reported operating results. Under the current foreign exchange system in China, our operations in China may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation. See “Risk Factors — Risks Relating to the People’s Republic of China — Fluctuations in exchange rates could result in foreign currency exchange losses.”

Off-Balance Sheet Commitments and Arrangements
          We do not currently have, and do not expect in the future to have, any outstanding off-balance sheet arrangements or commitments. In our ongoing business, we do not plan to enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or commitments.
Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk
          Our exposure to interest rate risk primarily relates to interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Foreign Currency Risk
          A substantial majority of our revenues and expenditures are denominated in Renminbi. As a result, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect our financial results in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The Renminbi’s exchange rate with the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The exchange rate for conversion of Renminbi into foreign currencies is heavily influenced by intervention in the foreign exchange market by the People’s Bank of China. From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately 8.3 Renminbi per U.S. dollar. On July 21, 2005, the Chinese government changed this policy and began allowing modest appreciation of the Renminbi versus the U.S. dollar. However, the Renminbi is restricted to a rise or fall of no more than 0.5% per day versus the U.S. dollar, and the People’s Bank of China continues to intervene in the foreign exchange market to prevent significant short-term fluctuations in the Renminbi exchange rate. Nevertheless, under China’s current exchange rate regime, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. The Renminbi appreciated 11.9% versus the U.S. dollar from July 21, 2005 to December 31, 2007. There remains significant international pressure on the Chinese government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

Inflation
          In recent years, China has not experienced significant inflation, and thus inflation has not had a material impact on our results of operations. According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index was 3.9%, 1.8%, 1.5% and 4.6% in the years 2004, 2005, 2006 and the eleven months through November 2007, respectively.
Internal Control Over Financial Reporting
          In connection with the audit of our prior consolidated financial statements (not included in this prospectus), our independent registered public accounting firm informed us that we lacked sufficient personnel with the appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP, which deficiency amounted to a “material weakness” as defined under the standards established by the Public Company Accounting Oversight Board. In response to this material weakness and other internal control deficiencies previously reported to us by our independent registered public accounting firm we undertook certain remedial steps to improve our internal controls, including the following:

•	Contract Controls — Prior to 2006, we did not have a systematic process to capture, record, process, and report appropriate revenue information from our contracts. In 2006, we began implementing procedures designed to ensure all contract information was appropriately captured by our finance department in a timely manner, including the implementation of, processes to improve the initiation, authorization, recording, processing, and reporting of relevant contract data and other information necessary to properly record our business transactions in accordance with U.S. GAAP.

•	Accounting Management Software — Prior to 2006, our accounting ledgers and records were kept manually. In 2006, we began to use an accounting management software system to improve the accuracy of our financial records. In December 2006, we implemented a new operational system, which allows contract information to be linked to our accounting management software system to facilitate real-time updating and management of financial information. In addition, when fully implemented, this upgrade will enable us to automate the preparation of certain financial reports of all our different legal entities.

•	Expense and Cash Controls — Starting in the first half of 2007, we began implementing new expense and cash control procedures designed to ensure that cash advances and expenses are approved at the appropriate level commensurate with the amount, and that requests for expense reimbursement by employees are properly documented. Further, since May 2007, cash management has been centralized in the finance department of our Beijing headquarters, including centralized monitoring over the bank account balances of all our regional offices. In addition, since March 2007, we have implemented strict cost and expense accrual reporting by each of our business departments to ensure costs and expenses are properly accrued at the end of each month.

•	Internal and Third Party Monitoring Services — In October 2007, we began efforts to establish an internal audit team by retaining a professional recruiting firm to help us find qualified staff in the areas of U.S. GAAP and compliance with Section 404 of the Sarbanes-Oxley Act. The purpose of our internal audit team will be to randomly and periodically monitor and report on the quality and integrity of our internal ledgers and accounting system, monitor and report any deficiencies in contract processing procedures, and monitor the operating progress of contracts performed as compared to contracts agreed. In addition, we also plan to give more training to our accounting staff and hire additional and more experienced accounting personnel with U.S. GAAP experience.
          Despite these ongoing efforts, in connection with the audit of our consolidated financial statements for the years ended March 31, 2006 and 2007, our independent registered public accounting firm reported to us that we had two material weaknesses in our internal controls over financial reporting.
          One of the material weaknesses communicated to us was our inability to provide objectively verifiable evidence to apply cash collections against our accounts receivable balance following the implementation of a new operational system in December 2006. These cash collections were initially incorrectly recorded as deferred revenue, resulting in an audit adjustment to remove the overstatement of both accounts receivable and deferred revenue by RMB6.4 million as of March 31, 2007. The second material weakness communicated to us was our continuing lack of sufficient personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP. As a result of this material weakness, the following audit adjustments to our consolidated financial statements for the years ended March 31, 2006 and 2007 were required by our independent registered public accounting firm to be recorded by us: (1) adjustments to recognize additional revenue of RMB14.3 million and RMB2.2 million for the years ended March 31, 2006 and 2007, respectively, due to our initial inappropriate application of our revenue recognition policy; (2) an adjustment to charge to expense RMB9.2 million for the year ended March 31, 2007 due to the initial incorrect deferral of certain costs relating to our planned initial public offering that do not qualify for deferral; (3) adjustments to charge to expense of RMB4.1 million and RMB2.5 million for the years ended March 31, 2006 and 2007, respectively, due to the initial improper recognition of share-based compensation; (4) adjustments to increase our income tax benefit by RMB0.5 million and RMB1.8 million for the years ended March 31, 2006 and 2007, respectively, due to the improper valuation allowance initially recorded on deferred income tax assets; (5) an adjustment of RMB13.9 million to increase the net loss applicable to common shareholders for the year ended March 31, 2006 due to an error in the initial recording of the accretion of redeemable convertible preferred shares to redemption value; and (6) an adjustment to increase net loss for the year ended March 31, 2006 by RMB22.4 million due to an error in the initial recording of the extension of a common share warrant. Certain of these errors also impacted, and required us to make adjustments to, our consolidated financial statements for periods prior to our fiscal year ended March 31, 2006.
          To address these material weaknesses in our internal controls:

•	we are actively seeking to hire additional individuals with the requisite U.S. GAAP and SEC reporting expertise;

•	we intend to increase our in-house expertise and reporting capabilities through additional training and increased interaction with our independent registered public accounting firm;

•	we are preparing an accounting policy manual as a reference in connection with reviewing recurring transactions and period-end closing processes, among other tasks;

•	we intend to strengthen our internal audit function to focus on financial and reporting processes in addition to our operational activities; and

•	we are implementing monitoring and oversight control for non-recurring and complex transactions with such procedures to include the retention of third-party consultants to assist us in complying with U.S. GAAP and SEC requirements.
          Our independent registered public accounting firm also communicated to us other deficiencies in our internal control over financial reporting that required improvement. These deficiencies included (1) insufficient training of our newly adopted accounting system, resulting in various accounting errors; (2) lack of physical control over inventory items resulting from non-sequential numbering of goods delivery and receipt; (3) lack of performance review for obsolete inventory information; (4) insufficient management review and authorization of employee bonuses; (5) lack of accountability of recorded transactions resulting from insufficient documentation for client acceptance of goods and services received; (6) lack of sufficient reconciliation of bank account information; (7) lack of management review and authorization of classification and recording of certain expenses; (8) insufficient performance review for information on collectibility of accounts receivable; and (9) insufficient management review and authorization of applicability of value-added tax and business tax.
          We plan to remediate the material weaknesses and deficiencies discussed above and to take other steps to improve our internal control processes in time to meet the deadline for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If, however, we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting.
Recent Accounting Pronouncements
          In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48, which, among other things, requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. Our adoption of FIN 48 as of April 1, 2007 did not have any effect on our financial position or results of operations. We have elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations. No interest or penalties have been accrued at the date of adoption. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, or SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the fair value measurements. The provisions of SFAS No. 157 will be effective for us on April 1, 2008. We are currently evaluating the impact of adopting SFAS No. 157 on our consolidated financial statements, but we do not expect its adoption to have a significant transition impact on our consolidated financial statements.
          In November 2006, the FASB issued Emerging Issues Task Force Issue No. 06-6, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”, or EITF 06-6, which applies to modifications and exchanges of debt instruments that (a) either add or eliminate an embedded conversion option or (b) affect the fair value of an existing embedded conversion option. Our adoption of EITF 06-6 on April 1, 2007 did not have any effect on our financial position or results of operations.
          In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”, or SFAS No. 159, which permits entities to choose to measure many financial assets and financial liabilities at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reports in earnings. The provisions of SFAS No. 159 will be effective for us on April 1, 2008. We are currently evaluating whether to elect the fair value option as permitted under SFAS No. 159.

INDUSTRY
China’s Growing Economy and Service Sector
          China has one of the fastest growing economies in the world. China’s National Bureau of Statistics reported that China’s annual disposable income per urban resident increased from $1,028 in 2002 to $1,569 in 2006, representing a CAGR of 11.1%. As China’s economy continues to develop, its service industries are playing an increasingly important role. The tertiary sector, which is comprised mainly of service industries, accounted for approximately 39% of China’s GDP and employed approximately 32% of China’s total labor force in 2006, according to the National Bureau of Statistics of China.
China’s Testing Market
          China has one of the world’s largest testing markets in terms of number of test takers with 122.7 million test candidates in 2006, up from 112.6 million in 2005, according to IDC. Testing has played a prominent role in Chinese society for centuries, with successive Chinese dynasties and governments regularly administering standardized examinations as an integral part of selecting members of China’s civil service. This long tradition of testing continues today and its impact extends beyond government and education, with professional associations and businesses in China also relying on tests to issue professional licenses and certifications, assess ongoing professional skills, and select job candidates.
          The following graph sets forth total revenues for China’s testing market from 2005 to 2010.
China Testing Market Revenue

Source: IDC, China Computer-Based Testing 2006-2010 Forecast and Analysis
          China’s testing market is broken down into academic testing and licensure and certification testing. Academic testing includes tests that students take in conjunction with primary, secondary and post-secondary education, for example college and graduate school entrance examinations. Licensure and certification testing includes the assessment of professional qualifications and certifications in areas such as teaching, financial services and IT related certifications, as well as tests for specialized skills, such as foreign language proficiency. In addition to academic testing, licensure and certification testing represents a significant pool of test takers and a significant portion of the total amount spent on testing. According to IDC, licensure and certification testing in China is expected to grow significantly more rapidly than academic testing over the next several years. According to CEIC Data Company, Ltd., there were approximately 3.7 million employees in the banking and insurance industries as of June 2007, and according to China’s Ministry of Education, approximately 11.2 million teachers involved in primary and secondary education throughout China in 2006. As licensure and certification testing continues to outgrow academic testing, we expect a corresponding increase in the number of candidates in the above industries.

          The following graph sets forth data on test takers in China from 2005 to 2010.
China Testing Market Test Candidates Breakdown

Source: IDC, China Computer-Based Testing 2006-2010 Forecast and Analysis
Key Trends in China’s Testing Market

•	Increasing number of individuals seeking licensure and certification. In many industries in China there is a shortage of highly skilled workers, especially workers who have proper licenses and qualifications. For example, China’s National Bureau of Statistics estimates that in 2006 there were only 68,000 registered employees in the securities industry in all of China. According to IDC, the demand and supply gap for employees with specialized skills will be between 51.8 million and 53.5 million in 2010, leading to further demand for individuals seeking licensure and certification.

•	Increasing use of computer-based testing. As China’s economy has modernized and become more dependent on technology, a growing number of test sponsors have adopted computer-based tests in place of traditional paper-based tests. Computer-based tests offer key advantages over traditional paper-based tests, including easier administration, reduced scoring errors, greater data security and quicker results analysis. According to IDC, the ratio of computer-based tests to all tests administered in China will increase from 21.9% in 2006 to 31.7% in 2010 as measured by the number of test takers, and from 14.1% to 23.1% as measured by revenue.

          The following graph sets forth total revenue and growth rates for China’s computer-based testing market from 2005 to 2010.
China Computer-Based Testing Market Revenue

Source: IDC, China Computer-Based Testing 2006-2010 Forecast and Analysis

•	Increasing importance of performance-based testing. Traditional paper-based tests have limited ability to evaluate a test taker’s performance of specific tasks. Performance-based testing simulates a problem that requires the test taker to perform a series of hands-on tasks where a test taker’s problem-solving skills can be evaluated. An increasing number of test sponsors in a wide variety of industries are shifting from standard multiple-choice and fill-in-the blank tests, to performance-based tests. In addition, many academic institutions in China are also increasingly moving towards performance-based testing as a way to encourage students to learn not only concepts and theory but also the real-world application of such knowledge to make them more competitive in the career marketplace.

•	Increasing demand for IT certification tests using computer-based simulation technology. The demand for IT education in China is growing rapidly due to the nation’s growing IT sector. To meet the increasing need for skilled IT professionals in China, IT vendors are increasingly relying on certification programs centered on computer-simulated testing methods. These programs allow candidates to learn by doing and to build practical skills and experience through simulated- environment learning and testing.

•	Increasing demand for outsourced testing services. Traditionally, the development and delivery of tests have been handled in-house by education providers or test sponsors. However, the increasing use of computer-based tests and performance-based tests in recent years has created challenges for education providers and test sponsors that have made in-house test delivery and administration increasingly difficult. In order to cost-effectively respond to these challenges, education providers and test sponsors are increasingly outsourcing the design and delivery of their tests to third-party service providers.
The above key trends provide significant growth potential for computer-based testing service providers in China.

The following graph shows the expected revenues from China’s computer-based test delivery services market from 2005 to 2010.
China Computer-Based Test Delivery Services Market Revenue

Source: IDC, China Computer-Based Testing 2006-2010 Forecast and Analysis
          Three major players, including us, together held more than 75% of China’s computer-based testing services market in 2006 in terms of revenue, as shown in the following chart.
2006 Market Share of Major Computer-Based Testing Service Providers in China

Source: IDC, Computer-Based Testing 2006-2010 Forecast and Analysis
China’s Education Market
          China’s education market is experiencing rapid growth both in terms of the number of schools and the number of students, especially at the post-secondary higher education level. The number of students in post-secondary higher education programs has increased from 12.1 million in 2001 to over 25.0 million in 2006, according to China’s Ministry of Education. Moreover, spending on education has risen in recent years, as shown in the graph below.
China National Education Spending

Source: National Bureau of Statistics of the People’s Republic of China
As more people enter China’s job market with higher education levels, we expect that the competition for higher paying jobs will become more intense. Workers with comparable education levels will seek a competitive edge in testing for professional licenses and certifications. We believe that test takers in China spend significantly more time and money on test preparation and learning exercises than on actual test taking. As the number of tests and the number of test takers continue to grow in China, we believe that test preparation spending will continue to enjoy significant growth in the next decade.
Key Trends in China’s Education Market

•	Rapid growth of vocational education. The market for vocational education in China is expected to grow due to various demands, including demand from employers for skilled workers, demand from an increasing number of technical high school and junior college graduates seeking entry-level employment positions which require professional licenses and certifications, and demand from working people who wish to further their career and salary advancement potential. According to the Beijing Zhong Jing Zongheng Economic Research Institution, the career education and management education markets were valued at approximately $4.3 billion and $2.0 billion, respectively, in 2004, and are expected to grow to approximately $39.9 billion and $18.0 billion, respectively, in 2010.

We believe that Chinese vocational education providers are increasingly looking to source course content and learning materials from outside providers. In particular, we believe that an attractive opportunity exists for educational service providers who can provide effective learning programs that enable students to better prepare for and attain licenses and certifications in professions such as the IT industry and other industries requiring high technical competence or specialized knowledge and skills. According to the Beijing Zhong Jing Zongheng Economic Research Institution, China’s IT training market is estimated to grow from $533.8 million in 2006 to $1.3 billion in 2010, representing a CAGR of 25.7%.

•	Emergence of online education and test preparation market. The rise of Internet use in China is reflected in the growing number of Internet users in China. According to IDC, the number of Internet users in China is expected to reach approximately 150.1 million in 2007 and 196.4 million in 2011. As Internet usage becomes increasingly common, people are turning to online resources as a means of furthering their education and to prepare for various types of tests. Online education and test preparation provide students the flexibility to take interactive courses at times and in locations most convenient to them. Online education and test preparation are particularly attractive to working adults, and their employers, especially as they seek to combine work and their pursuit of higher level licenses and certifications. In addition, the Internet also enables educational service providers to reach and serve a broader base of students without substantial incremental costs such as the additional hiring of more teachers and usage of teaching facilities. According to the Beijing Zhong Jing Zongheng Economic Research Institution, China’s online education market was valued at approximately $1.9 billion in 2004 and is expected to grow to $4.0 billion by 2007.

BUSINESS
Overview
          We are the leading provider of computer-based testing services in China, with the largest market share, 30.9%, in terms of revenue in 2006, according to IDC. We also provide career-oriented, test-based educational programs and test preparation solutions in China. To comply with PRC law, we operate the online portion of our test preparation solutions business through a series of contractual arrangements with ATA Online (Beijing) Education Technology Limited, or ATA Online, a PRC entity owned by two of our founders and over which we do not have direct control or direct oversight. Our clients include professional associations, such as the China Banking Association and the Securities Association of China, which accounted for 19.5% and 4.2%, respectively, of our net revenues for the six months ended September 30, 2007, Chinese governmental agencies, including the PRC Ministry of Labor, which accounted for 8.5% of our net revenues for the same period, well-known IT vendors, Chinese educational institutions, distributors of our test preparation software products, and individual test preparation services consumers. During the six months ended September 30, 2007, approximately two million tests were delivered using our computer-based testing technologies and services.
          We began providing computer-based testing services in 1999. We offer comprehensive services for the creation and delivery of computer-based tests based on our proprietary testing technologies and test delivery platform. Our computer-based testing services are used for professional licensure and certification tests in various industries, including IT services, banking, teaching, securities, insurance and accounting. Our test center network comprised 1,810 authorized test centers located throughout China as of September 30, 2007, which we believe is the largest test center network of any commercial testing service provider in China based on client feedback and our market experience. Combined with our test delivery technologies, this network allows our clients to administer large-scale nationwide tests in a consistent, secure and cost-effective manner. We have delivered over 23 million tests since 1999, and in July 2007 delivered tests to more than 200,000 test takers in a single day for the China Banking Association, through our test delivery platform.
          Leveraging our testing expertise, we have expanded into providing career-oriented educational services and test preparation solutions. In 2002, we began offering career-oriented course programs, which we market to Chinese educational institutions. We develop our course programs by integrating our testing technologies and services with IT learning content authorized by major IT vendors such as Microsoft China, Borland and Adobe. In March 2006, we began offering pre-occupational training programs, which allow students to obtain practical skills for specific job requirements. By integrating our testing technologies with test preparation content, we began offering targeted test preparation solutions for certain professional licensure and certification tests in the securities, insurance and teaching industries in 2006. ATA Online has launched online test preparation Internet web sites in coordination with the Securities Association of China and the China Banking Association to help candidates across China prepare for these organizations’ professional licensure and certification tests, which are delivered through our test delivery platform. We also offer our NTET Tutorial Platform software for training teachers for certification under the National Teachers’ Skill Test of Applied Educational Technology in Secondary and Elementary School, or NTET test, which is delivered nationwide through our test delivery platform.
          Our proprietary technologies and know-how for the creation and delivery of computer-based tests are important to our service capabilities. Our E-testing platform is composed of a set of self-developed tools and applications for facilitating the computer-based testing process, and is capable of handling large-scale tests and quickly and securely transmitting, processing and storing large amounts of data. We have also developed proprietary technologies for the creation and operation of advanced performance-based tests, such as our self-developed Dynamic Simulation Technology, which leading IT certification sponsors, such as Microsoft have adopted for their computer-simulated tests given around the world. We have also developed content creation technologies for the conversion of paper-based tests into computer-based formats.

          Our total net revenues have increased from RMB69.0 million for the fiscal year ended March 31, 2006 to RMB84.9 million ($11.3 million) for the fiscal year ended March 31, 2007 and from RMB32.4 million for the six months ended September 30, 2006 to RMB76.2 million ($10.2 million) for the six months ended September 30, 2007. We had net losses of RMB24.8 million and RMB16.8 million for the fiscal years ended March 31, 2006 and 2007, respectively, and net income of RMB8.5 million ($1.1 million) for the six months ended September 30, 2007.
Our Competitive Strengths
          We believe that the following competitive strengths have been instrumental in achieving our current market position and provide the basis for our continued growth:
Early Mover Advantage and Leadership Position in the Computer-Based Testing Services Industry in China
          Testing has played a prominent role in Chinese society for centuries and continues to factor heavily in China’s educational system and professional associations’ and businesses’ assessment of job candidates and their qualifications. While most tests are still conducted using traditional pen-and-paper formats, governmental and other test sponsors have begun migrating tests to computer-based formats. We began developing and marketing computer-based testing technologies and services in 1999 to test sponsors to help them more efficiently, securely and cost-effectively deliver their computer-based tests. We are also the only Asia-based member of the Association of Test Publishers, a widely recognized testing services trade association, which we believe further enhances our reputation in the testing services market in China.
          By entering this market early in China, we have been able to secure long-standing relationships with many of China’s most desirable and prolific test sponsors and become the first computer-based testing services provider for many of our clients. Entering this market early is important because many clients are reluctant to switch testing service providers once they have chosen one because of a desire to maintain consistency and stability from year to year in the test delivery format. In addition, switching testing service providers requires significant time and costs and often raises concerns about data security. Consequently, we believe that as long as our testing platform consistently meets our clients’ test delivery requirements, they are likely to continue to use our testing platform and to focus their testing-related resources on creating and updating the content of their tests for use with our testing technologies and test delivery platform.
Ability to Provide Sophisticated and Large-Scale Testing Services

•	Track record of delivering large-scale computer-based tests. Through years of experience serving major test sponsors in China, we have developed considerable expertise in the delivery and administration of large-scale nationwide computer-based tests. Building upon this expertise, we have developed an advanced, secure and comprehensive test delivery platform. According to IDC, in 2006 we were the largest deliverer of computer-based testing services in China by revenues. We have delivered over 23 million tests since 1999, and in July 2007 delivered tests to more than 200,000 test takers in a single day for the China Banking Association, through our test delivery platform.

•	Extensive test center network and scalable test delivery platform. Our extensive test center network and E-testing platform technologies provide the software and hardware necessary to ensure the stable, cost-effective, secure, accurate and easy-to-manage delivery of large-scale computer-based tests. Our nationwide test delivery network, comprised of 1,810 ATA authorized test centers located across China as of September 30, 2007, provides us with a distinct competitive advantage over our international and domestic rivals, none of which possess test center networks in China of comparable size to ours. We believe that it will be difficult and costly for others to replicate our nationwide test center network. Complementing our test center network, our E-testing platform provides us the technological platform to handle simultaneous delivery of computer-based tests in multiple locations. Our E-testing platform incorporates a flexible and customizable set of technologies covering all stages of the test delivery process from test item compilation and storage to test scoring and results analysis. Once a client’s test has been customized for delivery through our E-testing platform, we can increase the size and volume of tests delivered easily and at relatively low additional costs. We believe that the large and increasing scale of our computer-based test delivery platform combined with its reputation for reliability, stability and flexibility in the testing market in China, provides a significant barrier to entry for potential competitors.

•	Flexible and customizable testing services. Our computer-based testing technologies and services are designed to maximize flexibility and adaptability, which allows us to customize our services to meet each client’s specific testing needs. The long history and diversity of China’s testing market make standardization of testing platforms and formats difficult in China. As a result, flexibility and customization in testing services and test delivery platform are important in China’s testing services market. Our E-testing platform is composed of a standardized “core” testing software system around which we have developed customizable parameters that may be configured to meet each client’s specific needs. Using our E-testing platform as the basis, we work closely with each test sponsor client to develop a customized service plan that matches their technical and performance requirements. The flexibility of our technologies and services are especially important to clients with multiple test requirements, as they can use our testing platform for their various computer-based testing needs.

•	Advanced performance-based testing and test security technologies. We have developed proprietary technologies as well as sophisticated and flexible software applications for the development and delivery of advanced performance-based tests. Our Dynamic Simulation Technology for the creation and operation of performance-based tests with computer-simulated environments has been licensed by Microsoft since 2003 for use with Microsoft Learning Products and Microsoft Certified Professional Exams delivered globally. As of September 30, 2007, approximately 390,000 Microsoft Certified Professional Exams had been delivered around the world using our proprietary testing technologies and interface. We also offer specialized test security systems that combine traditional communication security techniques, such as the separation of test content into data fragments, with the use of cutting-edge data security technologies, such as encrypted data, digital algorithms and electronic authorization keys, which we believe are among the most advanced in the global computer-based testing services market. We believe that computer-based test sponsors are concerned with test data security and that our test security technologies and systems are recognized as meeting the highest standards in the industry.

Established Relationships with Key Test Sponsors and Leading IT Vendors
          Client relationships are critical to our success and we continue to strengthen our collaborative relationships with key clients, including since 2000 the PRC Ministry of Labor, for which we have delivered 472,761, 649,406 and 394,374 tests in the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2007, respectively. We have also developed relationships with other Chinese governmental institutions that sponsor tests, such as the Ministry of Education, with which we have worked to develop our career-oriented course programs since 2002 and more recently our NTET Tutorial Platform software. In addition, we have developed relationships with various key professional services organizations, such as the Securities Association of China, the China Futures Association, the China Banking Association and the Insurance Association of China.
          Beginning with Microsoft in 2002, we have entered into cooperation agreements with leading IT vendors, such as Adobe, Borland, Corel, Digital China, H3C, Trend Micro and Turbolinux, for the development of performance-based and application-driven educational programs and tests. Our deep knowledge of career-oriented education content acquired through our relationships with leading IT vendors and with test sponsors has provided us with the ability to create career-oriented educational programs curricula designed to teach practical skill sets and effectively assess the student’s application of these skill sets.
Experienced Management Team
          We have an international management team with extensive experience in computer-based testing, education services and software development. Several members of our senior management team have significant experience working with Chinese governmental agencies and several have worked with leading companies in the computer-based testing and education industries, such as Microsoft Learning, Pearson VUE and Prometric. The combination of skills and experience of our senior management team has allowed us to solidify our relationships with a diverse group of clients ranging from Chinese governmental ministries to the world’s leading IT vendors to academic institutions and other organizations in China.
Our Strategy
          Our mission is to extend our position as the leading provider of computer-based testing services in China, and expand our career-oriented educational programs and test preparation solutions in China, by pursuing the following strategies:
Continue to Seek Opportunities in Licensure and Certification Testing Services
          As China’s economy and service sector continue to develop, governmental agencies, industry associations and private business are increasingly using licensure and certification tests to identify qualified professionals. We believe the number of people seeking careers in professions that require licensure and certification is growing, and will continue to grow, rapidly. In order to certify increasing numbers of people, the number and scale of licensure and certification tests will continue to grow, which offers us an opportunity to expand into additional industries requiring licensure and certification. We will continue to identify industries where traditional licensure and certification tests can be adapted to our computer-based testing methods to leverage our computer-based testing expertise and technologies and our extensive test delivery network. We actively promote computer-based testing and our services to sponsors of traditional-format tests by educating them about the benefits of computer-based testing. In addition, we will continue to seek opportunities in industries that will require progressively advanced levels of licensure and certifications, such as different levels of certifications for securities, banking or insurance industry professionals. We believe that such additional levels of licensure and certifications will increase both the number of tests delivered through our test delivery platform as well as bring additional users to ATA Online’s Internet test preparation web sites.
Further Enhance Our Technology and Expand Our Test Center Network Reach
          Our test content creation and delivery technologies are important components of our products, services and market leadership. We will continuously upgrade our test content creation technologies and delivery systems in order to provide best-in-class testing services at competitive prices to our clients. In addition to periodically updating our E-testing platform technology, we are working on the commercial implementation of advanced testing technologies, such as speech recognition engines and more advanced simulation of real environments. We plan to incorporate these technologies into our service offerings as well as to license certain advanced technologies to leading international IT vendors and test preparation companies. We also intend to promote our self-developed computer-based testing interface technology and data specification standards as industry standards. At the same time, to respond to the rapidly increasing demand by Chinese test sponsors for nationwide, large-scale tests, we will continue to expand our network of authorized test centers, especially in smaller cities and less developed provinces of China.

Leverage Our Testing Service Strengths to Expand Our Test Preparation and Educational Program Offerings
          We believe that people spend significantly more time and money on test preparation and learning exercises than on actual test taking. Moreover, we believe that the importance attached to tests and test results in China encourages people to spend significant amounts of time and money to seek advantages over other test takers. Our experience and leadership position in providing computer-based testing services provides us with an effective platform from which to expand our service offerings into test preparation and educational services.
          ATA Online launched online test preparation Internet web sites in coordination with the Securities Association of China in November 2006 to help the large number of candidates across China prepare for professional licensure and certification tests conducted by this professional association that are delivered using our testing technologies and platform. We launched a similar web site in coordination with the China Banking Association in July 2007 and plan to launch online test preparation solutions for insurance and futures certification tests in early 2008. We also plan to offer new services for teachers preparing for the NTET test and add upgrades to our NTET Tutorial Platform through our web site. Leveraging our experience in developing software programs for our NTET Tutorial Platform, we plan to offer similar software programs to junior and middle schools for use in relation to courses and tests given to students. In relation to our educational service offerings, which are currently aimed at students majoring in IT-related subjects, we plan to develop career-oriented course programs for students preparing for careers in the financial services industries, including securities, futures, banking and insurance. Our goal is to leverage our relationships with key test sponsors to provide comprehensive services along the entire education value chain, from learning to test preparation to testing.
Increase Recognition of our “ATA” Brand
          As we expand our test preparation solutions, our brand, which we believe is currently well-recognized among test sponsors and educational institutions, will become increasingly critical to our success. We intend to establish the ATA name as the leading provider of quality computer-based testing and test preparation solutions in China. We believe our familiarity with testing procedures and test content will allow us to establish our market credibility and position us favorably as a leading test preparation solutions provider. We promote wider recognition of our “ATA” brand among test takers by placing our logo prominently outside ATA authorized test centers and in test and course program materials. We also engage in on-campus marketing activities through prominently placed marketing materials, such as posters and other advertising means.
Pursue Selective Strategic Acquisitions and Alliances
          We believe that selective acquisitions of and alliances with complementary businesses can further broaden our service offerings, attract additional clients and strengthen our service quality. We intend to seek acquisition and alliance opportunities in the areas of testing, test preparation and education that can enhance the scope of our products and services. We intend to pursue any acquisitions and alliances with prudence and only consider opportunities that are strategically complementary and can add long-term value to our shareholders.
Our Products and Services
          Our primary product and service offerings currently include:

•	computer-based testing development and delivery, which includes our computer-based test delivery platform and services, our ATA authorized test center network and our test content creation technologies and services;

•	career-oriented educational services, which include single course programs, degree major course programs and pre-occupational training programs; and

•	test preparation solutions, which include test preparation and training platforms for the securities and banking industries and test preparation software for the teaching industry.
Computer-Based Testing Development and Delivery
          We have developed a series of technologies and service solutions for the development and delivery of computer-based tests. Our comprehensive E-testing platform integrates all aspects of the test delivery process for computer-based tests, from test form compilation to test scoring and results analysis. Our test delivery services are further enhanced by our nation-wide network of test centers, which allows us to deliver tests on a large scale in a consistent, secure and cost-effective manner. By combining our advanced test content creation technologies with our test delivery platform and network of test centers, we can offer our clients a comprehensive and integrated solution to enhance the effectiveness of the entire testing process, as shown in the following diagram.
          We have assisted our clients in creating and delivering a wide range of computer-based tests, including:

•	licensure tests administered by governmental agencies that test the competence of candidates for positions with various governmental agencies or for certain types of jobs, and public exams administered by provincial-level human resources bureaus;

•	professional association or qualifications tests required by governmental agencies or industry associations that test the competence of individuals who operate in certain industries that require technical expertise and which carry professional titles, such as:

•	the Qualifications Exam for Individuals Engaged in the Securities Industry, designed and administered by the Securities Association of China under the supervision of the China Securities Regulatory Commission;

•	the Insurance Agent Qualifications Exam, designed and administered by the Insurance Association of China under the supervision of the China Insurance Regulatory Commission;

•	the Certification of China Banking Professionals Exam, designed and administered by the China Banking Association under the supervision of the China Banking Regulatory Commission;

•	IT vendor tests that assess the technical skills and competence of IT professionals in relation to specific types of IT applications, computer operating systems or other IT skill sets, and that allow test takers to obtain a professional license or certification in a specific subject area, job title or career path; and

•	enterprise assessment tests that various enterprises use for internal personnel assessment purposes.
          Computer-based test delivery platform and services. We offer our clients a comprehensive set of services for the compilation, delivery and analysis of computer-based tests as well as logistical services such as test registration, scheduling and fee collection. Our E-testing platform incorporates a number of technologies and protocols designed to ensure the stable, cost-effective, secure, accurate, fast and easy-to-manage delivery of computer-based tests on a large scale. Our E-testing platform is flexible and is easily customized for many types of test content and the specific requirements of the test sponsor. Tests delivered through our E-testing platform may be conducted at our ATA authorized test centers or at other locations at the test sponsor’s discretion.
          Our E-testing platform includes the following services, which we also offer individually depending on the test sponsor’s needs:

•	installing our ATA E-testing platform on the client’s computer system to assist with centralizing administrative matters relating to the test or, in the case of repeat clients, upgrading the existing platform as necessary, for new tests;

•	providing technical support throughout the testing process;

•	uploading test information and performing test rehearsals and final testing environment control; and

•	processing test scores, summarizing and analyzing test scores and results.
          We also offer a number of logistical support services relating to test administration that we incorporate into the licensing fee for our test delivery platform based on a client’s individual needs. These support services include:

•	managing test taker registration and scheduling;

•	managing test taker fee collection;

•	arranging test stations and pre-test training of staff at each ATA authorized test center;

•	providing test data management, such as test score publishing; and

•	preparing and delivering certificates for test takers who have passed the test sponsor certification requirements.
          ATA authorized test center network. To help our clients reach a broad base of test takers, we have established a large network of authorized test centers across China and in Hong Kong, which we refer to as our ATA authorized test centers. In 2005, the number of ATA authorized test centers in our network reached 1,500. As of September 30, 2007, we had contractual relationships with 1,810 ATA authorized test centers, of which 1,302 had hosted tests delivered through our testing platform during the preceding 24-month period. 1,275 of our authorized test centers possess the right to use our “ATA” brand name and logo. Our network of ATA authorized test centers provides the means for delivering and administering tests nationally both simultaneously and on a regularly scheduled basis under consistent and secure testing conditions. Our ATA authorized test center network is especially important for many of our government and industry association test sponsor clients that need to regularly administer large-scale tests across China. Our IT vendor clients value the ability of our ATA authorized test centers to broaden the base of potential test takers, allowing them to increase the number of certified professionals competent in the operation and use of their products and technologies.

          The following map shows the geographic distribution of our ATA authorized test centers as of September 30, 2007:
          We do not own any of our ATA authorized test centers but instead enter into a standard form of contract with qualified independent operators to act as ATA authorized test centers. Most of our ATA authorized test centers are owned by Chinese vocational schools, which we believe enhances the quality and dependability of the centers. Under our contracts with the test centers, we license our ATA E-testing platform technology and provide ongoing technical support and training during the contract period. We require each test center to provide sufficient facilities to properly administer computer-based tests and to follow prescribed guidelines for facility maintenance and test administration. We also conduct regular reviews of their facilities and operations. We assist our clients in liaising and coordinating testing arrangements with our ATA authorized test centers.
          Our ATA authorized test centers are divided into general test centers, which offer a wide range of tests and have the right to use our “ATA” brand name and logo, and special test centers, such as Microsoft Learning Centers, with which we enter into contracts to carry out specific tests for specific test sponsor clients. We receive license fees from our test center operators in the form of either a single initial license fee or a combination of initial license fee and annual continuing license fees. Under either fee arrangement, our licensees can extend their licensing agreement with us indefinitely.
          Test content creation technologies and services. We offer our clients advanced technologies and software applications for the creation of sophisticated computer-based tests, including advanced performance-based tests. Our Dynamic Simulation Technology provides the format for creating, illustrating, running and scoring tests in a virtual computer environment that accurately and realistically simulates the operating environment and functions of the software applications being tested without requiring the installation or use of those applications.
          We have also developed two non-simulation core testing technologies: Real Environment Technology and ATA Markup Language. Our Real Environment Technology is used for creating, illustrating and running performance-based tests and learning exercises that operate within the actual operating system or software application being tested. For the creation and illustration of traditional knowledge-based test items, such as multiple-choice questions, we developed our ATA Markup Language, which is an XML-based language for writing and illustrating computer-based test questions using traditional question-and-answer formats.
          We directly generate revenue from our test content creation technologies through the licensing of our technology. For example, we have agreements for the license of our Dynamic Simulation Technology and related simulation authoring tools to international IT certification sponsors, such as Microsoft, and third-party test preparation companies for the creation of test items and test preparation course exercise items for Microsoft Learning Products, including Microsoft Certified Professional Exams, delivered to students and test takers all over the world.
          Creation of effective and user-friendly computer-based tests involves a multi-step process, including:

•	Test design. Our content development consultants work together with the client to determine the test purpose, intended audience, test objectives and required competency level to formulate an overall test outline. We then arrange for the client to work with our subject matter experts, or to engage outside subject matter experts with specific experience in the subject area, to work with us on the scope of knowledge covered by the test and to design and author specific testing items for required knowledge points.

•	Test item authoring. Based on the test outline and using our advanced test engine technologies, we work together with subject matter experts to create test items designed to determine a test taker’s proficiency and speed in solving both practical and conceptual problems. The test items are designed to support immediate test scoring and results analysis. Test items generally fall into two types: multiple-choice items and performance-based items. Once all of the test items have been created, our content development consultants and subject matter experts commence a review to ensure the validity of each test item, clarity of language and overall quality. All of the test items are deposited in a master test item pool.

•	Test form and item bank construction. Once the test items are ready, we set test item parameters to be used for building up test item banks to enable test forms to be formulated. Test forms with equal level of difficulty are generated through random item selection from the test item bank based on the pre-defined blueprint of the test to ensure fairness across test forms.

•	Final user acceptance beta test. Before publication, the test undergoes a final user acceptance beta test during which volunteer test takers take the test and provide feedback. Based on the test results from the beta test, we are able to evaluate the efficacy of the test, eliminate problematic test items and otherwise fine tune the test items to ensure quality.

•	Continuous upgrades through analysis and user feedback. As we deliver tests in real-world environments, we monitor and analyze the quality and adequacy of the test content and make upgrades as we develop or adopt new technologies and techniques. We also communicate with test users and collect feedback from the test sponsors and test takers to ensure that desired improvements are made in a timely manner.
          Depending on the client’s needs, we can perform some or all of the above steps for each client. For example, in some cases, clients may have already created all of the test items and may only require us to build the test using our ATA E-testing platform. Computer-based tests can also be designed for delivery as on-going tests, which can be taken by the test taker at any time at his or her choice, for example by downloading the test from the client’s web site, or as regularly scheduled tests, which must be taken by test takers at a specified time with advanced scheduling required.
          We usually offer test delivery services and test content creation services as an integrated package and collect a fixed fee per test per test taker. The fee we charge depends on the length and complexity of the test, the amount of effort it takes to transform the testing content into a computer-based test format and other factors in the test development and administration process, such as security levels and the amount of logistical services provided.
Career-Oriented Educational Services
          In late 2002, in line with Chinese government policies promoting the development of career-oriented educational services and incentives for greater investment in vocational schools, we began developing educational course programs to be taught at educational institutions across China. With a focus on IT industry and vocational certification, this became our first effort to expand into the educational and test preparation market by leveraging our strong capabilities in test delivery. Our educational services package the testing and certification component of our testing services with licensed learning materials to provide an integrated learning and assessment solution. Many of the tests contained in our course programs have incorporated our advanced performance-based testing technologies to encourage hands-on real-world interactive learning experiences to replace the theoretical modes of learning which are no longer favored by many students, teachers and pedagogy scholars.
          Our career-oriented educational services include single course programs, degree major course programs and pre-occupational training programs. We market these educational services to universities and vocational schools throughout China, often through regional marketing agreements with computer science or other relevant academic departments in key regional schools. Our educational services allow academic institutions to provide more career-oriented content and practical skills to assist their students in more easily securing employment with leading IT industry businesses, which increasingly favor job candidates with real-world experience in operating and trouble-shooting their products and technologies. At the same time, our educational services are attractive to IT vendors and other certification providers as they help to increase the market prevalence and acceptance of the software applications and technologies taught in the course program by “hooking” students onto those technologies and by motivating employers to adopt the technologies due to the larger talent pool proficient in operating them. We plan to expand our career-oriented educational service offerings beyond the IT industry by developing similar programs for students looking for careers in banking, securities, insurance and other industries in which we have relationships with key licensure and certification providers.
          Single course programs. Each single course program we offer is typically centered on a specific type of computer software application or other technology that requires significant training and practice to master and for which certification is offered. We work closely with both the certification providers, which are usually well-known IT vendors, and the academic institutions to ensure the course and final exam content fully satisfies all of their respective requirements and maximizes the student’s learning experience.
          Upon successful completion of the course work and related computer-based examination, the student will obtain a qualification certification from the IT vendor or other certification provider as well as academic credit from the student’s school. These courses are designed both for IT major students and non-IT majors. We contract with academic institutions to license the course program for the course period, which usually lasts for one academic semester. The license can be subsequently renewed for each new course semester. We generally provide the following services to the academic institution as part of our course programs:

•	installing the ATA E-testing platform on the school’s computer system or, in the case of a renewal of the course license, performing an upgrade of the existing platform for the new course;

•	at the beginning of each course period, providing students and teachers with course materials, which include textbooks, compact disks, visual lab equipment, slides, flash video case studies and exercise items;

•	during the course period, providing ongoing support relating to the course and test software and the course materials, such as content updates, software upgrades, telephone support for teachers and students, online support including downloadable teaching guides, articles by well-known instructors and sample test materials available at our web site;

•	at the end of each course period, uploading authorization information to permit the school to administer the final exam;

•	delivering a second exam at no extra charge to each enrolled student who fails the final exam on the first try;

•	on request and subject to additional fees, providing training sessions for course teachers during the summer or winter holidays for a separate fee charged to the schools, which we record as training revenue; and

•	where necessary, preparing and delivering certificates for test takers who have passed the test certification requirement.
          We charge educational institutions a fixed fee for these services on a per-student, per-course basis based on our perceived market value of the certification to be awarded to the student at the completion of the course.
          Degree major course programs. Our degree major course programs are designed to be career-oriented, helping graduates prepare for particular types of jobs and career paths. These programs are essentially combinations of multiple single course programs designed to help students acquire a cluster of skill sets that can best prepare them for particular job types and careers and, in some cases, the specific requirements of certain well-known IT vendors. Generally, the entire degree major course program can be completed within two to three years and comprises all courses necessary for the student’s college major. When designing a degree major course program, we first work with the IT vendors to define a job type or career path and to design a course curriculum that enables students to acquire the sets of knowledge and practical skills required to perform the job and become certified operators within that area. We then design what we refer to as a “learning roadmap” for each job type, which includes a set of core, compulsory courses and additional elective courses that students can choose from based on the specific career path they intend to pursue. We work with IT vendors and the course instructors to ensure that the courses are taught in an interactive and dynamic manner making maximum use of our advanced performance-based learning and testing technologies. In August 2007, we entered into a cooperation agreement with Tsinghua University to develop IT degree major course programs to be taught at post-secondary educational institutions incorporating course content developed by Tsinghua University.
          Our contracts with academic institutions for degree major course programs are similar to our contracts for single course programs. We license the various single course programs contained within the degree major course program to the schools for the duration of the degree major course program period. We also provide substantially the same support and other services as we provide for single course programs. We charge schools on a per-student, per-course basis based on our perceived market value of both the individual certifications to be awarded at the completion of each course and the overall degree to be awarded to the student at the completion of the degree major course program.
          Pre-occupational training programs. Vocational school students in China are generally required to spend one semester prior to graduation in an internship. However, many student’s have difficulty finding quality internships that provide the opportunity to hone practical skills prior to entering the job market. To provide these students with more alternatives, we have worked with vocational schools and our IT vendor clients to develop pre-occupational training programs to help meet the internship requirement. These programs, which we began offering to vocational school students in March 2006, provide students with a simulated internship environment replicating what these students would experience in an actual internship. Students are organized into small groups and given a series of specific job tasks, with each student’s role within the small group changing at intervals during the program period. A typical pre-occupational training program will last two to three months. Software applications using our performance-based testing technology help guide and monitor the student’s progress in completing the required tasks and are able to provide constant feedback to enhance the learning experience and improve the student’s performance. Upon completion of the pre-occupational training program, the students receive the internship credits necessary to graduate.
          To date, we have developed pre-occupational training programs for three different job types: software development, network management and multimedia design, the latter including skills related to Adobe and Macromedia products. Each pre-occupational training program is designed to prepare the student for an actual job position in the IT department of a company or in the software development business.
          Our pre-occupational training programs are offered principally to students enrolled in schools offering our course programs and are particularly well-suited for students taking one of our degree major course programs. We cooperate with the school to arrange for space and the provision of resources for the pre-occupational training programs. In some cases we license the materials and provide trained supervisors to the school in exchange for a per-student fee paid by the school. In other cases, we directly collect fees from the students and pay a portion of that fee to the schools that provide space and equipment for conducting the pre-occupational training programs.
Test Preparation Solutions
          In late 2006, we began offering test preparation solutions by integrating our testing and assessment technologies with test preparation content targeted at professional licensure and certification tests in China. Building on our established reputation in, and in-depth understanding of, the Chinese market for professional licensure and certification tests in the securities, futures, banking, insurance and teaching industries, we began offering test preparation programs and services to test candidates preparing to take professional certification tests in these industries.
          Online test preparation and training platform for the securities, insurance and banking industries. Leveraging the increased scale of ATA-delivered securities, insurance and banking professional licensure and certification tests, in November 2006, ATA Online launched online test preparation Internet web sites in coordination with the Securities Association of China. These web sites were launched to provide a flexible and scalable platform aimed at helping test candidates across China to practice and prepare for professional licensure and certification tests delivered by ATA. Test preparation customers gain access to Internet web sites that contain the latest test related topics, preparation materials provided by the test sponsors and streaming video teaching sessions and practice tests developed by ATA. A stored value card-based credit system allows each customer unlimited use of online mock testing during a specified service period, which normally ranges from 90 to 180 days from the date of activation of the card. These cards are sold directly to test candidates or to our test sponsor clients, who then distribute the stored value cards nationwide to interested test candidates. ATA Online launched a similar web site in coordination with the China Banking Association in July 2007 and plans to launch online test preparation solutions for insurance and futures certification tests in early 2008.
          Starting in 2007, the China Securities Regulatory Commission, with our assistance, began to more vigorously track and enforce mandatory continuing professional training requirements for licensed securities professionals. Each licensed securities professional must satisfy an annual minimum hourly training requirement to maintain their securities license. In response, ATA Online upgraded its securities test preparation web site to allow securities professionals to meet the continuous professional training hours requirement. We plan to market similar test preparation and training web sites to our other test delivery clients to assist them in launching nationwide, scalable and flexible test preparation and training programs.

          NTET Tutorial Platform — test preparation software for the teaching industry. In November 2006, we began offering software comprising a comprehensive set of training materials for preparing teachers for certification under the NTET test, which is conducted by China’s Ministry of Education and delivered through our test delivery platform and test center network. This software package, which we refer to as our NTET Tutorial Platform, is installed on a school’s computer system and offers teachers access to user-friendly and interactive tutorial programs, practice questions and learning exercises through the school’s intranet. We sell our NTET Tutorial Platform primarily through provincial and local distributors. We plan to offer additional services for teachers preparing for the NTET test and upgrades to our NTET Tutorial Platform through our web site. We also plan to offer similar software programs to junior and middle schools for use in relation to courses and tests given to students.
Our Technology
          We believe our proprietary technologies and software applications are one of our major strengths and we have devoted significant resources to the development of technologies for the creation and delivery of advanced computer-based tests. These include our E-testing platform, test content creation and management tools, advanced performance-based testing technologies and web-based applications.
E-testing Platform
          Our E-testing platform, which we also refer to as ETX, is composed of a set of tools and applications for facilitating the computer-based testing process. ETX includes a network sub-system for managing and transferring test content, test taker information and test results data in a secure and efficient manner and incorporates centralized servers, test site servers, test site management computers and individual testing computers. ETX is compatible with different testing modes, such as daily tests, on-demand tests and centralized tests. All of our ETX applications have been written using C++ and Microsoft ..NET and run on all PC-based Windows operating systems, including Windows 98, 2000, 2003 and XP. We have also designed them to support multiple database management systems, including SQL, Oracle and DB2.
          Our ETX software applications are designed to handle large-scale testing environments and are capable of transmitting, receiving, processing and storing large amounts of information in a short time span. We currently have the capability to deliver more than 1,000,000 tests per day using our 30 servers. In order to avoid bottle-necks or system crashes during the process of transmitting data for large-scale examinations, we employ load balancing equipment, which is designed to ensure that data flow is evenly distributed among our servers. As our current load balancing equipment can support up to 200 servers, we have the capability to expand our data transmission capacity by deploying additional servers. We periodically upgrade our equipment and software applications to handle increasing testing volume as required.
Test Content Creation and Management Tools
          We have developed proprietary software applications and tools for the creation, illustration and operation of computer-based tests. These software applications include test item authoring tools, which are used to create and revise the visible display and operation of test items, and test engines, which are required to run tests and exchange test data on specific testing platforms. We have developed test item authoring tool applications for our Dynamic Simulation Technology, our Real Environment Technology and our ATA Markup Language. We have also developed other authoring tools, such as a user interface cloning and translation software, for increasing the efficiency of the test content creation and revision process. To meet individual client needs, we have developed test engine applications for integrating tests using our testing technologies on multiple testing platforms. For instance, we have developed test engine applications that allow running Dynamic Simulation Technology tests on our own test delivery platform, on Microsoft’s test port and on other test platforms. Our test item authoring tools and test engine applications are all coded in the C++ programming language and are compatible with Windows operating systems.

          We have developed test item management tools for managing test item banks and test question forms for individual tests. These tools offer multiple functions, including the creation and management of test blueprints by test sponsors and the indexing of test items according to properties such as difficulty, question format and knowledge points, thus allowing the compilation of individual test forms in conformance with the test blueprint.
          We have also developed our ATA Markup Language for the creation and illustration of knowledge-based test items that require the test taker to respond to specific questions in a traditional question-and-answer format. While less sophisticated than our performance-based testing technologies, ATA Markup Language remains a key technology for our large base of clients who contract with us for the conversion of paper-based tests to computer-based tests. In addition, many performance-based tests also include traditional multiple-choice questions created and run using our ATA Markup Language and related software applications.
          We upgrade and enhance all of our test content creation and management software applications on a regular basis. To reduce time and costs associated with upgrading related materials already used in previous versions, our systems upgrades are all compatible with earlier versions.
Advanced Performance-Based Testing Technologies
          We have developed technologies for delivering both computer-simulated and real-environment performance-based tests. Our Dynamic Simulation Technology, or DST, allows simulation of complicated operating systems, software applications and network environments. We have developed performance-based testing and learning materials based on DST to enable the assessment of a test taker’s ability to perform real-world tasks while avoiding the use of real systems, which can be costly and risky in terms of real data or configurations being corrupted when conducting certain tasks, such as disk formatting or multi-server network configurations. DST is designed to provide maximum interactivity and allow the test taker to go down multi-level testing paths where each new action will lead the test taker to a different set of questions and problems.

          The current version of DST, version 4.5, is an interpreter-based simulation technology, which represents our fourth generation of simulation testing technologies, as shown in the table below:
          Interpreter-based simulation offers high flexibility, adaptability to most applications, low disk space usage and short lead times for developing new tests once the system is in place. Based on feedback from our clients, we believe we are the only company in the world that has developed and is marketing interpreter-based simulation technology for testing and educational use. For this reason, we believe our DST is the world’s leading technology for the creation and illustration of performance-based tests through simulation.
          We have also developed Real Environment Technology, which is another testing technology for creating, illustrating and running performance-based tests. Like DST, our Real Environment Technology allows for the creation of test questions requiring the test taker to operate software applications to solve real-world problems. Unlike DST, however, test content using our Real Environment Technology is built on top of the underlying software application and require the installation of the underlying software applications that the test taker is being asked to operate. Real Environment Technology is particularly suitable for testing MS Office, Adobe Photoshop and Autodesk AutoCAD.
          All of our advanced performance-based testing technologies have been developed in-house, and none incorporates any third-party intellectual property.
Web-Based Applications
          ATA Online provides web-based services to and on behalf of clients with related applications, such as a customer service web portal for test candidates and an online payment portal that can be used to collect fees for ATA Online’s online test preparation programs. ATA Online’s online payment portal is linked to IPS, which we believe is one of the most reputable online payment service providers in China. All of ATA Online’s online services and applications may be accessed by users using standard web browsers and do not require installation of custom software on a user’s computer. Parts of our test delivery system also operate via the Internet through a closed client-server network between our centralized servers and client computers located at the test sites.

Data Storage and Security
          One of the most important aspects of our computer-based testing services is ensuring the integrity and security of the test-taking process. To accomplish this, we use multiple technologies and methods to ensure the security of test content, test results and other sensitive data used or obtained in relation to our services.
          We have developed and implemented the following technologies and measures to protect security throughout all stages of test development and delivery:
Preparation and Storage of Test Items
          To reduce the risks associated with potential unauthorized disclosure or misuse of test questions by ATA personnel during the process of creating test item banks, we divide test item authoring and management tasks among multiple persons and limit each person’s access to the test item content through the use of access permissions. Each test item author is only responsible for creating a limited amount of test item content and is permitted access only to that content for which that person is responsible. As a result, no one has full access to the contents beyond his or her scope of work. Test item bank managers receive limited permissions and are not given access to view the content of individual test items. Moreover, our test item authoring and test item bank management tools record and track all access and modifications to test items or the test item pool to detect any breaches to the security protocols. Once the test item banks are created, the content is encrypted and stored on our secure central servers or the client’s servers. Our servers are located in a central machine room operated by one of the most well-established server hosting service providers in China. These servers are protected by firewalls and stored using NetApptm equipment, which permits real-time back-up. We encrypt all test item banks using our self-developed encryption technologies, which prevent decryption or reverse engineering through the use of electronic fingerprinting, anti-tracking and trapping technologies.
Creation of Test Forms and Transmission of Test Materials to the Test Site
          Our software applications automatically compile individual test forms from the test item bank according to the test blueprint and pre-arranged parameters. During this process, no access or viewing of the content of individual test items is permitted and all steps in the process are digitally recorded. The encrypted test forms are delivered to the test site’s server either on hard disc or through a secure network, generally one day before the day of the test. The relevant information on each test taker is separately transferred in encrypted format to the test site via the Internet. A hardware dongle containing an encrypted time stamp is used to ensure that the test begins and ends on time. A hardware dongle is a hardware device that must be inserted into the USB port of the test site’s central computer to decrypt and operate the test content. We design our own hardware dongles, which incorporate ATA-owned integrated circuit technology, and outsource its production to multiple factories in China. A decryption algorithm used along with the hardware dongle to complete decryption of test materials and commence the test.
Conduct of the Test
          We train all test center personnel on protocols and supervision techniques to be used during test time. Test center administrators confirm test takers’ identities through photographs, fingerprints and other biometric data. We also issue to each test taker upon registration a password that must be inputted on the test day to start the test. Once the test session has begun, software installed as part of each test tracks all actions and operations taken during the test and records them on the test site central server in real time. The testing software prevents test takers from accessing any network during test time. When a test taker opens up a question, it is decrypted and displayed. To protect against cheating, the order in which test answer choices appear is randomly generated with each answer choice encoded as a unique number and letter chain. Immediately upon the test taker’s completion of each test item, the data recorded is re-encoded and re-encrypted.

Transmission, Reading and Storage of Test Results
          In most instances, tests are scored on the test site server immediately following conclusion of the test and subsequently uploaded to our central servers. All transferred data is encrypted and data code integrity is verified using MD5 and Hash technologies. Following scoring, we store all test content and results on our firewall-protected central servers.
Research and Development
          Research and development is important to our continued success. Our research and development initiatives are designed to improve our existing testing technologies and to develop new and innovative technologies. We conduct our research and development activities primarily in-house but may also from time to time outsource certain research and development activities. We have an experienced team of engineers with expertise in the fields of computing, software, system design, and test design and conversion. Our research and development team consisted of 53 people as of March 31, 2007. We will continue to look selectively for experienced software engineers and other technology talent to further increase our technological capabilities. While we focus on development of technologies that can be commercialized and integrated into our service offerings in the short term, we also invest in the research and development of testing technologies for the medium and long term in preparation for developing next generation and cutting-edge products and services. Our total expenses for research and development were RMB4.9 million, RMB9.3 million and RMB5.3 million ($0.7 million) for the fiscal years ended March 31, 2006 and 2007 and the six months ended September 30, 2007, respectively.
Intellectual Property
          Intellectual property protections, including copyrights, trademarks and trade secrets are important to our success. We rely on copyright and trademark law, trade secret protection and confidentiality agreements with our employees, clients, business partners and others to protect our intellectual property rights. All of our senior management and engineering employees are required to sign agreements to acknowledge that all inventions, trade secrets, works of authorship, innovations and other processes generated by them that relate to our business are our property, and to assign to us any ownership rights in those works. Despite our efforts, it may be possible for third parties to obtain and use our intellectual property without authorization.
          We have registered 15 software copyrights relevant to our product and service offerings with the Copyright Protection Center of China.
          Our application to register our “ATA” trademark with the China Trademark Office is currently pending. We have also registered 16 domain names relating to our web sites, including www.ata.net.cn, the primary URL for our web site, with the Internet Corporation for Assigned Names and Numbers and the China Internet Network Information Center, a domain name registration service provider in China.
          We have chosen not to obtain any patents for our testing technologies for a number of reasons. Principally, we believe it is the industry norm in China not to obtain patents for technologies that are not in the form of hardware. The process for patenting technologies is cumbersome and generally takes approximately 18 months or more, and due to the prevalence of intellectual property infringement and relatively weak enforcement mechanisms in China, we believe the risks involved in obtaining a patent, which would be publicly accessible, outweigh the potential benefits. Expertise underlying our testing technologies enjoys protection in China as trade secrets under China’s Anti-Unfair Competition Law.
Clients
          The quality and flexibility of our product and service offerings has attracted a broad base of clients. Our clients principally include Chinese governmental agencies, professional associations, well-known IT vendors and Chinese educational institutions as well as individual test preparation services consumers. The China Banking Association and Chengdu Shiguang Co., Ltd., a distributor of our NTET

Tutorial Platform software, accounted for 19.5% and 10.8%, respectively, of our total net revenues for the six months ended September 30, 2007. The PRC Ministry of Labor accounted for 12.3% of our total net revenues for the fiscal year ended March 31, 2007. No other client accounted for more than 10% of our total net revenues for the fiscal year ended March 31, 2007 or the six months ended September 30, 2007.
          As of September 30, 2007, we had 92 contracts with test sponsors for our computer-based testing services. For the six months ended September 30, 2007, our five largest computer-based testing services clients based on revenue were:

•	the China Banking Association, which has been designated by the China Banking Regulatory Commission as the sole administrator of banking industry qualification tests in China;

•	the Professional Skills Qualification Center of the PRC Ministry of Labor;

•	the Securities Association of China, which has been designated by the China Securities Regulatory Commission as the sole administrator of securities industry qualification tests in China;

•	the Testing Center of the PRC Ministry of Education; and

•	the China Futures Association, which has been designated by the China Securities Regulatory Commission as the sole administrator of futures industry qualification tests in China.
These five clients represented an aggregate of 36.5% of our total net revenues for the six months ended September 30, 2007.

          During the six months ended September 30, 2007, 135 Chinese educational institutions offered our degree major course programs and 118 Chinese educational institutions were offering our single course programs.

New Business Development
          Our business development department, composed primarily of members of our senior management and supported by a professional team, is responsible for identifying and developing new markets and client opportunities for our product and service offerings. We target key governmental agencies and professional associations to help them develop standardized licensure and certification policies. Once we have identified a potential client, we submit an initial proposal outlining the services we would provide. If engaged by the client, we develop and conduct trial tests tailored to the client’s needs based on the terms of a memorandum of understanding signed with the client. We generally enter into a final contract with the client only after successful completion of the trial tests. Once the final contract is in place, we complete the test delivery implementation plans and prepare for the large-scale launch of the test through our nation-wide test delivery platform. During the trial test and contract negotiation phases of the client development process, we actively market our test preparation services and ancillary testing services to the client. The following diagram illustrates the key stages in our testing services business development process.
          Our track record, expertise, capability and credibility within the testing industry provide us with opportunities to work with governing bodies to develop licensure, certification and testing programs. As an example, we helped arrange to have members of China’s securities and banking industries, the Ministry of Health, Ministry of Justice, Ministry of Communications and China Inspection and Quarantine Association meet with their counterparts in Western countries to have them observe and learn industry best practices and experiences for licensure, certification and testing, which can be used as models for China. We also hosted China’s first testing-related conference endorsed by the Association of Test Publishers, of which we are the only Asian member. We believe that these business development efforts enhance our industry reputation and allow us to develop new markets with stable long-term client relationships and relatively high entry barriers.
Sales and Marketing
          Our business development department maintains a running master list of tests administered throughout China and all of our contracts for our educational services. We assess on a regular basis how to approach various prospective clients and enhance our relationships with our existing clients, as well as how to increase cross selling opportunities for our products and services. Utilizing our deep industry knowledge, our business development department typically identifies and prioritizes opportunities through analyzing the needs and readiness of our prospective clients and explains our service offerings to and works with each prospective client to secure a first mandate to create a particular computer-based test title or to create a particular course program for an educational institution. We work closely with new and existing clients to develop new or updated test titles and introduce additional educational services on an ongoing basis.
          We engage in a variety of marketing activities to promote our product and service offerings. We host and invite potential clients, such as key governmental agencies and governing bodies, to industry conferences on topics such as the development of computer-based testing technologies. We also attend conferences and trade shows to demonstrate and promote our technologies and product and service offerings. We conduct marketing for our career-oriented educational services through promotional activities in cooperation with local governmental departments and educational institutions and through our local sales agents. Our on-campus marketing activities include promoting the IT vendors’ certification tests and the relevant educational services, while linking both to our “ATA” brand name, through prominently placed marketing materials like posters and other advertising means. We promote wider recognition of our “ATA” brand by placing our logo prominently outside ATA authorized test centers and in test and course program materials. We use our strong network of educational institution clients and testing partner network to attract IT vendor clients that desire to introduce their technologies, products and services into schools across China.
Client Service and Support
          We seek feedback from our clients on a regular basis regarding the quality of our technologies, products and services and ideas for improving them. We use this feedback, along with our internal performance review processes, to upgrade our technologies, products and services. We also seek feedback from students and test takers to improve the effectiveness and user-friendliness of our educational service and test preparation program content. Based on this feedback and regular communication we have with test sponsors and course content providers, we upgrade our course program and test preparation materials and exercises.
          We provide technical support and training to our test centers and educational institution clients. Under our contracts with our test centers, each test center is provided a set of guidelines setting forth the basic standards, rules and procedures for administering our tests. We also provide training related to all aspects of the test administration process, from equipment setup and troubleshooting to security protocols, and conduct regular reviews of each test center’s facilities and operations. As part of our course program services, we provide training for teachers on how to maximize the effectiveness of our learning exercises and offer ongoing technical support and consulting services, including training in relation to any technical upgrades and improvements to the curriculum and learning exercises.
Competition
          In relation to computer-based testing services, we compete with domestic Chinese and international computer-based testing service providers. Prometric and Pearson VUE are our main competitors in China. We compete with them primarily based on technology, price, management experience and established infrastructure. We believe our overall testing services and technologies compare favorably with the services and technologies offered by these competitors. Moreover, we believe that our nationwide test center network and test delivery platform provides us with a significant competitive advantage over these two competitors. We believe we are currently the market leader in computer-based testing services in China due to the combination of our experience in and familiarity with the China computer-based testing services market, our advanced technology, our large nationwide network of test centers, our established relationships with key test sponsors and governmental agencies and our competitive cost levels.
          In relation to our career-oriented educational services, we face competition from international companies, such as Aptech Limited and NIIT Limited. Aptech Limited operates in China primarily through its joint venture with BeiDa Jade Bird. Although these two companies offer IT-related courses to post-secondary educational institutions in China, based on our market experience and client communications we believe they do not directly compete with our products and services. For example, these two companies design their own course content and exams and provide passing students with their own proprietary certifications, rather than offering course content and certifications designed by well-known IT vendors, as we do. Other than the joint venture between Aptech Limited and BeiDa Jade Bird, we are not aware of any domestic Chinese company that offers educational services similar to or competitive with our career-oriented educational services. As a result, we have to date experienced little pricing pressure due to competition, although we do feel some pressure to maintain a pricing level for our educational services that is affordable for vocational schools that ultimately need to pass such costs on to students in the form of tuition and course fees. This may prevent us from raising prices for our education services significantly in the short term.
          Traditional Chinese test preparation material providers, such as publishing companies, indirectly compete with our test preparation solutions. However, we are not aware of any significant competitors in China in the online test preparation solutions business. In relation to our simulation technologies, there are a few U.S.-based companies providing performance-based testing technologies, including Certiport, Inc.

We are aware of only a handful of other simulation testing technology developers, which primarily focus on the training and test preparation business market in the United States. We believe, based on communications with our clients and others in the industry, that our simulation testing technology compares favorably to those offered by other companies and in other countries, including the United States.
          While we anticipate new market entrants and increased efforts by existing international players to expand their presence in China, we believe that relatively high entry barriers, such as the time and costs associated with establishing a large-scale test center network and developing course and test content for educational programs, will make it difficult for new entrants or international competitors to quickly gain market share from us in China. We believe potential domestic entrants lack the technology and commercial relationships that we have already developed with domestic and international test sponsors. International competitors will likely face challenges in establishing effective relationships with key Chinese government and industry test sponsors or local educational institutions.
Employees
          We had 196, 264 and 328 employees as of March 31, 2005, 2006 and 2007, respectively. As of September 30, 2007, we had 340 employees, 102 of which were in sales and marketing, 52 in research and development, 119 in client service and support and 67 in general and administrative functions.
          In April 2005, we adopted a share incentive plan, or the 2005 Plan. In January 2008, we adopted our 2008 Employee Share Incentive Plan, or the 2008 Plan. We use our share incentive plans as an additional means to further attract, motivate, retain and reward selected directors, officers, employees and third-party consultants and advisors. For more information, see “Management — Share Incentives — Share Option Plan.” We believe these initiatives have contributed to our ability to attract and retain talent.
          As required by Chinese laws and regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including housing, pension, medical and unemployment benefit plans. We make monthly payments to these plans in respect of each employee based on the employee’s compensation. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements.
          According to our contracts with our employees, our employees are generally prohibited from engaging in any activities that compete with our business during the period of their employment and for two years after termination of their employment with us. Furthermore, all employees are prohibited, for a period of two years following termination, from soliciting other employees to leave us and, for a period of five years following termination, from soliciting our existing clients. However, we may have difficulty enforcing these non-competition and non-solicitation terms in China because the Chinese legal system, especially with respect to the enforcement of such terms, is still developing.
Facilities
          Our principal executive offices are located in approximately 2,170 square meters of office space leased by us at Tower E, 6 Gongyuan West Street, Jian Guo Men Nei, Beijing 100005, China. We also occupy approximately 1,363 square meters of total leased office space in our subsidiaries and branches located in Shanghai, Fuzhou, Nanjing and Wuhan. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.
Legal Proceedings
          We are not currently involved in any litigation, arbitration or administrative proceedings that could have a material adverse effect on our financial condition or results of operations. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

REGULATION
          This section sets forth a summary of the most significant laws, regulations, policies and requirements that affect our business activities in China, the industries in which we operate, and our shareholders’ right to receive dividends and other distributions from us.

Regulation of the Software Industry
          In China, holders of computer software copyrights enjoy protection under the Copyright Law of the People’s Republic of China, or the Copyright Law. Under the Copyright Law, China’s State Council and the State Copyright Administration have also promulgated various regulations relating to the protection of software copyrights in China. Under these regulations, computer software that is independently developed and exists in a physical form will be protected, and software copyright owners may license or transfer their software copyrights to others. Registration of software copyrights and exclusive licensing and transfer contracts with the Copyright Protection Center of China (previously, the State Copyright Administration) or its local branches are encouraged. Such registration is not mandatory under Chinese law, but can enhance the protections available to the registering parties. For example, the registration certificate serves an evidentiary function enabling the registering parties to prove they have protectable rights. We have registered 14 software copyrights with the Copyright Protection Center of China.
          China’s Ministry of Information Industry, or MII, has promulgated regulations to regulate the production, sale, import or export of software products in China. Under these regulations, all domestically produced software products to be operated or sold in China must be duly registered and filed with the provincial branches of MII. We have complied with the registration and filing requirements necessary to sell our software products in China. These registrations generally remain in effect for five years and are subject to renewal.

Regulation of Vocational Education
          Chinese laws and regulations impose restrictions on foreign investment in educational institutions in China. However, Chinese laws and regulations do not impose restrictions on foreign investment in companies providing course and test content or related products and services to educational institutions. In addition, the Chinese government has issued a series of circulars and regulations promoting the development of vocational education, including “The Decision to Enhance the Promotion of the Reform and Development of Vocational Education” and “The Decision to Enhance the Development of Vocational Education” published by the State Council, respectively, on September 24, 2002 and October 28, 2005. These circulars and regulations require all levels of governments in China to intensify their support for vocational education and to gradually increase the financial resources that local and provincial governments allocate to vocational education.

Restrictions on Telecommunication Industry
          The telecommunications industry, including computer information and Internet access services, is highly regulated by the Chinese government. Regulations issued or implemented by the State Council, MII and other relevant government authorities cover virtually every aspect of telecommunications network operations, including entry into the telecommunications industry, the scope of permissible business activities, interconnection and transmission line arrangements, tariff policy and foreign investment.
          Since March 1998, the National People’s Congress of the PRC has directed MII to assume responsibility for, among other things:

•	formulating and enforcing telecommunications industry policy, standards and regulations;

•	granting licenses to provide telecommunications and Internet services;

•	formulating tariff and service charge policies for telecommunications and Internet services;

•	supervising the operations of telecommunications and Internet service providers; and

•	maintaining fair and orderly market competition among operators.
          In addition to the regulations promulgated by the Chinese central government, some local governments have also promulgated local rules applicable to Internet companies operating within their respective jurisdictions.

Foreign Ownership Restrictions on Internet Content Provision Businesses
          In September 2000, the State Council promulgated the Telecommunications Regulations. The Telecommunications Regulations categorize all telecommunications businesses in China as either infrastructure telecommunications businesses or value-added telecommunications businesses. In February 2003, MII amended the original classification of telecommunication business with Internet content provision services being classified as value-added telecommunications businesses. The Telecommunications Regulations also set forth extensive guidelines with respect to different aspects of telecommunications operations in China.
          In December 2001, in order to comply with China’s commitments with respect to its entry into the World Trade Organization, the State Council promulgated the Administrative Rules on Foreign-Invested Telecommunications Enterprises. The Administrative Rules on Foreign-Invested Telecommunications Enterprises set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign invested telecommunications enterprise. Pursuant to the Administrative Rules on Foreign-Invested Telecommunications Enterprises, the ultimate capital contribution ratio of the foreign investor or investors in a foreign-funded telecommunications enterprise that provides value-added telecommunications services shall not exceed 50%. In addition, pursuant to the Foreign Investment Industrial Guidance Catalogue, the permitted foreign investment ratio of value-added telecommunications services is no more than 50%.
          However, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a track record and experience in operating value-added telecommunication business overseas. Moreover, foreign investors that meet these requirements must obtain approvals from MII and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals.
          On July 26, 2006, MII publicly released the Notice on Strengthening the Administration of Foreign Investment in Operating Value-added Telecom Business, dated July 13, 2006, or the MII Notice, which reiterates certain provisions under the 2002 Administrative Rules on Foreign-Invested Telecommunications Enterprises. According to the MII Notice, if any foreign investor intends to invest in a Chinese telecommunications business, a foreign-invested telecommunications enterprise shall be established and such enterprise shall apply for the relevant telecommunications business licenses. Under the MII Notice, domestic telecommunications enterprises are prohibited from renting, transferring or selling a telecommunications license to foreign investors in any form.
          As a result of current Chinese laws and regulations that impose substantial restrictions on foreign investment in the Internet businesses in China, we conduct our online test preparation business in China through a series of contractual arrangements entered into among us, ATA Learning, and our newly formed affiliated PRC entity, ATA Online (Beijing) Education Technology Limited, or ATA Online, which is a domestic Chinese company incorporated in the PRC and owned by Kevin Xiaofeng Ma, our chairman and chief executive officer, and Walter Lin Wang, our director and president, both of whom are PRC citizens. See “Our Corporate Structure.” ATA Online has obtained the licenses and approvals that are required to operate the online test preparation business.
          Our contractual arrangements with ATA Online include a technical support agreement and a strategic consulting service agreement. In addition, ATA Learning has entered into an equity pledge agreement with each of the shareholders of ATA Online pursuant to which each of the shareholders has pledged all of his or her interest in ATA Online to ATA Learning as security for the performance of ATA Online’s obligations under the technical support agreement and the strategic consulting service agreement. Pursuant to a call option and cooperation agreement with ATA Online and its shareholders, ATA BVI or any third party designated by ATA BVI has the right to acquire, in whole or in part, the respective equity interests in ATA Online of its shareholders or ATA Online’s assets when permitted by applicable PRC laws and regulations. However, we do not have any direct ownership interests or direct voting rights in ATA Online.
          In the opinion of Jincheng & Tongda Law Firm, our PRC legal counsel:

•	the ownership structures of ATA Online and our wholly owned subsidiaries in China, both currently and after giving effect to this offering, are in compliance with existing published Chinese laws and regulations;

•	our contractual arrangements among our wholly owned subsidiaries in China and ATA Online and its shareholders, are valid and binding, will not result in any material violation of published Chinese laws or regulations currently in effect, and are enforceable in accordance with their terms and conditions; and

•	the business operations of our company, all of our Chinese subsidiaries and ATA Online, as described in this prospectus, are in compliance with existing published Chinese laws and regulations in all material aspects.
          However, there are substantial uncertainties regarding the interpretation and application of current or future Chinese laws and regulations, including the laws and regulations governing the enforcement and performance of our contractual arrangements in the event of imposition of statutory liens, bankruptcy and criminal proceedings. Accordingly, we cannot assure you that the Chinese regulatory authorities will not ultimately take a contrary view. If the Chinese government finds that the agreements that establish the structure of our operations in China do not comply with Chinese government restrictions on foreign investment in our industry, we could be subject to severe penalties.

Internet Content Provider Licensure Requirements
          The provision of online test preparation services and content on Internet web sites is subject to Chinese laws and regulations relating to the telecommunications industry and the Internet, and regulated by various government authorities, including MII and the State Administration of Industry and Commerce, or SAIC. The principal regulations governing the telecommunications industry and the Internet include:

•	The Telecommunications Regulations (2000);

•	The Administrative Measures for Telecommunications Business Operating Licenses (2001); and

•	The Internet Information Services Administrative Measures (2000).
          Under these regulations, Internet content provision services are classified as value-added telecommunications businesses, and a commercial operator must obtain a Telecommunications and Information Services Operating License, or ICP license, from the appropriate telecommunications authority in order to carry out commercial Internet content provision operations in China. In addition, the regulations also provide that operators involved in Internet content provision that operate in sensitive and strategic sectors, including news, publishing, education, health care, medicine and medical devices, must obtain additional approvals from the relevant authorities in charge of those sectors.
          Certain local governments have promulgated local rules applicable to Internet companies operating within their respective jurisdictions. In Beijing, the Beijing Administration of Industry and Commerce has promulgated a number of Internet-related rules. On October 31, 2004, a rule was enacted requiring owners of commercial web sites located within Beijing to file their commercial web sites with the Beijing Administration of Industry and Commerce.
          ATA Online holds an ICP license issued by the Beijing Telecommunications Administration Bureau, a local branch of the Ministry of Information Industry, or MII, which allows ATA Online to provide Internet content distribution services. This license is essential to the operation of ATA Online’s online test preparation services business.
          The MII Notice requires that a value-added telecommunications business operator (or its shareholders) should own any domain names and trademarks used by it to engage in the value-added telecommunications business, and have premises and facilities appropriate for such business. To comply with the MII Notice, we intend to transfer to ATA Online the domain names owned by our subsidiaries that are used principally in connection with our online business activities.

Regulation of Internet Content
          The Chinese government has promulgated measures relating to Internet content through a number of ministries and agencies, including MII, the Ministry of Culture and the State Press and Publications Administration. These measures specifically prohibit Internet activities that result in the publication of any content that is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of China, or compromise State security or secrets. If an ICP license holder violates these measures, the Chinese government may revoke its ICP license and shut down its web sites.

Regulation of Online and Distance Education
          Pursuant to the Administrative Regulations on Educational Web sites and Online and Distance Education Schools issued by the Ministry of Education in 2000, educational web sites and online education schools may provide education services in relation to higher education, elementary education, pre-school education, teaching education, occupational education, adult education, other education and public educational information services. “Educational web sites” refers to organizations providing education or education-related information services to web site visitors by means of a database or online education platform connected via the Internet or an educational television station through an Internet service provider, or ISP. “Online education schools” refer to education web sites providing academic education services or training services with the issuance of various certificates.
          Setting up educational web sites and online education schools is subject to approval from relevant education authorities, depending on the specific types of education provided. Any educational web site and online education school shall, upon receipt of approval, indicate on its web site such approval information as well as the approval date and file number.
          According to the Administrative License Law promulgated by the National People’s Congress on August 27, 2003 and effective as of July 1, 2004, only laws promulgated by the National People’s Congress and regulations and decisions promulgated by the State Council may set down administrative license requirements. On June 29, 2004, the State Council promulgated the Decision on Setting Down Administrative Licenses for the Administrative Examination and Approval Items Really Necessary to be Retained, in which the administrative license for “online education schools” was retained, while the administrative license for “educational web sites” was not retained. ATA Online is not required to obtain a license as an online education school because ATA Online does not intend to offer through its web site academic education services or training services that result in the issuance of a degree or other certification.

Regulation of Broadcasting Audio-Video Programs through the Internet or Other Information Network
          The State Administration of Radio, Film and Television, or SARFT, promulgated the Rules for Administration of Broadcasting of Audio-Video Programs through the Internet and Other Information

Networks, or the Broadcasting Rules, in 2004, which became effective on October 11, 2004. The Broadcasting Rules apply to the activities of broadcasting, integrating, transmitting and downloading of audio-video programs with computers, televisions or mobile phones as the main terminals and through various types of information networks. Pursuant to the Broadcasting Rules, a Permit for Broadcasting Audio-Video Programs via Information Network is required to engage in these Internet broadcasting activities. On April 13, 2005, the State Council announced a policy on private investments in businesses in China relating to cultural matters that prohibits private investments in businesses relating to the dissemination of audio-video programs through information networks. As these regulations are relatively new, there are significant uncertainties relating to their interpretation and implementation, including the definition of “audio-video programs” as specified in these regulations. We cannot assure you that ATA Online will be able to obtain a Permit for Broadcasting Audio-Video Programs via Information Network if it is determined that one is required to operate the online test preparation business.

Regulation of Information Security
          Internet content in China is also regulated and restricted by the PRC government to protect State security. The National People’s Congress, China’s national legislative body, has enacted a law that may subject to criminal punishment in China any effort to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak State secrets; (4) spread false commercial information; or (5) infringe intellectual property rights.
          The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways that, among other things, result in a leakage of State secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard, and we may be subject to the jurisdiction of the local security bureaus. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its web sites.

Regulation of Domain Names and Web Site Names
          PRC law requires owners of Internet domain names to register their domain names with qualified domain name registration agencies approved by MII and obtain a registration certificate from such registration agencies. A registered domain name owner has an exclusive use right over its domain name. Unregistered domain names may not receive proper legal protections and may be misappropriated by unauthorized third parties. We have registered 16 domain names relating to our web sites, including www.ata.net.cn, the primary URL for our web site, with the Internet Corporation for Assigned Names and Numbers and the China Internet Network Information Center, a domain name registration service provider in China.
          PRC law requires entities operating commercial web sites to register their web site names with SAIC, or its local offices and obtain a commercial web site name registration certificate. If any entity operates a commercial web site without obtaining such certificate, it may be charged a fine or suffer other penalties by the SAIC or its local offices. Our web sites used in connection with our testing and education services are considered non-commercial web sites as we do not provide products and services through those web sites, and therefore the names of those web sites are not required to be registered with SAIC. ATA Online is in the process of registering the web site name used in connection with the online test preparation business with Beijing municipal SAIC.

Regulation of Privacy Protection
          PRC law does not prohibit Internet content providers from collecting and analyzing personal information from their users. PRC law prohibits Internet content providers from disclosing to any third parties any information transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, MII or its local offices may impose penalties and the Internet content provider may be liable for damages caused to its users.

Regulation of Foreign Exchange
          China’s government imposes restrictions on the convertibility of the Renminbi and on the collection and use of foreign currency by Chinese entities. Under current regulations, the Renminbi is convertible for current account transactions, which include dividend distributions, interest payments, and the import and export of goods and services. Conversion of Renminbi into foreign currency and foreign currency into Renminbi for capital account transactions, such as direct investment, portfolio investment and loans, however, is still generally subject to the prior approval of the PRC State Administration of Foreign Exchange, or SAFE.
          Under current Chinese regulations, foreign-invested enterprises such as our Chinese subsidiaries are required to apply to SAFE for a Foreign Exchange Registration Certificate for Foreign-Invested Enterprise. With such a foreign exchange registration certificate (which is subject to review and renewal by SAFE on an annual basis), a foreign-invested enterprise may open foreign exchange bank accounts at banks authorized to conduct foreign exchange business by SAFE and may buy, sell and remit foreign exchange through such banks, subject to documentation and approval requirements. Foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account transactions and current account transactions. In addition, there are restrictions on the amount of foreign currency that foreign-invested enterprises may retain in such accounts.
          The exchange rate for conversion of Renminbi into foreign currencies is heavily influenced by intervention in the foreign exchange market by the People’s Bank of China. From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately 8.3 Renminbi per U.S. dollar. On July 21, 2005, the Chinese government changed this policy and began allowing appreciation of the Renminbi versus the U.S. dollar. However, the Renminbi is restricted to a rise or fall of no more than 0.5% per day versus the U.S. dollar, and the People’s Bank of China continues to intervene in the foreign exchange market to prevent significant short-term fluctuations in the Renminbi exchange rate. Nevertheless, under China’s current exchange rate regime, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. The Renminbi appreciated 6.7% versus the U.S. dollar from July 21, 2005 to March 30, 2007. There remains significant international pressure on the Chinese government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions
          In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. Notice 75 states that Chinese residents must register with the relevant local SAFE branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a round-trip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the Chinese residents.
          Our shareholders who are Chinese residents did not establish our offshore companies as part of a round-trip investment to acquire or control through our offshore companies onshore assets or equity interests originally held by such Chinese resident shareholders. Nevertheless, to ensure that we remain in full compliance with all Chinese foreign exchange-related regulations, our Chinese resident shareholders have applied for registration with the Beijing branch of SAFE under Notice 75 in 2006, but were orally informed that the application could not be accepted because Notice 75 does not apply to them. On May 29, 2007, SAFE issued the Notice of Operation Guidance for Notice 75, or Notice 106, according to which Chinese resident shareholders in an offshore company which has at least two years operating history and has made investment in China can apply for registration under Notice 75. There is no deadline for such registration. We have urged our Chinese resident shareholders to register under Notice 75 and they are preparing for such application. However, we cannot assure you that the application will be accepted by

SAFE. Failure by such shareholders to comply with Notice 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Regulation of Overseas Listings
          On August 8, 2006, six PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprise by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 without retroactive effect. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that has acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.
          In the opinion of our PRC counsel, Jincheng & Tongda Law Firm, CSRC approval is not required for this offering because the CSRC approval required under the M&A Rule only applies to an offshore company that has acquired a domestic PRC company for the purpose of listing the domestic PRC company’s equity interest on an overseas stock exchange, while (i) we obtained our equity interest in each of our PRC subsidiaries by means of direct investment other than by acquisition of the equity or assets of a PRC domestic company and (ii) our contractual arrangements with ATA Online do not constitute the acquisition of ATA Online. See ”Risk Factors — Risks Relating to Regulation of Our Business — If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with his offering, this offering may be delayed or cancelled, or we may be subject to penalties.”

MANAGEMENT
Directors and Executive Officers
          The following table sets forth certain information relating to our directors and executive officers upon completion of this offering. The business address of each of our directors and executive officers is 8th Floor, Tower E, 6 Gongyuan West Street, Jian Guo Men Nei, Beijing 100005, China.

Name	Age	Position

Kevin Xiaofeng Ma	44	Chairman of the Board of Directors, Chief Executive Officer
Walter Lin Wang	46	Director, President
Carl Yeung(1)	28	Director, Chief Financial Officer
Andrew Yan	50	Director
Lynda Lau(1)	40	Director
Hope Ni(2)	35	Director
Alec Tsui(2)	58	Director
Patrick Tien	50	Vice President of Channel and Sales
Alex Tong	45	Vice President of Business Development
Paul Hsu	42	Vice President of Product Marketing

(1)	Mr. Yeung and Ms. Lau have agreed to resign from our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(2)	Ms. Ni and Mr. Tsui have agreed to become our independent directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
          Kevin Xiaofeng Ma is co-founder, chairman of the board and chief executive officer of our company. Prior to co-founding our company, Mr. Ma co-founded Dynamic Technology Corporation and served as its chief executive officer from 1996 to 1998. From 1990 to 1996, Mr. Ma served as general manager in the Hainan High-Tech Industry International Cooperation Center. Previously, Mr. Ma gained experience as vice president at the Beijing MDI High-Tech Center, as president at Beijing Zhongjia Integrated Intelligent System Engineering, and as director at China Radio International. Mr. Ma is a member of the board of directors of a number of private enterprises with operations in China. Mr. Ma graduated from Nanjing University with a bachelor’s degree in economics.
          Walter Lin Wang is a co-founder, director and president of our company. Prior to co-founding our company, Mr. Wang practiced independent IT consulting. Mr. Wang also worked as an engineer and deputy department head at the PRC Ministry of Railways’ Information Center. Mr. Wang holds a bachelor’s degree in computer science from Southwest Jiaotong University and a masters degree in computer science from University of Central Florida.
          Carl Yeung is currently a director and the chief financial officer of our company and will resign from our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Prior to joining us, Mr. Yeung worked as an analyst and associate at Merrill Lynch (Asia Pacific) Limited from 2002 to 2006. Mr. Yeung holds a bachelor’s degree in economics with concentrations in finance and operations management from Wharton School, University of Pennsylvania, and a bachelor’s degree in applied science with a concentration in systems engineering from School of Engineering and Applied Sciences, University of Pennsylvania.
          Andrew Yan is a director of our company. He is the managing partner of SB Asia Investment Fund II, L.P. and president of Softbank Asia Infrastructure Fund. Before joining Softbank Asia Infrastructure Fund in 2001, Mr. Yan was a managing director and the head of the Hong Kong office of Emerging Markets Partnership. From 1991 to 1994, he was the director responsible for strategic planning and business development for the Asia Pacific region at Sprint International Corporation. Mr. Yan has also worked as research fellow at the Hudson Institute in Washington D.C., the World Bank and the Economic Restructuring Institute of the State Council of the PRC. Mr. Yan was elected as “Venture Capitalist of the Year” in 2004 by the China Venture Capital Association. He is currently an independent director of three Hong Kong-listed companies, China Oilfield Services Limited, China Resources Land Limited and Stone Group Holdings Limited. Mr. Yan received a master of arts degree from Princeton University and a master of arts degree from Peking University as well as a bachelor’s degree in engineering from the Nanjing Aeronautic Institute.
          Lynda Lau is currently a director of our company and will resign from our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. She is currently a principal with SAIF Partners, managing SB Asia Infrastructure Fund and SB Asia Investment Fund II, L.P. from 2002 to 2007. Prior to joining SAIF Partners, Ms. Lau worked in ING Barings Securities (HK) Ltd. as the regional telecom research analyst from 1999 to 2001. Ms. Lau has also worked as an associate at Asian Infrastructure Fund Advisers Ltd. and as a research analyst in Credit Lyonnais Securities (Asia) Ltd. and Schroder Securities Asia Limited. Ms. Lau received a bachelor’s degree in computing studies from the Hong Kong Polytechnic University; received a master’s degree in business administration from University of Warwick, UK; and obtained a post-graduate diploma in English and Hong Kong Law (CPE) from Manchester Metropolitan University and University of Hong Kong. She is also a Chartered Financial Analyst (CFA).
          Hope Ni will serve as our independent director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Ni is currently serving as Vice Chairman of Comtech Group and as a director of KongZhong Corporation, both listed on the Nasdaq Global Select Market. Ms. Ni served as the chief financial officer and secretary for Comtech Group Inc. from August 2004 to December 2007. She also serves on the board of Qianjia Consulting Company, which she founded in 2002. From September 1998 to August 2004, Ms. Ni was an attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong specializing in corporate finance and from 1995 to 1996 worked at Merrill Lynch in its investment banking division in New York. Ms. Ni received a juris doctor degree from University of Pennsylvania Law School and a bachelor’s degree in applied economics and business management from Cornell University.
          Mr. Alec Tsui will serve as our independent director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Tsui is currently an independent non-executive director of a number of listed companies in Hong Kong, including Industrial and Commercial Bank of China (Asia) Limited, China Chengtong Development Group Ltd., COSCO International Holdings, China Power International Development Limited, Synergis Holdings Ltd., Greentown China Holdings Ltd., China BlueChemical Limited, Vertex Group Ltd., China Hui Yuan Juice Holdings Co. Ltd., and Pacific Online Ltd. He was also an independent non-executive director of Melco PBL Entertainment (Macau) Ltd. which is listed in NASDAQ Global Market. He was the chairman of the Hong Kong Securities Institute from 2001 to 2004. He was an advisor and a council member of the Shenzhen Stock Exchange from July 2001 to June 2002. He joined the Hong Kong Stock Exchange in 1994 as an executive director of the finance and operations services division and became its chief executive in 1997. Prior to that Mr. Tsui served at the Securities and Futures Commission of Hong Kong from 1989 to 1993. Mr. Tsui graduated from the University of Tennessee with a bachelor’s degree and a master of engineering degree in industrial engineering. He completed a program for senior managers in government at the John F. Kennedy School of Government of Harvard University.
          Patrick Tien is a vice president, in charge of channel and sales, of our company. Prior to joining us, Mr. Tien worked as a project general director at Microsoft Learning from 1991 to 2005. Mr. Tien holds a bachelor’s degree in computer science from Chung Yuan Christian University, and a master’s degree in computer engineering from University of Massachusetts, Lowell.
          Alex Tong is a vice president, in charge of business development, of our company. Prior to joining us, Mr. Tong worked as the Asia Pacific General Manger at the Royal Institution of Charted Surveyors from 2003 to 2005. Prior to that, Mr. Tong worked for Thomson Prometric in the position of executive director from 1999 to 2003 and as the managing director at Pearson NCS Hong Kong Ltd. from 1997 to 1999. Mr. Tong graduated from University of Nottingham with a bachelor’s degree in education and a master’s degree of philosophy in education and from the Chinese University of Hong Kong with an executive MBA.
          Paul Hsu is a vice president, in charge of product development and marketing, of our company. Prior to joining us, Mr. Hsu worked as product marketing director at Microsoft Greater China Region from 1995 to 2006 and worked as a technical group manager at Digital Equipment Corp Taiwan from 1990 to 1995. Mr. Hsu holds a college degree in mechanical engineering from Taiwan DongNan College.
Duties of Directors
          Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.
          The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	issuing authorized but unissued shares;

•	declaring dividends and distributions;

•	exercising the borrowing powers of our company and mortgaging the property of our company;

•	approving the transfer of shares of our company, including the registering of such shares in our share register; and

•	exercising any other powers conferred by the shareholders’ meetings or under our amended and restated memorandum and articles of association.
Terms of Directors
          Upon the closing of this offering, we will have a board of five directors divided into class A, class B and class C directors. Initially, the class A directors will be Kevin Xiaofeng Ma and Walter Lin Wang, the class B director will be Andrew Yan, and the class C directors will be Hope Ni and Alec Tsui. Each class of directors will stand for election every year at our annual general meeting of shareholders on a rotating basis, beginning with our class A directors at the first annual general meeting of our shareholders following completion of this offering. Our chief executive officer, which currently is Kevin Xiaofeng Ma, shall not, while holding office, be subject to retirement or be taken into account in determining the number of directors to retire in any year.
Board Practices
          Our board of directors has established an audit committee, a compensation committee and a nominations committee.

Audit Committee
          Our audit committee will consist of Hope Ni and Alec Tsui commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Hope Ni will be the chairman of our audit committee. Our board of directors has determined that Hope Ni and Alec Tsui are “independent directors” within the meaning of Nasdaq Marketplace

Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b) of the Exchange Act. Hope Ni meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Upon the completion of this offering, the third seat on our audit committee will be vacant in reliance on Nasdaq Marketplace Rule 4350(a)(1), which permits a foreign private issuer like us to follow “home country practices” in relation to the composition of its audit committee. In this regard we have elected to adopt the practices of our home country, the Cayman Islands, which does not require us to have a three member audit committee or to fill all three seats on the audit committee at this time. We intend to seek a third independent director to fill this vacancy within 12 months of this offering.
          Our audit committee is responsible for, among other things:

•	appointing the independent auditor;

•	pre-approving all auditing and non-auditing services permitted to be performed by the independent auditor;

•	annually reviewing the independent auditor’s report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor and all relationships between the independent auditor and our company;

•	setting clear hiring policies for employees and former employees of the independent auditor;

•	reviewing with the independent auditor any audit problems or difficulties and management’s responses;

•	reviewing and approving all related party transactions on an ongoing basis;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditor major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditor relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

•	timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, internal auditors and the independent auditor; and

•	reporting regularly to the full board of directors.

Compensation Committee
          Our compensation committee will consist of Andrew Yan, Hope Ni and Alec Tsui commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Andrew Yan will be the chairman of our compensation committee. Our board of directors has determined that all of our compensation committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).
          Our compensation committee is responsible for:

•	reviewing and approving our overall compensation policies;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, reporting the results of such evaluation to the board of directors, and determining our chief executive officer’s compensation level based on this evaluation;

•	determining the compensation level of our other executive officers;

•	making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

•	administering our equity-based compensation plans in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominations Committee
          Our nominations committee will consist of Kevin Xiaofeng Ma, Andrew Yan and Alec Tsui commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Kevin Xiaofeng Ma will be the chairman of the nominations committee. Although Nasdaq Marketplace Rules generally require all members of the nominations committee of a listed company to be “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15), Nasdaq Marketplace Rule 4350(a)(1) permits a foreign private issuer like us to follow “home country practices” in relation to composition of its nominations committee. In this regard, we have elected to adopt the practices of our home country, the Cayman Islands, which does not require that any of the members of a company’s nominations committee be independent directors.
          Our nominations committee is responsible for, among other things:

•	seeking and evaluating qualified individuals to become new directors as needed;

•	reviewing and making recommendations to the board of directors regarding the independence and suitability of each board member for continued service; and

•	evaluating the nature, structure and composition of other board committees.
Corporate Governance
          Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers, employees and advisors. We will make our code of ethics and our code of conduct publicly available on our web site. In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association. The code of ethics, code of conduct and corporate governance guidelines all become effective upon completion of this offering.
Compensation of Directors and Executive Officers
          For the fiscal year ended March 31, 2007, we and our subsidiaries paid aggregate cash compensation of approximately RMB3.9 million ($0.5 million) to our directors and executive officers as a group, and granted to selected directors and executive officers options to acquire an aggregate of 580,400 common shares. We do not pay or set aside any amounts pursuant to a bonus plan or for pension, retirement or other benefits for our officers and directors.
Share Incentives

Historical Issuance of Options and Warrants
          On May 23, 2003, we granted options to purchase our common shares to certain employees and consultants. We issued to Jianguo Wang, our former senior vice president, and Xiaozhong Luo, our vice president, options to purchase 1,095,890 and 273,973 of our common shares, respectively, for a price of $0.545 per share in consideration for their contribution to our company up to that time. We also issued a warrant to purchase 547,945 of our common shares for a price of $0.545 per share to Techina Capital Inc. for its previous service as financial advisor to us. Options held by Jianguo Wang and Xiaozhong Luo were vested as of April 12, 2005 and will expire on May 22, 2013. The warrant held by Techina Capital Inc. was exercisable as of June 30, 2003 and will expire on May 22, 2008.

Share Option Plan
          We adopted a share incentive plan, or the 2005 Plan, in April 2005. We adopted our 2008 Employee Share Incentive Plan, or the 2008 Plan, in January 2008. Our share incentive plans are intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and other eligible persons. An aggregate of 3,310,300 common shares are reserved for issuance under the 2005 Plan. Subject to any amendment of our 2008 Plan by our directors, the maximum aggregate number of common shares that may be issued pursuant to all awards under the 2008 Plan is 336,307 shares, plus an annual increase on January 1 of each calendar year beginning in 2009 equal to the lesser of (x) one percent (1%) of the number of shares issued and outstanding on December 31 of the immediately preceding calendar year, (y) 336,307 shares, and (z) any lesser number of shares determined by our board of directors.
          As of the date of this prospectus, we have granted options under the 2005 Plan for the purchase of a total of 3,235,800 common shares to selected directors, officers, employees and individual consultants and advisors, of which 3,069,800 are outstanding. In April 2005, we granted options for the purchase of 1,312,600 shares at an exercise price of $2.263 per share. In December 2005, we granted options for the purchase of 951,000 shares at an exercise price of $3.60 per share. In May 2006, we granted options for the purchase of 330,400 shares at an exercise price of $3.60 per share. In December 2006, we granted options for the purchase of 250,000 common shares at an exercise price of $3.60 per share. In October 2007, we granted options for the purchase of 391,800 shares at an exercise price of $3.60 per share. Our options issued under the 2005 Plan in April 2005, December 2005, May 2006 and December 2006 vest over a period of four years, with 25% vesting on the first anniversary of the vesting start date designated in the board resolution granting such options and 2.0833% vesting on the same day as the vesting start date of each calendar month over the subsequent three years. For our options issued under the 2005 Plan in October 2007, 25% vest on January 1, 2008 and the remaining 75% vest in 30 equal monthly installments beginning January 31, 2008. A total number of 1,686,233 options issued under the 2005 Plan were vested and exercisable for common shares as of the date of this prospectus. As of the date of this prospectus, we have not granted any options pursuant to the 2008 Plan.

          Options granted under our share incentive plans generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. However, the options granted to Andrew Yan, one of our directors, and Joe Zhou, a former director, provide that the vesting of their options will be accelerated so that the grantee’s options become completely vested and exercisable on the date the grantee ceases to be a director of our company. Joe Zhou ceased to be a director of our company in December 2006.
          Generally, if the grantee’s employment or service with us is terminated for cause, all such grantee’s options under our share incentive plans, vested and unvested, immediately terminate and become unexercisable. On the other hand, if the grantee’s employment or service with us is terminated for any reason other than for cause, all such grantee’s vested options terminate and become unexercisable ninety days following the grantee’s last day of employment or service with us. In circumstances where there is a death or total disability of the grantee, generally all unvested options immediately terminate and become unexercisable while vested options terminate and become unexercisable twelve months after the last date of employment or service with us.
          Our board of directors may amend, alter, suspend, or terminate our share incentive plans at any time, provided, however, that our board of directors must first seek the approval of the participants of our share incentive plans if such amendment, alteration, suspension or termination would adversely affect the rights of participants under any option granted prior to that date. Without further action by our board of directors, the 2005 Plan will terminate in 2015 and the 2008 Plan will terminate in 2018.
          The table below sets forth the option grants made to our current directors and executive officers pursuant to our share incentive plans:

	Number of
	Common Shares
	to be Issued	Exercise
	Upon Exercise	Price per
Name	of Options	Common Share	Date of Grant	Vesting Start Date	Date of Expiration

Carl Yeung	330,400	$3.60	May 26, 2006	May 1, 2006	May 25, 2016
	187,800	$3.60	October 1, 2007	July 1, 2007	September 30, 2017
Andrew Yan	330,400	$2.263	April 12, 2005	May 1, 2005	April 11, 2015
Patrick Tien	220,000	$3.60	December 16, 2005	January 1, 2006	December 15, 2015
Alex Tong	100,000	$3.60	December 16, 2005	January 1, 2006	December 15, 2015
Paul Hsu	200,000	$3.60	December 27, 2006	October 31, 2006	December 26, 2016
          Our board of directors has approved the issuance of options to purchase 50,000 of our common shares to each of Hope Ni and Alec Tsui upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. These options will vest over a four-year period.

PRINCIPAL SHAREHOLDERS
          The following table sets forth information with respect to the beneficial ownership, within the meaning of Section 13(d)(3) of the Exchange Act, of our common shares as of the date of this prospectus assuming conversion of all of our outstanding preferred shares into common shares, as adjusted to reflect the sale of the ADSs offered in this offering by:

•	each person known to us to own beneficially more than 5% of our common shares, and

•	each of our directors and executive officers,
and further assuming that the underwriters do not exercise their overallotment option.

	Common Shares		Shares Beneficially
	Beneficially Owned		Owned After
	Prior to This Offering		This Offering

	Number(1)	Percent(2)	Number(1)	Percent(2)

Directors and Executive Officers:
Kevin Xiaofeng Ma(3)	6,148,648	18.3%	6,148,648	14.2%
Walter Lin Wang(4)	3,086,936	9.2%	3,086,936	7.1%
Carl Yeung**	*	*	*	*
Andrew Yan	*	*	*	*
Lynda Lau**	—	—	—	—
Hope Ni***	—	—	—	—
Alec Tsui***	—	—	—	—
Patrick Tien	*	*	*	*
Alex Tong	*	*	*	*
Paul Hsu	*	*	*	*
Directors and Executive Officers Combined	9,917,391	28.9%	9,917,391	22.5%
Principal Shareholders:
SB Asia Investment Fund II, L.P.(5)	12,707,436	37.8%	12,707,436	29.3%
Able Knight Development Limited(6)	6,148,648	18.3%	6,148,648	14.2%
Lijun Mai(7)	4,845,000	14.4%	4,845,000	11.2%
Wealth Treasure Management Limited(8)	3,086,936	9.2%	3,086,936	7.1%
Jianguo Wang(9)	2,095,890	6.0%	2,095,890	4.7%

*	Beneficially owns less than 1% of our common shares.

**	Mr. Yeung and Ms. Lau have agreed to resign from our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

***	Ms. Ni and Mr. Tsui have agreed to become our independent directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)	The number of common shares beneficially owned by each of the listed persons includes common shares that such person has the right to acquire within 60 days after the date of this prospectus.

(2)	Percentage of beneficial ownership for each of the persons listed above is determined by dividing (i) the number of common shares beneficially owned by such person by (ii) the total number of common shares outstanding, plus the number of common shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of common shares outstanding as of the date of this prospectus is 33,630,686, assuming conversion of all preferred shares into common shares. The total number of common shares outstanding after completion of this offering will be 43,378,710 assuming the underwriters do not exercise their overallotment option or 44,840,912 if the underwriters exercise their overallotment option in full.

(3)	Includes 6,148,648 common shares held by Able Knight Development Limited, which is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of the Cayman Islands with Kevin Xiaofeng Ma as the settlor and certain family members of Kevin Xiaofeng Ma as the beneficiaries. Kevin Xiaofeng Ma is the sole director of Able Knight Development Limited. The business address of Able Knight Development Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(4)	Includes 3,086,936 common shares held by Wealth Treasure Management Limited. Wealth Treasure Management Limited is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with Walter Lin Wang as the settlor and one of the beneficiaries. Walter Lin Wang is the sole director of Wealth Treasure Management Limited. The business address of Wealth Treasure Management Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(5)	Includes 1,700,000 common shares, 10,123,653 common shares issuable upon conversion of 6,186,478 Series A convertible preferred shares, and 883,783 common shares issuable upon conversion of 883,783 Series A-1 convertible preferred shares held by SB Asia Investment Fund II, L.P., a Cayman Islands limited partnership. The sole general partner of SB Asia Investment Fund II, L.P. is SB Asia Pacific Partners, L.P. The sole general partner of SB Asia Pacific Partners, L.P. is SB Asia Pacific Investment Limited, whose sole shareholder is Asia Infrastructure Investment Limited. Asia Infrastructure Investment Limited is controlled by SB First Singapore Pte Ltd., whose sole shareholder is SOFTBANK Corporation.

(6)	Includes 6,148,648 common shares held by Able Knight Development Limited, which is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of the Cayman Islands with Kevin Xiaofeng Ma as the settlor and certain family members of Kevin Xiaofeng Ma as the beneficiaries. Kevin Xiaofeng Ma is the sole director of Able Knight Development Limited. The business address of Able Knight Development Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(7)	Includes 1,645,000 common shares held by Mutual Step Holdings Limited, 1,600,000 common shares held by Art Kind Technology Limited and 1,600,000 common shares held by Art Grace Development Limited. Each of Mutual Step Holdings Limited, Art Kind Technology Limited and Art Grace Development Limited is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with Lijun Mai or certain family members of Lijun Mai as the settlor and beneficiaries. Lijun Mai is the sole director of Mutual Step Holdings Limited. The business address of each of Mutual Step Holdings Limited, Art Kind Technology Limited and Art Grace Development Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(8)	Includes 3,086,936 common shares held by Wealth Treasure Management Limited. Wealth Treasure Management Limited is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with Walter Lin Wang as the settlor and one of the beneficiaries. Walter Lin Wang is the sole director of Wealth Treasure Management Limited. The business address of Wealth Treasure Management Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(9)	Includes 1,000,000 common shares held by Pro-Winner Limited, a British Virgin Islands company wholly owned by Jianguo Wang, our former senior vice president, and 1,095,890 common shares issuable upon exercise of options beneficially owned by Pro-Winner Limited.
          None of our shareholders will have different voting rights from other shareholders after the closing of this offering. None of the record holders of our outstanding shares prior to this offering resides in the United States.
          Immediately prior to the completion of this offering, all of our outstanding preferred shares will be converted into common shares.
          None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.
Recent Transactions Involving Our Securities
          In March 2005, we executed a 100-to-1 share split of our common shares. In March 2005, our board of directors approved the re-issuance of 3,584,680 treasury shares to our shareholders. The estimated fair value of the re-issuance was RMB26.4 million. Out of the total shares issued, 2,730,739 shares were allocated and distributed on a pro rata basis to all shareholders and were accounted for as a share split-up effected in the form of a share dividend. The remaining 853,941 shares were distributed to Kevin Xiaofeng Ma and were accounted for as a non-cash share-based compensation expense. See “Related Party Transactions — Issuance of Common Shares to Our Chairman and Chief Executive Officer.” The following share transaction information is presented as if the share split and share dividend discussed above had already occurred.
          In January 2005, we repurchased 5,000,000 common shares from Kin-ming Cheng, 1,776,000 common shares from Mingfang Zhang and 388,000 common shares from Shi Chen for a per-share price of $0.545. The 7,164,000 common shares repurchased in these transactions represented 35.82% of our total outstanding shares at the time. Subsequent to these repurchases, these three shareholders no longer owned any shares in our company.
          In March 2005, we entered into a share purchase agreement with SB Asia Investment Fund II, L.P., or SAIF, and Winning King Ltd., pursuant to which we issued 6,186,478 Series A convertible preferred shares to SAIF and 441,891 Series A convertible preferred shares to Winning King Ltd. at a price of $2.263 per preferred share. The following table sets forth the change in shareholdings of our shareholders following the issuance of the Series A convertible preferred shares pursuant to the March 2005 share purchase agreement:

	Shares Owned	Percentage	Shares Owned	Percentage
Name of Shareholder	Before Change	Before Change	After Change	After Change

Kevin Xiaofeng Ma	8,246,808	50.22%	8,246,808	35.78%
Walter Lin Wang	4,086,936	24.89%	4,086,936	17.73%
Zhenxiu Zheng	485,096	2.95%	485,096	2.10%
Ming Guo	3,601,840	21.93%	3,601,840	15.63%
SB Asia Investment Fund II, L.P.	—	—	6,186,478	26.84%
Winning King Ltd.	—	—	441,891	1.92%
          In September 2005 Ming Guo sold 1,700,000 common shares to SAIF, 1,000,000 common shares to Pro-Winner Ltd., a company wholly owned by our former senior vice president Jianguo Wang, and 901,840 to Kevin Xiaofeng Ma, resulting in the following changes to our shareholding structure:

	Shares Owned	Percentage	Shares Owned	Percentage
Name of Shareholder	Before Change	Before Change	After Change	After Change

Kevin Xiaofeng Ma	8,246,808	35.78%	9,148,648	39.69%
Walter Lin Wang	4,086,936	17.73%	4,086,936	17.73%
Zhenxiu Zheng	485,096	2.10%	485,096	2.10%
Ming Guo	3,601,840	15.63%	—	—
SB Asia Investment Fund II, L.P.	6,186,478	26.84%	7,886,478	34.22%
Winning King Ltd.	441,891	1.92%	441,891	1.92%
Pro-Winner Ltd.	—	—	1,000,000	4.34%
          Under the March 2005 share purchase agreement, we issued a warrant to SAIF granting SAIF the right to purchase 883,783 Series A-1 convertible preferred shares at a price of $3.3945 per preferred share. In May 2006, SAIF exercised this warrant in its entirety, resulting in an increase in SAIF’s percentage shareholding from 34.22% to 36.65%.

          In June 2006, Lijun Mai exercised a warrant to purchase 5,479,452 of our outstanding common shares. Ms. Mai obtained this warrant pursuant to the terms of agreements entered into between Ms. Mai and ATA BVI in May 2003 under which Ms. Mai loaned RMB19.0 million ($2.5 million) to ATA BVI. See “Related Party Transactions — Warrant Granted to a Third Party That Has Become a Significant Shareholder.” The following table sets forth the change in shareholdings of our shareholders following the exercise of this warrant:

	Shares Owned	Percentage	Shares Owned	Percentage
Name of Shareholder	Before Change	Before Change	After Change	After Change

Kevin Xiaofeng Ma	9,148,648	38.23%	9,148,648	31.10%
Walter Lin Wang	4,086,936	17.08%	4,086,936	13.90%
Zhenxiu Zheng	485,096	2.03%	485,096	1.65%
SB Asia Investment Fund II, L.P.	8,770,261	36.65%	8,770,261	29.82%
Winning King Ltd.	441,891	1.85%	441,891	1.50%
Pro-Winner Ltd.	1,000,000	4.18%	1,000,000	3.40%
Lijun Mai	—	—	5,479,452	18.63%
          In July 2007, we adjusted the conversion price of the Series A convertible preferred shares to $1.3829 per share in accordance with the provisions of our memorandum and articles of association, as a result of which each Series A convertible preferred share became convertible into 1.6364163 common shares. See note 13 to our audited consolidated financial statements.
          In October 2007, Kevin Xiaofeng Ma transferred by gift all of his ownership interest in (1) 6,148,648 common shares to Able Knight Development Limited, (2) 1,500,000 common shares to Creation Linkage Development Limited, and (3) 1,500,000 common shares to New Beauty Holdings Limited. Able Knight Development Limited is a company ultimately wholly owned by a trust of which Kevin Xiaofeng Ma is the settlor and certain family members of Kevin Xiaofeng Ma are the beneficiaries. Each of Creation Linkage Development Limited and New Beauty Holdings Limited is a company ultimately wholly owned by a trust of which one or more adult family members of Kevin Xiaofeng Ma are the settlor and beneficiaries.
          In December 2007, Walter Lin Wang transferred by gift all of his ownership interest in (1) 3,086,936 common shares to Wealth Treasure Management Limited and (2) 1,000,000 common shares to Valley Joy Limited. Wealth Treasure Management Limited is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with Walter Lin Wang as the settlor and one of the beneficiaries. Valley Joy Limited is a company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with one or more family members of Walter Lin Wang as the settlor and beneficiaries.
          In December 2007, Lijun Mai transferred by gift all of her ownership interest in (1) 1,645,000 common shares to Mutual Step Holdings Limited, (2) 1,600,000 common shares to Art Kind Technology Limited, (3) 1,600,000 common shares to Art Grace Development Limited, and (4) 634,452 common shares to Joy Spread Development Limited. Each of Mutual Step Holdings Limited, Art Kind Technology Limited and Art Grace Development Limited is a British Virgin Islands company ultimately wholly owned by HSBC International Trustee Limited as trustee of an irrevocable trust constituted under the laws of Cayman Islands with Lijun Mai or certain family members of Lijun Mai as the settlor and beneficiaries. Joy Spread Development Limited is a British Virgin Islands company ultimately wholly owned by a sister of Lijun Mai.
          In December 2007, Zhenxiu Zheng transferred by gift all of his ownership interest in 485,096 common shares to Capitalink Holdings Limited, which is a company wholly owned by Zhenxiu Zheng.

Shareholders Agreement and Right of First Refusal and Co-Sale Agreement
          In connection with our sale of Series A convertible preferred shares to SAIF and Winning King Ltd. in March 2005, we and our existing shareholders entered into a Shareholders Agreement. Under this agreement, our preferred shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. For a more detailed description of these registration rights and the terms upon which they will terminate, see “Description of Share Capital — Registration Rights Under Shareholders Agreement.”
          The Shareholders Agreement also provides for other rights enjoyed by holders of our preferred shares, all of which rights will automatically terminate upon the completion of an initial public offering in which:

•	the aggregate proceeds to us is equal to or greater than $100 million (before deduction of underwriters commissions and expenses related to this offering); and

•	the valuation of our company as a result of such public offering is equal to or greater than $300 million.
These rights include (1) the right to elect two of five directors on our board, (2) pre-emptive rights to participate in issuances of new securities by us, excluding, among others, securities issued pursuant to an initial public offering meeting the standards set forth above, and (3) the right to receive certain financial statements, budgets and reports to be prepared by us and to inspect our books on demand.
          We and our existing shareholders also entered into a Right of First Refusal and Co-Sale Agreement in March 2005. Under this agreement, holders of our preferred shares have certain rights of first refusal and co-sale rights with respect to any proposed share transfers by any of the holders of our common shares. However, these rights do not apply to transfers pursuant to an initial public offering meeting the standards set forth above, and these rights shall automatically terminate upon the completion of an initial public offering meeting the standards set forth above.
          Following establishment of our Cayman Islands holding company, we entered into a Shareholders Agreement and a Right of First Refusal and Co-Sale Agreement, each on the same terms as described above, with the shareholders of our Cayman Islands holding company in November 2006.

RELATED PARTY TRANSACTIONS
Agreements among ATA BVI, ATA Learning and ATA Online
          Due to PRC regulatory restrictions on foreign ownership of Internet content businesses in China, we operate the online portion of our test preparation solutions business through ATA Online (Beijing) Education Technology Limited, or ATA Online, which is a domestic Chinese company incorporated in the PRC in September 2006 and owned by Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer and Walter Lin Wang, our co-founder, director and president, both of whom are PRC citizens. ATA BVI and ATA Learning (Beijing) Inc., or ATA Learning, one of our wholly owned subsidiaries, have entered into a series of contractual arrangements with ATA Online, including an exclusive technical support agreement, a strategic consulting service agreement and a call option and cooperation agreement. These contractual arrangements also include an equity pledge agreement entered into with each of the shareholders of ATA Online. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of ATA Online. Accordingly, we consolidate ATA Online’s results in our consolidated financial statements. See “Our Corporate Structure  — Corporate Structure and Arrangements with Our Affiliated PRC Entity.”
          The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under “Where you can find additional information.”
          Technical support agreement, dated October 27, 2006. Under this agreement, ATA Learning provides ATA Online with exclusive technical support services for the maintenance of ATA Online’s servers, networks and other equipment, software and systems. In return, ATA Online pays a quarterly service fee to ATA Learning. The service fee is mutually agreed by both parties, and is determined based on certain objective criteria such as the actual services required by ATA Online and the actual labor costs, as determined by the number of days and personnel involved, incurred by ATA Learning for providing the services during the relevant period. In addition, ATA Online reimburses ATA Learning for out of pocket costs ATA Learning incurs in connection with providing the services. The term of this agreement is ten years, automatically renewable for successive one year terms unless ATA Learning notifies ATA Online of its intention not to renew 30 days before the relevant term expires. ATA Online may not terminate this agreement during its term.
          Strategic consulting service agreement, dated October 27, 2006. Under this agreement, ATA Learning provides ATA Online with strategic consulting and related services for ATA Online’s business, including (1) valuation of new products; (2) industry investigation and survey; (3) marketing and promotion strategies; and (4) other services related to ATA Online’s online test preparation services business. The fees for these services must be confirmed by ATA Learning and will be calculated monthly but paid quarterly based on actual time spent providing the services. In addition, ATA Learning has the right to adjust the fees payable by ATA Online in accordance with its performance. The term of this agreement is 20 years, automatically renewable for successive one year terms unless ATA Learning notifies ATA Online of its intention not to renew 30 days before the relevant term expires. If either party fails to comply with this agreement, it shall indemnify all losses incurred by the other party. Each party may terminate this agreement if the other party fails to perform its obligations under this agreement or the representations, warranties or covenants of the other party are materially inaccurate or misleading.
          Equity pledge agreement, dated October 27, 2006, as amended and restated on February 12, 2007. To secure the payment obligations of ATA Online under the exclusive technical support agreement and the strategic consulting service agreement described above, ATA Online’s shareholders have pledged to ATA Learning their entire equity ownership interests in ATA Online. Upon the occurrence of certain events of default specified in this agreement, the pledgee may exercise its rights and foreclose on the pledged equity interest. Under this agreement, the pledgor may not transfer the pledged equity interest without the pledgee’s prior written consent. This agreement will also be binding upon successors of the pledgor and transferees of the pledged equity interest. The term of the pledge is the same as the term of the strategic consulting service agreement. This agreement may be terminated upon the completion of ATA Online’s contractual liabilities under the exclusive technical support agreement and the strategic consulting service agreement as described above. In February 2007, Jianguo Wang transferred all of his equity interest in ATA Online to Walter Lin Wang. We amended and restated the October 2006 agreement to take this transfer into account.
          Loans to the Shareholders of ATA Online, dated October 27, 2006, as amended on February 12, 2007. ATA BVI entered into loan agreements with each of Kevin Xiaofeng Ma, Walter Lin Wang and Jianguo Wang, the shareholders of ATA Online to extend each of Kevin Xiaofeng Ma, Walter Lin Wang and Jianguo Wang a loan in the amount of RMB0.9 million, RMB50,000 and RMB50,000, respectively, for the sole purpose of investing in ATA Online as ATA Online’s registered capital. The initial term of these loans in each case is ten years, which may be extended upon the parties’ agreement. Kevin Xiaofeng Ma, Walter Lin Wang and Jianguo Wang can only repay the loans by transferring all of their interest in ATA Online to ATA BVI or to a third party designated by ATA BVI. When Kevin Xiaofeng Ma, Walter Lin Wang and Jianguo Wang transfer their interest in ATA Online to ATA BVI or its designee, if the actual transfer price is higher than the principal amount of the loans, the amount exceeding the principal amount of the loans will be deemed as interest accrued on such loans and repaid by Kevin Xiaofeng Ma, Walter Lin Wang and Jianguo Wang to ATA BVI. ATA BVI also has the right to, but have no obligation to, purchase, or designate a third party to purchase, all or part of their interest in ATA Online at a price equal to the amount of the loans. In February 2007, Jianguo Wang repaid the loan by transferring all of his interest in ATA Online to Walter Lin Wang. As a result, ATA BVI terminated the loan agreement with Jianguo Wang and amended the agreement with Walter Lin Wang to increase the principal of the loan to RMB0.1 million.
          Call option and cooperation agreement, dated October 27, 2006, as amended and restated on February 12, 2007. Through the call option and cooperation agreement entered into between ATA BVI and ATA Online and its shareholders, ATA BVI or any third party designated by ATA BVI has the right to acquire, in whole or in part, the respective equity interests in ATA Online of its shareholders or ATA Online’s assets when permitted by applicable Chinese laws and regulations. The proceeds from the exercise of the call option will be applied to repay the loans under the loan agreement described above. This agreement can only be terminated with the unanimous consent of all parties, except that ATA BVI may terminate this agreement with 30 days prior notice to the other parties. In February 2007, Jianguo Wang transferred all of his equity interest in ATA Online to Walter Lin Wang. We amended and restated the October 2006 agreement to take this transfer into account.
Share Repurchases and Private Placement
          In March 2005, we executed a 100-to-1 share split of our common shares. In March 2005, our board of directors approved the re-issuance of 3,584,680 treasury shares to our shareholders. The estimated fair value of the re-issuance was RMB26.4 million. Out of the total shares issued, 2,730,739 shares were allocated and distributed on a pro rata basis to all shareholders and were accounted for as a share split-up effected in the form of a share dividend. The remaining 853,941 shares were distributed to Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer, and were accounted for as a non-cash share-based compensation expense. The following share transaction information is presented as if the share split and share dividend discussed above had already occurred.
          In January 2005, we repurchased 5,000,000 common shares from Kin-ming Cheng, 1,776,000 common shares from Mingfang Zhang and 388,800 common shares from Shi Chen for a per-share price of $0.545. The 7,164,000 common shares repurchased in these transactions represented 35.82% of our total outstanding shares at the time. Subsequent to these repurchases, these three shareholders no longer owned any shares in our company.
          In March 2005, we entered into a share purchase agreement with SB Asia Investment Fund II, L.P., or SAIF, and Winning King Ltd., pursuant to which we issued 6,186,478 Series A convertible preferred shares to SAIF and 441,891 Series A convertible preferred shares to Winning King Ltd. at a price of $2.263 per preferred share. In July 2007, we adjusted the conversion price of the Series A convertible preferred shares to $1.3829 per share in accordance with the provisions of our memorandum and articles of association, as a result of which each Series A convertible preferred share became convertible into 1.6364163 common shares. See note 13 to our audited consolidated financial statements. Under the March 2005 share purchase agreement, we issued a warrant to SAIF granting SAIF the right to purchase 883,783 Series A-1 convertible preferred shares at a price of $3.3945 per preferred share. In May 2006, SAIF exercised this warrant in its entirety.
Shareholders Agreement and Right of First Refusal and Co-Sale Agreement
          In connection with our sale of Series A convertible preferred shares to SAIF and Winning King Ltd. in March 2005, we and our existing shareholders entered into a Shareholders Agreement. Under this agreement, our preferred shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. For a more detailed description of these registration rights and the terms upon which they will terminate, see “Description of Share Capital — Registration Rights Under Shareholders Agreement.”
          The Shareholders Agreement also provides for other rights enjoyed by holders of our preferred shares, all of which rights will automatically terminate upon the completion of an initial public offering in which:

•	the aggregate proceeds to us is equal to or greater than $100 million (before deduction of underwriters commissions and expenses related to this offering); and

•	our valuation as a result of such public offering is equal to or greater than $300 million.
These rights include (1) the right to elect two of five directors on our board, (2) pre-emptive rights to participate in issuances of new securities by us, excluding, among others, securities issued pursuant to an initial public offering meeting the standards set forth above, and (3) the right to receive certain financial statements, budgets and reports to be prepared by us and to inspect our books on demand.
          We and our existing shareholders also entered into a Right of First Refusal and Co-Sale Agreement in March 2005. Under this agreement, holders of our preferred shares have certain rights of first refusal and co-sale rights with respect to any proposed share transfers by any of the holders of our common shares. However, these rights do not apply to transfers pursuant to an initial public offering meeting the standards set forth above, and these rights shall automatically terminate upon the completion of an initial public offering meeting the standards set forth above.
          Following establishment of our Cayman Islands holding company, we entered into a Shareholders Agreement and a Right of First Refusal and Co-Sale Agreement, each on the same terms as described above, with the shareholders of our Cayman Islands holding company in November 2006.
Warrants Granted to a Third Party That Has Become a Significant Shareholder
          In April 2002, we entered into a loan agreement with Lijun Mai pursuant to which ATA Testing borrowed an unsecured loan of RMB19.0 million bearing interest at 20% per annum from Ms. Mai. The loan was due for repayment in April 2004.
          In May 2003, we entered into a revised agreement with Ms. Mai amending the terms of the aforementioned loan agreement. Under the revised agreement the maturity of the loan was extended to May 2005, no interest was chargeable by Ms. Mai to ATA Testing from that date, and all accrued interest payable by ATA Testing as of that date was waived. In consideration for these amendments to the original loan agreement, we granted a warrant to Ms. Mai to purchase up to 20% of our fully diluted outstanding common shares for an aggregate exercise price of RMB19.0 million, if certain conditions were met. The number of common shares Ms. Mai was entitled to purchase under the warrant was determined to be 5,479,452 shares on the date of issuance. Ms. Mai did not require repayment of the loan (instead it became a demand loan) and continued to waive all interest while we agreed to extend the maturity of the warrant to the earlier of 30 days after the repayment of the loan or 30 days after our completion of an initial public offering. The RMB19.0 million loan was repaid in its entirety in May 2006, and the warrant was exercised in full for the purchase of 5,479,452 shares in June 2006.
Issuance of Common Shares to Our Chairman and Chief Executive Officer
          In March 2005, we issued 853,941 of our common shares to Kevin Xiaofeng Ma, our co-founder, chairman and chief executive officer, to reward his past performance.
Transactions with Yinchuan Economic and Technological Development Zone Investment Holding Co. Ltd., or Yinchuan Holding
          Upon the formation of ATA Learning in 2003, Yinchuan Holding contributed RMB30.0 million in cash for a 60% equity ownership interest in ATA Learning. We were granted a call option that allowed us to acquire Yinchuan Holding’s 60% equity interest for RMB30.0 million, and Yinchuan Holding had a put option that, upon exercise, obligated us to purchase Yinchuan Holding’s 60% equity interest for RMB30.0 million. Both the call option and put option expired the earlier of (i) the end of the fourth fiscal year end following ATA Learning’s formation or (ii) the point when ATA Learning reached an accumulative net profit of RMB30.0 million. On May 9, 2005, we exercised the call option to acquire the remaining 60% of the equity interest in ATA Learning from Yinchuan Holding for RMB30.0 million.
          In December 2003, ATA Learning loaned RMB20.0 million to its investor, Yinchuan Holding, and a subsidiary of Yinchuan Holding at the base lending rate prescribed by the People’s Bank of China. The loan was originally due for repayment in December 2004. The loan period was subsequently extended until repaid with interest in June 2005.
          In February 2003, ATA Testing borrowed RMB5.0 million from Yinchuan Holding. The balance was unsecured, interest-free and repayable on demand. In 2005, Yinchuan Holding agreed to waive RMB2.0 million out of the total loan balance of RMB5.0 million. ATA Testing repaid the remaining RMB3.0 million in June 2005.
Transactions with Jiangsu ATA Software Co. Ltd., or ATA Jiangsu
          In March 2002, ATA Testing entered into an agreement with ATA Jiangsu whereby ATA Testing assigned its interests and rights in certain service contracts to ATA Jiangsu. ATA Testing estimated that these service contracts would generate revenue for ten years and that ATA Testing would provide ongoing technical support to ATA Jiangsu during that period. During the years ended December 31, 2003 and 2004 and the three months ended March 31, 2005, ATA Testing received advances from ATA Jiangsu as working capital and ATA Jiangsu paid certain operating expenses on behalf of ATA Testing. In December 2002 and April 2003, during the transition period of service contracts assigned to ATA Jiangsu, ATA Testing received service fees from customer on behalf of ATA Jiangsu. As of March 31, 2005, the total balance due from ATA Testing to ATA Jiangsu was RMB1.5 million. In December 2005, ATA Jiangsu commenced voluntary winding up, which was completed in May 2006, after which none of the above amounts remain outstanding to ATA Jiangsu.
Loans to Our Shareholders, Members of Our Management and Companies Controlled by Our Shareholders or Members of Our Management
          Our subsidiaries have in the past made loans and advances to certain of our shareholders and members of our management. During the period from April 2004 through the date of this document, the maximum aggregate amount of outstanding balances due on such loans and advances was RMB3.5 million. All of these loans and advances were unsecured and non-interest bearing. There are no outstanding amounts due on these loans as of the date of this prospectus.
          We also received advances from our shareholders and members of our management for operating, investing and financing activities. All such advances have been repaid as of the date of this prospectus.

          In 2002 ATA Testing borrowed an unsecured interest-free loan of RMB0.8 million, repayable on demand, from Tian Xing, a subsidiary of Shanghai Mingshen Development Co. Ltd., or Minshen. Kin-ming Cheng, our shareholder prior to January 2005, was a director of Mingshen until July 2004. The loan was repaid in full in July 2005.
          During the fiscal year ended March 31, 2006, ATA Testing extended unsecured interest-free loans in the aggregate amount of approximately RMB0.5 million, repayable on demand, to Keying Shiji Co. Ltd., or Keying. Two of our executive officers own 90% and 10% equity interest, respectively, of Keying. The entire RMB0.5 million due under these loans was repaid in full in December 2006.

DESCRIPTION OF SHARE CAPITAL
          As of the date of this prospectus, our authorized share capital consists of 40,000,000 common shares, par value $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share. As of the date of this prospectus, 21,900,132 common shares, 6,628,369 Series A convertible preferred shares convertible into 10,846,771 common shares, 883,783 Series A-1 convertible preferred shares convertible into 883,783 common shares, warrants to purchase 674,748 common shares and options to purchase 4,439,663 common shares are issued and outstanding. Immediately prior to completion of this offering, all of our issued and outstanding preferred shares will be converted into common shares and our authorized share capital will be increased to $5,000,000 divided into 500,000,000 common shares, par value $0.01 per share.
          We were incorporated as an exempted company with limited liability under the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law, on September 22, 2006. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.
          Upon the completion of this offering, our affairs will be governed by our third amended and restated memorandum and articles of association and the Companies Law. The following summarizes the material terms of our third amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which will be filed as exhibits to the registration statement of which this prospectus is a part.
          The following discussion primarily concerns common shares and the rights of holders of common shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the common shares are held in order to exercise shareholders’ rights in respect of the common shares. However, the holders of ADSs generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by the ADSs. See “Description of American Depositary Share — Withdrawal of Shares Upon Cancellation of ADSs.”
Meetings
          Subject to the company’s regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than ten days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our third amended and restated articles of association or the terms of issue of the common shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors and may not be called by any other person.
          Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the common shares giving that right.

          Two shareholders present in person or by proxy that represent not less than one-third in nominal value of our total issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.
          A corporation being a shareholder shall be deemed for the purpose of our third amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.
          The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.
Voting Rights Attaching to the Shares
          Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.
          No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.
          If a recognized clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.
Protection of Minority Shareholders
          The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.
          Any shareholder may petition the Grand Court of the Cayman Islands that may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.
          Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our third amended and restated memorandum and articles of association.
          The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.
Pre-Emption Rights
          There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our third amended and restated memorandum and articles of association.
Liquidation Rights
          Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively; and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.
          If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
Modification of Rights
          Except with respect to share capital (as described below) and the location of the registered office, alterations to our third amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.
          Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our third amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.
          The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital
          We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our third amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to these shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.
          We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.
Transfer of Shares
          Subject to any applicable restrictions set forth in our third amended and restated articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Stock Market Inc. or in any other form that our directors may approve.
          Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•	a fee of such maximum sum as the Nasdaq Stock Market Inc. may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
          If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
          The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq Stock Market Inc., be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.
Share Repurchase
          We are empowered by the Companies Law and our third amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our third amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq Stock Market Inc., the U.S. Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.
Dividends
          Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.
          Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
          Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.
          Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.
          No dividend or other money payable by us on or in respect of any share shall bear interest against us.
          In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our directors may also resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.
          Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.
          All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to us.
          Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.
Untraceable Shareholders
          We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of such shares, being not less than three in total number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•	we have caused an advertisement to be published in newspapers in the manner stipulated by our third amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the Nasdaq Stock Market Inc. has been notified of such intention.
          The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.
Differences in Corporate Law
          The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.
          Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”
          When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
          If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
          Shareholders’ Suits. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”
          Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Stock Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.
Board of Directors
          We are managed by our board of directors. Our third amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time pursuant to a special resolution of our shareholders, but must consist of not less than two directors. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Any director on our board may be removed by way of a special resolution of our shareholders. Any vacancies on our board of directors can be filled by way of an ordinary resolution of our shareholders and additions to the existing board of directors can be filled by way of a special resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can also be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.
          Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director. Advance notice of a meeting may be given in writing or by telephone or in such other manner as the board of directors may from time to time determine. A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.

          Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.
          Our board of directors is divided into different classes, namely class A directors, class B directors and class C directors. At the first annual general meeting after this offering, all class A directors shall retire from office and be eligible for re-election. At the second annual general meeting after this offering, all class B directors shall retire from office and be eligible for re-election. At the third annual general meeting after this offering, all class C directors shall retire from office and be eligible for re-election. At each subsequent annual general meeting after the third annual general meeting after this offering, one-third of our directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office by rotation. A retiring director shall be eligible for re-election. The directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire shall be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. However, our chief executive officer shall not, while in such office, be subject to retirement or be taken into account in determining the number of directors to retire in any year.
Committees of the Board of Directors
          Pursuant to our third amended and restated articles of association, our board of directors has established an audit committee, a compensation committee and a nominations committee.
Issuance of Additional Common shares or Preferred shares
          Our third amended and restated memorandum and articles of association authorizes our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
          Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.
          Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the common shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting power of holders of common shares.
          Subject to applicable regulatory requirements, our board of directors may issue additional common shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional common shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of common shares.

Registration Rights Under Shareholders Agreement
          Under the terms of the shareholders agreement among all of our existing shareholders, from the date that is six months after the closing of our initial public offering, certain shareholders holding at least 25% of our then outstanding registrable securities may, up to a maximum of three times, require us to effect the registration and/or qualification for sale of all or part of the registrable securities then outstanding.
          Under the shareholders agreement, registrable securities include (1) our common shares issuable or issued upon conversion of our preferred shares, (2) any of our common shares issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (1). Upon completion of this offering, the holders of 11,730,554 of our common shares, or approximately 27.0% of the outstanding shares immediately after the offering, or 26.2% if the underwriters exercise their option to purchase additional ADSs in full, or their transferees will be entitled to request that we register their common shares under the Securities Act following the expiration of the lockup agreements described elsewhere in this prospectus.
          Holders of registrable securities also have “piggyback” registration rights, pursuant to which they may require us to register all or any part of the registrable securities then held by such holders when we register any common shares, but excluding any registration relating to any employee benefit plan or relating to a corporate reorganization.
          Holders of registrable securities may require us to effect a registration statement on Form S-3 or Form F-3, as applicable, for a public offering of registrable securities so long as we are entitled to use Form S-3 or Form F-3 for such offering and the reasonably anticipated aggregate price to the public, net of all underwriting discounts, is more than $1 million. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, but we are not required to effect more than four such registrations in any twelve month period.
          However, we are not obligated to effect any registration, whether or not on Form S-3 or Form F-3:

•	if within ten days of the receipt of any request, we give notice to the initiating holders of our bona fide intention to effect the filing for our own account of a registration statement of our common shares within 60 days of receipt of that request, and we are actively employing in good faith our reasonable best efforts to cause such registration to become effective within 60 days of the initial filing, and that the holders are entitled to join such registration;

•	within six months following any registration of our securities, if the holders are entitled to join such registration.

•	in any particular jurisdiction in which we would be required solely as a result of such registration to execute a general consent to service of process in effecting such registration, qualification or compliance, unless we are already subject to service of process in such jurisdiction;
          We are not obligated to effect any demand registration or registration on Form S-3 or Form F-3 if we furnish to the holders of registrable securities a certificate signed by our chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us or our shareholders for a registration statement to be filed in the near future, in which event we have the right to defer the filing of the registration statement, no more than once during any 12-month period, for the period during which such filing would be seriously detrimental but in any event for a period not to exceed 90 days from the receipt of the request to file such registration statement.
          If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, where the number of registrable securities included in an underwritten public offering other than our initial public offering is to be reduced, the securities other than registrable shares must be reduced before any registrable securities may be reduced, and the number of our registrable shares that are included in such offering may not be reduced to less than 30% of the aggregate number of our registrable shares requested to be included in such underwriting.
          We are generally required to bear all of the registration expenses, excluding underwriting discounts, incurred in connection with all demand, piggyback and Form S-3 or Form F-3 registration, unless any request is subsequently withdrawn at the request of a majority in interest of the holders requesting such registration.
          The foregoing demand, piggyback and Form S-3 or Form F-3 registration rights will terminate upon the earlier of the date that is eight years after March 31, 2005 or the date that is four years after the effective date of an initial public offering in which:

•	the aggregate proceeds to us from this offering is equal to or greater than $100 million (before deduction of underwriters commissions and expenses related to this offering); and

•	the valuation of our company as a result of such public offering is equal to or greater than $300 million.
Inspection of Books and Records
          Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
          Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, U.S.A. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/ F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.
          We appoint Citibank, N.A. as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-148641 when retrieving such copy.
          We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
          Each ADS represents the right to receive two common shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
          If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADRs specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the Cayman Islands which may be different from the laws of the United States.
          As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions
          As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
          Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws of the Cayman Islands and regulations.
          The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
Distributions of Shares
          Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
          The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.
          No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
          Whenever we intend to distribute rights to purchase additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
          The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares other than in the form of ADSs.
          The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.
          The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
          Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
          The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
          If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
          Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
          If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
          The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
          The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
          The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
          Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.
          The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Shares
          The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
          If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs Upon Deposit of Common Shares
          The depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.
          The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
          When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

•	The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.
          If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
          As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
          To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
          As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
          If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
          You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
          The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
          As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.
          At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.
          If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.
          In the event of voting by a show of hands, each shareholder has one vote irrespective of the number of shares held by such person and the depositary shall vote or cause the custodian to vote all the shares then on deposit in accordance with instructions received from a majority of holders giving voting instructions. In the event of poll voting, each shareholder has an amount of votes equal to the number of shares held as of record date for the meeting and the depositary shall vote or cause the custodian to vote the shares on deposit in respect of ADSs for which holder of ADSs have timely given voting instructions to the depositary.
          If the depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote the shares represented by that holder’s ADSs, the depositary will deem the holder to have voted in favor of the items set forth in the voting instructions. If the depositary does not timely receive voting instructions from a holder of ADSs and we have timely provided the depositary with our notice of meeting and related materials, that holder will be deemed, and the depositary will deem that holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by the ADSs at our discretion, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.
          Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.
Fees and Charges
          As an ADS holder, you will be required to pay the following service fees to the depositary bank:
                   Service Fees
                   Issuance of ADSs

Up to 5¢ per ADS issued
                   Cancellation of ADSs

Up to 5¢ per ADS canceled
                   Distribution of cash dividends or other cash distributions

Up to 2¢ per ADS held
                   Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights

Up to 5¢ per ADS held
                   Distribution of securities other than ADSs or rights to purchase additional ADSs

Up to 5¢ per share (or share equivalent) held
                   Depositary Services Fee

Up to 2¢ per ADS held on the applicable record date(s) established by the depositary

                   Transfer of ADRs

$1.50 per certificate presented for transfer
          As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of common shares charged by the registrar and transfer agent for the common shares in the Cayman Islands (i.e., upon deposit and withdrawal of common shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when common shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of common shares on deposit.
          We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.
          Citibank, N.A., as depositary bank, has separately agreed to make available to us a portion of the net fees (after deduction of custody fees for the shares on deposit) it collects from ADS holders. These amounts will be available to cover certain expenses related to the establishment and maintenance of the ADR program, including:

•	legal fees and expenses;

•	ADS listing fees;

•	investor relations fees and expenses including training and travel expenses for our investor relations staff;

•	mailing and printing fees (i.e. for annual reports and proxy statements); and

•	website and web casting expenses.
          Neither the depositary bank nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time.
          Depositary fees payable upon the issuance and cancellation of ADSs are generally paid to the depositary bank by the brokers receiving the newly issued ADSs from the depositary bank and by the brokers delivering the ADSs to the depositary bank for cancellation. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary service fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
          In the case of cash distributions, the depositary fees are generally deducted from the cash being distributed. In the case of distributions other than cash (e.g., stock dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or in DRS), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the settlement systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
          In the event of refusal to pay the depositary fees the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Amendments and Termination
          We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
          You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except to comply with mandatory provisions of law).
          We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination, which notice shall fix a date for termination of the deposit agreement.
          After the termination and prior to any sale of the securities held on deposit (as described below), you will be able to request the cancellation of your ADSs and the withdrawal of the common shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those common shares on the same terms as prior to the termination. During such period, the depositary bank will continue to collect all distributions received on the common shares on deposit (e.g., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.
          At any time after the date fixed for termination of the deposit agreement, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, expenses and taxes).
          After termination, your obligations under the deposit agreement as an ADS holder will continue until your ADSs are presented to the depositary bank for cancellation.
Books of Depositary
          The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
          The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities
          The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided that it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated memorandum and articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated memorandum and articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
Pre-Release Transactions
          The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of common shares or release common shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to fully collateralize, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes
          You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
          The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
          The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
          If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE
          Prior to this offering, there has been no public market for our common shares or our ADSs, and while application has been made for our ADSs to be quoted on the Nasdaq Global Market, we cannot assure you that an active trading market for our ADSs will develop or be sustained after this offering. Future sales of substantial amounts of our ADSs in the public market following this offering or perception that such future sales may occur could adversely affect market price prevailing from time to time and could impair our ability through sale of our equity securities. We currently do not expect that an active trading market will develop for our common shares not represented by the ADSs.
          Upon completion of this offering, we will have outstanding ADSs representing approximately 22.5% of our common shares, or 25.0% if the underwriters exercise their option to purchase additional ADSs in full. All of the ADSs sold in this offering and the common shares they represent will be freely transferable without restriction or further registration under the Securities Act, except for any ADSs purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding common shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted Securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted common shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.
Lock-Up Agreements
          We have agreed for a period of 180 days after the date of this prospectus not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of, without the prior written consent of the representative:

•	any common shares or depositary shares representing common shares;

•	any shares of our subsidiaries or controlled affiliates or depositary shares representing those shares;

•	any securities that are substantially similar to the common shares or depositary shares referred to above, including any securities that are convertible into, exchangeable for or otherwise represent the right to receive common shares, other shares or depositary shares referred to above;
          in each case other than pursuant to the exercises of options under employee share option plans existing on the date of this prospectus and described in this prospectus.
          In addition, we have agreed to cause each of our subsidiaries not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of, for a period of 180 days after the date of this prospectus, without the prior written consent of the representative, any of the securities referred to above.
          Furthermore, each of our shareholders, directors and executive officers have entered into a similar 180 day lock-up agreement. These parties collectively own 100% of our outstanding common shares prior to this offering.
          These restrictions do not apply to (1) the ADSs and the common shares representing such ADSs being offered in connection with this offering and (2) up to ADSs and the common shares representing such ADSs that may be purchased by the underwriters if their option to purchase additional ADSs is exercised in full.
          We are not aware of any plans by any significant shareholder to dispose of significant numbers of ADSs or common shares. We cannot assure you, however, that one or more existing shareholders will not dispose of significant numbers of ADSs or common shares. See “Principal Shareholders” for a description of our significant shareholders. No prediction can be made as to the effect, if any, that future sales of ADSs or common shares, or the availability of ADSs or common shares for future sale, will have on the market price of our ADSs prevailing from time to time. Sales of substantial amounts of ADSs or common shares in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our ADSs.
Rule 144
          In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our common shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 433,787 shares immediately after this offering, or 448,409 if the underwriters exercise their option to purchase additional ADSs in full; and

•	the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.
Rule 701
          In general, under Rule 701, any of our employees, directors, officers, or consultants who purchase common shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell these common shares 180 days after the effective date of offering in reliance on Rule 144. Rule 701 provides that affiliates may sell their Rule 701 common shares under Rule 144 without having to comply with the holding period and notice filing requirements of Rule 144, and that non-affiliates may sell those common shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice requirements under Rule 144.
Registration Rights
          Upon completion of this offering, the holders of 11,730,554 common shares, or approximately 27.0% of our outstanding shares immediately after this offering, or 26.2% if the underwriters exercise their option to purchase additional ADSs in full, or their transferees will be entitled to request that we register their common shares under the Securities Act, following the expiration of the lockup agreements described above. For a further description of these registration rights, see “Description of Share Capital — Registration Rights Under Shareholders Agreement.”

TAXATION
          The following discussion of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers, Dill & Pearman, special Cayman Islands counsel to us. To the extent the discussion relates to legal conclusions under current U.S. federal income tax law (not including any of our expectations), and subject to the qualifications herein, it represents the opinion of O’Melveny & Myers LLP, our special U.S. counsel.
Cayman Islands Taxation
          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADSs or common shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
          Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company.
          The undertaking for us is for a period of twenty years from October 3, 2006.
United States Federal Income Taxation
          This discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs under currently applicable law. Where specifically noted, and subject to the qualifications herein, the legal conclusions in this discussion represent the opinion of our special U.S. tax counsel, under current U.S. federal income tax. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or foreign tax consequences of an investment in our ADSs. This discussion applies to you only if you are an initial purchaser of our ADSs and you hold and beneficially own our ADSs as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	expatriates;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships and other pass-through entities for U.S. federal income tax purposes or investors in such partnerships or pass-through entities;

•	persons that hold ADSs as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who own or are deemed to own more than 10% of our voting shares.
          This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.
          If you are considering the purchase, ownership or disposition of our ADSs, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
          For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs and are:

•	a citizen or resident of the United States;

•	a corporation, or entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.
          If you are not a U.S. Holder, please refer to the discussion below under “Non-U.S. Holders.” For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other pass-through entity is attributed to its owners. Accordingly, if a partnership holds ADSs, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of such partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
U.S. Holders

ADSs
          If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying shares that are represented by such ADSs. Accordingly, deposits or withdrawals of shares for ADSs will not be subject to U.S. federal income tax.
          The United States Treasury has expressed concerns that parties to whom ADSs are prereleased may be taking actions that are inconsistent with the claiming, by United States Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate United States

Holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate United States Holders could be affected by future actions that may be taken by the United States Treasury.

Dividends on ADSs
          We do not anticipate paying dividends on our common shares or indirectly on our ADSs, in the foreseeable future. See “Dividend Policy.”
          Subject to the discussion under the heading “Status as a PFIC” below, if we do make distributions and you are a U.S. Holder, the gross amount of distributions on the ADSs will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by the depositary. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate United States investors, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation (generally 15%). A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs, which we have applied to be listed on the Nasdaq Global Market, will be readily tradable on an established securities market in the United States. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of this legislation to your particular circumstances.
          To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as dividend (as discussed above).
          Distributions of ADSs, common shares or rights to subscribe for common shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. The basis of the new ADSs, common shares or rights so received will be determined by allocating the your basis in the old ADSs between the old ADSs and the new ADSs, common shares or rights received, based on their relative fair market values on the date of distribution. However, the basis of the rights will be zero if:

•	the fair market value of the rights is less than 15 percent of the fair market value of the old ADSs at the time of distribution, unless you elect to determine the basis of the old ADSs and of the rights by allocating the adjusted basis of the old ADSs between the old ADSs and the rights, or

•	the rights are not exercised and thus expire.

Sales and Other Dispositions of ADSs
          Subject to the discussion under the heading “Status as a PFIC” below, when you sell or otherwise dispose of ADSs, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your tax basis in the ADSs. Your tax basis will generally equal the amount you paid for the ADSs. Any gain or loss you recognize will be long-term capital gain or loss if you have held the ADSs for more than one year at the time of disposition. If you are an individual, any such long-term capital gain will be taxed at preferential rates (generally 15% for capital gain recognized before January 1, 2011). Your ability to deduct capital losses will be subject to various limitations.

Status as a PFIC
          If we are a PFIC in any taxable year, as a U.S. Holder, you will generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain realized on the disposition or deemed disposition of your ADSs regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ADSs. Distributions in respect of your ADSs during a taxable year will generally constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ADSs over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.
          To compute the tax on “excess” distributions or any gain, (1) the “excess” distribution or the gain will be allocated ratably to each day in your holding period, (2) the amount allocated to the current year and any tax year before we became a PFIC will be taxed as ordinary income in the current year, (3) the amount allocated to other taxable years will be taxable at the highest applicable marginal rate in effect for that year, and (4) an interest charge at the rate for underpayment of taxes for any period described under (3) above will be imposed with respect to any portion of the “excess” distribution or gain that is allocated to such period. In addition, if we are a PFIC, no distribution that you receive from us will qualify for taxation at the preferential rate discussed in the “Dividends on ADSs” section above.
          We will be classified as a PFIC in any taxable year if either: (1) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties), or (2) the average percentage value of our gross assets during the taxable year that produce passive income or are held for the production of passive income is at least 50% of the value of our total assets. For purposes of the asset test, any cash, including any cash proceeds from this offering not invested in active assets shortly after the offering, cash equivalents, and cash invested in short-term, interest bearing, debt instruments, or bank deposits, that is readily convertible into cash, will generally count as a passive asset. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
          We do not expect to be a PFIC for the taxable year 2008. Our expectation is based on assumptions as to our projections of the value of our outstanding shares during the year and our use of the proceeds of this offering and of the other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2008. Despite our expectation, there can be no assurance that we will not be a PFIC for the taxable year 2008 and/or later taxable years, as PFIC status is re-tested each year and depends on the actual facts in such year. We could be a PFIC, for example, if we do not spend sufficient amounts of the proceeds of the initial public offering of our ADSs, if our market capitalization (i.e., our share price multiplied by the total number of our outstanding common shares) at any time in the future is lower than projected, or if our business and assets evolve in ways that are different from what we currently anticipate. In addition, though we believe that our assets and the income derived from our assets do not generally constitute passive assets and income under the PFIC rules, there is no assurance that the U.S. Internal Revenue Service, or IRS, will agree with us. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

          If we are a PFIC in any year, as a U.S. Holder, you will be required to make an annual return on IRS Form 8621 regarding your ADSs. However, in part because we do not plan on keeping a set of U.S. tax accounting books, we do not intend to generate, or share with you, the information that you might need to properly complete IRS Form 8621. You should consult with your own tax adviser regarding reporting requirements with regard to your ADSs.
          The ADSs will be “marketable” as long as they remain regularly traded on a national securities exchange, such as NASDAQ. As a result, if we are a PFIC in any year, you will be able to avoid the “excess” distribution rules described above by making a timely so-called “mark-to-market” election with respect to your ADSs. If you make this election in a timely fashion, you will generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ADSs on the last day of any taxable year and your adjusted tax basis in the ADSs. Any ordinary income resulting from this election will generally be taxed at ordinary income rates. Any ordinary losses will be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your adjusted tax basis in the ADSs will be adjusted to reflect any such income or loss. You should consult with your own tax adviser regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ADSs.
          Generally, if we are or become a PFIC in any year, you would be able to avoid the “excess” distribution rules by making a timely election to treat us as a so-called “Qualified Electing Fund” or “QEF.” However, because we do not intend to keep a set of U.S. tax accounting books and do not intend to provide you with the information you would need to make or maintain a “QEF” election, you will not be able to make or maintain such an election with respect to your ADSs.
Non-U.S. Holders
          If you are not a U.S. Holder for U.S. federal income tax purposes (a “non-U.S. Holders”), you generally will not be subject to U.S. federal income tax or withholding on dividends received from us with respect to ADSs unless that income is considered effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your ADSs, such dividends are attributable to a permanent establishment that you maintain in the United States. You generally will not be subject to U.S. federal income tax, including withholding tax, on any gain realized upon the sale or exchange of ADSs, unless:

•	that gain is effectively connected with the conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your ADSs, such gain is attributable to a permanent establishment that you maintain in the United States; or

•	you are a nonresident alien individual and are present in the United States for at least 183 days in the taxable year of the sale or other disposition and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.
          If you are engaged in a U.S. trade or business, unless an applicable tax treaty provides otherwise, the income from your ADSs, including dividends and the gain from the disposition of ADSs, that is effectively connected with the conduct of that trade or business will generally be subject to the rules applicable to U.S. Holders discussed above. In addition, if you are a corporation, you may be subject to an additional branch profits tax at a rate of 30% or any lower rate under an applicable tax treaty.
U.S. Information Reporting and Backup Withholding Rules
          In general, dividend payments with respect to the ADSs and the proceeds received on the sale or other disposition of those ADSs may be subject to information reporting to the IRS, and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you

(1) are a corporation or come within certain other exempt categories and, when required, can demonstrate that fact or (2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9, W-8BEN or W-8ECI, as applicable. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.
          Prospective purchasers should consult with their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any additional tax consequences resulting from purchasing, holding or disposing of ADSs, including the applicability and effect of the tax laws of any state, local or foreign jurisdiction, including estate, gift, and inheritance laws.

UNDERWRITING
          We intend to offer the ADSs through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below and as the bookrunner of this offering. Subject to the terms and conditions contained in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of ADSs listed opposite their names below.

Number
of ADSs
Underwriter
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Piper Jaffray & Co.
Susquehanna Financial Group, LLLP

Total	4,874,012

          The underwriters have agreed to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs is purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
          The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The representative has advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $                per ADS. The underwriters may allow, and the dealers may re-allow, a discount from the concession not in excess of $                per ADS to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
          The following table shows the public offering price, underwriting discount and proceeds before expenses to ATA. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per ADS	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to ATA	$	$	$
Overallotment Option
          We have granted options to the underwriters to purchase up to 731,101 additional ADSs at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.

Directed Share Program
          At our request, the underwriters have reserved up to eight percent of the ADSs being offered, at the initial public offering price, through a directed share program to persons that we believe have contributed to our growth, including certain friends and family members of our management, directors, affiliates and strategic partners, and employees of certain of our clients, course content providers and landlord. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in this offering will be reduced to the extent that the reserved shares are purchased in the directed share program. Any reserved shares not purchased through the directed share program will be offered to the general public on the same basis as the other shares offered hereby.
No Sale of Similar Securities
          We have agreed not to sell or transfer any of our common shares or ADSs other than the ADSs sold in the initial public offering for 180 days after the date of this prospectus without first obtaining the written consent of the representative, except issuances pursuant to the exercise of employee share options outstanding on the date hereof. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares or ADSs,

•	sell any option or contract to purchase any common shares or ADSs,

•	purchase any option or contract to sell any common shares or ADSs,

•	grant any option, right or warrant for the sale of any common shares or ADSs,

•	lend or otherwise dispose of or transfer any common shares or ADSs, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares or ADS whether any such swap or transaction is to be settled by delivery of shares, ADS or other securities, in cash or otherwise.
          Our executive officers, directors and shareholders have agreed not to sell or transfer any of our common shares or ADSs other than the ADSs sold in the initial public offering for 180 days after the date of this prospectus without first obtaining the written consent of the representative.
          Specifically, our executive officers, directors and shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares or ADSs,

•	sell any option or contract to purchase any common shares or ADSs,

•	purchase any option or contract to sell any common shares or ADSs,

•	grant any option, right or warrant for the sale of any common shares or ADSs,

•	lend or otherwise dispose of or transfer any common shares or ADSs or any security convertible into or exchangeable or exercisable for ADSs or common shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares or ADS whether any such swap or transaction is to be settled by delivery of shares, ADS or other securities, in cash or otherwise.

          The foregoing lock-up provisions apply to the common shares and ADSs and to securities convertible into or exchangeable or exercisable for or repayable with the common shares or ADSs. If (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or announce material news or a material event or (2) before the expiration of the lock-up period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the lock-up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Nasdaq Global Market Listing
          We have applied to have our ADSs listed on the Nasdaq Global Market under the symbol “ATAI.”
          Before this offering, there has been no public market for our common shares or ADSs. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
          An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.
          We are not aware of any person who intends to purchase more than 5% of the ADSs. However, through a book-building process to assess market demand for the ADSs, there may be persons who may indicate an interest to purchase more than 5% of the ADSs. If there are persons who apply to buy and are subsequently allotted more than 5% of the ADSs offered in this offering, we will make the necessary disclosure in the final prospectus.
Price Stabilization, Short Positions and Penalty Bids
          Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representative may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price in accordance with Regulation M under the Securities Exchange Act of 1934.
          In connection with the offering, the underwriters may make short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and may purchase ADSs on the open market to cover positions created by short sales. Covered short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional ADSs in the offering. The representative may close out any covered short position by either exercising their overallotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the representative will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representative must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the representative is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the representative’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market.
          The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases ADSs in the open market to reduce the underwriter’s short position or to stabilize the price of such ADSs, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those ADSs. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those ADSs.
          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.
Selling Restrictions

General
          No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The foregoing restrictions do not apply to stabilization transactions.

European Economic Area
          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State the underwriters have not made and may not make an offer of ADSs to the public in that Member State, except that the underwriters may, with effect from and including such date, make an offer of ADSs to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
          For the purposes of the above, the expression an “offer of ADSs to the public” in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in that Member State.

United Kingdom
          The underwriters have only communicated or caused to be communicated and may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any ADSs in, from or otherwise involving the United Kingdom.

France
          Neither this prospectus nor any offering material relating to ADSs or common shares has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”) in France. Underwriters may not offer or sell any ADSs or common shares or distribute or cause to be distributed any copies of this prospectus or any offering material relating to the ADSs or common shares, directly or indirectly, in France, except to qualified investors (“investisseurs qualifiés”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

Germany
          This prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority. Underwriters may not offer or sell any ADSs or common shares or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and underwriters will not take any steps which would constitute a public offering of the ADSs or common shares in Germany.

Italy
          The offering of the ADSs or common shares has not been registered with the Commissione Nazionale per le Società e la Borsa or “CONSOB,” in accordance with Italian securities legislation. Accordingly, each underwriter has represented and agreed that the ADSs or common shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs or common shares may not be distributed in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998, as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or common shares or distribution of copies of this prospectus or any other document relating to the ADSs or common shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1st September 1993, as amended (the “Banking Law Consolidated Act”) and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

The Netherlands
          Underwriters may not offer, distribute, sell, transfer or deliver any ADSs or common shares, directly or indirectly, in The Netherlands, as part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Switzerland
          Underwriters may not offer or sell the ADSs and common shares to any investors in Switzerland other than on a non public basis; this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and none of this offering, the ADSs and common shares has been or will be approved by any Swiss regulatory authority.

Hong Kong
          The common shares and ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares or ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares or ADSs which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore
          This prospectus has not been registered with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and may not offer or sell any ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in

Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
          The underwriters will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA that has subscribed or purchased ADSs from or through that underwriter, namely a person that is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

People’s Republic of China
          This prospectus does not constitute a public offer of the ADSs or common shares, whether by way of sale or subscription, in the People’s Republic of China. The ADSs and common shares may not be offered or sold, directly or indirectly, in the People’s Republic of China. For the purposes of this paragraph, the People’s Republic of China excludes Hong Kong, Macau and Taiwan.

Cayman Islands
          This prospectus does not constitute a public offering of the ADSs or common shares, whether by way of sale or subscription, in the Cayman Islands.

Japan
          The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan. The underwriters have not offered or sold, and may not offer or sell, directly or indirectly, any ADSs in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except:

•	pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan; and

•	in compliance with the other relevant laws and regulations of Japan.

United Arab Emirates
This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (UAE). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.
In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

Kingdom of Bahrain
The offering is restricted in the Kingdom of Bahrain to banks, financial institutions and professional investors and any person receiving this prospectus in the Kingdom of Bahrain and not falling within those categories is ineligible to purchase the ADSs.

State of Kuwait
The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 149 1990. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Kingdom of Saudi Arabia
No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The ADSs may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (the “Regulations”) and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

EXPENSES RELATING TO THIS OFFERING
          The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts, which we will be required to pay:

Securities and Exchange Commission registration fee	$2,533
Financial Industry Regulatory Authority filing fee	$10,500
Nasdaq Global Market listing fee	$5,000
Legal fees and expenses	$1,900,000
Accounting fees and expenses	$750,000
Printing fees	$450,000
Financial advisory fees	$130,000
Other fees and expenses	$589,500

Total	$3,837,533

          All amounts are estimated, except the Securities and Exchange Commission registration fee, the Nasdaq Global Market listing fee and the Financial Industry Regulatory Authority filing fee.

LEGAL MATTERS
          Certain matters of United States federal and New York State law will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters of United States federal and New York State law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the common shares represented by the ADSs offered in this offering will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Jincheng & Tongda Law Firm and for the underwriters by Commerce & Finance Law Offices.
EXPERTS
          Our consolidated financial statements as of March 31, 2006 and 2007 and for the years then ended have been included in this registration statement in reliance on the report of KPMG, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The offices of KPMG are located at 8/ F Prince’s Building, 10 Chater Road, Central, Hong Kong Special Administrative Region, the People’s Republic of China.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We have filed with the SEC a registration statement on Form F-1 (No. 333-148512) and the depositary has filed a registration statement on Form F-6 (No. 333-148641), including relevant exhibits and schedules under the Securities Act, covering the common shares represented by the ADSs offered by this prospectus, as well as the ADSs. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs and the common shares represented by the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents.
          Upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and submitting other reports and information under cover of Form 6-K with the SEC. As a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our common shares. You may read and copy any document we file with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that web site is http://www.sec.gov.
          We will furnish to Citibank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
ATA Inc.:
          We have audited the accompanying consolidated balance sheets of ATA Inc. and its subsidiaries as of March 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ATA Inc. and its subsidiaries as of March 31, 2006 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
          The accompanying consolidated financial statements as of and for the year ended March 31, 2007 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2(d) to the consolidated financial statements.
/s/ KPMG
Hong Kong, China
September 1, 2007, except as to Note 2(d)
and paragraphs (b) and (c) of
Note 19, which are as of October 15, 2007
and as to paragraph (d) of Note 19,
which is as of January 7, 2008

ATA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		March 31,

	Note	2006	2007	2007

		RMB	RMB	USD
ASSETS
Current assets:
Cash		44,624,314	45,019,114	6,008,317
Accounts receivable, net	(3)	12,984,378	16,977,651	2,265,862
Due from related parties	(17)	4,368,339	19,770	2,639
Inventories		2,316,753	2,405,912	321,097
Prepaid expenses and other current assets	(4)	3,695,082	12,233,295	1,632,672

Total current assets		67,988,866	76,655,742	10,230,587

Investments in affiliates	(5)	3,349,716	3,162,548	422,078
Property and equipment, net	(6)	3,076,512	7,543,184	1,006,724
Goodwill		6,880,123	6,880,123	918,231
Deferred initial public offering costs		—	9,462,485	1,262,877
Other assets		7,089,183	4,461,368	595,421

Total assets		88,384,400	108,165,450	14,435,918

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Note payable	(7)	19,000,000	—	—
Accounts payable		4,276,501	5,546,140	740,196
Due to related parties	(17)	1,643,720	—	—
Accrued expenses and other payables	(8)	6,676,814	13,732,392	1,832,745
Deferred revenues	(9)	22,340,221	26,341,019	3,515,511

Total current liabilities		53,937,256	45,619,551	6,088,452

Deferred revenues	(9)	8,555,393	7,897,234	1,053,976

Total liabilities		62,492,649	53,516,785	7,142,428

Shareholders’ equity:
Convertible preferred shares: USD0.01 par value; 10,000,000 shares authorized, including:	(13)
Series A preferred shares:
6,628,369 issued; USD15,000,000 liquidation value;	(13)	533,451	533,451	71,195
Series A-1 preferred shares:
883,783 issued; USD3,000,000 liquidation value	(13)	—	70,848	9,455
Common shares:
USD0.01 par value; 40,000,000 shares authorized, 20,000,000, and 25,479,452 shares issued		1,655,313	2,093,877	279,452
Treasury shares — 3,579,320 common shares, at cost		(16,106,940)	(16,106,940)	(2,149,656)
Additional paid-in capital	(7, 13, 14)	158,102,092	203,139,446	27,111,287
Accumulated deficit		(118,292,165)	(135,082,017)	(18,028,243)

Total shareholders’ equity		25,891,751	54,648,665	7,293,490

Commitments and contingencies	(11, 15)
Total liabilities and shareholders’ equity		88,384,400	108,165,450	14,435,918

The accompanying notes are an integral part of these consolidated financial statements.

ATA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

		Year Ended March 31,

	Note	2006	2007	2007

		RMB	RMB	USD
Net revenues	(10)	69,037,472	84,880,877	11,328,325
Cost of revenues		33,988,787	41,101,688	5,485,491

Gross profit		35,048,685	43,779,189	5,842,834
Operating expenses:
Research and development		4,853,772	9,322,068	1,244,137
Sales and marketing		12,262,787	22,028,895	2,940,009
General and administrative		19,023,011	32,024,170	4,273,992

Total operating expenses		36,139,570	63,375,133	8,458,138

Loss from operations		(1,090,885)	(19,595,944)	(2,615,304)
Equity in net losses of affiliates	(5)	(560,858)	(187,168)	(24,980)
Gain from liquidation of an affiliate	(5)	—	1,509,228	201,424
Interest income		331,898	599,872	80,060
Interest expense	(7)	(22,713,422)	—	—
Loss from revaluation of preferred share warrant	(13)	(211,136)	—	—
Foreign currency exchange losses, net		(1,050,152)	(908,998)	(121,316)

Loss before income tax benefit		(25,294,555)	(18,583,010)	(2,480,116)
Income tax benefit	(11)	485,456	1,793,158	239,318

Net loss		(24,809,099)	(16,789,852)	(2,240,798)
Accretion of Series A redeemable convertible preferred shares to redemption value	(13)	(13,889,483)	—	—
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares		3,269,224	—	—

Net loss applicable to common shareholders		(35,429,358)	(16,789,852)	(2,240,798)

Basic and diluted loss per share applicable to common shareholders	(16)	(2.16)	(0.82)	(0.11)
Proforma basic and diluted loss per share applicable to common shareholders	(20)		(0.52)	(0.07)
The accompanying notes are an integral part of these consolidated financial statements.

ATA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Convertible preferred shares				Common shares
										Total
	Number of		Number of		Number of		Treasury	Additional	Accumulated	shareholders’
	Series A shares	Amount	Series A-1 shares	Amount	shares	Amount	shares	paid-in capital	deficit	equity

		RMB		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of April 1, 2005	—	—	—	—	20,000,000	1,655,313	(16,106,940)	13,490,576	(93,483,066)	(94,444,117)
Issuance of common share warrant (See Notes 7 and 14)	—	—	—	—	—	—	—	22,379,656	—	22,379,656
Accretion of Series A redeemable convertible preferred shares to redemption value	—	—	—	—	—	—	—	(13,889,483)	—	(13,889,483)
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares	—	—	—	—	—	—	—	3,269,224	—	3,269,224
Reclassification of Series A redeemable convertible preferred shares to convertible preferred shares upon waiver of the redemption feature (See Note 13)	6,628,369	533,451	—	—	—	—	—	122,753,340	—	123,286,791
Reclassification of liability classified warrant to equity (See Note 13)	—	—	—	—	—	—	—	5,916,546	—	5,916,546
Share option expense (See Note 12)	—	—	—	—	—	—	—	4,182,233	—	4,182,233
Net loss	—	—	—	—	—	—	—	—	(24,809,099)	(24,809,099)

Balance as of March 31, 2006	6,628,369	533,451	—	—	20,000,000	1,655,313	(16,106,940)	158,102,092	(118,292,165)	25,891,751

Exercise of preferred share warrant and issuance of Series A-1 convertible preferred shares (See Note 13)	—	—	883,783	70,848	—	—	—	23,978,600	—	24,049,448
Exercise of common share warrant and issuance of common shares (See Notes 7 and 14)	—	—	—	—	5,479,452	438,564	—	18,561,436	—	19,000,000
Share option expense (See Note 12)	—	—	—	—	—	—	—	2,497,318	—	2,497,318
Net loss	—	—	—	—	—	—	—	—	(16,789,852)	(16,789,852)

Balance as of March 31, 2007	6,628,369	533,451	883,783	70,848	25,479,452	2,093,877	(16,106,940)	203,139,446	(135,082,017)	54,648,665

Balance as of March 31, 2007-USD		71,195		9,455		279,452	(2,149,656)	27,111,287	(18,028,243)	7,293,490

The accompanying notes are an integral part of these consolidated financial statements.

ATA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,

	2006	2007	2007

	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(24,809,099)	(16,789,852)	(2,240,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of loan discount	22,713,422	—	—
Equity in net losses of affiliates	560,858	187,168	24,980
Gain from liquidation of an affiliate	—	(1,509,228)	(201,424)
Unrealized foreign currency exchange loss	73,341	162,562	21,696
Bad debt expense	932,127	499,729	66,695
Depreciation and amortization	1,547,017	1,836,675	245,125
Gain from disposal of property and equipment	—	(1,667)	(222)
Share-based compensation	4,182,233	2,497,318	333,296
Deferred income tax benefit	(485,456)	(1,819,345)	(242,812)
Loss from revaluation of preferred share warrant	211,136	—	—
Changes in operating assets and liabilities:
Accounts receivable	(9,562,443)	(4,493,002)	(599,643)
Due from related parties	572,652	870,036	116,116
Inventories	(878,167)	(89,159)	(11,899)
Prepaid expenses and other current assets	(380,939)	(7,065,627)	(942,989)
Other assets	(1,993,503)	1,128,494	150,610
Accounts payable	(1,748,876)	1,269,639	169,448
Due to related parties	(7,551,496)	(163,633)	(21,839)
Accrued expenses and other payables	(1,677,319)	3,612,773	482,166
Deferred revenues	1,746,667	3,342,639	446,113

Net cash used in operating activities	(16,547,845)	(16,524,480)	(2,205,381)

Cash flows from investing activities:
Capital expenditures	(2,699,341)	(4,720,600)	(630,018)
Proceeds from disposal of property and equipment	—	15,000	2,002
Deposit from sale of Wendu Education	—	2,000,000	266,923
Proceeds from liquidation of ATA Jiangsu	—	29,141	3,889
Proceeds from disposal of an affiliate	—	250,000	33,365
Investment in Wendu Education	(4,000,000)	—	—
Advances and loans to related parties	(1,142,554)	(1,655,213)	(220,907)
Collection of advances and loans to related parties	20,000,000	5,133,746	685,157

Net cash provided by investing activities	12,158,105	1,052,074	140,411

Cash flows from financing activities:
Proceeds from issuance of common shares	—	19,000,000	2,535,768
Proceeds from issuance of preferred shares	—	24,049,448	3,209,675
Cash paid for preferred shares and warrants issuance cost	(4,061,003)	—	—
Cash paid for initial public offering costs	—	(8,019,680)	(1,070,318)
Cash paid to settle a debt from an investor of ATA Learning	(30,000,000)	—	—
Repayment of note payable	—	(19,000,000)	(2,535,768)
Repayment of advances and loans from related parties	(7,081,480)	—	—
Repayment of advances from third parties	(2,800,000)	—	—

Net cash (used in) provided by financing activities	(43,942,483)	16,029,768	2,139,357

Effect of foreign exchange rate changes on cash	(73,341)	(162,562)	(21,696)
Net (decrease) increase in cash	(48,405,564)	394,800	52,691
Cash at beginning of year	93,029,878	44,624,314	5,955,626

Cash at end of year	44,624,314	45,019,114	6,008,317

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	7,630,670	—	—

Cash paid for income tax	—	—	—

Non-cash investing and financing activities:
Accretion of Series A redeemable convertible preferred shares to redemption value	13,889,483	—	—

Disposal of an affiliate in exchange for a note receivable	250,000	—	—

Forgiven liability due to ATA Jiangsu	—	1,480,087	197,535

Reclassification of liability classified warrant to equity	5,916,546	—	—

The accompanying notes are an integral part of these consolidated financial statements.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT CONCENTRATIONS AND RISKS

Organization and Description of Business
          The accompanying consolidated financial statements include the financial statements of ATA Inc. (the “Company”), its subsidiaries, ATA Testing Authority (Holdings) Limited (“ATA BVI”), ATA Testing Authority (Beijing) Limited (“ATA Testing”) and ATA Learning (Beijing) Inc. (“ATA Learning”), and a consolidated variable interest entity (“VIE”), ATA Online (Beijing) Education Technology Limited (“ATA Online”). The Company, its consolidated subsidiaries and consolidated VIE are collectively referred to as the “Group.” The Group is a provider of computer-based testing services, test-based educational services, test preparation solutions and other related services in the People’s Republic of China (the “PRC”).
          The Company is a holding company and does not conduct any operations. The Company was incorporated in the Cayman Islands on September 22, 2006 and became the parent company of ATA BVI when the Company issued shares to the preferred and common shareholders of ATA BVI on November 10, 2006 in exchange for proportionally all of their shares held by them in ATA BVI. ATA BVI is also a holding company incorporated in the British Virgin Islands on November 22, 2001 and does not conduct any operations. The rights of the preferred and common shares issued by the Company are the same as those originally issued by ATA BVI. In substance, ATA BVI has been reorganized as a wholly-owned subsidiary of the Company. The Company has accounted for this reorganization as a legal reorganization of entities under common control in a manner similar to a pooling-of-interests. Accordingly, the Company’s consolidated financial statements are prepared to include the financial statements of ATA BVI, its subsidiaries and VIEs through November 10, 2006 and the Company’s consolidated financial statements since then are prepared to include the financial statements of the Company, its subsidiaries and VIE.
          ATA Testing is a wholly-owned subsidiary of ATA BVI and is primarily engaged in providing computer-based testing services by licensing its technologies and software applications to third-party test sponsors and providing non-online test preparation solutions business. To a lesser extent, ATA Testing has also established a network of ATA Authorized Test Center across the PRC by licensing the “ATA” brand name and technologies to third-party test centers in the PRC.
          ATA Learning was a cooperative joint venture established by ATA BVI and Yinchuan Economic & Technical Development Zone Investment Holding Co., Ltd. (“Yinchuan Holding”). ATA Learning is primarily engaged in test-based educational services, including developing course programs and providing single course and degree major course programs to educational institutions and to lesser extent, providing training sessions to course operators. ATA Learning was a consolidated VIE of the Group through May 9, 2005, at which time it became a wholly-owned subsidiary of ATA BVI (See Note 17(h)).
          ATA Online is a domestic PRC company established by three shareholders/executive officers of the Company on September 11, 2006. ATA Online is primarily engaged in providing online test preparation services. ATA Online is a consolidated VIE of ATA BVI since October 27, 2006.

Significant Concentrations and Risks
          The success of the Group’s business going forward will rely in large part on its ability to continue to obtain business from its existing clients and maintain its relationships with key Chinese governmental agencies. The Group’s success will depend to a large extent on its ability to convince its clients that the Group’s technologies and services are valuable and that it is more cost-effective for those clients to utilize the Group’s services than for them to develop similar services in-house. RMB37.1 million and RMB39.8 million, representing 53.8% and 46.9%, of its total net revenues for the years ended March 31,

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
2006 and 2007, respectively, were generated from licensing and service fees from Chinese governmental agencies and educational institutions controlled by the PRC government. RMB8.4 million and RMB10.4 million, representing 12.2% and 12.3%, of the Group’s total net revenues for the years ended March 31, 2006 and 2007, respectively, was generated from the PRC Ministry of Labor. No other client accounted for 10% or more of the Group’s total net revenues for the years ended March 31, 2006 and 2007. Demand and ability to pay for the Group’s products and services by these agencies and institutions are affected by government budgetary cycles, funding availability and government policies. Funding reductions, reallocations or delays could adversely impact demand for the Group’s products and services or reduce the fees the Group’s clients are willing to pay for such products and services. The Chinese markets for testing services, test-based educational services and test preparation solutions are still emerging and evolving rapidly.
          In November 2006, the Group launched the sales of NTET Tutorial Platform. NTET revenue of RMB9.9 million accounted for 11.7% of the Group’s total net revenues for the year ended March 31, 2007.
          A substantial portion of the Group’s revenues are derived from the licensing of course programs that incorporate course materials licensed by the Group from IT vendors including Microsoft (China) Co., Ltd. (“Microsoft”) and Adobe Systems Software (Beijing) Co., Ltd.. If the Group was to lose the right to offer certification tests or course materials of these IT vendors, the Group’s revenues and results of operations could be materially affected. The licensing agreements with various IT vendors are normally renewed every two to three years. Under the Simulation Technology License Agreement with Microsoft, Microsoft has the right to acquire for USD3 million a perpetual royalty-free license to the source code of the Dynamic Simulation Technology (“DST”), along with the right to freely sell, license or sublicense the DST source code to third parties. The contract does not restrict which entities to which Microsoft may sell, license or sublicense the DST source code. While Microsoft’s exercise of this option would generate additional revenue to the Group in the short term, it may materially adversely affect the Group’s future revenues if Microsoft or any company to which Microsoft sells or licenses the technology uses it to directly compete with the Group.
          The Group is subject to special considerations and risks associated with the PRC. These include risks associated with, among others, the political, economic, legal and social environment in the PRC, including the relative difficulty of protecting and enforcing intellectual property rights in the PRC. The interpretation and application of current or proposed requirements and regulations may have an adverse effect on the Group’s business, financial condition and result of operations. In addition, the ability to negotiate and implement specific business development projects in a timely and favorable manner may be impacted by political considerations unrelated to or beyond the control of the Group. Although the PRC government has been pursuing economic reform policies for over two decades, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered. Any change in PRC government policies and regulations affecting the industries in which the Group operates may have a negative impact on the Group’s operating results and financial condition.
          There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies and regulations affecting software for the vocational education industry may have a negative impact on the Group’s operating results and financial condition.
          The Group’s success will depend to a large extent on its ability to convince its clients that the Group’s technologies and services are valuable and that it is more cost-effective for those clients to utilize the Group’s services than for them to develop similar services in-house.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          As of March 31, 2006 and 2007, RMB41,370,448 and RMB38,320,167, respectively, was held in major financial institutions located in the PRC, and the remaining cash of RMB2,281,186 and RMB6,640,823, respectively, was held in major financial institutions located in the Hong Kong Special Administration Region. Management believes that these major financial institutions are of high credit quality. Cash denominated in currencies other than RMB is subject to foreign currency risk due to the appreciation or depreciation of RMB under the current exchange rate regime in the PRC.
          The Group does not have concentrations of available sources of labor, services, franchises or other rights that could, if suddenly eliminated, severely impact its operations.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation
          The consolidated financial statements include the financial statements of the Company, its subsidiaries and a VIE. All significant intercompany balances and transactions have been eliminated on consolidation. The Company has adopted FASB Interpretation No. 46 Revised, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) issued by Financial Accounting Standards Board (“FASB”). FIN 46R requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.
          Prior to May 9, 2005, ATA BVI held 40% of the equity interest in ATA Learning, which was determined to be a VIE. Although the Group held less than a majority equity interest in ATA Learning at that time, the Group determined that ATA BVI was ATA Learning’s primary beneficiary. On May 9, 2005, ATA BVI acquired the remaining 60% equity interest held by Yinchuan Holding (See Note 17(h)). The financial statements of ATA Learning have been included in the consolidated financial statements of the Company for all periods presented.
          PRC regulations prohibit direct foreign ownership of business entities that engage in internet content provision (“ICP”) services in the PRC. The Company and its subsidiaries are foreign owned business entities under the PRC law and accordingly are prohibited from providing ICP services in the PRC. To comply with the PRC laws and regulations, the Group conducts its online test preparation business, a type of ICP service, through ATA Online. The Company has no ownership interest in ATA Online. However, the Company has economic controlling interest over ATA Online through a series of contractual agreements, including loan agreements, a call option and cooperation agreement, an equity pledge agreement, a strategic consulting service agreement and a technical support agreement between the Company, ATA Online and ATA Online’s owners. As a result of these agreements, the Company absorbs a majority of ATA Online’s expected losses and receives a majority of ATA Online’s expected residual returns and therefore the Company has been deemed the primary beneficiary of ATA Online. The financial statements of ATA Online have been included in the consolidated financial statements of the Company since October 27, 2006, the effective date of a series of contractual arrangements entered into among ATA BVI, ATA Learning and ATA Online. The loans, under the loan agreements discussed above, are eliminated on consolidation.

(b) Basis of presentation
          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(c) Use of estimates
          The preparation of financial statements in conformity with US GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the fair value of share-based payments, expected service period for course programs, expected licensing period for perpetual ATA Test centers, collectibility of accounts receivable and amounts due from related parties, realization of deferred income tax assets, useful lives and residual values of long-lived assets, recovery of the carrying values of long-lived assets and goodwill, and the fair values of financial and certain equity instruments. Actual results could differ from those estimates.

(d) Foreign currency translation and risks
          The Group’s reporting currency is the Renminbi (“RMB”).
          A majority of the Group’s revenues and expenditures are denominated in RMB. Transactions denominated in currencies other than the RMB are translated into the RMB at the exchange rates quoted by the People’s Bank of China (“PBOC”) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in the consolidated statements of operations in the line item “Foreign currency exchange losses, net.” The effects of currency exchange rate movements on the carrying value of redeemable convertible preferred shares is included in the consolidated statements of shareholders’ equity and is recorded as a reduction to earnings to arrive at net loss applicable to common shareholders until the reclassification of redeemable convertible preferred shares to shareholders’ equity.
          For the convenience of the readers, the 2007 RMB amounts included in the accompanying consolidated financial statements have been translated into United States dollars (“U.S. dollar” or “USD”) at the rate of USD1.00 = RMB7.4928, being the noon buying rate for USD in effect on September 28, 2007 in the City of New York for cable transfer in RMB per USD as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into USD at that rate or at any other certain rate on September 28, 2007.

(e) Commitments and contingencies
          In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(f) Fair value of financial instruments
          The carrying amounts of cash, accounts receivable, current amounts due from related parties, other current receivables which are included in the prepaid expenses and other current assets, advances to third parties, accounts payable, current amounts due to related parties, note payable and other payables approximate their fair values due to their short-term nature.
          The fair values of long-term advances to third parties (included in other assets) as of March 31, 2006 and 2007 are RMB3,863,012 and RMB3,101,795, respectively, and are estimated by discounting expected future cash flows using the interest rate at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(g) Revenue recognition
          The Group’s revenues are principally derived from the provision of testing services, test-based educational services and test preparation solutions. The Group recognizes revenues when all of the followings have occurred:

•	persuasive evidence of an agreement with the customer exists;

•	services have been performed and/or delivery of goods has occurred;

•	the fees for services performed and/or price of goods sold are fixed or determinable; and

•	collectibility of the fees and/or sales proceeds is reasonably assured.
          The application of the above criteria for revenue recognition for each type of service or product is as follows:

i) Testing services
          Licensing fees from test sponsors for test delivery services are recognized upon the completion of the examination by all enrolled test takers since the Group has no significant future involvement after the completion of the examination. The Group also enters licensing arrangements for use of the DST with test sponsors. Licensing fees from clients for use of the DST are recognized in the quarter in which simulation testing technology licenses are delivered, which is evidenced by the quarterly usage reports received from the licensees.

ii) Test-based educational services
          Licensing fees from educational institutions for degree major course programs are recognized on a straight-line basis ratably over the contractual licensing period, which typically starts in the month of September and ends in the month of June or August of the following year, i.e. 10 to 12 months.
          Licensing fees from educational institutions for single course programs are recognized as follows, (1) if the contracts do not have a definitive term of service period, the Group estimates, based on historical experience, the percentage of contracts that will be completed within 12 months, and recognizes revenue for such contracts on a straight-line basis over a period of five months, which is the expected service period based on historical averages; (2) for the percentage of contracts that are not expected to be completed within 12 months, the Group does not recognize revenue until the course is completed or upon receipt of confirmations from the educational institutions that no further services were required; and (3) for all single course programs, which have a definitive term of service period, the Group recognizes revenue on a straight-line basis over the expected service period or the contractual period, whichever is longer. At the end of each reporting period upon the closing of the Group’s financial records, the Group compares the revenue recognized at the onset of the contracts to the actual completion status of each contract, on a contract by contract basis, and make any revenue adjustments to reflect the actual completion status.
          Licensing fees from educational institutions for pre-occupational training programs are recognized on a straight-line basis ratably over the training period, which is approximately 2 to 3 months.
          The fees are not refundable if the student fails to complete one or more of the courses or the entire degree major course programs or fails any of the exams.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

iii) Test preparation solutions

a) Online test preparation service fees
          The Group sells online point cards to end users directly or through distributors on a consignment basis. The online point cards entitle the end users unlimited use of online mock examinations during a specified service period, which normally ranges from 90 to 180 days since the activation of the cards.
          Sales proceeds of online point cards are recognized on a straight-line basis ratably over the service period commencing at the point of time the card is activated as online test preparation service fees.
          If the cards sold to the end users are not activated before the expiration date, related online service fees received will be recognized on the expiration date.
          The Group is not contractually obligated, nor has the Group historically accepted returns from end users.

b) NTET Tutorial Platform Software sales
          NTET Tutorial Platform Software sales are recognized upon delivery and when collectibility is reasonably assured. Based on historical experience with customers of certain software related products, collectibility of amounts billed for such software related products is not reasonably assured at the time of delivery. Consequently, revenue for such products is recognized on a cash basis.

iv) Other revenue

a) Licensing fees from authorized test centers
          The Group receives either a fixed initial fee plus continuing annual fees or a fixed fee for a perpetual licensing period for licensing the Group’s name, E-testing platform, ongoing technical support, unspecific system upgrades and training to authorized test centers’ staff. Initial fees and fees for perpetual period are recognized ratably over the expected licensing period of 10 years, during which the Group is expected to have continuing involvement with the authorized test centers. Management estimates the expected licensing period based on its historical retention experience, factoring in the expected level of future competition, the risk of technological obsolescence, technological innovation, and the expected changes in the social environment.

b) Test development services
          Test development service fees are recognised upon the acceptance of the developed tests by the client. The period to develop the tests is short, generally within two months from commencement of development.
          Revenue is recorded, net of business tax. Business tax is levied on the Group’s service-related revenues generated in the PRC at 5%. Payments received or receivable in advance of the rendering of services and payments received in advance of delivery of products are recorded as deferred revenue.

(h) Cost of revenues
          Cost of revenues consist primarily of royalty fees for IT vendor licensing arrangements, cost of inventories sold, payroll compensation, technical support, and related costs incurred by the Group, which are directly attributable to the rendering of the Group’s services.
          Such costs are expensed as incurred, typically at the beginning of the respective degree major course or single course program period, over which revenue is recognized. The royalty fees paid to IT vendors are charged to expense based on actual usage according to the contract provisions. During the

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
years ended March 31, 2006 and 2007, royalty fees of RMB15,784,255 and RMB19,030,182, respectively, were charged to the consolidated statements of operations as cost of revenues.

(i) Research and development costs
          Research and development costs are expensed as incurred, which primarily consist of software developed for internal use and software developed for sale or lease.

i) Software developed for internal use
          The Group recognizes development costs of software for internal use in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Group expenses all costs that are incurred in connection with the planning and implementation phases of development of software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. No costs were capitalized for all periods presented.

ii) Software developed for sale or lease
          Pursuant to the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” costs incurred internally in researching and developing a computer software product are charged to expense as research and development costs prior to technological feasibility being established for the product. Once technological feasibility is established, all computer software costs are capitalized until the product is available for general release to customers. Technological feasibility is established upon completion of all the activities that are necessary to substantiate that the computer software product can be produced in accordance with its design specifications, including functions, features, and technical performance requirements. No costs were capitalized for all periods presented.

(j) Income taxes
          Deferred income taxes are provided using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date or the date of change in tax status. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion, or all, of the deferred income tax assets will not be realized.

(k) Share-based payments
          The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” as of the earliest date presented. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award (as measured based on the grant-date fair value of the equity instrument) is expensed on the grant date.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          All transactions with non-employee vendors in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed.

(l) Cash
          Cash consists of cash on hand and at banks. None of the Group’s cash is restricted from withdrawal.

(m) Accounts receivable
          Accounts receivable include amounts billed at the invoiced amount and unbilled amounts. Unbilled receivables relate to revenues earned and recognized but which have not been billed by the Group in accordance with the terms of the contract.
          The allowance for doubtful accounts is the management’s best estimate of the amount of probable credit losses resulting from the inability of the Group’s customers to make required payments. The allowance for doubtful accounts is based on a review of specifically identified accounts, aging data and historical collection. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

(n) Inventories
          Inventories consist mainly of textbooks and educational materials on electronic media, electronics kits and supplies held for sale. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

(o) Investments in affiliates
          An affiliated company is an entity in which the Group has the ability to exercise significant influence over its financial and operating policies and decisions, but does not have a controlling financial interest in the entity.
          Investments in affiliated companies are accounted for under the equity method. The Group recognizes an impairment loss when there is a decline in value below the carrying value of the investment which is considered other than temporary. The factors management evaluates in determining if a decline is other than temporary are the Group’s ability and intent to hold the investment over a reasonable period of time sufficient for a forecasted recovery of fair value, the severity of the impairment, duration of the impairment and forecasted recovery of fair value.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(p) Property and equipment, net
          Property and equipment is stated at historical cost.
          Depreciation and amortization is provided using the straight-line method over the following estimated useful lives, with nil residual value, as follows:

Computer equipment	5 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	5 years
Software	5 years

Leasehold improvements	Over the shorter of the lease terms or 5 years

(q) Impairment of long-lived assets, excluding goodwill
          Long-lived assets, which include property, equipment and intangible assets other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. An impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment of long-lived assets was recognized for all periods presented.

(r) Goodwill
          Goodwill represents the excess purchase price over the fair value of the proportional net assets acquired to purchase the remaining equity interest in ATA Testing in November 2002. Such goodwill is not amortized, but instead tested for impairment at least annually or more frequently if certain circumstances indicate a possible impairment may exist. Management completes its annual impairment assessment for goodwill in March of each year. Management evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level, which was determined to be the enterprise level. In the first step, the fair value of the Company is compared to its carrying value including goodwill. The fair value of the Company is determined based upon a combination of multiple of earnings, discounted future cash flows and the projected profitability of the market in which it operates. Second, if the carrying amount of the Company exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the Company in a manner similar to a business combination. No impairment loss on goodwill was recognized for any period presented.

(s) Employee benefit plans
          As stipulated by the regulations of the PRC, the Company’s PRC subsidiaries and VIE are required to contribute to various defined contribution plans, organized by municipal and provincial governments on behalf of their employees. These companies are required to make contributions to these plans at rates ranging from 40.3% to 44% of employee’s salaries. The Group has no other material obligation for the payment of employee benefits associated with these plans beyond the annual contributions described above. During the years ended March 31, 2006 and 2007, the Group contributed RMB3,325,524 and RMB4,190,954 to these plans, respectively.

(t) Earning (loss) per share
          Basic earning (loss) per share is computed by dividing net income (loss) available (applicable) to common shareholders by the weighted average number of common shares outstanding during the period

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights in undistributed earnings. The Company’s convertible preferred shares are participating securities since the holders of these securities may participate in dividends with common shareholders based on a pre-determined formula.
          Diluted earning (loss) per share is calculated by dividing net income (loss) available (applicable) to common shareholders as adjusted for the effect of dilutive common equivalent shares, if any, by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible preferred shares (using the as-converted method) and common shares issuable upon the exercise of outstanding share options and warrants (using the treasury stock method). Common equivalent shares in the diluted earning (loss) per share computation are excluded to the effect that they would be anti-dilutive.

(u) Segment reporting
          The Group has no operating segments, as that term is defined by FASB Statement No. 131, “Disclosure About Segments of an Enterprise and Related Information.” Substantially all of the Group’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

(v) Recently issued accounting standards
          In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which, among other things, requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. The provisions of FIN 48 will be effective for the Group on April 1, 2007. Management is currently evaluating the impact of adopting FIN 48 on the consolidated financial statements.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the fair value measurements. The provisions of SFAS No. 157 will be effective for the Group on April 1, 2008. Management is currently evaluating the impact of adopting SFAS No. 157 on the consolidated financial statements, but management does not expect its adoption will have a material transition effect to the consolidated financial statements.
          In November 2006, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 06-6, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”), which applies to modifications and exchanges of debt instruments that (a) either add or eliminate an embedded conversion option or (b) affect the fair value of an existing embedded conversion option. The provisions of EITF 06-6 will be effective for the Group on April 1, 2007. Management is currently evaluating the impact of adopting EITF 06-6 on the consolidated financial statements, but management does not expect its adoption will have a material transition effect to the consolidated financial statements.
          In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The provisions of SFAS No. 159 will be effective for the Group on April 1, 2008. Management is currently evaluating whether to elect the fair value option as permitted under SFAS No. 159.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(3)     ACCOUNTS RECEIVABLE, NET
          Accounts receivable, net is summarized as follows:

	March 31,

	2006	2007

	RMB	RMB
Accounts receivable	14,924,800	19,417,802
Less: Allowance for doubtful accounts	(1,940,422)	(2,440,151)

Accounts receivable, net	12,984,378	16,977,651

          Accounts receivable are unsecured and denominated in RMB, and are derived from operations arising in the PRC. Management performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable.
          The Group’s accounts receivable also comprise amounts earned and recognized under contractual terms but not yet billed (unbilled receivables). Management expects that substantially all unbilled receivables will be billed and collected within twelve months of each balance sheet date. Historically the Group has been able to collect substantially all amounts due under the contract terms without making any concessions on payments.
          No individual customer contributed to more than 10% of the Group’s total net revenues for the years ended March 31, 2006 and 2007. Except for the National Educational Examinations Authority, which accounted for 11% of the Group’s accounts receivables as of March 31, 2006, no individual customer accounted for more than 10% of accounts receivable as of March 31, 2006 and 2007.
          As of March 31, 2006 and 2007, accounts receivable of RMB6,678,685 and RMB9,427,729, respectively, represented amounts that the Group had the right to bill according to the contract terms, primarily relating to degree major course programs, but related revenue was not recognized until earned.
          The activity in the allowance for doubtful accounts for accounts receivable for the years ended March 31, 2006 and 2007 were as follows:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Beginning allowance for doubtful accounts	1,008,295	1,940,422
Additions charged to bad debt expense	932,127	499,729
Write-off of accounts receivable	—	—

Ending allowance for doubtful accounts	1,940,422	2,440,151

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4)	PREPAID EXPENSES AND OTHER CURRENT ASSETS
          Prepaid expenses and other current assets consist of the following:

	March 31,

	2006	2007

	RMB	RMB
Prepaid royalty(a)	76,120	4,632,656
Prepaid business tax	1,001,212	1,573,799
Advances to third parties	775,000	778,568
Advances to employees	928,630	504,721
Advances to suppliers	66,800	804,812
Other current assets(b)	847,320	3,938,739

Total	3,695,082	12,233,295

(a)	The balance as of March 31, 2006 and 2007 mainly included a prepaid royalty fee to Microsoft. According to the contract provisions, the royalty is paid based on forecasted usage and is charged to expense as cost of revenues in the consolidated statements of operations based on actual usage.

(b)	The balance as of March 31, 2006 and 2007 mainly included prepaid marketing fees, lease receivable and current deferred income tax assets.

(5)	INVESTMENTS IN AFFILIATES
          The Group’s investments in affiliated companies which are all non-listed PRC companies were as follows:

		Percentage of
		Equity Held
		by the
		Company’s
		Subsidiaries
		or VIE
	Form of Business
Name of Company	Structure	2006	2007	Principal Activities

		%	%
Jiangsu ATA Software Co., Ltd. (“ATA Jiangsu”)	Limited liability	30	—	Computer-based testing service
Xiamen Wendu Software Education Investment (“Wendu Education”)	Limited liability	40	40	Investment in software related education industry
          ATA Jiangsu had incurred substantial operating losses and as of March 31, 2003, the Group’s carrying amount in that investment was reduced to zero. The Group suspended the application of the equity method of accounting since that time. As a result of the completion of ATA Jiangsu’s liquidation on May 10, 2006, the Group recognized a gain of RMB1,509,228, including RMB29,141 cash collection and RMB1,480,087 forgiveness of a liability. In April 2007, the Group received liquidation proceeds of RMB988,133 in cash from ATA Jiangsu’s major shareholder which was recognized as a gain upon receipt.
          In April 2005, ATA Learning, with other unrelated investors, established Wendu Education. ATA Learning contributed cash in the amount of RMB4,000,000 in exchange for a 40% equity ownership interest. In June 2006, ATA Learning resolved to sell its equity interest in Wendu Education for RMB6,000,000 to an unrelated buyer. On September 22, 2006, a deposit of RMB2,000,000 was received

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(See Note 8) but the sale of Wendu Education had not been consummated as of March 31, 2007. In April 2007, the remaining balance of RMB4,000,000 was collected.
(6) PROPERTY AND EQUIPMENT, NET
          Property and equipment, net consist of the following:

	March 31,

	2006	2007

	RMB	RMB
Computer equipment	3,459,809	9,345,563
Furniture, fixtures and office equipment	197,208	409,134
Software	774,501	993,501
Motor vehicles	1,042,930	992,930
Leasehold improvements	2,478,170	2,478,170

	7,952,618	14,219,298
Less: Accumulated depreciation and amortization	(4,876,106)	(6,676,114)

Property and equipment, net	3,076,512	7,543,184

(7)     NOTE PAYABLE
          On April 12, 2002, a loan agreement was entered with a third-party (“the Lender”) for which ATA Testing borrowed RMB19,000,000. The note payable was unsecured and the entire principal amount, including interest at 20% per annum was due on April 11, 2004.
          On May 23, 2003, the Lender agreed to extend the maturity of the note payable to May 23, 2005, and concurrent with the extension, the Company issued a warrant to the Lender to purchase up to 20% of the common shares of the Company (See Note 14). Further, the Lender agreed to forgive all previously accrued interest on the loan and to waive all future interest on the loan through May 23, 2005. Management evaluated the debt exchange/modification and concluded it was not a troubled debt restructuring. Further, management assessed whether the exchange/modification was considered “substantial,” as defined by EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and concluded it was not a substantial modification. Consequently, the Company recognized a discount to the modified note payable on May 23, 2003 in the amount of RMB4,729,857, which consisted of the then fair value of the warrant (RMB8,651,061) less the accrued interest to date that was forgiven (RMB3,921,204). The loan discount was amortized to expense through May 23, 2005 using the effective interest method. The fair value of the warrant was recognized as an addition to additional paid-in capital on May 23, 2003.
          On May 23, 2005, which was the date the note became payable and the warrant was set to expire, the Lender did not require repayment of the loan (instead it became a demand loan) and continued to waive all interest while the Company agreed to extend the maturity of the warrant to the earlier of 30 days after the repayment of the note payable or 30 days after the Company’s completion of an initial public offering. Management again evaluated the debt modification and concluded it was not a troubled debt restructuring. Further, management again assessed whether the modification was considered “substantial” and concluded it was not a substantial modification. Consequently, the Company re-determined the fair value of the warrant and recognized a loan discount on May 23, 2005 in the amount of RMB22,379,656 and charged this amount immediately to expense. The fair value of the warrant was recognized as an addition to additional paid-in capital on May 23, 2005.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          On May 19, 2006, ATA Testing repaid the RMB19,000,000 loan to the Lender and on June 26, 2006, the Company issued 5,479,452 common shares in connection with the exercise of this warrant (See Note 14).
          The loan discount charged into the consolidated statements of operations, including loan issuance cost of RMB670,000, was RMB22,713,422 and RMBNil during the years ended March 31, 2006 and 2007, respectively.
(8)     ACCRUED EXPENSES AND OTHER PAYABLES
          Accrued expenses and other payables consist of the following:

	March 31,

	2006	2007

	RMB	RMB
Accrued payroll and welfare	2,671,305	2,786,524
Accrued fees for professional services	1,502,749	1,498,273
Business and other taxes payable	1,188,073	4,210,561
Deposit received toward the sale of an affiliate (See Note 5)	—	2,000,000
Accrued initial public offering costs	—	1,442,805
Other current liabilities	1,314,687	1,794,229

Total accrued expenses and other payables	6,676,814	13,732,392

(9)     DEFERRED REVENUES
          Deferred revenues are analyzed as follows:

	March 31,

	2006	2007

	RMB	RMB
Balance at beginning of year	29,148,947	30,895,614
Additions for the year:
Test-based educational services	43,720,021	49,884,975
Test preparation solutions	—	185,107
Other revenue	3,255,936	1,835,254

	76,124,904	82,800,950

Reduction for the year:
Testing services	(352,257)	—
Test-based educational services	(37,275,944)	(45,337,790)
Test preparation solutions	—	(138,145)
Other revenue	(7,601,089)	(3,086,762)

Balance at end of year	30,895,614	34,238,253

Representing:
Current portion	22,340,221	26,341,019
Non-current portion	8,555,393	7,897,234

Total deferred revenues	30,895,614	34,238,253

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(10)     NET REVENUES
          Components of net revenues for the years ended March 31, 2006 and 2007 were as follows:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Testing services	18,169,773	24,628,465
Test-based educational services	35,138,112	42,803,677
Test preparation solutions	340,538	10,075,778
Other revenue(a)	15,389,049	7,372,957

Total revenues, net	69,037,472	84,880,877

(a)	Other revenue primarily includes licensing fees from authorized test centers, test development services, test certificate services and licensing fee from ATA Jiangsu (2006 only).
(11)     INCOME TAXES
          The Company and each of its consolidated entities file separate income tax returns.

Cayman Islands and British Virgin Islands
          Under the current laws of the Cayman Islands and British Virgin Islands, the Company and ATA BVI are not subject to tax on income or capital gains. In addition, upon any payment or dividend by the Company or ATA BVI, no withholding tax is imposed.

People’s Republic of China
          The Company’s consolidated PRC subsidiaries are registered in the PRC as Foreign Invested Enterprise and are generally subject to the PRC foreign enterprise income tax (“FEIT”) rate of 33%. ATA Online, the Company’s consolidated VIE is registered in the PRC as domestic company and is subject to the PRC enterprise income tax rate of 33%.
          In 1999, ATA Testing was granted the status of a “High New Technology Development Enterprise” (“high-tech enterprise”) that entitles it to a preferential FEIT rate of 15%. In 2003, ATA Learning was granted the status of a high-tech enterprise that entitles it to a preferential FEIT rate of 15%. In addition, ATA Learning has been granted a “tax holiday” for exemption of FEIT for calendar years 2003 through 2005 and a FEIT holiday rate of 7.5% for calendar years 2006 through 2008.
          On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“New Tax Law”) which will take effect on January 1, 2008. The New Tax Law unified the income tax rate of PRC domestic enterprises and foreign invested enterprises into a standard rate of 25%. According to the New Tax Law, certain high-tech enterprises will continue to be entitled to a reduced tax rate of 15%. The Group currently believes ATA Testing and ATA Learning will continue to qualify as high-tech enterprises under the New Tax Law and therefore management believes the tax status of ATA Testing and ATA Learning has not changed as a result of the New Tax Law. However, detailed implementation rules regarding the preferential tax policies (e.g. the details of how a taxpayer can qualify as a high-tech enterprise under the New Tax Law) have yet to be made public. Any effect on deferred income tax assets and liabilities of a change in tax status as a result of the detailed implementation rules will be recognized in the statement of operations in the period that the change in tax status is known.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          Also, under the New Tax Law, a withholding tax of 20% may be applied on the dividends received by ATA BVI from ATA Testing and ATA Learning after January 1, 2008. However, detailed implementation rules, including whether exemptions from withholding taxes would be granted to holding companies incorporated in certain tax jurisdictions has not yet been announced. Deferred tax liability arising from the withholding tax, if any, cannot be determined as the New Tax Law has not yet been clarified. As a result, no deferred tax liability has been recognized. There are no unremitted earnings from ATA Testing and ATA Learning as of March 31, 2007.
          In addition, the Chinese tax system is generally subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in Chinese tax laws or their interpretation or their application will not subject the Company’s PRC entities to substantial Chinese taxes in the future. The above preferential tax treatments enjoyed or enjoying by ATA Testing and ATA Learning may be taken away by the local tax authorities due to such changes.
          Income tax benefit recognized in the consolidated statements of operations consists of the following:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Current	—	26,187
Deferred	(485,456)	(1,819,345)

Total	(485,456)	(1,793,158)

          The components of loss before income tax benefit separating the Group’s operations in the Cayman Islands and British Virgin Islands, and the PRC are as follows:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Operations in the Cayman Islands and British Virgin Islands	(30,194,446)	(18,678,162)
Operations in the PRC	4,899,891	95,152

Loss before income tax benefit	(25,294,555)	(18,583,010)

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The actual income tax benefit as reported in the consolidated statements of operations differs from the amounts computed by applying the PRC FEIT rate of 33% to pretax loss as a result of the following:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Computed “expected” income tax benefit	(8,347,203)	(6,132,393)
Realization of tax loss carryforwards previously provided for	(1,185,570)	(957,566)
Decrease in valuation allowance	—	(1,333,911)
Tax holiday	(544,313)	155,072
Preferential tax rate	(1,468,395)	(555,685)
Foreign tax differential	9,964,167	6,163,793
Deductible software amortization	(330,000)	(330,000)
Non-deductible entertainment expenses	489,713	762,738
Non-deductible bad debt expense	307,602	164,911
Taxable inter-company licensing fees	658,053	767,928
Non-taxable equity income in affiliates	(29,510)	(498,045)

Actual income tax benefit	(485,456)	(1,793,158)

          The PRC statutory rate has been used since substantially all of the Group’s operations, taxable income and income tax expense are generated in the PRC.
          The Group’s tax holiday increased the actual income tax benefit by RMB544,313 and decreased the actual income tax benefit by RMB155,072 for the years ended March 31, 2006 and 2007, respectively. Basic and diluted loss per common share effect of the tax holiday for the years ended March 31, 2006 and 2007 were RMB(0.03) and RMB0.01, respectively.
          The tax effects of the Group’s temporary differences that give rise to significant portions of the deferred income tax assets are as follows:

	March 31,

	2006	2007

	RMB	RMB
Deferred income tax assets:
Net operating loss carryforwards	2,685,899	2,208,133
Pre-operating expenses	57,959	32,200
Investment in an affiliate	48,771	62,809
Property and equipment	124,466	141,821

Total gross deferred income tax assets	2,917,095	2,444,963
Less: Valuation allowance	(2,348,786)	(57,309)

Net deferred income tax assets	568,309	2,387,654

Current deferred income tax assets, included in prepaid expenses and other current assets	456,620	2,179,206
Non-current deferred income tax assets, included in other non-current assets	111,689	208,448

Total	568,309	2,387,654

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          Tax loss operating carryforwards of the Group amounted to RMB15,640,901 as of March 31, 2007 of which RMB2,526,847, RMB6,664,859, RMB218,737 and RMB6,230,458 will expire if unused during the years ending March 31, 2008, 2009, 2012 and 2013, respectively.
          In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or tax carryforwards are utilized. Management considers projected future taxable income and tax planning strategies in making this assessment. The largest component of deferred income tax assets is the net operating loss carryforwards generated by ATA Testing. ATA Testing incurred operating losses through 2004. ATA Testing utilized tax loss carryforwards, which were previously provided for, amounting to RMB1,185,570 and RMB957,566, respectively, in the years ended March 31, 2006 and 2007. Management believes that ATA Testing’s cumulative operating losses for the three-year period ended March 31, 2006 constituted significant evidence that deferred income tax assets would not be realizable and this evidence outweighed the Group’s expectations that ATA Testing would generate future taxable income. Therefore, a valuation allowance of RMB2,348,786 has been provided against ATA Testing’s deferred income tax assets as of March 31, 2006. The deferred income tax assets of RMB430,861 recognized on net operating loss generated during the three months ended March 31, 2006 was expected to be recovered within the tax year of 2006, thus no valuation allowance was provided. For the year ended March 31, 2007, management considered the continuous realization of tax loss carryforwards, the marginal cumulative operating losses for the three-year period ended March 31, 2007, the level of non-deductible permanent differences and the Group’s expectations of ATA Testing’s generation of future taxable income, and concluded that ATA Testing’s deferred income tax assets as of March 31, 2007 are more likely than not realizable. Therefore, the Company released the valuation allowance of RMB1,391,220 attributable to ATA Testing’s tax loss carryforwards and recognized an income tax benefit in the consolidated statements of operations. The valuation allowance of RMB57,309 as of March 31, 2007 was provided for the net operating loss carryforwards of ATA Online. Due to the short operating history of ATA Online, management does not believe that its deferred income tax assets are more likely than not realizable and therefore, a full valuation allowance was provided against ATA Online’s deferred income tax assets as of March 31, 2007. The amount of the net deferred income tax assets considered realizable as of March 31, 2007 could be reduced in the near term if estimates of future taxable income are reduced.
(12)     SHARE BASED COMPENSATION

Options granted to officers
          In May 2003, the Company entered into agreements with two executives to grant share options as a reward for their services. The options entitled the executives to purchase up to 1,369,863 common shares at USD0.545 (RMB4.50) per share. The options have a contractual term of 10 years. 50%, 25% and 25% of the options will be vested after the first, second and third anniversary of the date of the grant of the options, respectively. Unvested options expire if the holders cease to be employees of the Group.
          On April 12, 2005, the Board of Directors of the Company resolved to accelerate the vesting of the above mentioned options, which would have fully vested in 2006. The accelerated options resulted in compensation expense of RMB296,115 being recognized in the year ended March 31, 2006.

2005 Share incentive plan
          In April 2005, the Company adopted a share incentive plan (the “Plan”), pursuant to which the Company’s Board of Directors may grant share options to officers, employees, directors and consultants of the Group. The Plan authorizes the Company to grant options to purchase up to 2,894,000 common

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
shares. The Plan expires in ten years. Options awards provide for accelerated vesting if there is a change in control (as defined in the Plan).
          On April 12, 2005, 1,312,600 share options were granted to employees and a consultant at an exercise price of USD2.263 (RMB17.48) per share. 25% of options granted vest on May 1, 2006 and the remaining 75% vest ratably each month over the following 36-month period. The contractual term of these share options is 10 years. Of the 1,312,600 options, 860,800 share options become fully vested to the extent the holders cease to be employees, directors or a consultant of the Group.
          On December 16, 2005, 951,000 share options were granted to employees at an exercise price of USD3.60 (RMB27.80) per share. 25% of options granted vest on January 1, 2007 and the remaining 75% vest ratably each month over the following 36-month period. The contractual term of these options is 10 years.
          On May 26, 2006, 330,400 share options were granted to an officer at an exercise price of USD3.60 (RMB27.80) per share. 25% of options granted vest on May 1, 2007 and the remaining 75% vest ratably each month over the following 36-month period. The contractual term of these options is 10 years.
          On December 27, 2006, 250,000 share options were granted to employees at an exercise price of USD3.60 (RMB27.80) per share. 25% of options granted vest on October 31, 2007 and the remaining 75% vest ratably each month over the following 36-month period. The contractual term of these options is 10 years.
          A summary of all the option activities for the years ended March 31, 2006 and 2007 is presented below:

			Weighted average
	Number	Weighted average	remaining	Aggregated
	of shares	exercise price	contractual term	intrinsic value

		USD
Outstanding at April 1, 2005	1,369,863	0.545
Granted	2,263,600	2.825
Exercised	—	—
Forfeited	(120,000)	3.600
Expired	—	—

Outstanding at March 31, 2006	3,513,463	1.909
Granted	580,400	3.600
Exercised	—	—
Forfeited	(41,000)	3.600
Expired	—	—

Outstanding at March 31, 2007	4,052,863	2.134	7.7 years	USD1,527,397

Fully vested and exercisable as of March 31, 2007	2,694,026	1.512	7.1 years	USD1,527,397

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The following is additional information relating to options outstanding as of March 31, 2007:

Options outstanding as of March 31, 2007			Options exercisable as of March 31, 2007

Number	Exercise price	Remaining	Number	Exercise price	Remaining
of shares	per share	contractual life	of shares	per share	contractual life

	USD			USD
1,369,863	0.545	6.1 years	1,369,863	0.545	6.1 years
1,312,600	2.263	8.0 years	1,077,288	2.263	8.0 years
790,000	3.600	8.7 years	246,875	3.600	8.7 years
330,400	3.600	9.2 years
250,000	3.600	9.7 years

4,052,863	2.134	7.7 years	2,694,026	1.512	7.1 years

          Management determined the estimated fair value of each option award to executives, directors, consultants and employees using the Binomial option-pricing valuation model under the assumptions noted in the following table:

	2005	2005	2006	2006

	April	December	May	December
Expected volatility	64%	60%	57%	56%
Expected dividends	—	—	—	—
Expected life	9.0 years	9.5 years	9.3 years	8.9 years
Risk-free interest rate (per annum)	4.38%	4.45%	5.06%	4.66%
Estimated fair value at grant date of underlying common shares (per share)	USD0.89	USD0.99	USD1.14	USD1.66
          Because the Company does not have an internal market for its shares, the expected volatility was based on the historical volatilities of comparable publicly traded training and testing services companies operating in the United States. The expected term is the period of time the options are expected to be outstanding. Since the share options, once exercised, will primarily trade in the United States capital market and there was no comparable PRC zero coupon rate, the risk-free rate for periods within the contractual life of the option is based on the United States treasury yield curve in effect at the time of grant.
          The estimated fair value of the underlying common shares on the date of grant was determined by management based on valuations conducted by Sallmanns (Far East) Limited, an independent third-party valuation firm, on the Company’s common shares as of the dates of grant, supplemented by the forecasted profitability and cash flows of the Group estimated by the Company.
          The weighted-average grant-date fair value of options granted during the years ended March 31, 2006 and 2007 was USD0.378 (RMB3.095) and USD0.538 (RMB4.258) per share, respectively. The Company recorded share-based compensation expense of RMB4,182,233 and RMB2,497,318 for the years ended March 31, 2006 and 2007, respectively.
          As of March 31, 2007, there was RMB2,614,644 of total unrecognized compensation cost related to non-vested share options. This cost is expected to be recognized over the next 4 years.
(13)     CONVERTIBLE PREFERRED SHARES
          The Company is authorized to issue Series A redeemable convertible preferred shares (“Series A Shares”) and Series A-1 redeemable convertible preferred shares (“Series A-1 Shares”), which both carry

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
the same rights and are designated as the same class of preferred shares. Series A Shares and Series A-1 Shares are referred to collectively as the “Preferred Shares.”
          On January 16, 2005, the Company obtained a bridge loan of USD5,000,000 (RMB41,382,500) from SB Asia Investment Fund II, L.P. (“SAIF”) in contemplation of the issuance of Series A Shares.
          On March 31, 2005, the Company issued 6,628,369 Series A Shares to two investors — SAIF and Winning King Ltd. at USD2.263 (RMB18.730) per share (the “Series A issue price”) for a total cash consideration of USD15,000,000 (RMB124,147,500), including conversion of the bridge loan of USD5,000,000 (RMB41,382,500) and accrued interest of USD50,313 (RMB416,416). The accrued interest was added to the initial carrying amount of the Series A Shares.
          Total direct external incremental costs of issuing the Series A Shares and warrant of RMB6,191,974 were charged against the proceeds of the Series A Shares.
          Prior to March 9, 2006, the Series A Shares were redeemable at the option of the majority of the holders for cash any time after 4 years from the issuance at a redemption price equal to 150% of the Series A issue price, plus accrued but unpaid dividends. Consequently, the Series A Shares were classified outside of permanent equity of the Company at issuance and until March 9, 2006. The accretion to the redemption value was reported as a reduction to earnings to arrive at net loss applicable to common shareholders in the accompanying consolidated statements of operations and amounted to RMB13,889,483 for the year ended March 31, 2006.
          On March 9, 2006, the holders of Series A Shares and warrant waived their rights to redeem the then outstanding Series A and Series A-1 Shares. Upon waiver of the redemption feature, the Company reclassified the carrying amount of the Series A Shares amounting to RMB123,286,791 to shareholders’ equity.
          The significant terms of the Preferred Shares are as follows:

Conversion
          The holders of Preferred Shares have the right to convert all or any portion of their holdings into common shares of the Company at any time. In addition, each Preferred Share will automatically be converted into common share upon vote or written consent of the holders of more than two-thirds of the then outstanding Preferred Shares or the consummation of a Qualified Public Offering, as defined in the preferred share agreement.
          Each Preferred Share is convertible into one common share, subject to a contingent conversion price adjustment if the audited US GAAP consolidated net income of the Group for the year ended December 31, 2005 is less than USD6,000,000 (RMB46,339,200) or the Company does not close or complete a Qualified Public Offering by March 31, 2006. The contingent conversion price adjustment is based on a formula which considers the net income of the Group for the 12 months period ended December 31, 2005 and the valuation of the Company as a result of an initial public offering. As of March 31, 2007, the contingency was not resolved with respect to determining the adjusted conversion price because one of the conditions, the valuation of the Company as a result of an initial public offering, was unknown as of March 31, 2007. Based on the Company’s best estimate of the company value, 4,218,402 common shares would have been issuable, if the contingency (the valuation of the Company as a result of an initial public offering) was resolved on March 31, 2007.
          The Company has determined that there was no beneficial conversion feature attributable to the Preferred Shares at the date of issuance. The contingent conversion price adjustment may provide the holders of the Preferred Shares with a beneficial conversion feature; however, any such beneficial

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
conversion feature relating to the conversion ratio adjustment will be recognized when the contingency is resolved.
          On March 31, 2005, in conjunction with the issuance of Series A Shares, the Company also issued a warrant to SAIF to purchase an aggregate of 883,783 Series A-1 Shares at an exercise price of USD3.3945 (RMB27.2119). The warrant is exercisable until the earlier of: (i) March 31, 2010; or (ii) the date of closing of a qualified initial public offering.
          The warrant permits SAIF to acquire Series A-1 Shares that are redeemable at its option. Therefore, the warrant has been classified separately as a liability (with a corresponding reduction to the carrying amount of the Series A Shares) on the date of issuance at its fair value of RMB5,705,410 (or RMB6.46 per share). The fair value of warrant was determined by first valuing the Company’s enterprise value as a whole and then using a top-down approach to allocate the enterprise’s equity value, probability weighted to reflect the respective contractual provisions of certain capital or equity transactions of the Company, to different classes of equity, including the warrant. The Black-Scholes option-pricing model under certain capital or equity transactions was used to determine the allocation of equity value to the warrant. Subsequent changes to the fair value of the warrant were reported in the consolidated statements of operations. Immediately prior to the elimination of the redemption feature on March 9, 2006, the Company remeasured the warrant to its fair value of RMB5,916,546 with the increase in fair value of RMB211,136 being recognized as loss from revaluation of preferred share warrant in the consolidated statements of operations. The Company then reclassified the preferred shares into shareholders’ equity. The warrant was also reclassified into shareholders’ equity at its fair value of RMB5,916,546.
          The common shares that will be issued upon conversion of the Preferred Shares as of March 31, 2007 would be 7,512,152, which had been reserved by the Company to satisfy the conversion.

Voting Rights
          The holders of the Preferred Shares have voting rights equivalent to the common shareholders on an “if converted” basis.

Dividends
          Prior to March 9, 2006, holders of the Preferred Shares were entitled to receive preferred dividends at an annual rate of 6% of the issue price per annum, out of any funds legally available for this purpose, when and if declared by the Board of Directors of the Company. On March 9, 2006, the holders of Series A Shares and warrant waived their rights to receive dividends prior to any other class or series of shares.

Appointment of Directors
          Two directors shall be elected by the holders of a majority of the Preferred Shares, voting separately as a class.

Liquidation Preference
          Prior to March 9, 2006, in the event of any liquidation event (as defined in the Company’s Articles of Association), the holders of the Preferred Shares were entitled to receive, prior to any distribution to the holders of any other class or series of shares, an amount per share equal to the 150% of Series A issue price of USD2.263 (RMB18.730), as adjusted for any share splits, share dividends and recapitalization, and the amount payable to common shareholders on an as-converted basis. On March 9, 2006, the holders of Series A Shares and warrant waived their rights to receive 150% of original issue price

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
of Series A and Series A-1 preferred shares upon Liquidation events to instead, receive an amount equal to 100% of the original issue price of Series A and Series A-1 preferred shares upon Liquidation events.

Restrictions
          The Company may not undertake any of the following actions without the prior approval of directors nominated by the holders of Preferred Shares:

(i) Undertake merger, amalgamation or consolidation (“Transaction”) of the Company with any person who does not own or control at least a majority of the voting power of the combined entity before the Transaction;

(ii) Sell all or substantially all of the assets of the Company;

(iii) Liquidate, wind up or dissolve the Company;

(iv) Authorize, create or issue shares of any class of shares with rights senior to or in parity with the Preferred Shares;

(v) Reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or in parity with the Preferred Shares; and

(vi) Increase and decrease the number of directors above seven directors.
          On May 1, 2006, SAIF exercised the warrant and purchased 883,783 Series A-1 Shares at USD3.3945 (RMB27.2119) per share. The exercise of the warrant resulted in the issuance of Series A-1 shares at RMB24,049,448 (USD3,000,000).
(14)     COMMON SHARES

Common share warrants granted to third parties
          On May 23, 2003, the Company issued a warrant to the Lender in connection with a debt modification (See Note 7) to purchase 5,479,452 common shares of the Company for RMB19,000,000. The warrant was initially set to expire on May 23, 2005, but was extended on that date to expire at the earlier of: i) 30 days after ATA Testing repays the note payable of RMB19,000,000; or ii) 30 days after the Company completes its initial public offering. The fair value of the warrant granted on May 23, 2003 was determined to be RMB8,651,061, which was the present value of the total forgiven interest payable under the original terms of the note payable. The Company believes that the present value of the forgiven interest based on the contractual interest rate is a more reliable evidence for the fair value of the warrant than any other valuation of the warrant on a stand-alone basis. The value of this warrant has been recognized as additional paid-in capital in connection with the loan modification.
          On May 23, 2005, as a result of a further loan modification and the extension of the warrant’s maturity, the Company re-determined the fair value of the warrant to be RMB22,379,656, based on an independent valuation by Sallmanns (Far East) Limited using the Black-Scholes option pricing model. The fair value of this warrant has been recognized as additional paid-in capital in connection with the second loan modification.
          In June 2006, the Lender exercised the warrant and purchased 5,479,452 common shares at a total price of RMB19,000,000. The excess of the total price over the par value of the common shares of RMB438,564 amounting to RMB18,561,436 was charged against additional paid-in capital.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(15)     COMMITMENTS AND CONTINGENCIES
          The Group entered into non-cancelable operating leases, primarily for office buildings, for initial terms of one to five years, without renewal options.
          Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease, including any periods of free rent.
          Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 31, 2007 are:

Minimum Lease Amount

RMB
Year ended March 31, 2008	4,110,167
Year ended March 31, 2009	4,899,390
Year ended March 31, 2010	4,070,714
Year ended March 31, 2011	1,664,742

14,745,013

          Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the years ended March 31, 2006 and 2007 were RMB3,162,284 and RMB4,259,792, respectively.
(16)     LOSS PER SHARE
          Basic and diluted loss per common share is as follows:

	Year Ended March 31,

	2006	2007

	RMB	RMB
Net loss applicable to common shareholders	35,429,358	16,789,852
Denominator for basic and diluted loss per share:
Weighted average common shares outstanding	16,420,680	20,594,071

Basic and diluted loss per share	2.16	0.82

          The Company’s common equivalent shares for the years ended March 31, 2006 and 2007 consist of 645,033 and 920,119 common shares issuable upon exercise of share options, respectively (using the treasury stock method); 3,436,529 and 1,143,994 common shares issuable upon exercise of warrants, respectively (using the treasury stock method); and 10,846,771 and 11,655,493 common shares issuable upon conversion of Preferred Shares (using the as-converted method), respectively. For the years ended March 31, 2006 and 2007, all common equivalent shares in the diluted loss per share computation were excluded as their effect would be anti-dilutive.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(17)	RELATED PARTY TRANSACTIONS
          The principal related party transactions during the years ended March 31, 2006 and 2007 were as follows:

		Year Ended March 31,

	Note	2006	2007

		RMB	RMB
Loan collection from Yinchuan Holding and Yinchuan Holding’s subsidiary, including interest and business tax	(a)	21,378,898	—
Loans to (collection from) Keying Shiji Co., Ltd. (“Keying”)	(e)	540,000	(540,000)
Loan repaid to Yinchuan Holding	(b)	3,000,000	—
Financing repaid to Yinchuan Holding including accrued interest expenses	(h)	37,630,670	—
Income from assigned interests in service contracts from ATA Jiangsu, net of business tax	(f)	4,373,958	—
Expenses paid by (repaid to) ATA Jiangsu	(g)	43,869	(60,857)
Forgiveness of a liability to ATA Jiangsu	(g)	—	1,480,087
Collection from ATA Jiangsu as a result of the liquidation	(g)	—	29,141
Advances to shareholders and management:
- Operations related	(c)	984,543	2,631,924
- Other	(d)	602,554	1,655,213
Collection of advances to shareholders and management:
- Operations related	(c)	178,296	3,501,960
- Other	(d)	—	4,593,746
Advances from shareholders and management:
- Operations related	(c)	102,772	—
Repayment of advances from shareholders and management:
- Operations related	(c)	67,471	102,776
- Other	(d)	4,081,480	—
          Amounts due from and due to related parties were as follows:

		March 31,

	Note	2006	2007

		RMB	RMB
Current assets:
Due from Keying	(e)	540,000	—
Due from shareholders and management	(c)&(d)	3,828,339	19,770

Total		4,368,339	19,770

Current liabilities:
Due to ATA Jiangsu	(g)	1,540,944	—
Due to shareholders and management	(d)	102,776	—

Total		1,643,720	—

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Notes:

(a)	Yinchuan Holding held 60% of the equity interest of ATA Learning prior to May 9, 2005. Yinchuan Holding and its subsidiary borrowed RMB20,000,000 from ATA Learning in December 2003. The loan was unsecured and interest accrued at bank lending rate prescribed by the PBOC, originally due for collection on December 31, 2004 and was subsequently extended until collected with interest on June 1, 2005.

(b)	In February 2003, ATA Testing borrowed RMB5,000,000 from Yinchuan Holding. The borrowing was unsecured, interest free and repayable on demand. Yinchuan Holding agreed to forgive RMB2,000,000 out of the total loan balance of RMB5,000,000. Such forgiveness was connected to the exercise of call option for RMB30,000,000 by ATA BVI (See (h)). Upon the extinguishment of this obligation, ATA Testing recognized a RMB2,000,000 gain in the consolidated statement of operations for the year ended March 31, 2005. ATA Testing repaid the remaining RMB3,000,000 on June 1, 2005.

(c)	The management and shareholders of the Group received business advances from the Group for the Group’s daily operation purposes. The amounts are unsecured, interest free and repayable on demand. The balances due from management and shareholders were charged in the consolidated statements of operations when expenses were incurred.

(d)	The management and shareholders of the Group periodically provided advances to the Group for working capital purposes or received advances from the Group for their personal use. The amounts are unsecured, interest free and repayable on demand. The balances due to/from management and shareholders were settled periodically and were fully settled as of March 31, 2007.

(e)	Two executive officers of the Group, own 90% and 10% shares, respectively, of Keying. The loans made during the year ended March 31, 2006 were to finance Keying’s working capital and were interest free, unsecured and repayable on demand. Keying repaid the loan in full during the year ended March 31, 2007.

(f)	In March 2002, ATA Testing entered into an agreement with ATA Jiangsu (an affiliate of the Company) to assign ATA Testing’s interests and rights in certain services contracts. ATA Testing collected RMB6,500,000 related to the assignment of these contracts. ATA Testing estimated that these service contracts would generate revenue for 10 years and would provide ongoing technical support during the period of service contracts. As a result, ATA Testing initially deferred the recognition of such revenue and was recognizing the RMB6,500,000 into income ratably over the 10 year period. In December 2005, ATA Jiangsu commenced a voluntary winding up, which was completed in May 2006. Consequently, ATA determined it would no longer be required to provide ongoing technical support. Therefore, ATA Testing recognized the remaining portion of the deferred revenue into income during the year ended March 31, 2006. For the years ended March 31, 2006 and 2007, the Group recognized revenue from assignment of interest in service contracts of RMB4,373,958 and RMBNil, respectively.

(g)	ATA Jiangsu paid certain operating expenses on behalf of ATA Testing. Such expenses were charged into the consolidated statements of operations when incurred. RMB60,857 of March 31, 2006 balance was settled by cash and the remaining balance of RMB1,480,087 was recognized as a gain from the liquidation of ATA Jiangsu’s net assets.

(h)	Upon the formation of ATA Learning in 2003, Yinchuan Holding contributed RMB30,000,000 in cash for a 60% equity ownership interest. ATA BVI was granted a call option that allowed it to acquire Yinchuan Holding’s 60% equity interest for RMB30,000,000, and Yinchuan Holding was granted a put option that, upon exercise, obligated ATA BVI to purchase Yinchuan Holding’s 60% equity interest for RMB30,000,000. Both the call option and put option expired the earlier of (i) the

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

end of the fourth fiscal year end since ATA Learning’s formation or (ii) the point when ATA Learning reaches an accumulative net income of RMB30,000,000. Since ATA BVI was the primary beneficiary of ATA Learning and was consolidating ATA Learning in accordance with FIN 46R, Yinchuan Holding’s RMB30,000,000 cash contribution was accounted for by ATA BVI as a financing arrangement pursuant to the provisions of EITF Issue No. 00-04 “Majority Owner’s Accounting for a Transaction in the Share of a Consolidated Subsidiary and a Derivative Indexed to the Minority Interest in That Subsidiary.” To the extent that the financing was repaid at any time prior to the end of a calendar year (as effected through exercise of the option), Yinchuan Holding was not entitled to receive a pro rata share of ATA Learning’s earnings for that calendar year. On May 9, 2005, ATA BVI exercised the call option to acquire the remaining 60% of the equity interest in ATA Learning from Yinchuan Holding for RMB30,000,000, and the accrued unpaid “interest” of RMB7,630,670 was paid by June 1, 2005. Consequently, upon exercise of the call option in May 2005 that resulted in the repayment of the financing arrangement, no interest expense with respect to this arrangement was recognized for the period from January 2005 to May 2005.

(18)	ATA INC. (“Parent Company”)
          Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries and VIE only out of their retained earnings, if any, as determined in accordance with the PRC accounting standards and regulations. There are no retained earnings available for distribution as of March 31, 2007 as ATA Testing, ATA Learning and ATA Online all recorded accumulated losses in their financial statements prepared in accordance with the PRC accounting standards and regulations.
          In accordance with the relevant laws and regulations for sino-foreign investment enterprises incorporated under the Law of the PRC on Joint Venture Using Chinese and Foreign Investment, ATA Learning is required to make appropriation of net income to general reserve fund, enterprise expansion fund and staff and workers’ welfare and bonus fund (“Funds”) at the discretion of the board of directors. ATA Learning decided not to appropriate after tax income to Funds for the year ended December 31, 2004 (the statutory financial year for all PRC enterprises is from January 1 to December 31). In May 2005, ATA Learning was converted to a wholly-owned foreign enterprise after acquisition of 60% of its equity interest by ATA BVI (See Note 1). Under the PRC Company Law and the Law of the PRC on Enterprises with Wholly Owned Foreign Investment, ATA Testing, ATA Learning and ATA Online are required to allocate at least 10% of their after tax income, after making good of accumulated losses as reported in their PRC statutory financial statements, to the general reserve fund/statutory surplus reserve and have the right to discontinue allocations to the general reserve fund/statutory surplus reserve if the balance of such reserve has reached 50% of their registered capital. These statutory reserves are not available for distribution to the shareholders (except in liquidation) and may not be transferred in the form of loans, advances, or cash dividend.
          No after tax income were appropriated from retained earnings and set aside for these statutory reserves by ATA Testing, ATA Learning and ATA Online on or before March 31, 2007.
          As a result of these PRC laws and regulations, the Group’s PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances, which restricted portion, consisted of paid-up capital, capital surplus and accumulated deficit, amounted to RMB39,833,084 as of March 31, 2007.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The following presents condensed unconsolidated financial information of the Parent Company only.

Condensed Balance Sheets

	March 31,

	2006	2007

	RMB	RMB
Cash	2,281,186	6,640,823
Prepaid expenses and other current assets	101,489	48,380
Investments in subsidiaries and variable interest entity	62,367,930	75,240,501
Deferred initial public offering costs	—	9,462,485

Total assets	64,750,605	91,392,189

Other payables	1,502,207	3,030,352
Guaranteed obligation for losses of subsidiaries and variable interest entity	37,356,647	33,713,172
Shareholders’ equity:
Convertible preferred shares	533,451	604,299
Common shares	1,655,313	2,093,877
Treasury shares	(16,106,940)	(16,106,940)
Additional paid-in capital	158,102,092	203,139,446
Accumulated deficit	(118,292,165)	(135,082,017)
Total shareholders’ equity	25,891,751	54,648,665

Total liabilities and shareholders’ equity	64,750,605	91,392,189

          The Company had no contingent obligations other than guaranteed obligation for losses of subsidiaries and variable interest entity, as discussed above, as of March 31, 2006 and 2007.

Condensed Statements of Operations

	Year Ended March 31,

	2006	2007

	RMB	RMB
General and administrative expenses	(5,921,927)	(16,187,897)
Other expenses	(1,507,890)	(2,922,571)
Interest expenses	(22,713,422)	—
Loss from revaluation of preferred share warrant	(211,136)	—
Interest income	159,929	432,306
Equity in income from subsidiaries and variable interest entity	5,385,347	1,888,310

Net loss	(24,809,099)	(16,789,852)
Accretion of Series A redeemable convertible preferred shares to redemption value	(13,889,483)	—
Foreign currency exchange translation adjustment on Series A redeemable convertible preferred shares	3,269,224	—

Net loss applicable to common shareholders	(35,429,358)	(16,789,852)

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Condensed Statements of Cash Flows

	Year Ended March 31,

	2006	2007

	RMB	RMB
Cash flows from operating activities:
Net loss	(24,809,099)	(16,789,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of loan discount	22,713,422	—
Unrealized foreign currency exchange loss	535,741	1,567,582
Loss on revaluation of preferred share warrant	211,136	—
Share-based compensation	4,182,233	2,497,318
Equity in income of subsidiaries and variable interest entity	(5,385,347)	(1,888,310)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(101,489)	53,109
Other payables	(1,456,563)	85,340

Net cash used in operating activities	(4,109,966)	(14,474,813)

Cash flows from investing activities:
Contribution made to ATA Testing	(19,384,391)	—
Advances to subsidiaries	(26,046,003)	(15,032,756)
Loans to related parties	—	(1,000,000)

Net cash used in investing activities	(45,430,394)	(16,032,756)

Cash flows from financing activities:
Proceeds from issuance of common shares	—	19,000,000
Proceeds from issuance of preferred shares	—	24,049,448
Cash paid to settle a debt from an investor of ATA Learning	(30,000,000)	—
Cash paid for preferred shares and warrants issuance cost	(4,061,003)	—
Cash paid for initial public offering costs	—	(8,019,680)

Net cash (used in) provided by financing activities	(34,061,003)	35,029,768

Effect of foreign exchange rate changes on cash	(73,341)	(162,562)
Net (decrease) increase in cash	(83,674,704)	4,359,637
Cash at beginning of year	85,955,890	2,281,186

Cash at end of year	2,281,186	6,640,823

(19)	SUBSEQUENT EVENTS

(a) Adjustment to the conversion price of Series A Shares
          On July 2, 2007, the Company and the holders of the Series A Shares agreed to adjust the conversion price of Series A Shares to common shares from USD2.263 to USD1.3829 per share according to the mechanism stipulated in the Company’s memorandum and articles of association. Accordingly, on a fully–converted basis, Series A Shares will be converted to 10,846,771 common shares under the adjusted conversion price.

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The Company has also determined that the non-detachable conversion feature had no intrinsic value on July 2, 2007, when the contigency was resolved, as the commitment-date fair value (USD0.89) of the underlying common shares of the Company issuable upon conversion is lower than the adjusted conversion price of Series A Shares. Therefore, no beneficial conversion feature was recognised. The fair value of the underlying common shares of the Company was determined by Sallmanns (Far East) Limited, an independent third-party valuation firm, using an income approach. Since the Company’s capital structure comprised a warrant, common shares and Preferred Shares, the equity value was allocated between each class of equity securities using the option pricing method. The option pricing method treats the warrant, common shares and Preferred Shares as call options on the equity value with exercise prices based on the warrant’s exercise price and liquidation preferences of the Preferred Shares.
          On July 2, 2007, the Company also resolved that the number of common shares, which were reserved for the purpose of issuing upon conversion of the Series A and Series A-1 shares, were adjusted to 11,730,554.

(b) Grant of stock options
          On October 1, 2007, the Group’s board of directors approved the grant of 391,800 options to purchase common shares at an exercise price of USD3.60 per common share. 25% of the options granted vest on January 1, 2008 and the remaining 75% vest ratably at the end of each month over the following 30-month period. The contractual term of these options is 10 years. Based on the preliminary valuation performed by Sallmanns (Far East) Limited, an independent valuation firm, the grant-date fair value of the 391,800 options is estimated at approximately RMB18,500,000 (unaudited). Sallmanns (Far East) Limited used the binomial option pricing model. The assumptions used in determining the fair value of the options were as follows: expected volatility of 43%, expected dividend rate of 0%, expected life of 1.8 years, risk-free interest rate of 4.56% per annum, and estimated fair market value of underlying shares of USD9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability)(Unaudited).

(c) Acquisition of equity interests in Beijing Jindixin Software Technology Company Limited (“Beijing Jindixin”) and JDX Holdings Limited
          On October 15, 2007, the Company entered into definitive agreements to purchase the entire equity interests of Beijing Jindixin and JDX Holdings Limited for total cash consideration of RMB10 million. Beijing Jindixin is a PRC incorporated entity primarily engaged in the development and marketing of software for computer-based tests. JDX Holdings Limited is a British Virgin Islands incorporated entity established by the equity holders of Beijing Jindixin to receive permanent and exclusive licensing rights for the use of technology owned by Beijing Jindixin. On October 15, 2007, a deposit of RMB2 million in the aggregate was made to the sellers with the remainder of the consideration due upon closing. The transaction is expected to close within 90 days of the date of the agreements, subject to satisfaction of customary closing conditions. In conjunction with the acquisition, the Company also issued to certain of the sellers warrants for the purchase of an aggregate of 126,803 of the Company’s common shares at a strike price of USD5.25 per share, which warrants are exercisable upon the closing of the transaction and expire on January 13, 2008. On the date of issuance, the estimated intrinsic value of the warrants granted to certain of the sellers approximated RMB 4.1 million (USD0.5 million) based on the estimated fair market value of underlying shares of USD9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability).
          The acquisition of the equity interest of Beijing Jindixin and JDX Holdings Limited will be accounted for in accordance with SFAS No. 141, “Business Combinations.” The results of Beijing Jindixin

ATA INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
and JDX Holdings Limited will be included in the consolidated results and financial position of the Group for the periods subsequent to the consummation of the acquisition.
          This acquisition is being made to expand the Group’s business by allowing the Group to market test delivery services to test sponsors that are using test and content management software developed by Beijing Jindixin, expand our scope of services to test sponsors that wish to outsource their test management systems, and leverage the relationship developed by the management of Beijing Jindixin with test sponsors.

(d) Extension of warrants
          In connection with the warrants issued related to the acquisition of JDX Holding Limited as disclosed in Note 19(c) above, on January 5, 2008, the expiration date of the warrants was extended to April 30, 2008.

(20)	PRO FORMA LOSS PER SHARE (UNAUDITED)
          If the Company completes an initial public offering under the terms presently anticipated, all of the Preferred Shares will be converted to 11,730,554 common shares immediately prior to the completion of the offering. The pro forma basic loss per share data gives full effect as if the conversion of the Preferred Shares had taken place on April 1, 2006 to reflect the pro forma presentation for the year ended March 31, 2007.
          Securities that could potentially dilute pro forma basic loss per share include share options. The computation of pro forma diluted loss per share for the year ended March 31, 2007, did not assume exercise of share options because their effect would all be anti-dilutive.
          The pro forma basic and diluted loss per share has been calculated as follows:

Year Ended
March 31, 2007

RMB
Net loss applicable to common shareholders as reported	16,789,852
Denominator for basic loss per share:
Weighted average common share outstanding	20,594,071
Conversion of Preferred Shares	11,730,554

32,324,625

Pro forma basic and diluted loss per share	0.52

ATA INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

		March 31,	September 30,	September 30,
	Note	2007	2007	2007

				(Note 1)
		RMB	RMB	USD
ASSETS
Current assets:
Cash		45,019,114	52,567,487	7,015,733
Accounts receivable, net	(3)	16,977,651	29,611,903	3,952,048
Due from related parties		19,770	—	—
Inventories		2,405,912	2,435,439	325,037
Prepaid expenses and other current assets		12,233,295	13,129,413	1,752,271

Total current assets		76,655,742	97,744,242	13,045,089

Investment in an affiliate	(4)	3,162,548	—	—
Property and equipment, net	(5)	7,543,184	8,641,821	1,153,350
Goodwill		6,880,123	6,880,123	918,231
Deferred initial public offering costs		9,462,485	12,777,888	1,716,850
Other assets		4,461,368	4,990,251	654,512

Total assets		108,165,450	131,034,325	17,488,032

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		5,546,140	4,297,789	573,589
Accrued expenses and other payables	(6)	13,732,392	27,782,741	3,707,925
Deferred revenues		26,341,019	27,177,105	3,627,096

Total current liabilities		45,619,551	59,257,635	7,908,610

Deferred revenues		7,897,234	7,547,070	1,007,243

Total liabilities		53,516,785	66,804,705	8,915,853

Shareholders’ equity:
Convertible preferred shares: USD0.01 par value; 10,000,000 shares authorized, including:	(10)
Series A preferred shares:
6,628,369 issued USD15,000,000 liquidation value		533,451	533,451	71,195
Series A-1 preferred shares:
883,783 issued USD3,000,000 liquidation value		70,848	70,848	9,456
Common shares:
USD0.01 par value 40,000,000 shares authorized 25,479,452 shares issued		2,093,877	2,093,877	279,452
Treasury shares — 3,579,320 common shares, at cost		(16,106,940)	(16,106,940)	(2,149,656)
Additional paid-in capital	(9)	203,139,446	204,190,236	27,251,526
Accumulated deficit		(135,082,017)	(126,551,852)	(16,889,794)

Total shareholders’ equity		54,648,665	64,229,620	8,572,179

Commitments and contingencies	(11)
Total liabilities and shareholders’ equity		108,165,450	131,034,325	17,488,032

See the accompanying notes to unaudited condensed consolidated financial statements.

ATA INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		Six-month Period Ended September 30,

	Note	2006	2007	2007

				(Note 1)
		RMB	RMB	USD
Net revenues	(7)	32,368,428	76,248,429	10,176,226
Cost of revenues		18,750,871	32,777,269	4,374,502

Gross profit		13,617,557	43,471,160	5,801,724
Operating expenses:
Research and development		4,017,439	5,286,358	705,525
Sales and marketing		10,842,730	12,094,238	1,614,115
General and administrative		12,316,047	17,354,747	2,316,189

Total operating expenses		27,176,216	34,735,343	4,635,829

Income (loss) from operations		(13,558,659)	8,735,817	1,165,895
Equity in net loss of an affiliate	(4)	(320,515)	—	—
Gain from sale of an affiliate	(4)	—	2,837,451	378,690
Gains from liquidation of an affiliate	(4)	1,509,228	988,133	131,878
Interest income		349,157	270,097	36,048
Foreign currency exchange losses, net		(519,235)	(186,299)	(24,864)

Income (loss) before income taxes		(12,540,024)	12,645,199	1,687,647
Income tax benefit (expense)	(8)	683,128	(4,115,034)	(549,199)

Net income (loss)		(11,856,896)	8,530,165	1,138,448

Basic earnings (loss) per common share	(12)	(0.61)	0.39	0.05
Diluted earnings (loss) per common share	(12)	(0.61)	0.23	0.03
Proforma basic earnings per common share	(14)		0.25	0.03
Proforma diluted earnings per common share	(14)		0.23	0.03
See the accompanying notes to unaudited condensed consolidated financial statements.

ATA INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Convertible Preferred Shares				Common Shares

	Number of		Number of		Number			Additional		Total
	Series A		Series A-1		of		Treasury	Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Capital	Deficit	Equity

		RMB		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of March 31, 2007	6,628,369	533,451	883,783	70,848	25,479,452	2,093,877	(16,106,940)	203,139,446	(135,082,017)	54,648,665
Share option expense (See Note 9)	—	—	—	—	—	—	—	1,050,790	—	1,050,790
Net income	—	—	—	—	—	—	—	—	8,530,165	8,530,165

Balance as of September 30, 2007	6,628,369	533,451	883,783	70,848	25,479,452	2,093,877	(16,106,940)	204,190,236	(126,551,852)	64,229,620

Balance as of September 30, 2007 — USD (See Note 1)		71,195		9,456		279,452	(2,149,656)	27,251,526	(16,889,794)	8,572,179

See the accompanying notes to unaudited condensed consolidated financial statements.

ATA INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six-month Period Ended September 30,

	2006	2007	2007

			(Note 1)
	RMB	RMB	USD
Cash flows from operating activities:
Net income (loss)	(11,856,896)	8,530,165	1,138,448
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net loss of an affiliate	320,515	—	—
Gain from liquidation of an affiliate	(1,509,228)	(988,133)	(131,878)
Gain from sale of an affiliate	—	(2,837,451)	(378,690)
Unrealized foreign currency exchange loss	460,521	163,175	21,778
Bad debt expense	44,984	467,997	62,460
Inventory write-down	—	17,437	2,327
Depreciation and amortization	737,714	1,216,059	162,297
Gain from disposal of property and equipment	—	(150,841)	(20,131)
Share-based compensation	1,239,532	1,050,790	140,240
Deferred income tax expense (benefit)	(683,128)	2,216,293	295,790
Changes in operating assets and liabilities:
Accounts receivable	(3,598,947)	(13,102,249)	(1,748,645)
Due from related parties	(637,404)	19,770	2,639
Inventories	(421,761)	(46,964)	(6,268)
Prepaid expenses and other current assets	(795,628)	(2,990,091)	(399,062)
Other assets	447,542	(309,701)	(41,333)
Accounts payable	3,688,494	(1,248,351)	(166,607)
Due to related parties	(163,633)	—	—
Accrued expenses and other payables	484,158	13,563,831	1,810,247
Deferred revenues	(11,267,571)	485,922	64,852

Net cash provided by (used in) operating activities	(23,510,736)	6,057,658	808,464

Cash flows from investing activities:
Capital expenditures	(3,348,028)	(2,558,407)	(341,449)
Proceeds from disposal of property and equipment	—	53,050	7,080
Deposit from sale of an affiliate	2,000,000	4,000,000	533,846
Proceeds from liquidation of an affiliate	29,141	988,133	131,878
Proceeds from disposal of an affiliate	250,000	—	—
Advances and loans to related parties	(1,571,850)	—	—
Collection of advances and loans to related parties	2,354,450	—	—

Net cash provided by (used in) investing activities	(286,287)	2,482,776	331,355

Cash flows from financing activities:
Proceeds from issuance of common shares	19,000,000	—	—
Proceeds from issuance of preferred shares	24,049,448	—	—
Cash paid for initial public offering costs	(2,138,542)	(828,886)	(110,624)
Repayment of note payable	(19,000,000)	—	—

Net cash provided by (used in) financing activities	21,910,906	(828,886)	(110,624)

Effect of foreign exchange rate changes on cash	(460,521)	(163,175)	(21,778)
Net increase in cash	(2,346,638)	7,548,373	1,007,417
Cash at beginning of period	44,624,314	45,019,114	6,008,316

Cash at end of period	42,277,676	52,567,487	7,015,733

Supplemental disclosures of cash flow information:
Cash paid for income tax	—	12,543	1,674

Non-cash investing and financing activities:
Forgiven liability due to ATA Jiangsu	1,480,087	—	—

Deferred initial public offering costs included in accrued expenses	5,294,839	3,315,403	442,479

See the accompanying notes to unaudited condensed consolidated financial statements.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION, DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT CONCETRATIONS OF RISK

Organization and Description of Business
          The accompanying unaudited condensed consolidated financial statements include the financial statements of ATA Inc. (the “Company”), its subsidiaries, ATA Testing Authority (Holdings) Limited (“ATA BVI”), ATA Testing Authority (Beijing) Limited (“ATA Testing”) and ATA Learning (Beijing) Inc. (“ATA Learning”), and a consolidated variable interest entity (“VIE”), ATA Online (Beijing) Education Technology Limited (“ATA Online”). The Company, its consolidated subsidiaries and consolidated VIE are collectively referred to as the “Group.” The Group is a provider of computer-based testing services, test-based educational services, test preparation solutions and other related services in the People’s Republic of China (the “PRC”).

Basis of Presentation
          The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted under the rules and regulations of the U.S. Securities and Exchange Commission. The March 31, 2007 condensed consolidated balance sheet was derived from the audited financial statements of the Group. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements and the notes thereto for the years ended March 31, 2006 and 2007.
          In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of September 30, 2007, and the results of operations and cash flows for the six-month periods ended September 30, 2006 and 2007, have been made.
          The preparation of financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the fair value of share-based payments, expected service period for course programs, expected licensing period for perpetual ATA Test centers, collectibility of accounts receivable, realization of deferred income tax assets, useful lives and residual values of long-lived assets, recovery of the carrying values of long-lived assets and goodwill, and the fair values of financial and certain equity instruments. Actual results could differ from those estimates.
          The Group has experienced, and expects to continue to experience, seasonal fluctuations in revenue, primarily due to the seasonal changes in student enrollments and completion of examinations by test takers. Consequently, the Group’s financial position, operating results, cash flows and trends in these unaudited condensed consolidated financial statements are not necessarily indicative of future results that may be expected for any other interim period or for the full year.
          For the convenience of readers, certain Renmibi (“RMB”) amounts as of and for the six-month period ended September 30, 2007 included in the accompanying unaudited condensed consolidated financial statements have been translated into United States dollars (“USD”) at the rate of USD1.00 = RMB7.4928, being the noon buying rate of USD in effect on September 28, 2007 in the City of New York for cable transfer in RMB per USD as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into USD at that rate or at any other certain rate on September 28, 2007.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Significant Concentrations and Risks
          The success of the Group’s business going forward will rely in large part on its ability to continue to obtain business from its existing clients and maintain its relationships with key Chinese governmental agencies. The Group’s success will depend to a large extent on its ability to convince its clients that the Group’s technologies and services are valuable and that it is more cost-effective for those clients to utilize the Group’s services than for them to develop similar services in-house. RMB19.3 million and RMB16.4 million, representing 59.6% and 20.6%, of its total net revenues for the six months ended September 30, 2006 and 2007, respectively, were generated from licensing and service fees from Chinese governmental agencies and educational institutions controlled by the PRC government. Demand and ability to pay for the Group’s products and services by these agencies and institutions are affected by government budgetary cycles, funding availability and government policies. Funding reductions, reallocations or delays could adversely impact demand for the Group’s products and services or reduce the fees the Group’s clients are willing to pay for such products and services. The Chinese markets for testing services, test-based educational services and test preparation solutions are still emerging and evolving rapidly.
          In November 2006, the Group launched sales of its NTET Tutorial Platform. NTET revenue of RMB20 million accounted for 26.3% of the Group’s total net revenues for the six-month period ended September 30, 2007.
          Net revenues to clients which individually exceeded 10% of the Group’s net revenue are as follows:

	Six-month Period Ended September 30,

	2006		2007

	RMB	%	RMB	%
PRC Ministry of Labor	5,539,637	17.1%	6,455,167	8.5%
China Banking Association	—	0%	14,860,585	19.5%
Chengdu Shiguang Co., Ltd. (NTET distributor)	—	0%	8,205,128	10.8%
          No other client accounted for 10% or more of the Group’s total net revenues for the six-month periods ended September 30, 2006 and 2007.
          Accounts receivable from clients which individually exceeded 10% of the Group’s accounts receivable are as follow:

	March 31, 2007		September 30, 2007

	RMB	%	RMB	%
Hefei Huaxing Co., Ltd. (NTET distributor)	—	0%	8,400,000	28.4%
Chengdu Shiguang Co., Ltd. (NTET distributor)	—	0%	6,000,000	20.3%
          No other client accounted for 10% or more of the Group’s accounts receivable as of March 31 or September 30, 2007.
          As of March 31 and September 30, 2007, RMB38,320,167 and RMB38,282,203, respectively, in cash was held in major financial institutions located in the PRC, and cash of RMB6,640,823 and RMB14,138,071, respectively, was held in major financial institutions located in the Hong Kong Special Administration Region. Management believes that these major financial institutions are of high credit quality. Cash denominated in currencies other than RMB is subject to foreign currency risk due to the appreciation or depreciation of RMB under the current exchange rate regime in the PRC.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The Group does not have concentrations of available sources of labor, services, franchises or other rights that could, if suddenly eliminated, severely impact its operations.

(2)	RECENTLY ISSUED ACCOUNTING STANDARDS
          In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which, among other things, requires applying a “more likely than not” threshold to the recognition and derecognizing of tax positions. The Group’s adoption of FIN 48 as of April 1, 2007 did not have any effect on its financial position or results of operations. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations. No interest or penalties have been accrued at the date of adoption. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion.
          In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the fair value measurements. The provisions of SFAS No. 157 will be effective for the Group on April 1, 2008. Although the Group will continue to evaluate the impact of adopting SFAS No. 157 on the consolidated financial statements, management does not currently expect its adoption will have a material transition effect on the consolidated financial statements.
          In November 2006, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 06-6, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”), which applies to modifications and exchanges of debt instruments that (a) either add or eliminate an embedded conversion option or (b) affect the fair value of an existing embedded conversion option. The Group’s adoption of EITF 06-6 as of April 1, 2007 did not have any effect on its financial position or results of operations.
          In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The provisions of SFAS No. 159 will be effective for the Group on April 1, 2008. Management is currently evaluating whether to elect the fair value option as permitted under SFAS No. 159.

(3)	ACCOUNTS RECEIVABLE, NET
          Accounts receivable, net is summarized as follows:

	March 31,	September 30,
	2007	2007

	RMB	RMB
Accounts receivable	19,417,802	32,400,291
Less: Allowance for doubtful accounts	(2,440,151)	(2,788,388)

Accounts receivable, net	16,977,651	29,611,903

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
          As of March 31 and September 30, 2007, accounts receivable of RMB9,427,729 and RMB2,676,616 respectively, represented amounts that the Group had the right to bill according to the contract terms, primarily relating to degree major course programs, but related revenue was not recognized until earned.
          The activity in the allowance for doubtful accounts for accounts receivable for the six-month periods ended September 30, 2006 and 2007 were as follows:

	Six-month Period Ended
	September 30,

	2006	2007

	RMB	RMB
Beginning allowance for doubtful accounts	1,940,422	2,440,151
Additions charged to bad debt expense	44,984	467,997
Write-off of accounts receivable	—	(119,760)

Ending allowance for doubtful accounts	1,985,406	2,788,388

(4)	INVESTMENTS IN AFFILIATES
          The Group’s investments in affiliated companies which are all non-listed PRC companies were as follows:

		Percentage of
		Equity Held

	Form of Business	March 31,	September 30,
Name of Company	Structure	2007	2007	Principal Activities

		%	%
Jiangsu ATA Software Co., Ltd. (“ATA Jiangsu”)	Limited liability	—	—	Computer-based testing service
Xiamen Wendu Software Education Investment (“Wendu Education”)	Limited liability	40	—	Investment in software related education industry
          ATA Jiangsu had incurred substantial operating losses and as of March 31, 2003, the Group’s carrying amount in that investment was reduced to zero. The Group suspended the application of the equity method of accounting since that time. As a result of the completion of ATA Jiangsu’s liquidation on May 10, 2006, the Group recognized a gain of RMB1,509,228, including RMB29,141 cash collection and RMB1,480,087 forgiveness of a liability. In April 2007, the Group received liquidation proceeds of RMB988,133 in cash from ATA Jiangsu’s major shareholder which was recognized as a gain upon receipt.
          In April 2005, ATA Learning, with other unrelated investors, established Wendu Education. ATA Learning contributed cash in the amount of RMB4,000,000 in exchange for a 40% equity ownership interest. In June 2006, ATA Learning resolved to sell its equity interest of Wendu Education for RMB6,000,000 to an unrelated buyer. On September 22, 2006, a deposit of RMB2,000,000 was received but the sale of Wendu Education had not been consummated as of March 31, 2007. In April 2007, the remaining balance of RMB4,000,000 was collected. On August 26, 2007, upon the approval of the shareholders of Wendu Education the sale was consummated and ATA Learning recognized a gain of RMB 2,837,451 on the sale of Wendu Education.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(5)	PROPERTY AND EQUIPMENT, NET
          Property and equipment, net consist of the following:

	March 31,	September 30,
	2007	2007

	RMB	RMB
Computer equipment	9,345,563	9,641,050
Furniture, fixtures and office equipment	409,134	270,160
Software	993,501	993,501
Motor vehicles	992,931	694,211
Leasehold improvements	2,478,169	2,478,169

	14,219,298	14,077,091
Less: Accumulated depreciation and amortization	(6,676,114)	(5,435,270)

Property and equipment, net	7,543,184	8,641,821

(6)	ACCRUED EXPENSES AND OTHER PAYABLES
          Accrued expenses and other payables consist of the following:

	March 31,	September 30,
	2007	2007

	RMB	RMB
Accrued payroll and welfare	2,786,524	2,274,816
Accrued fees for professional services	1,498,273	5,342,312
Accrued initial public offering costs	1,442,805	3,929,322
Business and other taxes payable	2,296,018	3,375,323
Value added tax payable	1,888,356	5,165,912
Income taxes payable	26,187	1,912,385
Deposits due to customers	—	3,123,184
Deposit received toward the sale of Wendu Education (see Note 4)	2,000,000	—
Other current liabilities	1,794,229	2,659,487

Total accrued expenses and other payables	13,732,392	27,782,741

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(7)	NET REVENUES
          Components of net revenues for the six month periods ended September 30, 2007 and 2006 were as follows:

	Six-month Period
	Ended September 30,

	2006	2007

	RMB	RMB
Testing services	10,622,263	29,471,779
Test based educational services	18,748,427	20,891,624
Test preparation solutions	5,000	21,632,092
Other revenue	2,992,738	4,252,934

Total revenues, net	32,368,428	76,248,429

(8)	INCOME TAXES
          The income tax expense (benefit) recognized in the interim condensed consolidated statements of operations consists of the following:

	Six-month Period
	Ended September 30,

	2006	2007

	RMB	RMB
Current income tax expense	—	1,898,741
Deferred income tax expense (benefit)	(683,128)	2,216,293

Total income tax expense (benefit)	(683,128)	4,115,034

          The actual income tax expense (benefit) as reported in the consolidated statements of operations differs from the amounts computed by applying the PRC foreign enterprise income tax rate of 33% to pretax income (loss) as a result of the following:

	Six-month Period
	Ended September 30,

	2006	2007

	RMB	RMB
Computed “expected” income tax expense (benefit)	(4,138,208)	4,172,915
Increase in valuation allowance	4,177	403,713
Tax holiday	182,622	230,941
Preferential tax rate	1,065,766	(3,981,866)
Foreign tax differential	2,108,912	3,006,903
Deductible software amortization	(165,000)	(165,000)
Non-deductible entertainment expenses	407,763	158,744
Non-deductible bad debt and inventory write-offs	14,845	160,193
Non-deductible value added tax late payment surcharge	—	76,730
Taxable inter-company licensing fees	334,041	377,845
Non-taxable equity income in affiliates	(498,046)	(326,084)

Actual income tax expense (benefit)	(683,128)	4,115,034

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The PRC statutory rate has been used since substantially all of the Group’s operations, taxable income and income tax expense are generated in the PRC.
          The Group’s tax holiday increased the actual income tax benefit by RMB182,622 and decreased the actual income tax expense by RMB230,941 for the six-month periods ended September 30, 2006 and 2007, respectively. Basic (loss) earnings per common share effect of the tax holiday for the six-month periods ended September 30, 2006 and 2007 were RMB0.009 and RMB0.011, respectively. Diluted (loss) earnings per common share effect of tax holiday for the six-month periods ended September 30, 2006 and 2007 were RMB0.009 and RMB0.006, respectively.

(9)	SHARE BASED COMPENSATION
          A summary of all the options activities for the six-month period ended September 30, 2007 is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining	Aggregate
	Stock Options	Exercise Price	Contractual Term	Intrinsic Value

Outstanding as of March 31, 2007	4,052,863	2.134
Granted	—	—
Exercised	—	—
Forfeited or expired	(5,000)	3.600

Outstanding as of September 30, 2007	4,047,863	2.133	7.2 years	USD29,903,227

Exercisable as of September 30, 2007	2,964,080	1.751	6.8 years	USD23,248,124

          The Group recorded share-based compensation expense of RMB1,239,532 and RMB1,050,790 for the six-month periods ended September 30, 2006 and 2007, respectively.
          As of September 30, 2007, there was RMB1,588,815 of total unrecognized compensation cost related to non-vested share options. This cost is expected to be recognized over the next 4 years.

(10)	CONVERTIBLE PREFERRED SHARES
          On July 2, 2007, the Company and the holders of the Series A Shares agreed to adjust the conversion price of Series A Shares to common shares from USD2.263 to USD1.3829 per share according to the mechanism stipulated in the Company’s memorandum and articles of association. Accordingly, on a fully-converted basis, Series A Shares will be converted to 10,846,771 common shares under the adjusted conversion price.
          The company has also determined that the non-detachable conversion feature had no intrinsic value on July 2, 2007, when the contingency was resolved, as the commitment-date fair value (USD0.89) of the underlying common shares of the Company issuable upon conversion is lower than the adjusted conversion price of Series A Shares. Therefore, no beneficial conversion feature was recognized. The fair value of the underlying common shares of the Company was determined by Sallmanns (Far East) Limited, an independent third-party valuation firm, using an income approach. Since the Company’s capital structure comprised a warrant, common shares and Convertible Preferred Shares, the equity value was allocated between each class of equity securities using the option pricing method. The option pricing

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
method treats the warrant, common shares and Convertible Preferred Shares as call options on the equity value with exercise prices based on the warrant’s exercise price and liquidation preferences of the Convertible Preferred Shares.
          On July 2, 2007, the Company also resolved that the number of common shares, which were reserved for the purpose of issuing upon conversion of the Series A and Series A-1 shares, were adjusted to 11,730,554.

(11)	COMMITMENTS AND CONTINGENCIES

Lease Commitments
          The Group entered into non-cancelable operating leases, primarily for office buildings, for initial terms of one to five years, without renewal options.
          Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease, including any periods of free rent.
          Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 2007 are:

Minimum
Lease Amount

RMB
From October 1, 2007 to March 31, 2008	2,288,513
Year ended March 31, 2009	4,899,390
Year ended March 31, 2010	4,070,714
Year ended March 31, 2011	1,664,742

12,923,359

          Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the six-month periods ended September 30, 2006 and 2007 was RMB2,113,427 and RMB2,427,703, respectively.

Other Commitments
          In August 2007, the Company entered into a cooperation agreement with Tsinghua University to develop IT degree major course programs to be taught at post-secondary educational institutions incorporating course content developed by Tsinghua University. Under the agreement, which expires on October 14, 2010, the Company is obligated to pay Tsinghua University at least RMB15.0 million in license fees by the end of the contract, of which RMB5.0 million was payable prior to October 31, 2007. The license fees are paid to Tsinghua University quarterly based on actual usage.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(12)	EARNINGS (LOSS) PER COMMON SHARE
          Basic and diluted earnings (loss) per common share has been calculated as follows:

	Six-month Period
	Ended September 30,

	2006	2007

	RMB	RMB
Net income (loss) available (applicable) to common shareholders	(11,856,896)	8,530,165
Denominator for basic and diluted earnings (loss) per common share:
Weighted average common shares outstanding	19,343,054	21,900,132

Plus weighted average issuable option shares	—	3,118,875
Plus weighted average issuable warrants	—	516,576
Plus convertible preferred shares outstanding	—	11,730,554

Weighted average common shares outstanding used in computing diluted earnings (loss) per common share	19,343,054	37,266,137

Basic earnings (loss) per common share	(0.61)	0.39

Diluted earnings (loss) per common share	(0.61)	0.23

          The Company’s dilutive common equivalent shares for the six-month periods ended September 30, 2006 and 2007 consist of 920,119 and 3,118,875 common shares issuable upon exercise of outstanding share options, respectively (using the treasury stock method); 2,294,549 and 516,576 common shares issuable upon exercise of warrants, respectively (using the treasury stock method), and 11,593,077 and 11,730,554 common shares issuable upon the conversion of the convertible preferred shares, respectively (using the as-converted method). These potentially dilutive securities were not included in the calculation of dilutive loss per share for the period ended September 30, 2006 due to their anti-dilutive effect.

(13)	SUBSEQUENT EVENTS

(a)	Grant of stock options
          On October 1, 2007, the Group’s board of directors approved the grant of 391,800 options to purchase common shares at an exercise price of USD3.60 per common share. 25% of the options granted vest on January 1, 2008 and the remaining 75% vest ratably at the end of each month over the following 30-month period. The contractual term of these options is 10 years. Based on the preliminary results of Sallmanns (Far East) Limited, an independent third party valuation firm using the binomial option pricing model, the grant-date fair value of the 391,800 options is estimated at approximately RMB18,500,000. The assumptions used in determining the fair value of the options were as follows: expected volatility of 43%, expected dividend rate of 0%, expected life of 1.8 years, risk-free interest rate of 4.56% per annum, and estimated fair market value of underlying shares of USD9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b)	Acquisition of equity interests in Beijing Jindixin Software Technology Company Limited (“Beijing Jindixin”) and JDX Holdings Limited
          On October 15, 2007, the Company entered into definitive agreements to purchase the entire equity interests of Beijing Jindixin and JDX Holdings Limited for total cash consideration of RMB10 million. Beijing Jindixin is a PRC incorporated entity primarily engaged in the development and marketing of software for computer-based tests. JDX Holdings Limited is a British Virgin Islands incorporated entity established by the equity holders of Beijing Jindixin to receive permanent and exclusive licensing rights for the use of technology owned by Beijing Jindixin. On October 15, 2007, a deposit of RMB2 million in the aggregate was made to the sellers with the remainder of the consideration due upon closing. The transaction is expected to close within 90 days of the date of the agreements, subject to satisfaction of customary closing conditions. In conjunction with the acquisition, the Company also issued to certain of the sellers warrants for the purchase of an aggregate of 126,803 shares of the Company’s common stock at a strike price of USD5.25 per share, which warrants are exercisable upon the closing of the transaction and expire on January 13, 2008. On the date of issuance, the estimated intrinsic value of the warrants granted to certain of the sellers approximated RMB4.1 million (USD0.5 million) based on the estimated fair market value of underlying shares of USD9.52 (the mid-point of the estimated range of the initial public offering price of this offering after a discount of 9.16% to account for inherent business risk and lack of marketability). On January 5, 2008, the expiration date of the warrants was extended to April 30, 2008.
          The acquisition of the equity interest of Beijing Jindixin and JDX Holdings Limited will be accounted for in accordance with SFAS No. 141,“Business Combinations.” The results of Beijing Jindixin and JDX Holdings Limited will be included in the consolidated operating results and financial position of the Group for the periods subsequent to the consummation of the acquisition.
          This acquisition is being made to expand the Group’s business by allowing the Group to market test delivery services to test sponsors that are using test and content management software developed by Beijing Jindixin, expand its scope of services to test sponsors that wish to outsource their test management systems, and leverage the relationship developed by the management of Beijing Jindixin with test sponsors.

(14)	PRO FORMA EARNINGS PER COMMON SHARE
          If the Company completes an initial public offering under the terms presently anticipated, all of the Convertible Preferred Shares will be converted to 11,730,554 common shares immediately prior to the completion of the offering. The pro forma basic earnings per share data gives full effect as if the conversion of the Preferred Shares had taken place on April 1, 2007 to reflect the pro forma presentation for the six-month period ended September 30, 2007.
          Securities that could potentially dilute pro forma basic earnings per share include share options and warrants.

ATA INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
          The pro forma basic and diluted earnings per common share has been calculated as follows:

Six-month Period
Ended September 30, 2007

RMB
Net income applicable to common shareholders as reported	8,530,165
Denominator for pro forma basic earnings per common share:
Weighted average common shares outstanding	21,900,132
Conversion of Preferred Shares	11,730,554

Computing pro forma basic earnings per share	33,630,686

Denominator for pro forma diluted earnings per common share:
Plus weighted average issuable option shares	3,118,875
Plus weighted average issuable warrants	516,576

Computing pro forma diluted earnings per common share	37,266,137

Pro forma basic earnings per common share	0.25

Pro forma diluted earnings per common share	0.23

4,874,012 American Depositary Shares
ATA Inc.
Representing 9,748,024 Common shares

PROSPECTUS

Merrill Lynch & Co.
Piper Jaffray
Susquehanna Financial Group, LLLP
                    , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers
          Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Item 7.	Recent Sales of Unregistered Securities
          During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Number of
		Number of Securities Originally	Common Shares
Purchaser	Date of Issuance	Issued	as Converted(1)	Consideration

Kevin Xiaofeng Ma	March 31, 2005	8,246,808 common shares	N/A	None (result of share split, share dividend, and compensation for prior services)
Walter Lin Wang	March 31, 2005	4,086,936 common shares	N/A	None (result of share split and share dividend)
Ming Guo	March 31, 2005	3,601,840 common shares	N/A	None (result of share split and share dividend)
Zhenxiu Zheng.	March 31, 2005	485,096 common shares	N/A	None (result of share split and share dividend)
SB Asia Investment Fund II, L.P.	March 31, 2005	6,186,478 Series A Convertible Preferred Shares	6,186,478	$2.2630 per share
	May 1, 2006	883,783 Series A-1 Convertible Preferred Shares	883,783	$3.3945 per share
Winning King Ltd.	March 31, 2005	441,897 Series A Convertible Preferred Shares	441,897	$2.2630 per share
Lijun Mai	June 26, 2006	5,479,452 common shares	N/A	RMB19,000,000 ($2.54 million)
Certain Directors, Officers, and Employees.	April 12, 2005	Options to purchase a total of 1,312,600 common shares	N/A	N/A
	December 16, 2005	Options to purchase a total of 951,000 common shares	N/A	N/A
	May 8, 2006	Options to purchase a total of 330,400 common shares	N/A	N/A
	December 27, 2006	Options to purchase a total of 250,000 common shares	N/A	N/A
	October 1, 2007	Options to purchase a total of 391,800 common shares	N/A	N/A
Yong Chai	October 15, 2007	Warrants to purchase 45,655 common shares	N/A	Selling of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited to us
Xia Li	October 15, 2007	Warrants to purchase 20,287 common shares	N/A	Selling of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited to us

Number of
		Number of Securities Originally	Common Shares
Purchaser	Date of Issuance	Issued	as Converted(1)	Consideration

Zhenghong Chen	October 15, 2007	Warrants to purchase 20,287 common shares	N/A	Selling of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited to us
Yansheng Jiang	October 15, 2007	Warrants to purchase 20,287 common shares	N/A	Selling of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited to us
Lin Wu	October 15, 2007	Warrants to purchase 20,287 common shares	N/A	Selling of Beijing Jindixin Software Technology Company Limited and JDX Holdings Limited to us

(1)	Based on a one-to-one conversion ratio.

Item 8.	Exhibits and Financial Statement Schedules
          (a) Exhibits

Exhibit
No.	Description of Exhibit

1.1	— Form of Underwriting Agreement.**
3.1	— Second Amended and Restated Memorandum and Articles of Association of the Registrant.*
3.2	— Third Amended and Restated Memorandum and Articles of Association of the Registrant.*
4.1	— Form of Common Share Certificate.*
4.2	— Second Amended and Restated Memorandum and Articles of Association of the Registrant (Filed as Exhibit 3.1 hereto).*
4.3	— Third Amended and Restated Memorandum and Articles of Association of the Registrant (Filed as Exhibit 3.2 hereto).*
4.4	— Form of Deposit Agreement between the Registrant and Citibank, N.A., as depositary.(1)
4.5	— Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.4).*
4.6	— Shareholders Agreement, dated November 10, 2006, among the Registrant and its shareholders party thereto.*
4.7	— Right of First Refusal and Co-Sale Agreement, dated November 10, 2006, among the Registrant and its shareholders party thereto.*
5.1	— Opinion of Conyers, Dill & Pearman Cayman regarding the issue of common shares being registered.
5.2	— Opinion of Patterson Belknap Webb & Tyler LLP, counsel for the depositary, as to the legality of the American depositary shares and American depositary receipts.(1)
8.1	— Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters.
8.2	— Opinion of Conyers, Dill & Pearman regarding certain Cayman Islands tax matters.
10.1	— 2005 Share Incentive Plan of ATA Testing Authority (Holdings) Limited.*
10.2	— 2008 Employee Share Incentive Plan of the Registrant and form of ISO Option Agreement and NQSO Option Agreement.*
10.3	— Form of Indemnification Agreement between the Registrant and its directors.*
10.4	— Master Service Agreement between Microsoft (China) Co., Ltd. and ATA Testing Authority, (Beijing) Limited, dated May 16, 2003 and the Addendum to Master Service Agreement, dated June 8, 2006.†
10.5	— Technical Support Agreement between ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated October 27, 2006.*
10.6	— Strategic Consulting Service Agreement between ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated October 27, 2006.*

Exhibit
No.	Description of Exhibit

10.7	— Loan Agreement between ATA Testing Authority (Holdings) Limited and Xiaofeng Ma, dated October 27, 2006.*
10.8	— Loan Agreement between ATA Testing Authority (Holdings) Limited and Lin Wang, dated October 27, 2006, which was amended on February 12, 2007.*
10.9	— Call Option and Cooperation Agreement among ATA Testing Authority (Holdings) Limited, Xiaofeng Ma, Lin Wang, Jianguo Wang and ATA Online (Beijing) Education Technology Limited, dated October 27, 2006.*
10.10	— Framework Agreement for Option Right Exercise among ATA Testing Authority (Holdings) Limited, Lin Wang, Jianguo Wang, ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated February 12, 2007.*
10.11	— Option Exercise Notice between ATA Testing Authority (Holdings) Limited and Jianguo Wang, dated February 12, 2007.*
10.12	— Call Option and Cooperation Agreement among ATA Testing Authority (Holdings) Limited, Xiaofeng Ma, Lin Wang and ATA Online (Beijing) Education Technology Limited, dated February 12, 2007.*
10.13	— Equity Pledge Agreement among Xiaofeng Ma, Lin Wang and ATA Learning (Beijing) Inc., dated February 12, 2007.*
21.1	— Subsidiaries of Registrant.*
23.1	— Consent of KPMG.
23.2	— Consent of Conyers, Dill and Pearman, Cayman (included in Exhibit 8.2).*
23.3	— Consent of Jincheng & Tongda Law Firm.*
23.4	— Consent of IDC.
23.5	— Consent of Sallmanns (Far East) Limited.
23.6	— Consent of Hope Ni.
23.7	— Consent of Alec Tsui.
24.1	— Powers of Attorney.*
99.1	— Code of Conduct.*

*	Previously filed.

**	To be filed by amendment.

†	Confidential treatment has been requested for portions of this exhibit.

(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-148641) filed with the Securities and Exchange Commission with respect to American depositary shares representing our common shares.

          (b) Financial Statement Schedules.
          All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings
          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (4) For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on January 16, 2008.

ATA Inc.

By:	/s/ Carl Yeung

Name:	Carl Yeung

Title:	Director and Chief Financial Officer
          Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated in Hong Kong on January 16, 2008.

Signature	Capacity

* Kevin Xiaofeng Ma	Director and Chief Executive Officer (principal executive officer)

* Walter Lin Wang	Director and President

/s/ Carl Yeung Carl Yeung	Director and Chief Financial Officer (principal financial and accounting officer)

* Andrew Yan	Director

* Lynda Lau	Director

* By: /s/ Carl Yeung Carl Yeung Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
          Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ATA Inc. has signed this registration statement or amendment thereto in Newark, Delaware, on January 16, 2008.

Authorized Representative

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

1.1	— Form of Underwriting Agreement.**
3.1	— Second Amended and Restated Memorandum and Articles of Association of the Registrant.*
3.2	— Third Amended and Restated Memorandum and Articles of Association of the Registrant.*
4.1	— Form of Common Share Certificate.*
4.2	— Second Amended and Restated Memorandum and Articles of Association of the Registrant (Filed as Exhibit 3.1 hereto).*
4.3	— Third Amended and Restated Memorandum and Articles of Association of the Registrant (Filed as Exhibit 3.2 hereto).*
4.4	— Form of Deposit Agreement between the Registrant and Citibank, N.A., as depositary.(1)
4.5	— Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.4).*
4.6	— Shareholders Agreement, dated November 10, 2006, among the Registrant and its shareholders party thereto.*
4.7	— Right of First Refusal and Co-Sale Agreement, dated November 10, 2006, among the Registrant and its shareholders party thereto.*
5.1	— Opinion of Conyers, Dill & Pearman, Cayman regarding the issue of common shares being registered.
5.2	— Opinion of Patterson Belknap Webb & Tyler LLP, counsel for the depositary, as to the legality of the American depositary shares and American depositary receipts.(1)
8.1	— Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters.
8.2	— Opinion of Conyers, Dill & Pearman regarding certain Cayman Islands tax matters.
10.1	— 2005 Share Incentive Plan of ATA Testing Authority (Holdings) Limited.*
10.2	— 2008 Employee Share Incentive Plan of the Registrant and form of ISO Option Agreement and NQSO Option Agreement.*
10.3	— Form of Indemnification Agreement between the Registrant and its directors.*
10.4	— Master Service Agreement between Microsoft (China) Co., Ltd. and ATA Testing Authority, (Beijing) Limited, dated May 16, 2003 and the Addendum to Master Service Agreement, dated June 8, 2006.†
10.5	— Technical Support Agreement between ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated October 27, 2006.*
10.6	— Strategic Consulting Service Agreement between ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated October 27, 2006.*
10.7	— Loan Agreement between ATA Testing Authority (Holdings) Limited and Xiaofeng Ma, dated October 27, 2006.*
10.8	— Loan Agreement between ATA Testing Authority (Holdings) Limited and Lin Wang, dated October 27, 2006, which was amended on February 12, 2007.*
10.9	— Call Option and Cooperation Agreement among ATA Testing Authority (Holdings) Limited, Xiaofeng Ma, Lin Wang, Jianguo Wang and ATA Online (Beijing) Education Technology Limited, dated October 27, 2006.*
10.10	— Framework Agreement for Option Right Exercise among ATA Testing Authority (Holdings) Limited, Lin Wang, Jianguo Wang, ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc., dated February 12, 2007.*
10.11	— Option Exercise Notice between ATA Testing Authority (Holdings) Limited and Jianguo Wang, dated February 12, 2007.*
10.12	— Call Option and Cooperation Agreement among ATA Testing Authority (Holdings) Limited, Xiaofeng Ma, Lin Wang and ATA Online (Beijing) Education Technology Limited, dated February 12, 2007.*
10.13	— Equity Pledge Agreement among Xiaofeng Ma, Lin Wang and ATA Learning (Beijing) Inc., dated February 12, 2007.*

Exhibit
No.	Description of Exhibit

21.1	— Subsidiaries of Registrant.*
23.1	— Consent of KPMG.
23.2	— Consent of Conyers, Dill and Pearman, Cayman (included in Exhibit 8.2).*
23.3	— Consent of Jincheng & Tongda Law Firm.*
23.4	— Consent of IDC.
23.5	— Consent of Sallmanns (Far East) Limited.
23.6	— Consent of Hope Ni.
23.7	— Consent of Alec Tsui.
24.1	— Powers of Attorney.*
99.1	— Code of Conduct.*

*	Previously filed.

**	To be filed by amendment.

†	Confidential treatment has been requested for portions of this exhibit.

(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-148641) filed with the Securities and Exchange Commission with respect to American depositary shares representing our common shares.